Filed Pursuant to Rule 424(b)(3) Registration No. 333-173556
PROSPECTUS

Quality Distribution, LLC

QD Capital Corporation

Offer to Exchange

All Outstanding $225,000,000 Principal Amount of

9.875% Second-Priority Senior Secured Notes due 2018

For

9.875% Second-Priority Senior Secured Notes due 2018

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We will exchange all existing notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of existing notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 25, 2011, unless we extend the offer.

The Exchange Notes:

•

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the existing notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the existing notes, will be guaranteed on a senior basis by our parent, Quality Distribution, Inc., and each of our existing and certain future U.S. restricted subsidiaries.

•

The exchange notes, like the existing notes, will be senior obligations of Quality Distribution, LLC and QD Capital Corporation and will be secured by a second-priority lien on certain of our assets. Under an intercreditor agreement, the lien on the collateral securing the exchange notes will rank junior in right of payment to our asset-based lending facility and certain other obligations.

•

Like the existing notes, if we fail to make payments on the exchange notes, Quality Distribution, Inc. and our subsidiary guarantors must make them instead. The exchange notes and guarantees will also be junior to all liabilities of our non-guarantor subsidiaries.

•	Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•

If the broker-dealer acquired the existing notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the “Risk Factors” beginning on page 1 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2011.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with any other information. This document may only be used where it is legal to sell these securities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes. In this prospectus, unless the context otherwise requires or indicates, (i) the terms “our company,” “QD LLC,” “we,” “us” and “our” refer to Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors, (ii) “QDI” refers to Quality Distribution, Inc., our parent company, (iii) “QD Capital” refers to QD Capital Corporation, our wholly owned subsidiary and a co-issuer of the 9.875% Second-Priority Senior Secured Notes due 2018, (iv) the “Issuers” refers to QD LLC (without its consolidated subsidiaries and their predecessors) and QD Capital, (v) “QCI” refers to our wholly owned subsidiary Quality Carriers, Inc., an Illinois corporation, (vi) “Boasso” refers to our wholly owned subsidiary Boasso America Corporation, a Louisiana corporation, (vii) the “Existing 2018 Notes” refers to the Issuers’ outstanding 9.875% Second-Priority Senior Secured Notes due 2018, (viii) the “Exchange 2018 Notes” refers to the Issuers’ 9.875% Second-Priority Senior Secured Notes due 2018 that are registered under the Securities Act of 1933 and will be issued pursuant to this exchange offer, (ix) the “2018 Notes” refers to the Existing 2018 Note and the Exchange 2018 Notes together, (x) the “2018 Notes Indenture” refers to the Indenture, dated as of November 3, 2010, among the Issuers, the guarantors of the 2018 Notes and The Bank of New York Mellon Trust Company, N.A., as collateral agent and trustee, (xi) the “ABL Facility” refers to our asset-based revolving credit facility that we entered into on December 18, 2007, and amended on October 22, 2010, and (xii) the “2013 PIK Notes” refers to our 11.75% Senior Subordinated PIK Notes due 2013.

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act, relating to the Exchange 2018 Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus does not contain all the information included in the registration statement. Accordingly, this prospectus incorporates important business and financial information that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Quality Distribution, Inc., Attention: Tricia Bushn, 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610. Oral requests should be made by telephone (813) 569-7251. To obtain timely delivery, you must request the information no later than July 18, 2011, which is five business days before the expiration of the Exchange Offer.

i

MARKET AND INDUSTRY DATA

Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources, including Bulk Transporter’s Tank Truck Carrier 2009 Annual Gross Revenue Report. Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. We also obtain certain other market share and industry data from internal company analyses and management estimates, and based on our knowledge of the industry. While we believe these internal company analyses and management estimates are reliable, no independent sources have verified these analyses and estimates. Although we are not aware of any misstatements regarding the market share and the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before participating in the exchange offer, you should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Except as otherwise noted, the financial data included in the prospectus comes from the consolidated financial statements of our parent, Quality Distribution, Inc. and its subsidiaries. Quality Distribution, Inc. is a guarantor of our Existing 2018 Notes, our 2013 PIK Notes and our ABL Facility, and will be a guarantor of the Exchange 2018 Notes, and has no material assets or operations other than its ownership of 100% of our membership interests. As a result, the consolidated financial position and results of operations of Quality Distribution, Inc. are substantially the same as ours.

Our Company

We operate the largest chemical bulk tank truck network in North America through our wholly owned subsidiary, QCI, and are also the largest provider of intermodal ISO tank container and depot services in North America through our wholly owned subsidiary, Boasso. QCI has relationships with 29 independent affiliated trucking operations which provide the physical transportation of chemicals, together with its three company-operated trucking terminals.

The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with logistics and other value-added services through 29 independent affiliates with 93 trucking terminals and through three company-operated trucking terminals. We are a core carrier for many of the major companies engaged in chemical processing, including Arkema, Ashland, BASF, Dow, DuPont, ExxonMobil, Georgia-Pacific, Honeywell, PPG Industries, Procter & Gamble, Sunoco and Unilever, and we provide services to most of the top 100 chemical producers with North American operations.

Our transportation revenue is a function of the volume of shipments by the bulk chemical industry, prices, the average number of miles driven per load, our market share and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries and end-use markets, including consumer and industrial products, paints and coatings, paper and packaging, agriculture and food products, and tends to vary with changing economic conditions.

Due to the nature of our customers’ business, our revenues are seasonal. Revenues generally decline during winter months, namely our first and fourth fiscal quarters and over holidays and rise during our second and third fiscal quarters. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months.

Our wholly owned subsidiary, Boasso, is the largest North American provider of intermodal ISO tank container transportation and depot services, with eight terminals located in the eastern half of the United States. In addition to intermodal tank transportation services, Boasso provides tank cleaning, heating, testing, maintenance and storage services to customers. Boasso provides local and over-the-road trucking primarily within the proximity of the port cities where its depots are located and also sells equipment that its customers use for portable alternative storage or office space.

Demand for intermodal ISO tank containers is impacted by the aggregate volume of imports and exports of chemicals through North American ports, and Boasso’s revenues are accordingly impacted by this import/export volume. In particular, Boasso’s revenues are driven by the number of shipments through ports at which Boasso has terminals, the volume of rail shipments from ports at which Boasso has terminals, and Boasso’s market share. Global economic conditions and differences among the laws and currencies of foreign nations may also impact the volume of shipments.

Our Formation and Development

We are a Delaware limited liability company formed on April 14, 2002. We are a holding company with no significant assets or operations other than the ownership of our operating subsidiaries, including QCI and Boasso. Our sole member is QDI. QDI is a holding company with no significant assets or operations other than the ownership of 100% of our membership interests. QD Capital, our wholly owned subsidiary, is a Delaware corporation, formed on May 1, 2003 and is a co-issuer of the Existing 2018 Notes and will be a co-issuer of the Exchange 2018 Notes. QD Capital has nominal assets and no operations.

We are the primary obligor under the Existing 2018 Notes, the 2013 PIK Notes and the ABL Facility and will be the primary obligor under the Exchange 2018 Notes. QDI is a guarantor under the Existing 2018 Notes, the 2013 PIK Notes and the ABL Facility and will be a guarantor of the Exchange 2018 Notes.

QDI was formed in 1994 as a holding company known as MTL, Inc. In 1999, QDI changed its name from “MTL, Inc.” to “Quality Distribution, Inc.” On May 30, 2002, as part of a corporate reorganization, QDI transferred substantially all of its assets to us, consisting principally of the capital stock of QDI’s operating subsidiaries. On November 13, 2003, QDI consummated the initial public offering of its common stock. Boasso became our wholly owned subsidiary in December 2007, when we acquired all of its outstanding capital stock from a third party.

Risk Factors

An investment in the Exchange 2018 Notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under “Risk Factors” beginning on page 1 and the other information contained in this prospectus prior to participating in the exchange offer.

Corporate Information

Our principal executive offices are located at 4041 Park Oaks Blvd., Suite 200, Tampa, Florida, 33610, and our telephone number is (813) 630-5826.

Summary of the Terms of the Exchange Offer

We and the guarantors of the Existing 2018 Notes have entered into a registration rights agreement with the representatives of the initial purchasers of the Existing 2018 Notes in which we agreed to use our commercially reasonable efforts to file a registration statement relating to an offer to exchange the Existing 2018 Notes for Exchange 2018 Notes and to cause the registration statement to be declared effective within 365 days following the issuances of the Existing 2018 Notes. We further agreed to use our commercially reasonable efforts to complete the exchange offer as promptly as practicable after the effective date of the registration statement of which this prospectus forms a part. In the exchange offer, you are entitled to exchange your Existing 2018 Notes for Exchange 2018 Notes. The Exchange 2018 Notes that you receive will be identical in all material respects to the Existing 2018 Notes that you tender for exchange except that:

•	the issuance of the Exchange 2018 Notes has been registered under the Securities Act, and as a result the Exchange 2018 Notes will be freely tradable by persons who are not affiliated with us;

•	the Exchange 2018 Notes are not entitled to registration rights, which are only applicable to the Existing 2018 Notes under the registration rights agreement; and

•

our obligation to pay additional interest on the Existing 2018 Notes because the registration statement of which this prospectus forms a part was not declared effective by November 3, 2011, or the exchange offer was not consummated by December 3, 2011, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the Exchange 2018 Notes.

The Exchange Offer	We are offering to exchange up to all outstanding Existing 2018 Notes, which were issued on November 3, 2010, for a like principal amount of Exchange 2018 Notes that have been registered under the Securities Act.

Resales	We believe that the Exchange 2018 Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•       the Exchange 2018 Notes are being acquired in the ordinary course of your business;

•       you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange 2018 Notes issued to you in the exchange offer; and

•       you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any Exchange 2018 Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange 2018 Notes, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, these liabilities.

Each broker-dealer that is issued Exchange 2018 Notes in the exchange offer for its own account in exchange for Existing 2018 Notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange 2018 Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented, for an offer to resell, resale or other retransfer of the Exchange 2018 Notes issued to it in the exchange offer.

v

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, July 25, 2011, or a later date and time to which we extend it. A tender of Existing 2018 Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any Existing 2018 Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive.

Procedures for Tendering Existing 2018 Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Existing 2018 Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. However, if you hold Existing 2018 Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•       any Exchange 2018 Notes that you receive will be acquired in the ordinary course of your business;

•       you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange 2018 Notes;

•       if you are a broker-dealer that will receive Exchange 2018 Notes for your own account in exchange for Existing 2018 Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those Exchange 2018 Notes;

•       if you are not a broker-dealer, that you are not engaged in, and you do not intend to engage in, the distribution of Exchange 2018 Notes; and

•       you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your Existing 2018 Notes and your Existing 2018 Notes are not immediately available or you cannot deliver your Existing 2018 Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your Existing 2018 Notes according to the guaranteed delivery procedures described in this prospectus.

Effect on Holders of Existing 2018 Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Existing 2018 Notes pursuant to the terms of, the exchange offer, we will have fulfilled covenants contained in the registration rights agreement applicable to the Existing 2018 Notes and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of Existing 2018 Notes and do not tender your Existing 2018 Notes in the exchange offer, you will continue to hold the Existing 2018 Notes and you will be entitled to all the rights and limitations applicable to the Existing 2018 Notes in the 2018 Notes Indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered Existing 2018 Notes will continue to be subject to the restrictions on transfer provided for in the Existing 2018 Notes and in the 2018 Notes Indenture. In general, the Existing 2018 Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the Existing 2018 Notes under the Securities Act.

Accounting Treatment	We will record the Exchange 2018 Notes in our accounting records at the same carrying value as the Existing 2018 Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize certain expenses of the exchange offer as deferred financing costs and amortize those costs over the life of the Exchange 2018 Notes.

Certain U.S. Federal Income Tax Considerations	The exchange of Existing 2018 Notes for Exchange 2018 Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange 2018 Notes. In consideration for issuing the Exchange 2018 Notes as contemplated in this prospectus, we will receive in exchange Existing 2018 Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. With the proceeds of the issuance of the Existing 2018 Notes, we repaid at maturity all of our outstanding 9% Senior Subordinated Notes Due 2010, fully redeemed all of our outstanding Senior Floating Rate Notes Due 2012 and all of our outstanding 10% Senior Notes Due 2013, redeemed $47.5 million of our outstanding 2013 PIK Notes and paid down a portion of our outstanding borrowings under the ABL Facility.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange 2018 Notes

Issuers	Quality Distribution, LLC and QD Capital Corporation

Securities Offered	$225,000,000 principal amount of 9.875% Second-Priority Senior Secured Notes due 2018

Maturity Date	November 1, 2018

Interest	Interest on the 2018 Notes accrues at a rate of 9.875% per annum and is payable in cash on May 1 and November 1 of each year, and was first paid on May 2, 2011. The next interest payment date for the 2018 Notes is November 1, 2011. Holders who exchange their Existing 2018 Notes for Exchange 2018 Notes will receive the same interest payment on November 1, 2011 as holders of Existing 2018 Notes that do not tender in the exchange offer.

Collateral

The Exchange 2018 Notes and the guarantees will be secured by a security interest in certain collateral granted to the collateral agent, who initially will be the trustee, for the benefit of the holders of the Exchange 2018 Notes. The collateral securing the Exchange 2018 Notes and the guarantees will initially consist of substantially all of the property and assets held by the Issuers and the guarantors, to the extent that these assets secure the ABL Facility, subject to certain exceptions. The collateral does not include, subject to certain exceptions:

•       any property or assets owned by any of our foreign subsidiaries;

•       any real property leased or owned in fee that does not have an individual fair market value of at least $1.0 million;

•       any transportation equipment acquired by us prior to December 3, 2010;

•       any assets for which granting a security interest would violate applicable law or a contractual obligation;

•       any right under any license, contract or agreement to the extent that granting a security interest would violate the terms of the license, contract or agreement;

•       any equipment or other asset subject to a purchase money lien or a capitalized lease obligation that prohibits, or requires the consent of a third party as a condition to the creation of, any other security interest; and

•       certain other exceptions described in the security documents.

The collateral also excludes any equity interests or other securities of any of QD LLC’s subsidiaries to the extent that the pledge of those securities would result in us being required to file separate financial statements of the subsidiary with the SEC.

These liens will be junior in priority and subordinated to the liens securing the obligations under the ABL Facility (other than tractors and our trailers acquired prior to December 3, 2010, which the holders of the first-priority lien obligations will have a lien on but holders of the Exchange 2018 Notes will not), certain hedging agreements and cash management obligations, and certain other first-priority lien obligations permitted under the 2018 Notes Indenture. These liens will also rank equally and ratably with certain other second-priority lien obligations permitted under the 2018 Notes Indenture.

The liens on the collateral may be released without the consent of the holders of Exchange 2018 Notes if collateral is disposed of in a transaction that complies with the 2018 Notes Indenture, security documents and intercreditor agreement. This could include dispositions pursuant to an enforcement by the holders of first-priority lien obligations. The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Intercreditor Agreement	The trustee and the collateral agent under the 2018 Notes Indenture and the agents under the ABL Facility have entered into an intercreditor agreement pursuant to which the liens securing the Exchange 2018 Notes are junior in priority and subordinated to the liens that secure obligations under the ABL Facility, and obligations under certain hedging agreements and cash management obligations and certain other first-priority lien obligations permitted under the 2018 Notes Indenture. Under the intercreditor agreement, the liens securing the Exchange 2018 Notes may be equally and ratably secured by other “second-lien” indebtedness permitted under the 2018 Notes Indenture. Under the intercreditor agreement, the liens securing the Exchange 2018 Notes may not be enforced at any time when obligations secured by first-priority liens are outstanding. The holders of the first-priority liens will receive all proceeds from any realization on the collateral or proceeds thereof in any insolvency proceeding, until the first-priority lien obligations are paid in full in cash.

Guarantees	Our obligations under the Exchange 2018 Notes are fully and unconditionally guaranteed, jointly and severally, by our parent company, QDI, and each of our existing and certain future U.S. restricted subsidiaries. Exchange 2018 Notes are not and will not be, however, guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. Investors should not rely on the QDI guarantee in evaluating an investment in the Exchange 2018 Notes as QDI currently has no material assets other than the ownership of 100% of our membership interests, and the covenants contained in the 2018 Notes Indenture will not apply to QDI.

Ranking

The Exchange 2018 Notes and the guarantees thereof will be our unsubordinated obligations and will rank:

•        equally in right of payment with all of our existing and future senior debt, including the ABL Facility, the Existing 2018 Notes and the guarantees thereof, but effectively senior to all senior debt that is unsecured, to the extent of the assets securing the 2018 Notes;

•        effectively junior in security to all of our existing and future first-priority lien obligations, including borrowings under the ABL Facility, to the extent of the value of the assets securing the debt;

•        senior in right of payment to all of our existing and future subordinated debt, including the 2013 PIK Notes and the guarantees thereof; and

•        structurally subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors, which are principally our subsidiaries in Mexico and Canada, and which provided less than 1% of our operating revenues in 2010 and during the three months ended March 31, 2011.

As of March 31, 2011, we had outstanding on a consolidated basis:

•        $69.7 million of first-lien senior secured indebtedness, including borrowings outstanding under the ABL Facility, capital lease obligations and other secured notes, all of which are effectively senior to the 2018 Notes to the extent of the value of the collateral securing this secured indebtedness, and approximately $77.1 million in availability under the ABL Facility;

xi

• $225.0 million of second-lien senior secured indebtedness, consisting of the Existing 2018 Notes; and • $5.8 million of senior subordinated unsecured indebtedness, consisting of the 2013 PIK Notes.

Optional Redemption	Prior to November 1, 2014, we may redeem the 2018 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2018 Notes redeemed, plus accrued and unpaid interest to the redemption date, plus an additional “make-whole premium” intended to capture the value of holding 2018 Notes through November 1, 2014, but not less than 1%. During any twelve-month period prior to November 1, 2014, we may also redeem up to 10% of the original aggregate principal amount of the 2018 Notes at a redemption price of 103%, plus accrued and unpaid interest to the redemption date. Additionally, at any time prior to November 1, 2014, we may redeem up to 35% of the principal amount of the 2018 Notes at a redemption price of 109.875%, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings so long as at least 50% of the aggregate original principal amount of the 2018 Notes remains outstanding afterwards. On or after November 1, 2014, we may redeem the 2018 Notes, in whole or in part, with the payment of a redemption premium beginning at 4.938%, reducing to 2.469% at November 1, 2015 and to 0% at November 1, 2016, plus accrued and unpaid interest through the redemption date.

Mandatory Offer to Repurchase	If we sell all or substantially all of our assets or undergo other types of changes in control, each holder will have the right to require us to repurchase all or any part of the holder’s Exchange 2018 Notes at 101% of the aggregate principal amount of the Exchange 2018 Notes.

Certain Covenants

The 2018 Notes Indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•        incur or guarantee additional indebtedness;

•        pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments;

•        make investments;

•        consummate certain asset sales;

•        engage in transactions with affiliates;

•        grant or assume liens; and

•        consolidate, merge or transfer all or substantially all of our assets.

These limitations are subject to a number of important qualifications and exceptions as described in this prospectus.

Limited Market	The Exchange 2018 Notes generally will be freely transferable. However, we do not currently intend to list the Exchange 2018 Notes or the Existing 2018 Notes on any exchange, and there can be no assurance as to the development or liquidity of any market for any of the Exchange 2018 Notes.

x

Summary Financial Data

The following table sets forth summary consolidated financial data, and other historical consolidated financial data of QDI. QDI is or will be a guarantor of the Existing 2018 Notes, the Exchange 2018 Notes, the 2013 PIK Notes and the ABL Facility and has no material assets or operations other than its ownership of 100% of our membership interests. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The summary historical consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results do not necessarily indicate results expected for any future period, and results for any interim period do not necessarily indicate results expected for a full fiscal year.

The consolidated statements of operations data set forth below for the years ended December 31, 2010, 2009 and 2008 and the historical balance sheet data as of December 31, 2010 and 2009 are derived from our audited financial statements included in this prospectus. The historical statements of operations data for the years ended December 31, 2007 and 2006 and the historical balance sheet data as of December 31, 2008, 2007 and 2006 are derived from our audited financial statements that are not included in this prospectus. The consolidated statements of operations data set forth below for the three months ended March 31, 2011 and 2010 and the historical balance sheet data as of March 31, 2011 are derived from our unaudited financial statements included in this prospectus. The historical balance sheet data as of March 31, 2010 is derived from our unaudited financial statements that are not included in this prospectus.

	YEAR ENDED DECEMBER 31					(UNAUDITED) THREE MONTHS ENDED MARCH 31
	2010	2009	2008	2007	2006	2011	2010
	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Statements of Operations Data (1)
Operating revenues	$686,598	$613,609	$815,290	$751,558	$730,159	$177,910	$161,333
Operating expenses:
Purchased transportation	476,307	373,539	466,823	471,531	493,686	124,722	109,824
Depreciation and amortization	16,004	20,218	21,002	17,544	16,353	3,492	4,243
Impairment charge (2)	—	148,630	—	—	—	—	—
Other operating expenses	157,552	186,398	294,487	238,630	171,842	37,503	38,582

Operating income (loss)	36,735	(115,176)	32,978	23,853	48,278	12,193	8,684
Interest expense, net	35,548	28,047	35,120	30,524	29,388	7,672	8,506
Write-off of debt issuance costs	7,391	20	283	2,031	—	1,786	—
Gain on extinguishment of debt	—	(1,870)	(16,532)	—	—	—	—
Other expense (income)	791	1,912	(2,945)	940	888	(36)	6

(Loss) income before taxes	(6,995)	(143,285)	17,052	(9,642)	18,002	2,771	172
Provision for (benefit from) income taxes	411	37,249	4,940	(2,079)	(38,168)	49	(626)

Net (loss) income	$(7,406)	$(180,534)	$12,112	$(7,563)	$56,170	$2,722	$798

Net (loss) income per common share:
Basic	$(0.36)	$(9.28)	$0.63	$(0.39)	$2.97	$0.12	$0.04
Diluted	$(0.36)	$(9.28)	$0.62	$(0.39)	$2.87	$0.12	$0.04
Weighted average common shares outstanding:
Basic	20,382	19,449	19,379	19,336	18,920	22,192	19,501
Diluted	20,382	19,449	19,539	19,336	9,571	23,505	21,470

	YEAR ENDED DECEMBER 31					(UNAUDITED) THREE MONTHS ENDED MARCH 31
	2010	2009	2008	2007	2006	2011	2010
	(DOLLARS IN THOUSANDS, EXCEPT TERMINAL, TRAILER AND TRACTOR DATA)

Other Data (1)
Cash paid for interest	$29,427	$22,704	$30,690	$28,850	$27,034	$1,709	$3,329
Net cash provided by operating activities	21,071	39,756	19,593	14,052	28,236	5,664	(4,154)
Net cash provided by (used in) investing activities	(1,079)	9,577	(8,524)	(63,399)	(10,591)	(335)	(3,229)
Net cash (used in) provided by financing activities	(23,879)	(50,515)	(13,485)	52,194	(12,474)	(4,343)	4,421
Number of terminals at end of period	102	108	149	169	165	104	103
Number of trailers managed at end of period	5,738	6,410	7,115	7,506	7,769	5,613	6,246
Number of tractors managed at end of period	2,901	2,839	3,224	3,927	3,829	2,861	2,815
Ratio of earnings to fixed charges (3)	—	—	1.4x	—	1.5x	1.3x	1.0x

Balance Sheet Data at Period End (1)
Working capital	$34,955	$19,016	$44,967	$67,093	$59,673	$40,885	$23,236
Total assets	271,335	279,616	502,103	493,976	417,873	281,433	287,919
Total indebtedness, including current maturities	317,332	321,284	362,586	349,271	279,122	299,128	326,447
Shareholders’ (deficit) equity	(146,379)	(140,736)	31,020	27,300	31,774	(124,405)	(139,178)

(1)	On December 17, 2007, we acquired 100% of the stock of Boasso America Corporation. The results of Boasso have been included in our results since the date of the acquisition.
(2)	The impairment charge in 2009 resulted from an impairment analysis of goodwill and intangible assets performed during the quarter ended June 30, 2009. Refer to Note 13 to the consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 included elsewhere in this prospectus.
(3)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense including the amortization of deferred debt issuance costs. In 2007, 2009 and 2010 earnings were insufficient to cover fixed charges by approximately $9.6 million, $143.3 million and $7.0 million, respectively.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. Although the risks described below are all of the risks that we believe are material, they are not the only risks relating to our business and the Exchange 2018 Notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Related to the Exchange Offer

Your Existing 2018 Notes will not be accepted for exchange if you do not follow the exchange offer procedures described in this prospectus.

We will not accept your Existing 2018 Notes for exchange if you do not follow the exchange-offer procedures described in this prospectus. We will issue Exchange 2018 Notes as part of the exchange offer only after a timely receipt of your Existing 2018 Notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, if you want to tender your Existing 2018 Notes for exchange, you should comply with the exchange procedures and allow sufficient time for your Existing 2018 Notes or agent’s message to be received by the exchange agent. If we do not receive your Existing 2018 Notes, letter of transmittal or agent’s message and other required documents by the expiration date of the exchange offer, we may not accept your Existing 2018 Notes for exchange. We are under no duty to notify you of defects or irregularities in your tender of Existing 2018 Notes for exchange. If there are defects or irregularities in your tender of your Existing 2018 Notes, we may not accept your Existing 2018 Notes for exchange.

If you choose not to exchange your Existing 2018 Notes in the exchange offer or do not validly tender your Existing 2018 Notes, the transfer restrictions currently applicable to your Existing 2018 Notes will remain in force, which could inhibit your ability to sell your Existing 2018 Notes.

If you do not exchange your Existing 2018 Notes for Exchange 2018 Notes in the exchange offer or fail to validly tender your Existing 2018 Notes, then your Existing 2018 Notes will continue to be subject to certain transfer restrictions. In general, the restrictions prevent the Existing 2018 Notes from being offered or sold unless the offer and sale is registered or exempt from registration under the Securities Act and applicable state securities laws. Except as may required by the registration rights agreement in certain limited circumstances, we do not intend to register resales of the Existing 2018 Notes under the Securities Act.

The market for Existing 2018 Notes may be significantly more limited after the exchange offer and you may not be able to sell your Existing 2018 Notes after the exchange offer.

If Existing 2018 Notes are tendered and accepted for exchange under the exchange offer, the trading market for Existing 2018 Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Existing 2018 Notes not tendered for exchange could be adversely affected. The extent of the market for Existing 2018 Notes and the availability of price quotations would depend upon a number of factors, including the number of holders of Existing 2018 Notes remaining outstanding and the interest of securities firms in maintaining a market in the Existing 2018 Notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for Existing 2018 Notes that are not exchanged in the exchange offer may be affected adversely as Existing 2018 Notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the Existing 2018 Notes that are not exchanged more volatile.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange 2018 Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may generally offer for resale, resell or otherwise transfer the Exchange 2018 Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus, certain holders of Exchange 2018 Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Notes. If such a holder transfers any Exchange 2018 Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, the holder could incur liability under the Securities Act. We do not and will not assume, or indemnify such holders against, this liability.

Risks Related to an Investment in the Exchange 2018 Notes

Your right to receive payments on the Exchange 2018 Notes is effectively junior to those lenders who have a first-priority security interest in our assets.

Our obligations under the Exchange 2018 Notes and our guarantors’ obligations under their guarantees of the Exchange 2018 Notes will be secured on a second-priority basis. As a result, the Exchange 2018 Notes and the related guarantees will be effectively subordinated to all of our and the guarantors’ first-priority lien obligations, including the ABL Facility, to the extent that, after the holders of the first-priority lien obligations have foreclosed on the collateral securing those claims, the value of the remaining collateral securing the second-priority lien obligations is less than the amount of the second-priority lien obligations. Our obligations under the ABL Facility and each applicable guarantor’s obligations under its guarantee of the ABL Facility are secured by a security interest in substantially all of our domestic tangible and intangible assets that is senior to the security interest securing the Exchange 2018 Notes. In the event that we or a relevant guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under the ABL Facility and any other first-priority lien obligations will be entitled to be paid in full from our assets and the assets of the guarantors securing such obligations before any payment may be made on the Exchange 2018 Notes. Holders of the Exchange 2018 Notes would participate ratably in our remaining assets or the remaining assets of the guarantor with all holders of second-priority indebtedness that is deemed to rank equally with the Exchange 2018 Notes based upon the respective amount owed to each creditor. In addition, if we default under the ABL Facility, the lenders could make all of the funds borrowed thereunder, together with accrued interest, immediately due. If we were unable to repay this indebtedness, the lenders could foreclose on the pledged assets, even if an event of default exists under the 2018 Notes Indenture. Furthermore, if the lenders under the ABL Facility foreclose and sell the pledged equity interests in any subsidiary guarantor of the Exchange 2018 Notes, then that guarantor will be released from its guarantee of the Exchange 2018 Notes automatically and immediately upon such sale. It is possible that there would not be sufficient assets remaining from which your claims could be fully satisfied.

As of March 31, 2011, we had $69.7 million of first-priority lien obligations, primarily consisting of debt under the ABL Facility, capital lease obligations and other secured notes, and approximately $77.1 million in availability under the ABL Facility. The ABL Facility and the 2018 Notes Indenture permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including first-priority lien obligations.

The Exchange 2018 Notes will be effectively junior to liabilities of certain subsidiaries and subsidiary guarantees may not be enforced.

We conduct substantially all of our operations through our subsidiaries. As a result, we are required to rely upon our subsidiaries for the funds necessary to meet our obligations, including the payment of interest on and principal of the Exchange 2018 Notes. The ability of our guarantor subsidiaries to make these payments will be subject to, among other things, applicable state laws. Although the guarantees of the Exchange 2018 Notes provide the holders of the Exchange 2018 Notes with a direct claim against the assets of the guarantors, the subsidiary non-guarantors have not guaranteed the obligations under the Exchange 2018 Notes. Claims of creditors of our subsidiary non-guarantors, including trade creditors, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the Exchange 2018 Notes. For 2010 and for the three months ended March 31, 2011, less than 1.0% of our consolidated revenues and our consolidated operating income was generated by our non-guarantor subsidiaries. Such non-guarantor subsidiaries had less than $0.1 million of liabilities, including trade payables, but excluding intercompany balances, at March 31, 2011.

In addition, enforcement of the guarantees of the Exchange 2018 Notes against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any guarantor and would be subject to certain defenses available to guarantors generally. Although the 2018 Notes Indenture contains waivers of most guarantor defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the guarantees of the Exchange 2018 Notes are not enforceable, the Exchange 2018 Notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of any guarantors.

Holders of Exchange 2018 Notes will not control decisions regarding collateral.

Under the intercreditor agreement, the collateral agent representing the holders of our first-priority lien obligations, including the ABL Facility, controls substantially all matters related to the collateral securing the first-priority lien obligations and the Exchange 2018 Notes. The holders of the first-priority lien obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the Exchange 2018 Notes may disagree or that may be contrary to the interests of holders of the Exchange 2018 Notes. In addition, the security documents generally provide that, as long as the first-priority lien obligations are in effect, the holders of the first-priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the Exchange 2018 Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Exchange 2018 Notes and not the other secured creditors in a like or similar manner.

Except under limited circumstances, if at any time the first-priority lien obligations cease to be in effect, the liens securing the Exchange 2018 Notes will also be released and the Exchange 2018 Notes will become unsecured senior obligations. Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the Exchange 2018 Notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from the sale will be subject to the lien securing the Exchange 2018 Notes only to the extent such proceeds would otherwise constitute “collateral” securing the Exchange 2018 Notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the Exchange 2018 Notes would be reduced and the Exchange 2018 Notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the Exchange 2018 Notes and, with the proceeds from such sale, purchase assets which we transfer to one of our foreign subsidiaries, the holders of the Exchange 2018 Notes would not receive a security interest in the assets purchased and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the Exchange 2018 Notes under the security documents excludes assets owned by our foreign subsidiaries.

The collateral securing the Exchange 2018 Notes will exclude some of our property including all of our tractors and trailers acquired prior to December 3, 2010.

The collateral under the 2018 Notes Indenture will exclude certain of our property. In particular, tractors and trailers acquired by us prior to December 3, 2010 will not be pledged to secure the Exchange 2018 Notes, although they are pledged to secure the ABL Facility. Our tractors and trailers constitute a significant portion of the total book value of our assets. Consequently, the value of the collateral securing the Exchange 2018 Notes may not be sufficient to satisfy all of our obligations under the Exchange 2018 Notes in the event of foreclosure or a similar proceeding.

The capital stock securing the Exchange 2018 Notes automatically will be released from the lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The 2018 Notes Indenture and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC (or any other governmental agency) due to the fact that the subsidiary’s capital stock or other securities secure the Exchange 2018 Notes, then the capital stock or other securities automatically will be deemed not to be part of the collateral securing the Exchange 2018 Notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of Exchange 2018 Notes, to the extent necessary to release the liens on such capital stock or securities. As a result, holders of the Exchange 2018 Notes could lose all or a portion of their security interest in the capital stock or other securities.

Rights of holders of Exchange 2018 Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the Exchange 2018 Notes to repossess and dispose of the collateral securing the Exchange 2018 Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to, or possibly even after, the collateral agent for the Exchange 2018 Notes has repossessed and disposed of the collateral. Under federal bankruptcy law, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if the court determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange 2018 Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Exchange 2018 Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Exchange 2018 Notes, the holders of the Exchange 2018 Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Exchange 2018 Notes and all other senior or pari passu secured obligations, interest may cease to accrue on the Exchange 2018 Notes from and after the date the bankruptcy petition is filed. Mortgages relating to real property collateral were not in place when the Existing 2018 Notes were sold. While we subsequently recorded the mortgages as contemplated by the 2018 Notes Indenture, the security interests perfected through these mortgages may be voidable in bankruptcy because they were perfected after the Existing 2018 Notes were sold.

Finally, in the intercreditor agreement, the trustee and collateral agent have waived, on behalf of the holders of the 2018 Notes, a significant number of rights ordinarily accruing to secured creditors in bankruptcy.

There are circumstances other than repayment or discharge of the Exchange 2018 Notes under which the collateral securing the Exchange 2018 Notes and guarantees will be released automatically without your consent or the consent of the trustee or the collateral agent.

Collateral securing the Exchange 2018 Notes will be released automatically under circumstances including:

•	a sale, transfer or other disposition of the collateral in a transaction not prohibited under the 2018 Notes Indenture;

•

for collateral held by a guarantor, upon the release of such guarantor from its guarantee in connection with a sale of such subsidiary guarantor to the extent such transaction not prohibited by the 2018 Notes Indenture; and

•	subject to certain exceptions, the release of all other liens securing first-priority lien obligations.

The 2018 Notes Indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the Exchange 2018 Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the 2018 Notes Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Exchange 2018 Notes by such subsidiary or any of its subsidiaries will be released. The creditors of the unrestricted subsidiary and its subsidiaries would have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the Exchange 2018 Notes. In the event of a default under the 2018 Notes, any release of the collateral could reduce the amount of collateral available to satisfy the claims of holders of the 2018 Notes.

The collateral securing the Exchange 2018 Notes may be diluted under certain circumstances.

The collateral that will secure the Exchange 2018 Notes also secures our obligations under the first-priority lien obligations. This collateral may secure on a first-priority basis or a pari passu basis additional indebtedness that we incur in the future, subject to restrictions on our ability to incur debt and liens under the first-priority lien obligations and the 2018 Notes Indenture, and may generally secure any other indebtedness permitted to be incurred under the 2018 Notes Indenture on a pari passu basis. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority or pari passu basis by this collateral.

We may not be able to repurchase the Exchange 2018 Notes upon a change of control.

Upon the occurrence of certain specific types of change of control events, we will be required to offer to repurchase all of their outstanding 2018 Notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase, including the Exchange 2018 Notes. However, a change of control will cause an event of default under the ABL Facility and may cause an acceleration of the borrowings thereunder and may trigger similar results in our other debt. There can be no assurance that we will have sufficient funds at the time of the change of control to make the required repurchase of all such Exchange 2018 Notes or that restrictions under our other debt will allow such repurchases.

Investors may not be able to determine when a change of control giving rise to their right to have the Exchange 2018 Notes repurchased by the company has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of QDI require us to make an offer to repurchase all outstanding Exchange 2018 Notes or exercise their right to redeem such Exchange 2018 Notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of QDI and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Exchange 2018 Notes to require the Issuers to repurchase such Exchange 2018 Notes as a result of a sale, lease or transfer of less than all of the assets of QDI and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the Exchange 2018 Notes.

We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the 2018 Notes Indenture governing the Exchange 2018 Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect QDI’s capital structure or credit ratings. This indebtedness could constitute additional first-priority lien obligations or be pari passu with our obligations under the Exchange 2018 Notes. As a result, we may be able to engage in transactions that increase your risks associated with our total indebtedness, our first-property lien obligations or pari passu obligation without repurchasing the Exchange 2018 Notes.

An active trading market may not develop for the Exchange 2018 Notes.

We do not intend to list the Exchange 2018 Notes on a national securities exchange. Although the initial purchasers of the Existing 2018 Notes have advised us that they currently intend to make a market in the Exchange 2018 Notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer. If a trading market does not develop, you may not be able to sell the Exchange 2018 Notes. If any of the Exchange 2018 Notes are traded after their issuance, they may trade at a discount from the initial offering price of the Existing 2018 Notes, depending upon:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

The market for non-investment grade debt securities has historically been subject to disruptions that have caused volatility in their prices independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the Exchange 2018 Notes will be subject to these kinds of disruptions regardless of our prospects and financial performance. Accordingly, declines in the liquidity and market price of the Exchange 2018 Notes may occur independent of our operating and financial performance. We cannot assure you that any liquid market for the Exchange 2018 Notes will develop.

The credit ratings assigned to the Exchange 2018 Notes may not reflect all risks of an investment in the Exchange 2018 Notes.

The credit ratings to be assigned to the Exchange 2018 Notes may not reflect all risks of an investment in the Exchange 2018 Notes. The credit ratings assigned to Exchange 2018 Notes reflect the rating agencies’ assessments of our ability to make payments on the Exchange 2018 Notes when due are subject to revision. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the Exchange 2018 Notes. These credit ratings, however, may not reflect the potential impact of all risks related to the value of the Exchange 2018 Notes.

A downgrade in our debt ratings could result in increased interest and other financial expenses related to future borrowings, and has limited and could further restrict our access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings, and could restrict our ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict our access to, and negatively impact the terms of, trade credit extended to us.

Federal and state fraudulent transfer laws may permit a court to void the Exchange 2018 Notes, the guarantees or security interests, and, if that occurs, you may not receive any payments on the Exchange 2018 Notes.

The issuance of the Exchange 2018 Notes and their guarantees and security interests may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, a court may void, subordinate or otherwise decline to enforce the Exchange 2018 Notes or the guarantees or security if it found that when the Issuers issued the Exchange 2018 Notes or the guarantors issued the guarantees, or in some states when payments became due under the Exchange 2018 Notes, the guarantees or the Issuers received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with inadequate capital to conducts its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of Exchange 2018 Notes or a related guarantee by a guarantor or the grant of security interests in the collateral securing the 2018 Notes, without regard to the above factors, if the court found that the Issuers issued the Exchange 2018 Notes or the applicable guarantor made its guarantee, or any security interest was granted with actual intent to hinder, delay or defraud its creditors.

If a court were to void the issuance of the Exchange 2018 Notes or related guarantee, if applicable, you would no longer have any claim against the Issuers or the applicable guarantor. Sufficient funds to repay the Exchange 2018 Notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuers or a guarantor.

We cannot be certain as to the standards a court would use to determine whether or not QD Capital or any subsidiary guarantor were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the Exchange 2018 Notes and the guarantees and security interests would not be subordinated to our or any subsidiary guarantor’s other debt.

The Exchange 2018 Notes will mature after a substantial portion of our other indebtedness.

The Exchange 2018 Notes will mature on November 1, 2018. Substantially all of our existing indebtedness, including our ABL Facility, will mature prior to November 1, 2018. Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the Exchange 2018 Notes. As a result, we may not have sufficient cash to repay all amounts owing on the Exchange 2018 Notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance our other indebtedness.

Rights of holders of 2018 Notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the 2018 Notes may not be perfected with respect to the claims of the holders of the 2018 Notes if certain actions necessary to perfect any of these liens are not taken by the collateral agent. There can be no assurance that the collateral agent will have taken all actions necessary to create or maintain properly perfected security interests, which could result in the security interest in favor of the holders of the 2018 Notes not being perfected.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. Although the 2018 Notes Indenture contains customary further assurances covenants, there can be no assurance that all necessary action will be taken to properly perfect the lien on such after-acquired collateral. Neither the trustee nor the collateral agent for the 2018 Notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. This failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the 2018 Notes.

Further, the security interest held by the collateral agent will be subject to practical challenges related to obtaining security interests in, and foreclosing on, collateral. For example, the collateral agent may need to obtain the consent of third parties or the approval of regulatory bodies or make additional filings in order to perfect a security interest or to foreclose. If the collateral agent is unable to adequately address these types of issues, the security interests may be invalid or lose priority, or the collateral agent may not be able to foreclose on the collateral on behalf of the holders of the 2018 Notes. In addition, the collateral securing the Exchange 2018 Notes may be subject to certain exceptions, defects, encumbrances, liens or other imperfections as may be accepted by the holders of the first-priority lien obligations. The existence of exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the collateral securing the Exchange 2018 Notes as well as the ability of the collateral agent to realize or foreclose on the collateral.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described in the section of this prospectus entitled “Description of the 2018 Notes—Note Guarantees.”

The guarantee of our parent company is of limited value.

Investors should not rely on the QDI guarantee in evaluating an investment in the Exchange 2018 Notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and substantially all of the covenants contained in the 2018 Notes Indenture do not apply to QDI.

Risks related to our Indebtedness

Our debt agreements contain restrictions that could limit our flexibility in operating our business.

Our ABL Facility, the 2018 Notes Indenture and the indenture governing the 2013 PIK Notes contain covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	redeem, repurchase, make payments on or retire subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our independent affiliates.

These covenants may prohibit or impair us from taking actions that we believe are best for our business and shareholders. Furthermore, under the ABL Facility we may be required to satisfy and maintain specified financial ratios under certain conditions. Our ability to meet those financial ratios can be affected by events beyond our control, and we may not meet those ratios. In addition, covenants in our debt agreements limit our use of proceeds from our ordinary operations and from extraordinary transactions. These limits may require us to apply proceeds in a certain manner or prohibit us from utilizing the proceeds in our operations or from prepaying or retiring indebtedness that we desire.

A failure to comply with any of the covenants contained in the ABL Facility or our other indebtedness could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of default, the lenders of the defaulted indebtedness:

•	would not be required to lend any additional amounts to us under the ABL Facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due immediately and terminate all commitments to extend further credit; or

•	could require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay amounts under the ABL Facility, the lenders under the ABL Facility could proceed against the collateral granted to them to secure that indebtedness. If any of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments, including payments on the Exchange 2018 Notes.

At March 31, 2011, we had consolidated long-term indebtedness and capital lease obligations, including current maturities, of $301.1 million (which excludes unamortized original issue discount of $1.9 million). Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the ABL Facility, the 2018 Notes Indenture and the indenture governing the 2013 PIK Notes, and our other indebtedness;

•	using a portion of our cash flow to pay interest on our indebtedness will reduce the availability of our cash flow to fund working capital, capital expenditures and other business activities;

•	it increases our vulnerability to adverse economic and industry conditions;

•	it limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to further downturns in our business or the economy;

•	it limits our ability to exploit business opportunities; and

•	it limits our operational flexibility, including our ability to borrow additional funds.

In addition, covenants in our debt agreements limit the use of proceeds from our ordinary operations and from extraordinary transactions. These limits may require us to apply proceeds in a certain manner or prohibit us from utilizing the proceeds in our operations or from prepaying or retiring indebtedness that we desire.

Despite our substantial indebtedness, we may still be able to incur significantly more indebtedness, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The ABL Facility, the 2018 Notes Indenture and the indenture governing our 2013 PIK Notes contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of March 31, 2011, we had approximately $77.1 million available for additional borrowing under the ABL Facility, including a subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. Additional leverage could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the ABL Facility, the availability of which depends on, among other things, our compliance with the covenants in the ABL Facility.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under the ABL Facility or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange 2018 Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt-service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including required principal and interest payments on the Exchange 2018 Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the Exchange 2018 Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our non-guarantor subsidiaries do not have any obligation to pay amounts due on the Exchange 2018 Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange 2018 Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the 2018 Notes Indenture and the indenture governing the 2013 PIK Notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the Exchange 2018 Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange 2018 Notes.

Any default under the agreements governing our indebtedness, including a default under the ABL Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, or interest on the Exchange 2018 Notes and could substantially decrease the market value of the Exchange 2018 Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, any premium or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the ABL Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of a default, the holders of our indebtedness could elect to make all the funds borrowed immediately payable, together with accrued and unpaid interest, the lenders under the ABL Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, or we may be required to apply all of our available cash to repay such holders, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the ABL Facility to avoid being in default. If we breach our covenants under the ABL Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the ABL Facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness, consisting of borrowings under the ABL Facility, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of March 31, 2011, we had $48.5 million of floating rate debt under the ABL Facility. We also had an additional $77.1 million available for borrowing under the ABL Facility as of March 31, 2011. Assuming a consistent level of debt, a 1.0% increase in the interest rate on floating rate debt of $48.5 million effective from the beginning of the year would increase our interest expense under the ABL Facility by approximately $0.5 million on an annual basis. If interest rates increase dramatically, we could be unable to service our debt, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Recently interest rates have been subject to unprecedented volatility, which may intensify this risk.

Risks Related to Our Business

Our business is subject to general and industry specific economic factors that are largely out of our control and could affect our operations and profitability.

Our business is dependent on various economic factors over which we have little control, that include:

•	the availability of qualified drivers;

•	access to the credit and capital markets;

•	changes in regulations concerning shipment and storage of material we transport and depot;

•	increases in fuel prices, taxes and tolls;

•	increases in costs of equipment;

•	interest rate and currency fluctuations;

•	excess capacity in the chemical tank or ISO container industry;

•	changes in license and regulatory fees;

•	potential disruptions at U.S. ports of entry;

•	downturns in customers’ business cycles; and

•	reductions in customers’ shipping requirements.

As a result, we may experience periods of overcapacity, declining prices, lower profit margins and less availability of cash in the future. We have a large number of customers in the chemical-processing and consumer-goods industries. If these customers experience fluctuations in their business activity due to an economic downturn, work stoppages or other industry conditions, the volume of freight transported by us or intermodal provided by us on behalf of those customers may decrease. The volume of shipments of chemical products is, in turn, affected by many other industries and end use markets, including consumer and industrial products, paints and coatings, paper and packaging, agriculture and food products, and tends to vary with changing economic conditions.

The trucking industry, in general, has experienced a slowdown due to lower demand resulting from slowing economic conditions through 2008 and 2009. These conditions continued, although to a lesser extent, in 2010 and it is uncertain whether economic conditions will improve in 2011 and beyond.

The trucking industry is extremely competitive and fragmented.

The trucking industry is extremely competitive and fragmented. No single truckload carrier has a significant market share. We compete with many other truckload carriers of varying sizes, customers’ private fleets, and, to a lesser extent, with railroads, which may limit our growth opportunities and reduce profitability. Historically, competition has created downward pressure on the trucking industry’s pricing structure. Some trucking companies with which we compete have greater financial resources than we do.

We believe that the most significant competitive factor that impacts demand for our services is rates, and we may be forced to lower our rates based on our competitors’ pricing decisions, which would reduce our profitability. In fact, certain markets that we serve have experienced fierce price competition in recent years. This has been further magnified through the impact of the recent global economic recession as trucking companies have focused more on price to retain business and market share. With respect to certain aspects of our business, we also compete with intermodal transportation and railroads. Intermodal transportation has increased in recent years. Growth in such forms of transport could adversely affect our market share, net sales and profit margins. Competition from non-trucking modes of transportation and from intermodal transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

Additional trends include current and anticipated consolidation among our competitors which may cause us to lose market share as well as put downward pressure on pricing. Some of our competitors are larger, have greater financial resources and have less than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected.

Our reliance upon independent affiliates and independent owner-operators could adversely affect our operations and profitability.

We rely heavily upon independent affiliates and independent owner-operators to perform the logistics services for which we contract with our customers. A reduction in the number of independent owner-operators, whether due to capital requirements related to the expense of obtaining, operating and maintaining equipment or for other reasons, could have a negative effect on our operations and profitability. Similarly the loss of one or more independent affiliates could adversely affect our profitability.

Contracts with independent affiliates are for various terms and contracts with independent owner-operators may be terminated by either party on short notice. Although independent affiliates and independent owner-operators are responsible for paying for their own equipment and other operating costs, significant increases in these costs could cause them to seek a higher percentage of the revenue generated if we are unable to increase our rates commensurately. A continued decline in the rates we pay to our independent affiliates and independent owner-operators could adversely affect our ability to maintain our existing independent affiliates and independent owner-operators and attract new independent affiliates, independent owner-operators and drivers. Disagreements with independent affiliates or independent owner-operators as to payment or other terms, or the failure of a key independent affiliate to meet our contractual obligations or otherwise perform consistent with our requirements may require us to utilize alternative suppliers, in each case at potentially higher prices or with disruption of the services that we provide to our customers. If we fail to deliver on time or if the costs of our services increase, then our profitability and customer relationships could be harmed.

Although our independent affiliates and independent owner-operators have substantial contractual obligations to us, we do not control them. These independent affiliates and independent owner-operators typically utilize tractors and trailers bearing our tradenames and trademarks. To the extent that one of our independent affiliates or independent owner-operators are subject to negative publicity, it could reflect on us and have a material adverse effect on our business, brand, results of operations, cash flows or financial condition.

The loss of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our top ten customers accounted for 35.8% of our logistics revenue during 2010. The loss of one or more of our major customers, or a material reduction in services we perform for such customers, may have a material adverse effect on our business, results of operations or financial condition.

We are self-insured and have exposure to certain claims and are subject to the insurance marketplace, all of which could affect our profitability.

The primary accident risks associated with our business are:

•	motor-vehicle related bodily injury and property damage;

•	workers’ compensation claims;

•	environmental pollution liability claims;

•	cargo loss and damage; and

•	general liability claims.

We currently maintain insurance for:

•	motor-vehicle related bodily injury and property damage claims, covering all employees, independent owner operators and independent affiliates;

•	workers’ compensation insurance coverage on our employees and company drivers;

•	environmental pollution liability claims; and

•	general liability claims.

Our insurance program includes a self insured deductible of $2.0 million per incident for bodily injury and property damage and a $1.0 million deductible for workers’ compensation. In addition, we currently maintain insurance policies with a total limit of $40.0 million, of which $35.0 million is provided under an umbrella liability policy and $5.0 million is provided under a truckers’ liability policy. The $2.0 million deductible per incident could adversely affect our profitability, particularly in the event of an increase in the number or severity of incidents. Additionally, we are self-insured for damage to the equipment that we own and lease, as well as for cargo losses and such self-insurance is not subject to any maximum limitation. We extend insurance coverage to our independent affiliates and independent owner-operators for (i) motor vehicle related bodily injury, (ii) motor-vehicle related property damage, and (iii) cargo loss and damage. Under this extended coverage, independent affiliates and independent owner-operators are responsible for only a small portion of the applicable deductibles.

We are subject to changing conditions and pricing in the insurance marketplace and we cannot assure you that the cost or availability of various types of insurance may not change dramatically in the future. To the extent these costs cannot be passed on to our customers in increased freight rates, increases in insurance costs could reduce our future profitability and cash flow.

Changes in laws and regulations regarding health insurance benefits could adversely affect our cost of operations, employee relations and profitability.

The Patient Protection and Affordable Care Act, enacted in 2010, could significantly increase our employee costs by requiring us either to provide health insurance coverage to our employees or to pay certain penalties for electing not to provide such coverage. Because these new requirements are broad, complex, subject to certain phase-in rules and may be challenged by legal actions in the coming months and years, it is difficult to predict the ultimate impact that this legislation will have on our business and operating costs. We cannot assure you that this legislation or any alternative version that may ultimately be implemented will not materially increase our operating costs. This legislation could also adversely affect our employee relations and ability to compete for new employees if our response to this legislation is considered less favorable than the responses or health benefits offered by employers with whom we compete for talent.

The trucking industry is subject to regulation, and changes in trucking regulations may increase costs.

As a motor carrier, we are subject to regulation by the Federal Motor Carrier Safety Administration and the United States Department of Transportation, and by various federal, state, and provincial agencies. These regulatory authorities exercise broad powers governing various aspects such as operating authority, safety, hours of service, hazardous materials transportation, financial reporting and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment, product-handling requirements and drug testing of drivers. We recently underwent a compliance review by the FMCSA in which we retained our satisfactory DOT safety rating. We anticipate a follow-up review in the future, including with respect to issues identified in the recent review, which could result in the imposition of corrective action with which we would be required to comply.

In December 2010, the FMCSA began to rate individual driver safety performance inclusive of all driver violations over 3-year time periods under new regulations known as the Comprehensive Safety Analysis 2010, or CSA. CSA is an FMCSA initiative designed to provide motor carriers and drivers with attention from FMCSA and state partners about their potential safety problems with an ultimate goal of achieving a greater reduction in large truck and bus crashes, injuries, and fatalities. Prior to these regulations, only carriers were rated by the DOT and the rating only included out-of-service violations and ticketed offenses associated with out-of-service violations. Any downgrade in our DOT safety rating (as a result of these new regulations, any follow-up reviews or otherwise) could adversely affect our business.

The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices, emissions or by changing the demand for common or contract carrier services or the cost of providing trucking services. Possible changes include:

•	increasingly stringent environmental regulations, including changes intended to address climate change;

•	restrictions, taxes or other controls on emissions;

•	increasing control over the transportation of hazardous materials;

•	changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period;

•	extension of electronic on-board recorder mandates;

•	requirements leading to accelerated purchases of new trailers;

•	mandatory limits on vehicle weight and size; and

•	mandatory regulations imposed by the Department of Homeland Security.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels and emissions, which may increase our or our independent affiliates’ operating costs, require capital expenditures or adversely impact the recruitment of drivers.

Restrictions on emissions or other climate change laws or regulations could also affect our customers that use significant amounts of energy or burn fossil fuels in producing or delivering the products we carry. We could also lose revenue if our customers divert business from us because we have not complied with their sustainability requirements.

Our operations involve hazardous materials, which could create environmental liabilities.

Our activities, particularly those relating to our handling, transporting and storage of bulk chemicals, are subject to environmental, health and safety laws and regulation by governmental authorities in the United States as well as foreign governmental authorities. Among other things, these environmental laws and regulations address emissions to the air, discharges onto land and into water, the generation, handling, storage, transportation, treatment and disposal of waste materials, and the health and safety of our employees. These laws generally require us to obtain and maintain various licenses and permits. Most environmental laws provide for substantial fines, penalties and potential criminal sanctions for violations. Additionally, we have been, and may in the future be required to obtain financial guarantees, such as letters of credit, for environmental obligations. Environmental, health and safety laws and regulations are complex, change frequently and have tended to become stricter over time. Some of these laws and regulations are subject to varying and conflicting interpretations. There can be no assurance that violations of such laws, regulations, permits or licenses will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs on us.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of these substances. We have incurred remedial costs and regulatory penalties for chemical or wastewater spills and releases at our facilities or over the road. As a result of environmental studies conducted at our facilities or at third party sites, we have identified environmental contamination at certain sites that will require remediation and we are currently conducting investigation and remediation projects at seven of our facilities. Future liabilities and costs under environmental, health, and safety laws are not easily predicted, and such liabilities could result in a material adverse effect on our financial condition, results of operations or business reputation.

In addition, we have been named a potentially responsible party at various sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental regulatory programs. Our current reserves provided for these sites may prove insufficient, which would result in future charges against earnings. Furthermore, we could be named a potentially responsible party at other sites in the future and the costs associated with such future sites could be material.

Potential disruptions at U.S. ports of entry could adversely affect our business, financial condition and results of operations.

Any disruption of the delivery of intermodal ISO tank containers to those ports where we do business would reduce the number of intermodal tank containers that we transport, store, clean or maintain. This reduced activity may have a material adverse effect on our business, results of operations or financial condition.

If fuel prices increase significantly, our results of operations could be adversely affected.

We are subject to risk with respect to purchases of fuel. Prices and availability of petroleum products are subject to political, economic and market factors that are generally outside our control. Political events in the Middle East, Venezuela, Libya and elsewhere, as well as hurricanes and other weather-related events, and current and future market-based (cap-and-trade) greenhouse gas emissions control mechanisms, also may cause the price of fuel to increase. Because our operations are dependent upon diesel fuel, significant increases in diesel fuel costs could materially and adversely affect our results of operations and financial condition if we are unable to pass increased costs on to customers through rate increases or fuel surcharges. Historically, we have recovered the majority of the increases in fuel prices from customers through fuel surcharges. Fuel surcharges that can be collected may not always fully offset the increase in the cost of diesel fuel. To the extent fuel surcharges are insufficient to offset our fuel costs or we are unable to continue passing on increased fuel costs to our customers, our results of operations may be adversely affected.

The loss of qualified drivers or other personnel could limit our growth and negatively affect operations.

During periods of high trucking volumes, there is substantial competition for qualified drivers in the trucking industry. Regulatory requirements, including CSA (discussed above), and an improvement in the economy could reduce the number of eligible drivers. Furthermore, certain geographic areas have a greater shortage of qualified drivers than other areas. We operate in many of the geographic areas where there have been driver shortages in the past and have turned down new business opportunities as a result of the lack of qualified new drivers. We expect this to occur again as the economy begins to improve. Difficulty in attracting qualified personnel, particularly qualified drivers, could require us to increase driver compensation, forego available customer opportunities and underutilize the tractors and trailers in our network. These actions could result in increased costs and decreased revenues. In addition, we may not be able to recruit other qualified personnel in the future.

Our business may be harmed by terrorist attacks, future wars or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying toxic chemicals are potential terrorist targets, and we may be obligated to take measures, including possible capital expenditures intended to protect our trucks. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could continue to increase dramatically or such coverage could be unavailable in the future.

We depend on members of our senior management.

We believe that our ability to successfully implement our business strategy and to operate profitably depends in large part on the continued employment of our senior management team. If members of senior management become unable or unwilling to continue in their present positions, our business or financial results could be adversely affected.

Our long-lived assets are subject to potential asset impairment.

At March 31, 2011, goodwill and other intangible assets represented approximately $43.6 million, or approximately 15.5% of our total assets and approximately 25.8% of our non-current assets, the carrying value of which may be reduced if we determine that those assets are impaired. In addition, at March 31, 2011, net property and equipment totaled approximately $111.1 million, or approximately 39.5% of our total assets.

We review for potential goodwill impairment on an annual basis as part of our goodwill impairment testing in the second quarter of each year with a measurement date of June 30, and more often if a triggering event or circumstance occurs making it likely that impairment exists. In addition, we test for the recoverability of long-lived assets at year end, and more often if an event or circumstance indicates the carrying value may not be recoverable. We conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations.

The annual goodwill impairment review performed as of June 30, 2010 resulted in no impairment. The annual goodwill impairment review performed in June 2009 indicated there was goodwill impairment. As a result of the analysis, we concluded that a total impairment charge to goodwill of $146.2 million was necessary at June 30, 2009, of which $144.3 million was related to our logistics segment, eliminating 100% of the carrying amount of goodwill of that segment, and $1.9 million was related to our intermodal segment.

If there are changes to the methods used to allocate carrying values, if management’s estimates of future operating results change, if there are changes in the identified reporting units or if there are changes to other significant assumptions, the estimated carrying values and the estimated fair value of our goodwill could change significantly, and could result in future impairment charges, which could materially impact our results of operations and financial condition.

We may be unable to successfully realize all of the intended benefits from future acquisitions, and we may be unable to identify or realize the intended benefits of potential future acquisition candidates.

We may be unable to realize all of the intended benefits of any future acquisitions. As part of our business strategy, we will evaluate potential future acquisitions, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be viewed positively by customers or achieve their intended benefits. Often acquisitions are undertaken to improve the operating results of either or both the acquirer and the acquired company and we cannot assure you that we will be successful in this regard. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our business, financial condition, and results of operations or cash flows.

Our restructuring involves risks to our business operations and may not reduce our costs.

During 2008, 2009, and 2010, we eliminated non-driver positions, consolidated and closed under-performing company terminals, implemented certain contract terminations, transitioned company-owned terminals to independent affiliates and took other measures intended to reduce future costs. These steps have placed, and will continue to place, pressures on our management, administrative and operational infrastructure as well as on our results of operations. Employees that departed in connection with the restructuring possessed knowledge of our business, skills and relationships with our customers, independent affiliates, drivers and other employees that were not replaced. As a result, our remaining employees may be required to serve new operational roles in which they have limited experience, which may reduce employee satisfaction and productivity. New relationships may also reduce customer, independent affiliate or driver satisfaction. Additionally, our restructuring plans and related efforts may divert management’s and other employees’ attention from other business concerns.

As a result of the restructuring, we took pre-tax charges in 2008, 2009 and 2010, which represent severance-related costs and costs associated with lease and contract terminations. The majority of these costs were cash expenditures paid during 2008, 2009 and 2010 or costs that we expect to pay in the future. Actual costs may exceed our estimates. Furthermore, we formulated this restructuring plan with the goal of reducing our future operating expenses. Our future operating expenses may not be reduced as we expect, or reductions may be offset in the future by other expenses.

In addition, risks and uncertainties associated with implementation of the restructuring plan that are not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition and/or operating results.

Increased unionization could increase our operating costs or constrain operating flexibility.

Although only approximately 2.8% of our driver population, including independent owner-operators and employees of independent affiliates, was subject to collective bargaining agreements at March 31, 2011, unions such as the International Brotherhood of Teamsters have traditionally been active in the U.S. trucking industry. Unionized workers could disrupt our operations by strike, work stoppage or other slowdown. In addition, our non-union workforce has been subject to unionization efforts in the past, and we could be subject to future unionization. Increased unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility.

If we withdraw from any of our multi-employer pension plans, we will be liable for a proportionate share of such plan’s unfunded vested benefit liabilities upon our withdrawal.

As of March 31, 2011, we contribute to three multi-employer pension plans for employees under collective bargaining agreements. In conjunction with our restructuring efforts, in the third quarter of 2010, we notified the trustees of three other plans of our intention to withdraw from the plans. These three withdrawal notifications are expected to result in an aggregate withdrawal liability of approximately $2.0 million. Therefore, we recorded a restructuring charge for this amount in the third quarter of 2010. Approximately $0.3 million of the total estimated withdrawal liability was paid in the first quarter of 2011 with the remaining $1.7 million expected to be paid through 2023.

We do not currently intend to withdraw from the remaining three multi-employer pension plans or take any actions that would subject us to payment of contingent obligations. Based on information provided to us from the trustees of these remaining plans, we estimate our portion of the contingent liability in the case of a full withdrawal or termination from these remaining plans to be approximately $58.0 million, of which the largest component relates to the Central States Southeast and Southwest Areas Pension Plan, which is estimated to be $54.0 million.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, along with other documents that are publicly disseminated by us, contain or might contain forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended. All statements included in this prospectus and in any subsequent filings made by us with the SEC, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future, are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of our plans and objectives, (iii) statements of expected future economic performance, and (iv) assumptions underlying statements regarding us or our business. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to be materially different from the forward-looking statements include the following risks and other factors discussed in the section entitled “Risk Factors” in this prospectus. These factors include:

•

the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements;

•	our substantial leverage, our ability to make required payments and restrictions contained in our debt arrangements;

•	competition and rate fluctuations;

•	our reliance on independent affiliates and independent owner-operators;

•	the loss of or material reduction in the services to one or more of our major customers;

•	our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace;

•	increased unionization, which could increase our operating costs or constrain operating flexibility;

•	changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry;

•	our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance;

•	potential disruption at U.S. ports of entry;

•	diesel fuel prices and our ability to recover costs through fuel surcharges;

•	our ability to attract and retain qualified drivers;

•	terrorist attacks and the cost of complying with existing and future anti-terrorism security measures;

•	our dependence on senior management;

•	the potential loss of our ability to use net operating losses to offset future income;

•	potential future impairment charges;

•	the interests of our largest shareholder, which may conflict with your interests;

•	our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses;

•	our success in entering new markets, such as the transportation business within the frac shale oil and gas industry;

•	adverse weather conditions;

•	the impact of our restructuring on our operations and costs;

•	changes in health insurance benefit regulations;

•	our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and

•	changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We hereby offer to exchange a like principal amount of Exchange 2018 Notes for any and all Existing 2018 Notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. You may tender some or all of your Existing 2018 Notes pursuant to the exchange offer. As of the date of this prospectus, $225.0 million principal amount of Existing 2018 Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders of the Existing 2018 Notes on or about June 24, 2011. Our obligation to accept the Existing 2018 Notes for exchange pursuant to the exchange offer is subject to certain conditions described in “—Certain Conditions to the Exchange Offer.” We currently expect that the conditions will be met and that no waivers will be necessary. We have entered into a registration rights agreement with representatives of the initial purchasers of the Existing 2018 Notes in which we agreed to use our commercially reasonable efforts to file a registration statement relating to an offer to exchange the Existing 2018 Notes for Exchange 2018 Notes and to cause the registration statement to be declared effective within 365 days following the issuances of the Existing 2018 Notes. We further agreed to use our commercially reasonable efforts to complete the exchange offer as promptly as practicable after the effective date of the registration statement of which this prospectus forms a part. The Exchange 2018 Notes will have terms substantially identical to the Existing 2018 Notes, except that the Exchange 2018 Notes will not have transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by November 3, 2011 or the exchange offer consummated by December 3, 2011. The Existing 2018 Notes were issued on November 3, 2010.

Under the circumstances set forth below, we will be obligated under the registration rights agreement to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement or statements for the resale of the Existing 2018 Notes and to keep the shelf registration statement or statements effective until the earlier of (a) the date on which all outstanding Existing 2018 Notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144 without being subject to volume restrictions or public information requirements, (b) November 3, 2012, and (c) such time as all of the Existing 2018 Notes have been sold thereunder. These circumstances include:

•	because of any change in current law or applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer;

•	the exchange offer is not consummated on or prior to November 3, 2011; or

•	any holder of Existing 2018 Notes who is not entitled to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer.

Each holder of Existing 2018 Notes that wishes to exchange Existing 2018 Notes for Exchange 2018 Notes in the exchange offer will be required to make the following representations to us in writing:

•	that any Exchange 2018 Notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement of the exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange 2018 Notes in violation of the Securities Act;

•

that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange 2018 Notes; and

•

if such holder is a broker-dealer, that it will receive Exchange 2018 Notes for its own account in exchange for Existing 2018 Notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange 2018 Notes.

Resale of Exchange 2018 Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange 2018 Notes issued under the exchange offer in exchange for Existing 2018 Notes may be offered for resale, resold and otherwise transferred by a holder of such Exchange 2018 Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange 2018 Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange 2018 Notes.

Any holder who tenders Existing 2018 Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange 2018 Notes:

•

cannot rely on the position of the staff of the SEC set forth in interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) or similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

This prospectus may be used for an offer to resell, for the resale or other retransfer of Exchange 2018 Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Existing 2018 Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange 2018 Notes for its own account in exchange for Existing 2018 Notes, where such Existing 2018 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange 2018 Notes. Please read “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange 2018 Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Existing 2018 Notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue a like principal amount of Exchange 2018 Notes in exchange for the principal amount of Existing 2018 Notes surrendered under the exchange offer.

The form and terms of the Exchange 2018 Notes will be substantially identical to the form and terms of the Existing 2018 Notes, except the Exchange 2018 Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The Exchange 2018 Notes will evidence the same debt as the Existing 2018 Notes. The Exchange 2018 Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Existing 2018 Notes. Consequently, both series of 2018 Notes will be treated as a single class of debt securities under the 2018 Notes Indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Existing 2018 Notes being tendered for exchange.

As of the date of this prospectus, $225.0 million principal amount of Existing 2018 Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Existing 2018 Notes. There will be no fixed record date for determining registered holders of Existing 2018 Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Existing 2018 Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the 2018 Notes Indenture.

We will be deemed to have accepted for exchange properly tendered Existing 2018 Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange 2018 Notes from us and delivering Exchange 2018 Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Existing 2018 Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender Existing 2018 Notes in the exchange offer will not be required to pay brokerage commissions or fees, or, except for those described below, transfer taxes with respect to the exchange of Existing 2018 Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on July 25, 2011, unless in our sole discretion, we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Existing 2018 Notes of the extension no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Existing 2018 Notes;

•

to amend the terms of the exchange offer, or to terminate the exchange offer and to refuse to accept Existing 2018 Notes not previously accepted, if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such termination or amendment to the exchange agent; or

•	to extend the exchange offer by giving oral or written notice to the exchange agent.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Existing 2018 Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Existing 2018 Notes of such amendment and will extend the exchange offer to the extent required by law, if necessary. Generally we must keep the exchange offer open for at least five business days after a material change. Under Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of Existing 2018 Notes being sought, we will extend the exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the Existing 2018 Notes. We currently do not intend to decrease the percentage of Existing 2018 Notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange 2018 Notes for, any Existing 2018 Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Existing 2018 Notes for exchange if in our reasonable judgment:

•

the Exchange 2018 Notes to be received will not be tradable by the holder without restriction under federal securities laws and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Existing 2018 Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Existing 2018 Notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange 2018 Notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Existing 2018 Notes by giving oral or written notice of such extension to the registered holders of the Existing 2018 Notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all Existing 2018 Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Existing 2018 Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any Existing 2018 Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Existing 2018 Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to the exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to the exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any Existing 2018 Notes tendered, and will not issue Exchange 2018 Notes in exchange for any such Existing 2018 Notes, if any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

Procedures for Tendering

Only a holder of Existing 2018 Notes may tender such Existing 2018 Notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive Existing 2018 Notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Existing 2018 Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Existing 2018 Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or Existing 2018 Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Existing 2018 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Existing 2018 Notes, either:

•	make appropriate arrangements to register ownership of the Existing 2018 Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Existing 2018 Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Existing 2018 Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Existing 2018 Notes, such Existing 2018 Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Existing 2018 Notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any Existing 2018 Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Existing 2018 Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Existing 2018 Notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Existing 2018 Notes and withdrawal of tendered Existing 2018 Notes. Our determination will be final and binding. We reserve the absolute right to reject any Existing 2018 Notes not properly tendered or any Existing 2018 Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Existing 2018 Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing 2018 Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Existing 2018 Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Existing 2018 Notes will not be deemed made until any defects or irregularities have been cured or waived. Any Existing 2018 Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue Exchange 2018 Notes for Existing 2018 Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Existing 2018 Notes or a timely book-entry confirmation of such Existing 2018 Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of Existing 2018 Notes will represent that, among other things:

•	any Exchange 2018 Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange 2018 Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange 2018 Notes;

•

if the holder is a broker-dealer that will receive Exchange 2018 Notes for its own account in exchange for Existing 2018 Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange 2018 Notes; and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish account(s) with respect to Existing 2018 Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any participant in DTC’s system may make book-entry delivery of Existing 2018 Notes by causing DTC to transfer such Existing 2018 Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Existing 2018 Notes who are unable to deliver confirmation of the book-entry tender of their Existing 2018 Notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Existing 2018 Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their Existing 2018 Notes but whose Existing 2018 Notes are not immediately available or who cannot deliver their Existing 2018 Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•

on or prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission with receipt confirmed by telephone and an original delivered by guaranteed overnight carrier, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of such Existing 2018 Notes (if applicable) and the principal amount of Existing 2018 Notes tendered;

—	stating that the tender is being made thereby; and

—

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the Existing 2018 Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered Existing 2018 Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Existing 2018 Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Existing 2018 Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the holder who tendered the Existing 2018 Notes to be withdrawn;

•	identify the Existing 2018 Notes to be withdrawn, including the principal amount of such Existing 2018 Notes and the registered number(s) of such Existing 2018 Notes (if applicable); and

•	if certificates for Existing 2018 Notes have been transmitted, specify the name in which such Existing 2018 Notes were registered, if different from that of the withdrawing holder.

If certificates for Existing 2018 Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible institution.

If Existing 2018 Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Existing 2018 Notes and otherwise comply with the procedures of DTC. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination will be final and binding on all parties. We will deem any Existing 2018 Notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any Existing 2018 Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Existing 2018 Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Existing 2018 Notes will be credited to an account(s) maintained with DTC for the Existing 2018 Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Properly withdrawn Existing 2018 Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,

Registered or Certified Mail:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust Operations

Reorganization Unit

480 Washington Boulevard – 27th Floor

Jersey City, New Jersey 07310

By Facsimile Transmission

(for eligible institutions only):

(212) 298-1915

Corporate Trust Operations

Reorganization Unit

To Confirm by Telephone

or for Information Call:

(212) 815-5920

Corporate Trust Operations

Reorganization Unit

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person or otherwise by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Existing 2018 Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Existing 2018 Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Existing 2018 Notes tendered;

•	tendered Existing 2018 Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of the Existing 2018 Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the transfer taxes will be the responsibility of the tendering holder.

Holders who instruct us to register Exchange 2018 Notes in the name of, or request that Existing 2018 Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of Existing 2018 Notes who do not exchange their Existing 2018 Notes for Exchange 2018 Notes under the exchange offer will remain subject to the restrictions on transfer of such Existing 2018 Notes:

•

as set forth in the legend printed on the Existing 2018 Notes as a consequence of the issuances of the Existing 2018 Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the offering of the Existing 2018 Notes.

In general, you may not offer or sell the Existing 2018 Notes unless the offer and sale are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Existing 2018 Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange 2018 Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than a holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange 2018 Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange 2018 Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange 2018 Notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the Exchange 2018 Notes in our accounting records at the same carrying value as the Existing 2018 Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize certain expenses of the exchange offer as deferred financing costs and amortize those costs over the life of the Exchange 2018 Notes ratably based on the total principal amount of 2018 Notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Existing 2018 Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Existing 2018 Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Existing 2018 Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the issuance of the Existing 2018 Notes. With the proceeds of the issuance of the Existing 2018 Notes, we repaid at maturity all of our outstanding 9% Senior Subordinated Notes Due 2010, fully redeemed all of our outstanding Senior Floating Rate Notes Due 2012 and all of our outstanding 10% Senior Notes Due 2013, redeemed $47.5 million of our outstanding 2013 PIK Notes and paid down a portion of our outstanding borrowings under the ABL Facility. We will not receive any cash proceeds from the issuance of the Exchange 2018 Notes. In consideration for issuing the Exchange 2018 Notes as contemplated in this prospectus, we will receive in exchange Existing 2018 Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2011. The completion of the exchange offer contemplated by this prospectus will not change the amount of debt outstanding or otherwise affect capitalization and is therefore not reflected in the table below. You should read this table in conjunction with “Selected Historical Financial Information” and “Use of Proceeds” included elsewhere in this prospectus as well as the historical consolidated financial statements and related notes included in this prospectus.

As of March 31, 2011
(dollars in thousands)

Cash and cash equivalents	$2,738

Debt:
The ABL Facility	48,500
2013 PIK Notes (1)	5,752
Existing 2018 Notes (2)	225,000
Capital lease obligations	11,744
Other notes	10,064

Total debt (including current maturities)	301,060
Total shareholders’ deficit	(124,405)

Total capitalization	$176,655

(1)	Excludes unamortized original issue discount of $0.3 million.
(2)	Excludes unamortized original issue discount of $1.6 million.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected consolidated financial data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results do not necessarily indicate results expected for any future period, and results for any interim period do not necessarily indicate results expected for a full fiscal year.

The consolidated statements of operations data set forth below for the years ended December 31, 2010, 2009 and 2008 and the historical balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements included in this prospectus. The historical statements of operations data for the years ended December 31, 2007 and 2006 and the historical balance sheet data as of December 31, 2008, 2007 and 2006 are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data set forth below for the three months ended March 31, 2011 and 2010 and the historical balance sheet data as of March 31, 2011 are derived from our unaudited financial statements included in this prospectus. The historical balance sheet data as of March 31, 2010 is derived from our unaudited financial statements that are not included in this prospectus.

	YEAR ENDED DECEMBER 31					(UNAUDITED) THREE MONTHS ENDED MARCH 31
	2010	2009	2008	2007	2006	2011	2010
	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Statements of Operations Data (1)
Operating revenues	$686,598	$613,609	$815,290	$751,558	$730,159	$177,910	$161,333
Operating expenses:
Purchased transportation	476,307	373,539	466,823	471,531	493,686	124,722	109,824
Depreciation and amortization	16,004	20,218	21,002	17,544	16,353	3,492	4,243
Impairment charge (2)	—	148,630	—	—	—	—	—
Other operating expenses	157,552	186,398	294,487	238,630	171,842	37,503	38,582

Operating income (loss)	36,735	(115,176)	32,978	23,853	48,278	12,193	8,684
Interest expense, net	35,548	28,047	35,120	30,524	29,388	7,672	8,506
Write-off of debt issuance costs	7,391	20	283	2,031	—	1,786	—
Gain on extinguishment of debt	—	(1,870)	(16,532)	—	—	—	—
Other expense (income)	791	1,912	(2,945)	940	888	(36)	6

(Loss) income before taxes	(6,995)	(143,285)	17,052	(9,642)	18,002	2,771	172
Provision for (benefit from) income taxes	411	37,249	4,940	(2,079)	(38,168)	49	(626)

Net (loss) income	$(7,406)	$(180,534)	$12,112	$(7,563)	$56,170	$2,722	$798

Net (loss) income per common share:
Basic	$(0.36)	$(9.28)	$0.63	$(0.39)	$2.97	$0.12	$0.04
Diluted	$(0.36)	$(9.28)	$0.62	$(0.39)	$2.87	$0.12	$0.04
Weighted average common shares outstanding:
Basic	20,382	19,449	19,379	19,336	18,920	22,192	19,501
Diluted	20,382	19,449	19,539	19,336	9,571	23,505	21,470

	YEAR ENDED DECEMBER 31					(UNAUDITED) THREE MONTHS ENDED MARCH 31
	2010	2009	2008	2007	2006	2011	2010
	(DOLLARS IN THOUSANDS, EXCEPT TERMINAL, TRAILER AND TRACTOR DATA)

Other Data (1)
Cash paid for interest	$29,427	$22,704	$30,690	$28,850	$27,034	$1,709	$3,329
Net cash provided by operating activities	21,071	39,756	19,593	14,052	28,236	5,664	(4,154)
Net cash (used in) provided by investing activities	(1,079)	9,577	(8,524)	(63,399)	(10,591)	(335)	(3,229)
Net cash (used in) provided by financing activities	(23,879)	(50,515)	(13,485)	52,194	(12,474)	(4,343)	4,421
Number of terminals at end of period	102	108	149	169	165	104	103
Number of trailers managed at end of period	5,738	6,410	7,115	7,506	7,769	5,613	6,246
Number of tractors managed at end of period	2,901	2,839	3,224	3,927	3,829	2,861	2,815
Ratio of earnings to fixed charges (3)	—	—	1.4x	—	1.5x	1.3x	1.0x

Balance Sheet Data at Period End (1)
Working capital	$34,955	$19,016	$44,967	$67,093	$59,673	$40,885	$23,236
Total assets	271,335	279,616	502,103	493,976	417,873	281,433	287,919
Total indebtedness, including current maturities	317,332	321,284	362,586	349,271	279,122	299,128	326,447
Shareholders’ (deficit) equity	(146,379)	(140,736)	31,020	27,300	31,774	(124,405)	(139,178)

(1)	On December 17, 2007, we acquired 100% of the stock of Boasso America Corporation. The results of Boasso have been included in our results since the date of the acquisition.
(2)	The impairment charge in 2009 resulted from an impairment analysis of goodwill and intangible assets performed during the quarter ended June 30, 2009. Refer to Note 13 to the consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 included elsewhere in this prospectus.
(3)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense including the amortization of deferred debt issuance costs. In 2007, 2009 and 2010 earnings were insufficient to cover fixed charges by approximately $9.6 million, $143.3 million and $7.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QDI guarantees the 2018 Notes, the 2013 PIK Notes and borrowings under the ABL Facility and has no material assets or operations other than its ownership of all of our membership interests. As a result, the discussion below of the historical results of operations and liquidity of QDI is substantially the same as ours. The following discussion of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 15 of this prospectus.

Overview

We operate the largest chemical bulk tank truck network in North America through our wholly owned subsidiary, QCI, and are also the largest provider of intermodal ISO tank container and depot services in North America through our wholly owned subsidiary, Boasso. QCI has relationships with 29 independent affiliated trucking operations which provide the physical transportation of chemicals, together with its three company-operated trucking terminals.

Logistics

The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with logistics and other value-added services through 29 independent affiliates with 93 trucking terminals and through three company-operated trucking terminals. We are a core carrier for many of the major companies engaged in chemical processing, including Arkema, Ashland, BASF, Dow, DuPont, ExxonMobil, Georgia-Pacific, Honeywell, PPG Industries, Procter & Gamble, Sunoco and Unilever, and we provide services to most of the top 100 chemical producers with North American operations. We believe the diversity of our customer base, geography and end-markets provides a competitive advantage.

During the fourth quarter of 2010, we began marketing transportation services to the frac shale natural gas and oil drilling industry. This addressable market is extensive and we believe it is growing at a faster rate than our core chemical market. We expect this new market to be a significant contributor to our revenue growth. In the first quarter of 2011, we began hauling fresh water to drill sites for two customers in the Marcellus Shale region of Pennsylvania and are in contract discussions to provide services to other customers as well.

Our transportation revenue is a function of the volume of shipments by the bulk chemical industry, prices, the average number of miles driven per load, our market share and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries and end use markets, including consumer and industrial products, paints and coatings, paper and packaging, agriculture and food products, and tends to vary with changing economic conditions. Due to the nature of our customers’ business, our revenues are seasonal. Revenues generally decline during winter months, namely our first and fourth fiscal quarters and over holidays and rise during our second and third fiscal quarters. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months.

We believe rates in the bulk tank truck industry tend to be more stable than rates in the overall trucking industry. We believe the specialized nature of the bulk tank truck industry, including specifically-licensed drivers, specialized equipment, and more stringent safety requirements create barriers to entry which limit the more drastic swings in supply experienced by the broader trucking industry. Additionally, it is common practice in the bulk tank truck industry for customers to pay fuel surcharges, which helps enable recovery of fuel price increases from customers.

Our bulk tank truck network is comprised largely of independent affiliates and independent owner operators, who are responsible for most of their operating costs, including tractors. This asset-light business model results in a highly variable cost structure with limited capital investment requirements.

Intermodal

Boasso is the largest North American provider of intermodal tank container transportation and depot services, with eight terminals located in the eastern half of the United States. In addition to intermodal tank transportation services, Boasso provides tank cleaning, heating, testing, maintenance and storage services to customers. Boasso provides local and over-the-road trucking primarily within the proximity of the port cities where its depots are located and also sells equipment that its customers use for portable alternative storage or office space.

Demand for intermodal ISO tank containers is impacted by the aggregate volume of imports and exports of chemicals through North American ports, and Boasso’s revenues are accordingly impacted by this import/export volume. In particular, Boasso’s revenues are driven by the number of shipments through ports at which Boasso has terminals, the volume of rail shipments from ports at which Boasso has terminals, and Boasso’s market share. Global economic conditions and differences among the laws and currencies of foreign nations may also impact the volume of shipments.

Our Network

Our bulk service network consists primarily of independently owned third-party affiliate terminals, independent owner-operator drivers and, to a lesser extent, company-operated terminals. Independent affiliates are independent companies we contract with to operate trucking terminals exclusively on our behalf in defined markets. The independent affiliates provide the capital necessary to service their contracted business and are also responsible for most of the operating costs associated with servicing the contracted business. Independent owner-operators are generally individual drivers who own or lease their tractors and agree to provide transportation services to us under contract. We believe the use of independent affiliates and independent owner-operators provides the following key competitive advantages to us in the marketplace:

•	Locally owned and operated independent affiliate terminals can provide superior, tailored customer service.

•

Independent affiliates and independent owner-operators generally are paid a fixed, contractual percentage of revenue collected on each load they transport creating a variable cost structure that mitigates against cyclical downturns.

•	Reliance on independent affiliates and independent owner-operators creates an asset-light business model that generally reduces our capital investment.

Due to several factors, including our ownership of the customer contracts and relationships, the presence of non-compete agreements with the independent affiliates, and our ownership of the trailers, our relationships with the independent affiliates tend to be long-term in nature, with minimal voluntary turnover.

Given the specialty nature of the services we provide and the size of our existing network, we believe there are significant barriers to entry to our industry. During 2009 and 2010, we consolidated certain company-operated terminals and transitioned other company-operated terminals to independent affiliates. These actions have resulted in a larger portion of our revenue being generated by independent affiliates and a substantial reduction in the number of terminals in our network. We believe these actions have reduced certain fixed costs, provide a more variable cost structure and position us with a financially flexible, asset-light business platform.

We believe the most significant factors relevant to our future business growth are the ability to (i) obtain additional business from existing customers, (ii) add new customers, (iii) expand into new markets, (iv) improve the utilization of our trailer fleet and (v) add and retain qualified drivers. While many of our customers source some of their logistics needs with rail, we expect our customers to continue to outsource a greater proportion of their logistics needs to full service tank truck carriers. As a result of our leading market position, strong customer relationships and flexible business model, we believe we are well-positioned to benefit from customers seeking consolidation of their shipping relationships and those opting to outsource a greater portion of their logistics needs to third-party tank truck carriers.

Recent Significant Transactions

2010 Senior Note Offering

On November 3, 2010, QD, LLC and QD Capital completed an offering of $225.0 million in aggregate principal amount of 2018 Notes at an issue price of 99.324% of par. Pursuant to the offering, we sent irrevocable redemption notices to holders of our 10% Senior Notes due 2013 (the “2013 Senior Notes”), Senior Floating Rate Notes due 2012 (the “2012 Notes”) and 2013 PIK Notes. On November 15, 2010, we repaid at maturity the remaining 9% Senior Subordinated Notes due 2010 (the “9% Notes”). On December 3, 2010, net proceeds from the offering of the 2018 Notes were used to fully redeem or repay all of the outstanding 2013 Senior Notes and 2012 Notes, plus accrued and unpaid interest. We also utilized proceeds to redeem at par, plus accrued and unpaid interest, $47.5 million of the 2013 PIK Notes. The balance of the offering proceeds were used to pay down outstanding borrowings under the ABL Facility.

2011 Common Stock Offering

On February 9, 2011, QDI sold 2.0 million shares of its common stock in an underwritten public offering, at a gross price of $9.50 per share, and received net proceeds, after underwriting fees and expenses, of approximately $17.5 million. Certain affiliates of Apollo also sold 2.6 million shares in the offering. Pursuant to the offering, we sent irrevocable redemption notices to holders of our 2013 PIK Notes to redeem $17.5 million of these notes at par, plus accrued and unpaid interest. This note redemption was completed on March 11, 2011.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). We believe the following are the more critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual future experience may differ from these estimates.

Property and equipment

Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value.

The asset lives used are presented in the following table:

Average Lives (in years)
Buildings and improvements	10 - 25
Tractors and terminal equipment	5 - 7
Trailers	15 - 20
Furniture and fixtures	3 - 5
Other equipment	3 - 10

Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 3 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service. Any changes in the actual lives could result in material changes in the net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales or disposals, and any changes in the actual salvage values could also affect the net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any write-offs for impairment.

Goodwill and Intangible Assets

We evaluate goodwill and indefinite-lived intangible assets for impairment at least annually during the second quarter with a measurement date of June 30, and more frequently if indicators of impairment arise, in accordance with FASB’s guidance on goodwill and other intangible assets. We evaluate goodwill for impairment by determining the fair value for each reporting unit to which our goodwill relates. At June 30, 2010, our intermodal segment was our only reporting unit that contained goodwill. Our intermodal segment contains goodwill and other identifiable intangible assets associated with our Boasso acquisition in December 2007.

The methodology applied in the analysis performed at June 30, 2010 was consistent with the methodology applied in prior years, but was based on updated assumptions, as appropriate. As a result of our analysis, we concluded no impairment had occurred as of June 30, 2010.

We continued to evaluate indicators of impairment quarterly following our annual goodwill impairment test at June 30, 2010 through year end 2010, and again in the quarter ended March 31, 2011. There were no indications that a triggering event had occurred as of March 31, 2011. As of March 31, 2011, our intermodal segment had total goodwill of $27.0 million. As of March 31, 2011, we had total intangibles of $16.6 million, of which $16.2 million was allocated to our intermodal segment and $0.4 million was allocated to our logistics segment.

Goodwill

Under the FASB guidance, the process of evaluating the potential impairment of goodwill involves a two-step process and requires significant judgment at many points during the analysis. In the first step, we determine whether there is an indication of impairment by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If, based on the first step, we determine that there is an indication of goodwill impairment, we assess the impairment in step two in accordance with the FASB guidance.

In the first step, we determine the fair value for each reporting unit using a combination of two valuation approaches: the market approach and the income approach. The market approach uses a guideline company methodology which is based upon a comparison of us to similar publicly-traded companies within our industry. We derive a market value of invested capital or business enterprise value for each comparable company by multiplying the price per share of common stock of the publicly traded companies by their total common shares outstanding and adding each company’s current level of debt. We calculate a business enterprise multiple based on revenue and earnings from each company, then apply those multiples to each reporting unit’s revenue and earnings to conclude a reporting unit business enterprise value. Assumptions regarding the selection of comparable companies are made based on, among other factors, capital structure, operating environment and industry. As the comparable companies were typically larger and more diversified than our reporting units, multiples were adjusted prior to application to our reporting units’ revenues and earnings to reflect differences in margins, long-term growth prospects and market capitalization.

The income approach uses a discounted debt-free cash flow analysis to measure fair value by estimating the present value of future economic benefits. To perform the discounted debt-free cash flow analysis, we develop a pro forma analysis of each reporting unit to estimate future available debt-free cash flow and discounting estimated debt-free cash flow by an estimated industry weighted average cost of capital based on the same comparable companies used in the market approach. Per the FASB guidance, the weighted average cost of capital is based on inputs (e.g., capital structure, risk, etc.) from a market participant’s perspective and not necessarily from the reporting unit or QDI’s perspective. Future cash flow is projected based on assumptions for our economic growth, industry expansion, future operations and the discount rate, all of which require significant judgments by management.

After computing a separate business enterprise value under the income approach and market approach, we apply a weighting to them to derive the business enterprise value of the reporting unit. The income approach and market approach were both weighted 50% in the analysis performed at June 30, 2010. The weightings are evaluated each time a goodwill impairment assessment is performed and give consideration to the relative reliability of each approach at that time. Given that the business enterprise value derived from the market approach supported what was calculated in the income approach, we believed that both approaches should be equally weighted. Based on these weightings, we calculated a business enterprise value for the reporting unit. We then add debt-free liabilities of the reporting unit to the calculated business enterprise value to derive an implied fair value of the reporting unit. The implied fair value is then compared to the reporting unit’s carrying value of total assets. Upon completion of the analysis in step one, we determined that the fair value of our intermodal reporting unit exceeded its carrying value. As such, a step two analysis was not required.

Intangible assets

To determine the implied fair value of our indefinite-lived intangible assets, we utilize the relief from royalty method, pursuant to which those assets are valued by reference to the amount of royalty income they would generate if licensed in an arm’s length transaction. Under the relief from royalty method, similar to the discounted cash flow method, estimated net revenues expected to be generated by the asset during its life are multiplied by a benchmark royalty rate and then discounted by the estimated weighted average cost of capital associated with the asset. The resulting capitalized royalty stream is an indication of the value of owning the asset. Based upon management’s review of the value of the indefinite-lived intangible assets in our intermodal segment, we determined that the implied fair value exceeded its carrying value.

If there are changes to the methods used to allocate carrying values, if management’s estimates of future operating results change, if there are changes in the identified reporting units or if there are changes to other significant assumptions, the estimated carrying values for each reporting unit and the estimated fair value of our goodwill could change significantly, and could result in future impairment charges, which could materially impact our results of operations and financial condition.

Deferred Tax Asset

In accordance with FASB guidance, we use the liability method of accounting for income taxes. Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance that is recorded or released against our deferred tax assets.

We continue to evaluate quarterly the positive and negative evidence regarding the realization of net deferred tax assets. The carrying value of our net deferred tax assets is based on our belief that it is more likely than not that we will generate sufficient future taxable income to realize these deferred tax assets. The Company reviews a rolling thirty-six month calculation of U.S. earnings to determine if the Company is in a cumulative loss position.

During the second quarter of 2009, an impairment charge of $148.6 million was recorded and as a result the Company determined that it was in a cumulative loss position. Based on this negative evidence we concluded that it was no longer more likely than not that the Company’s net deferred tax asset was realizable. For purposes of assessing realizability of the deferred tax assets, this cumulative financial reporting loss position is considered significant negative evidence the Company will not be able to fully realize the deferred tax assets in the future. As a result, a $41.2 million deferred tax valuation allowance was recorded. Our judgments regarding future taxable income may change due to changes in market conditions, changes in tax laws, operating results or other factors. If any of these factors and related estimates change in the future, it may increase or decrease the valuation allowance and related income tax expense in the same period. The Company continues to maintain a 100% valuation allowance against the balance of the net deferred tax asset in the current period.

At December 31, 2010 we had an estimated $95.7 million in federal net operating loss carryforwards, $0.6 million of off balance sheet net operating loss related to excess stock compensation deduction, $2.3 million in alternative minimum tax credit carryforwards and $3.4 million in foreign tax credit carryforwards. The net operating loss carryforwards will expire in the years 2018 through 2030, while the alternative minimum tax credits may be carried forward indefinitely and the foreign tax credits may be carried forward for 10 years.

Uncertain Income Tax Positions

In accordance with FASB guidance, we account for uncertainty in income taxes, using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition and measurement would result in recognition of a tax benefit and/or an additional charge to the tax provision.

Environmental liabilities

We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation for known environmental sites. We employ a staff of environmental professionals to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information, but estimates of environmental reserves and exposures may be affected by information subsequently received.

Accrued loss and damage claims

We currently maintain liability insurance for bodily injury and property damage claims, covering all employees, independent owner-operators and independent affiliates, and workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $2.0 million per incident for bodily injury and property damage and $1.0 million for workers’ compensation. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the policy. We are self-insured for damage to the equipment we own or lease and for cargo losses. As of March 31, 2011, we had $25.2 million in an outstanding letter of credit to our insurance administrator to guarantee the self-insurance portion of our liability. If we fail to meet certain terms of our agreement, the insurance administrator may draw down the letter of credit. In developing liability reserves, we rely on professional third party claims administrators, insurance company estimates and the judgment of our own personnel, and independent professional actuaries and attorneys. The most significant assumptions used in the estimation process include determining the trends in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior-year claims, and expected costs to settle unpaid claims. Management believes reserves are reasonable given known information, but as each case develops, estimates may change to reflect the effect of new information.

Revenue recognition

Transportation revenue, including fuel surcharges and related costs, is recognized on the date freight is delivered. Service revenue consists mainly of rental revenues (primarily tractor and trailer rental), intermodal and depot revenues, and insurance-related administrative services. Rental revenues from independent affiliates, independent owner-operators and third parties are recognized ratably over the lease period. Intermodal and depot revenues, consisting primarily of repair and storage services, are recognized when the services are rendered. Insurance-related administrative service revenues are recorded ratably over the service period. We recognize all revenues on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted with our customers.

Allowance for uncollectible receivables

The allowance for all potentially uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to independent owner-operators and independent affiliates. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance could be required.

Stock compensation plans

Stock compensation is determined by the assumptions required under the FASB guidance. The fair values of stock option grants are based upon the Black-Scholes option-pricing model and amortized as compensation expense on a straight-line basis over the vesting period of the grants. Restricted stock awards are issued and measured at market value on the date of grant and related compensation expense is recognized over time on a straight-line basis over the vesting period of the grants. Stock-based compensation expense related to stock options and restricted stock was $2.3 million in the aggregate for the year ended December 31, 2010, and $0.7 million in the aggregate for the three months ended March 31, 2011 and $0.5 million in the aggregate for the three months ended March 31, 2010. As of March 31, 2011, there was approximately $4.9 million of total unrecognized compensation cost related to the unvested portion of our stock-based awards. The recognition period for the remaining unrecognized stock-based compensation cost generally varies from two to four years. For further discussion on stock-based compensation, see Note 19 to the consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 and Note 7 to the consolidated financial statements for the three months ended March 31, 2011 and 2010 included elsewhere in this prospectus.

Pension plans

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain vested salaried participants and retirees and certain other vested participants and retirees under an expired collective bargaining agreement . Both plans are frozen and, as such, no future benefits accrue. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions such as discount rates (5.50% to 5.70%) and assumed rates of return (7.00% to 8.00%) depending on the pension plan. Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors.

The discount rate is based on a model portfolio of AA-rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long-term rates of return on each asset class based on the current asset mix of the funds, considering the historical returns earned on the type of assets in the funds, plus an assumption of future inflation. The current inflation assumption is 3.00%. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. The effects of the modifications are amortized over future periods.

Assumed discount rates and expected return on plan assets have a significant effect on the amounts reported for the pension plan. At December 31, 2010, our projected benefit obligation (“PBO”) was $48.6 million. Our projected 2011 net periodic pension expense is $1.6 million. A 1.0% decrease in our assumed discount rate would increase our PBO to $53.8 million and decrease our 2011 net periodic pension expense less than $0.1 million. A 1.0% increase in our assumed discount rate would decrease our PBO to $44.2 million and increase our 2011 net periodic pension expense less than $0.1 million. A 1.0% decrease in our assumed rate of return would not change our PBO but would increase our 2011 net periodic pension expense to $1.9 million. A 1.0% increase in our assumed rate of return would not change our PBO but would decrease our 2011 net periodic pension expense to $1.3 million.

Restructuring

We account for restructuring costs associated with one-time termination benefits, costs associated with lease and contract terminations and other related exit activities in accordance with the FASB’s guidance. We have made estimates of the costs to be incurred as part of a restructuring plan developed during 2008 and concluded at the end of 2010. The restructuring consisted of various actions including termination of approximately 380 non-driver positions, the consolidation, closure and affiliation of underperforming company terminals, our withdrawal from three multi-employer pension plans and the consolidation of our corporate headquarters and resulted in charges during 2008, 2009 and 2010, primarily related to our logistics segment. At March 31, 2011, $4.9 million was accrued related to the restructuring charges, which are expected to be paid through 2023.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued amended guidance to clarify the acquisition date that should be used for reporting pro forma financial information for business combinations. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date had been completed as of the beginning of the comparable prior annual reporting period. The amendments in this guidance are effective prospectively for business combinations for which the acquisition date is on or after January 1, 2011. Adoption of this amended guidance will not have an impact on the Company’s consolidated financial results.

In December 2010, the FASB also issued amendments to the guidance on goodwill impairment testing. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In making that determination, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. These amendments are effective for fiscal years and interim periods beginning January 1, 2011 and the adoption of these amendments are not expected to have an impact on the Company’s financial position, results of operations or cash flows.

Results of Operations

The following table presents certain condensed consolidated financial information, as a percentage of revenue, for the three months ended March 31, 2011 and 2010 and for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31			Three months ended March 31
	2010	2009	2008	2011	2010

OPERATING REVENUES:

Transportation	72.6%	74.1%	69.4%	70.1%	73.7%
Service revenue	15.6%	17.1%	12.8%	15.0%	15.4%
Fuel surcharge	11.8%	8.8%	17.8%	14.9%	10.9%

Total operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%

OPERATING EXPENSES:
Purchased transportation	69.4%	60.9%	57.3%	70.1%	68.1%
Compensation	8.4%	12.5%	13.4%	8.4%	8.6%
Fuel, supplies and maintenance	7.3%	10.2%	14.0%	6.6%	8.3%
Depreciation and amortization	2.3%	3.3%	2.6%	2.0%	2.6%
Selling and administrative	2.8%	4.0%	4.4%	2.9%	3.0%
Insurance costs	2.3%	2.3%	1.8%	2.6%	2.1%
Taxes and licenses	0.3%	0.6%	0.6%	0.3%	0.4%
Communication and utilities	0.6%	1.3%	1.6%	0.5%	0.6%
Gain on sale of tank wash assets	0.0%	(1.2%)	0.0%	0.0%	0.0%
Loss (gain) on disposal of property and equipment	0.2%	0.1%	(0.4%)	(0.1%)	0.3%
Impairment charge	0.0%	24.2%	0.0%	0.0%	0.0%
Restructuring costs	1.1%	0.6%	0.7%	0.0%	0.7%

Total operating expenses	94.7%	118.8%	96.0%	93.3%	94.7%

Operating income (loss)	5.3%	(18.8%)	4.0%	6.7%	5.3%
Interest expense, net	5.2%	4.6%	4.3%	4.3%	5.3%
Write-off of debt issuance costs	1.1%	0.0%	0.0%	1.0%	0.0%
Gain on extinguishment of debt	0.0%	(0.3%)	(2.0%)	0.0%	0.0%
Other expense (income)	0.1%	0.3%	(0.4%)	0.0%	0.0%

(Loss) income before income taxes	(1.1%)	(23.4%)	2.1%	1.4%	0.0%
Provision for (benefit from) income taxes	0.0%	6.1%	0.6%	0.0%	(0.4%)

Net (loss) income	(1.1%)	(29.5%)	1.5%	1.4%	0.4%

The following table shows the approximate number of terminals, drivers, tractors and trailers, that we managed (including independent affiliates and independent owner-operators) as of March 31, 2011 and 2010 and as of December 31, 2010, 2009 and 2008:

	December 31			March 31
	2010	2009	2008	2011	2010

Terminals	102	108	149	104	103
Drivers	2,730	2,591	3,053	2,717	2,630
Tractors	2,901	2,839	3,224	2,861	2,815
Trailers	5,738	6,410	7,115	5,613	6,246
Transportation billed miles (in thousands)	115,868	108,302	136,234	N/A	N/A

The following table shows our network terminals and facilities as of March 31, 2011 and 2010 and as of December 31, 2010, 2009 and 2008:

	Segment	December 31			March 31
		2010	2009	2008	2011	2010

QCI independent affiliate trucking terminals	Logistics	91	83	54	93	86
QCI company-operated trucking terminals	Logistics	3	16	54	3	9
Boasso container services terminals/depots	Intermodal	8	8	8	8	8
QSI tank wash facilities (1)	Other	—	1	33	—	—

Total		102	108	149	104	103

(1)	We sold substantially all of the operating assets of our tank wash business in October 2009.

Results of Operations for Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

For the quarter ended March 31, 2011, total revenues were $177.9 million, an increase of $16.6 million, or 10.3%, from revenues of $161.3 million for the same period in 2010. Transportation revenue increased by $5.8 million, or 4.8%, primarily due to an increase in pricing and an increase in volume due to adding an affiliate in the second quarter of 2010. In addition, we had a 2.5% increase in loads and a 0.4% increase in the total number of miles driven. We believe that our volume during the quarter ended March 31, 2011 was adversely affected by a high level of driver turnover driven by our implementation of electronic on-board recorders (“EOBRs”) in our fleet. We expect to install these EOBRs in substantially all of our fleet by the end of 2011 in order to improve efficiency and proactively address regulatory requirements that we expect in the future. This could adversely impact our volumes for the remainder of 2011.

Service revenue increased $1.8 million, or 7.4%. This increase was primarily due to an increase in our intermodal and depot revenues of $2.0 million.

Fuel surcharge revenue increased $9.0 million, or 51.3%, due to the increase in fuel prices and linehaul revenue. We have fuel surcharge programs in place with the majority of our customers. These programs typically involve a specified computation based on the changes in fuel prices. As a result, some of these programs may have a time lag between when fuel prices change and when this change is reflected in revenues. It is not meaningful to compare the amount of fuel surcharge revenue or the change in fuel surcharge revenue between reporting periods to fuel expense, or the change of fuel expense between periods, as a significant portion of fuel costs are included in purchased transportation.

Purchased transportation increased by $14.9 million, or 13.6%, due primarily to the increase in affiliation and linehaul revenue. Total purchased transportation as a percentage of transportation revenue and fuel surcharge revenue increased to 82.5% for the current quarter versus 80.5% for the prior-year quarter due primarily to the conversion of certain company-operated terminals to independent affiliate terminals. Our independent affiliates generated 94.3% of our transportation revenue and fuel surcharge revenue for the three months ended March 31, 2011 compared to 92.9% for the comparable prior-year period. We pay our independent affiliates a greater percentage of transportation revenues generated by them than is paid to independent owner-operators, so our purchased transportation costs will change as revenues generated by independent affiliates change as a percentage of total transportation revenue. During the 2011 and 2010 quarters, we paid our independent affiliates approximately 85% of the transportation revenue while we typically paid independent owner-operators approximately 65% of transportation revenue.

Compensation expense increased $1.0 million, or 7.1%, primarily due to an increase in health care costs of $0.7 million and severance costs of $0.3 million.

Fuel, supplies and maintenance decreased $1.6 million, or 11.9%, due to lower repairs and maintenance expense of $1.1 million and lower equipment rent expense of $0.7 million, partially offset by a slight increase in fuel costs of $0.2 million. Lower repairs and maintenance expense resulted from aggressive reduction of aged or underutilized specialty equipment over the last 12 months.

Depreciation and amortization expense decreased $0.8 million, or 17.7%, due to a decrease in depreciation resulting from the sale of revenue equipment.

Selling and administrative expense increased by $0.4 million or 7.8% due to an increase in professional fees of $0.5 million and bad debt expense of $0.2 million partially offset by a decrease of $0.3 million of expenses related to closed or converted terminals.

Insurance costs increased by $1.3 million, or 40.4%, due primarily to an increase in the amount of claims and number of miles driven in the current-year quarter. As a percentage of revenue, insurance costs remain within our target range of 2.0% to 3.0%.

We recognized a gain on disposal of revenue equipment of $0.2 million for the quarter ended March 31, 2011 as compared to a loss on disposal of revenue equipment of $0.4 million in the comparable prior-year period.

In the first quarter of 2010, we incurred restructuring costs of $1.1 million resulting from a restructuring plan which began in 2008 and concluded in 2010.

For the quarter ended March 31, 2011, operating income totaled $12.2 million, an increase of $3.5 million or 40.4%, compared to $8.7 million for the same period in 2010. Our operating margin for the quarter ended March 31, 2011, was 6.9% compared to 5.4% for the same period in 2010 as a result of revenue increases and cost controls.

Interest expense decreased by $0.9 million, or 9.9%, in the quarter ended March 31, 2011 compared to the same period in 2010, primarily due to redemptions of our higher cost 2013 PIK Notes in 2010 and 2011 and lower interest rates on our 2018 Notes as a result of the debt refinancing in the fourth quarter of 2010. As a result of these lower principal balances and lower rates of interest, we expect our interest expense to continue to be lower throughout 2011 than in 2010 unless the principal balance of our indebtedness increases.

In the first quarter of 2011, we wrote off debt issuance costs of $1.8 million resulting from redemptions of our 2013 PIK Notes in January 2011 and March 2011 in the amounts of $10.0 million and $17.5 million, respectively. We had no such debt issuance cost write-off during the first quarter of 2010.

The provision for income taxes was less than $0.1 million for the quarter ended March 31, 2011 compared to a tax benefit of $0.6 million for the same period in 2010. The effective tax rates for the three months ended March 31, 2011 and 2010 were 1.8% and a benefit of more than 100%, respectively. The effective tax rates for the three months ended March 31, 2011 and 2010 include an approximately $0.2 million tax benefit and a $0.6 million tax benefit, respectively, from a change in previously recorded unrecognized tax benefits.

For the quarter ended March 31, 2011, our net income was $2.7 million compared to net income of $0.8 million for the same period in 2010 as a result of the reasons outlined above.

Segment Operating Results

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which consists primarily of truckload transportation of bulk chemicals primarily through our network of independent affiliates and equipment rentals; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Segment revenues and operating income include the allocation of fuel surcharge to the logistics and intermodal segments. The operating income reported in our segments excludes amounts such as gains and losses on disposal of property and equipment, restructuring costs, and corporate and other unallocated amounts. Corporate and unallocated amounts include depreciation and amortization and other gains and losses. Although these amounts are excluded from the business segment results, they are included in reported consolidated earnings. We have not provided specific asset information by segment, as it is not regularly provided to our chief operating decision maker for review.

Summarized segment operating results are as follows (in thousands):

	Three Months Ended March 31, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$110,612	$14,069	$124,681
Service revenue	16,508	10,230	26,738
Fuel surcharge	23,638	2,853	26,491

Total operating revenues	$150,758	$27,152	$177,910

Segment revenue % of total revenue	84.7%	15.3%	100.0%
Segment operating income	$10,782	$4,663	$15,445

	Three Months Ended March 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,832	$13,085	$118,917
Service revenue	16,640	8,266	24,906
Fuel surcharge	15,666	1,844	17,510

Total operating revenues	$138,138	$23,195	$161,333

Segment revenue % of total revenue	85.6%	14.4%	100.0%
Segment operating income	$10,818	$3,674	$14,492

	2011 vs 2010	Logistics	Intermodal
Segment revenues	$ change	12,620	3,957
	% of change	9.1%	17.1%
Segment operating income	$ change	(36)	989
	% of change	(0.3%)	26.9%

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010 - Segment Results

Operating revenue:

Logistics – revenues increased $12.6 million, or 9.1%, for the quarter ended March 31, 2011 compared to the same period for 2010 due to an increase of $8.0 million of fuel surcharge and an increase of $4.6 in linehaul revenue.

Intermodal – revenues increased $4.0 million, or 17.1%, for the quarter ended March 31, 2011 compared to the same period for 2010 due to increase of $3.0 million in intermodal transportation and depot revenue and an increase of $1.0 million in fuel surcharge.

Operating income:

Logistics – operating income remained relatively constant at $10.8 million for the quarters ended March 31, 2011 and 2010.

Intermodal – operating income increased $1.0 million, or 26.9%, for the quarter ended March 31, 2011 compared to the same period for 2010 due to increased demand from existing customers.

During the fourth quarter of 2010, we realigned and renamed our business segments to better reflect our current business and asset-light model due to the shift of our company-operated operations to independent affiliate operations. Our trucking segment was renamed Logistics and our Container Services segment was renamed Intermodal to better describe the services we perform.

Segment operating results for 2010 were as follows (in thousands):

	Three Months Ended March 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,832	$13,085	$118,917
Service revenue	16,640	8,266	24,906
Fuel surcharge	15,666	1,844	17,510

Total operating revenues	$138,138	$23,195	$161,333

Segment revenue % of total revenue	85.6%	14.4%	100.0%
Segment operating income	$10,818	$3,674	$14,492

	Three Months Ended June 30, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$114,728	$14,745	$129,473
Service revenue	17,339	9,134	26,473
Fuel surcharge	19,247	2,359	21,606

Total operating revenues	$151,314	$26,238	$177,552

Segment revenue % of total revenue	85.2%	14.8%	100.0%
Segment operating income	$12,064	$4,528	$16,592

	Three Months Ended September 30, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$117,763	$14,913	$132,676
Service revenue	18,354	9,824	28,178
Fuel surcharge	18,779	2,315	21,094

Total operating revenues	$154,896	$27,052	$181,948

Segment revenue % of total revenue	85.1%	14.9%	100.0%
Segment operating income	$11,573	$4,906	$16,479

	Three Months Ended December 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$104,253	$13,127	$117,380
Service revenue	18,137	9,780	27,917
Fuel surcharge	18,361	2,107	20,468

Total operating revenues	$140,751	$25,014	$165,765

Segment revenue % of total revenue	84.9%	15.1%	100.0%
Segment operating income	$10,336	$3,755	$14,091

	Year Ended December 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$442,576	$55,870	$498,446
Service revenue	70,470	37,004	107,474
Fuel surcharge	72,053	8,625	80,678

Total operating revenues	$585,099	$101,499	$686,598

Segment revenue % of total revenue	85.2%	14.8%	100.0%
Segment operating income	$44,791	$16,863	$61,654

Results of Operations for Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Total revenues for 2010 were $686.6 million, an increase of $73.0 million, or 11.9%, from revenues of $613.6 million in 2009. Transportation revenue increased by $43.8 million, or 9.6%, primarily due to an increase in linehaul revenue due to increased demand. We had a 5.6% increase in the total number of miles driven and a 5.4% increase in loads as compared with 2009.

Service revenue increased $2.5 million, or 2.4%, compared to 2009. This increase was primarily due to $10.2 million of increased rental income and $5.8 million in intermodal and depot revenue. This was partially offset by a reduction in tank wash revenue of $13.5 million due to the sale of our tank wash business in the fourth quarter of 2009.

Fuel surcharge revenue increased $26.7 million, or 49.4%, primarily due to the increase in linehaul revenue and an increase in fuel prices. We have fuel surcharge programs in place with the majority of our customers. These programs typically involve a specified computation based on the changes in fuel prices. As a result, some of these programs may have a time lag between when fuel prices change and when this change is reflected in revenues. It is not meaningful to compare the amount of fuel surcharge revenue or the change in fuel surcharge revenue between reporting periods to fuel expense, or the change of fuel expense between periods, as a significant portion of fuel costs are included in purchased transportation.

Purchased transportation increased by $102.8 million, or 27.5%, due primarily to the increase in affiliation, linehaul revenue, miles driven and loads. Total purchased transportation as a percentage of transportation revenue and fuel surcharge revenue increased to 82.2% in 2010, versus 73.4% for 2009 due primarily to the conversion of certain company-operated terminals to independent affiliate terminals. Our independent affiliates generated 93.9% of our transportation revenue and fuel surcharge revenue for 2010 compared to 72.8% for 2009. We believe that the greater proportion of operating revenue derived from independent affiliate operations during 2010 is likely to be indicative of the proportion of operating revenue derived from independent affiliate operations in the future due to the sale of our tank wash business in the fourth quarter of 2009, our addition of a new affiliate during the second quarter of 2010, and our affiliation of company owned terminals during 2009 and 2010. We pay our independent affiliates a greater percentage of transportation revenues generated by them than is paid to independent owner-operators, so our purchased transportation costs will change as revenues generated by affiliates change as a percentage of total transportation revenue. During the 2010 and 2009 periods, we paid our independent affiliates approximately 85% of transportation revenue and paid independent owner-operators approximately 65% of transportation revenue.

Compensation expense decreased $19.4 million, or 25.2%, primarily due to $17.7 million of reduced expense from corporate headcount reductions, terminal consolidations, and conversions of company-operated terminals to independent affiliate terminals offset by a $3.0 million increase in our intermodal operations. In addition, tank wash operations had a decrease of $4.7 million due to the sale of this business.

Fuel, supplies and maintenance decreased $12.6 million, or 20.2%, due to lower fuel costs of $6.2 million, lower repairs and maintenance expense of $3.2 million related to our logistics segment and lower rent expense of $1.6 million due to the shift of revenue from company-operated terminals to independent affiliates. In addition, tank wash operations had a decrease of $5.8 million due to the sale of this business, offset by an increase of $2.8 million of repairs and maintenance expense and higher fuel costs of $1.6 million related to our intermodal segment.

Depreciation and amortization expense decreased $4.2 million, or 20.8%, due to a decrease in depreciation from disposals of revenue equipment and the sale of our tank wash assets in the fourth quarter of 2009.

Selling and administrative expenses decreased $5.2 million, or 21.3%, primarily due to a reduction in bad debt expense of $2.2 million, $0.9 million of bad debt recoveries and a $1.0 million reduction in building rent expense and other expenses related to closed or converted terminals. In addition, tank wash operations had a decrease of $1.4 million due to the sale of this business.

Insurance costs increased by $1.4 million, or 10.1%, due primarily to an increase in the amount of claims incurred and miles driven in the current year.

Communication and utilities expense decreased $3.8 million, or 47.9%, primarily due to reduced expense from terminal consolidations and conversions of company-operated terminals to independent affiliate terminals.

In 2009, we recorded a gain on sale of tank wash equipment of $7.1 million resulting from the sale of substantially all of QSI’s operating assets for $13.0 million to a third party on October 10, 2009.

We incurred a loss on disposal of property and equipment of $1.1 million in 2010, as compared to a loss of $0.5 million in 2009, resulting primarily from the disposal of equipment.

In 2009, we recorded a non-cash impairment charge to goodwill and intangibles totaling $148.6 million as a result of our impairment analysis, which is performed at least annually every June 30 on both our logistics and intermodal segments. We recorded a charge of $144.3 million for the impairment of goodwill in our logistics segment. We also recorded a charge of $1.9 million for the impairment of goodwill in our intermodal segment and a charge of $2.4 million for the impairment of the tradename in our intermodal segment. We incurred no impairment charge in 2010. Further information regarding our impairment analysis is included in “Goodwill and Intangible Assets” in our “Critical Accounting Policies and Estimates”.

We incurred restructuring costs of $7.8 million in 2010 and $3.5 million in 2009 primarily due to expenses associated with our restructuring plan, which began during the second quarter of 2008. The costs in 2010 consisted primarily of $2.0 million for estimated withdrawal liability from three multi-employer pension plans, $2.2 million for the consolidation of our corporate headquarters, as well as an additional $3.6 million of other expenses related to exit activities. The costs in 2009 consisted of employee termination benefits and other related exit activities. As of December 31, 2010, we had accrued $5.4 million of additional expense related to this plan, which was concluded in the fourth quarter of 2010.

Operating income was $36.7 million in 2010 compared to an operating loss of $115.2 million in 2009. The operating margin for 2010 was 5.3%, compared to (18.8%) for 2009 as a result of the above items.

Interest expense increased by $7.8 million, or 27.7%, in 2010 compared to 2009 primarily due to higher interest rates on our 2013 PIK Notes and our 2013 Senior Notes versus the rates on the notes for which they were exchanged in the fourth quarter of 2009. Interest expense was also higher in 2010 due to the issuance of our 2018 Notes in the fourth quarter of 2010, which resulted in additional interest expense during the 30-day notification period between the date of issuance of the 2018 Notes and the date that our 2012 Notes, our 2013 Senior Notes and our 2013 PIK Notes were repaid or redeemed.

In the fourth quarter of 2010, we redeemed $50.0 million of our 2013 PIK Notes, and in the first quarter of 2011, we redeemed approximately $27.5 million of our 2013 PIK Notes. These redemptions are expected to result in lower overall interest expense in 2011 than in 2010.

In 2009, gain on debt extinguishment of $1.9 million resulted from the repurchase of $4.0 million of our 9% Notes. We did not record any gain on debt extinguishment in 2010.

Other expense of $0.8 million in 2010 consists primarily of costs associated with an unconsummated stock offering of $0.7 million. Other expense in 2009 consists primarily of $2.3 million of costs related to refinancing activities for our note exchanges in October 2009, partially offset by $0.4 million in foreign currency income.

The provision for income taxes was $0.4 million in 2010 compared to $37.2 million in 2009. The effective rate for 2010 was (5.9%), which is lower than our anticipated 39.0% effective tax rate in large part due to an increase in the deferred tax valuation allowance.

Net loss was $7.4 million for 2010 compared with a net loss of $180.5 million for 2009 for the reasons outlined above.

Results of Operations for Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Total revenues for 2009 were $613.6 million, a decrease of $201.7 million, or 24.7%, compared to 2008 revenues. Transportation revenue decreased by $111.2 million, or 19.6%, primarily due to a decrease in linehaul revenue due to continuing softness in the housing and automotive industries and general weakening of our economy. We had a 20.0% decrease in the total number of miles driven as the average number of miles per load decreased over the prior year along with a 22.7% decrease in overall loads.

Service revenue increased by $0.9 million, or 0.9%, compared to 2008. This increase was primarily due to $11.6 million of increased rental income from the conversion of certain company-operated terminals to independent affiliate terminals, offset by reductions in tank wash revenue of $8.9 million due to tank wash closures, reduced business and the sale of substantially all of our tank wash business in the fourth quarter of 2009.

Fuel surcharge revenue decreased $91.4 million, or 62.9%, primarily due to a decrease in fuel prices and a decrease in the total number of miles driven. We have fuel surcharge programs in place with the majority of our customers. These programs typically involve a specified computation based on the changes in fuel prices. As a result, some of these programs may have a time lag between when fuel prices change and when this change is reflected in revenues. It is not meaningful to compare the amount of fuel surcharge revenue or the change in fuel surcharge revenue between reporting periods to fuel expense, or the change of fuel expense between periods, as a significant portion of fuel costs are included in purchased transportation.

Purchased transportation decreased by $93.3 million, or 20.0%, due primarily to the decrease in linehaul revenue, miles driven and loads. Total purchased transportation as a percentage of transportation revenue and fuel surcharge revenue increased to 73.4% in 2009, versus 65.6% for 2008 due to the conversion of certain company-operated terminals to independent affiliate terminals. In 2009, we transitioned the majority of company-operated terminals to independent affiliates. These actions resulted in a larger portion of our revenue being generated by independent affiliates in 2009. Our independent affiliates generated 72.8% of our transportation revenue and fuel surcharge revenue for 2009 compared to 50.7% for 2008. We pay our independent affiliates a greater percentage of transportation revenues generated by them than is paid to independent owner-operators, so our purchased transportation costs will change as revenues generated by independent affiliates change as a percentage of total transportation revenue. During the 2009 and 2008 periods, we paid our independent affiliates approximately 85% of transportation revenue and paid independent owner-operators approximately 65% of transportation revenue.

Compensation expense decreased $32.2 million, or 29.5%, primarily due to $30.0 million of reduced expense from corporate headcount reductions, terminal consolidations, and conversions of company-operated terminals to independent affiliate terminals offset by $2.2 million increase in pension expense. In addition, we had a reduction in compensation expense of $4.7 million for QSI due to tank wash closures, reduced business, and the sale of substantially all of our tank wash business in the fourth quarter of 2009.

Fuel, supplies and maintenance decreased $51.9 million, or 45.4%, due to lower fuel costs of $26.8 million, lower repairs and maintenance expense of $17.7 million, lower equipment rent expense of $4.8 million and lower QSI expenses of $3.9 million due to tank wash closures, reduced business and the sale of substantially all of our tank wash business in the fourth quarter of 2009, offset by an increase in our intermodal terminal operations.

Selling and administrative expenses decreased $11.3 million, or 31.4%, primarily due to a $4.2 million reduction in building rent expense and other expenses related to closed or converted terminals. In addition, we had a decrease of $4.1 million in professional fees, $1.6 million in travel-related costs, and $1.8 million for QSI due to tank wash closures and the sale of substantially all of our tank wash business in the fourth quarter of 2009, offset by an increase in our bad debt reserve of $0.7 million.

Insurance costs decreased $0.9 million, or 5.9%, primarily due to a reduction in the number and severity of accidents that occurred during 2009.

Communication and utilities expense decreased $4.8 million, or 37.8%, primarily due to reduced expense from terminal consolidations, conversions of company-operated terminals to independent affiliate terminals, tank wash closures and the sale of substantially all of our tank wash business in the fourth quarter of 2009.

Gain on sale of tank wash equipment of $7.1 million resulted from the sale of substantially all of QSI’s operating assets for $13.0 million to a third party on October 10, 2009.

Loss on disposal of property and equipment was $0.5 million in 2009 as compared to a gain of $3.1 million in 2008. The loss in 2009 resulted from the disposals of revenue equipment compared with a gain in 2008 resulting from the sale of land not used in our business.

In 2009, we recorded a non-cash impairment charge to goodwill and intangibles totaling $148.6 million as a result of our impairment analysis, which is performed at least annually every June 30 on both our logistics and intermodal segments. We recorded a charge of $144.3 million for the impairment of goodwill in our logistics segment. We also recorded a charge of $1.9 million for the impairment of goodwill in our intermodal segment and a charge of $2.4 million for the impairment of the tradename in our intermodal segment. We incurred restructuring costs of $3.5 million in 2009 and $5.3 million in 2008 primarily due to expenses associated with our restructuring plan which began during the second quarter of 2008. These costs consist of employee termination benefits and other related exit activities. As of December 31, 2009, we had accrued $1.1 million of additional expense related to this plan.

Operating loss was $115.2 million in 2009 as compared to operating income of $33.0 million in 2008. The operating margin for 2009 was (18.8%) compared to 4.0% for 2008 as a result of the above items.

Interest expense decreased by $7.2 million, or 20.3%, in 2009 compared to 2008, primarily due to a decrease in interest rates on our floating rate debt partially offset by higher interest rates following our note exchange in the fourth quarter of 2009. In addition, the outstanding principal amount of our 9% Notes was lower due to our note repurchases during 2009 and 2008, and the outstanding balance on our ABL Facility was lower in 2009 as compared to 2008.

In 2009, gain on debt extinguishment of $1.9 million resulted from the repurchase of $4.0 million of our 9% Notes. In 2008, gain on debt extinguishment of $16.5 million resulted from the repurchase of $24.2 million of our 9% Notes.

Other expense of $1.9 million in 2009 consists primarily of $2.3 million of costs due to refinancing activities related to our note exchanges offset by $0.4 million in foreign currency income. Other income of $2.9 million in 2008 resulted primarily from the settlement of an acquired pension liability of $3.4 million partially offset by $0.3 million in foreign currency income.

The provision for income taxes was $37.2 million in 2009 as compared to a provision for income taxes of $4.9 million in 2008. The effective rate for 2009 was (26.0%), which is lower than our normalized tax rate of 39.0%, in large part due to the recording of a deferred tax valuation allowance and an impairment charge.

Net loss was $180.5 million for 2009 compared with a net income of $12.1 million for 2008 for the reasons outlined above.

Segment Operating Results

During the fourth quarter of 2010, we realigned and renamed our business segments to better reflect our current business and asset-light model due to the shift of a majority of our company-operated operations to independent affiliate operations. Our Trucking segment was renamed Logistics and our Container Services segment was renamed Intermodal to better describe the services we perform. Additionally, equipment rental, which was previously reported as Other revenue, has been reclassified to our Logistics segment, due to revenue equipment being utilized to service customers in our logistics segment. This is consistent with the information reviewed by our chief operating decision maker. Presentation of prior period results reflects these new segments.

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which consists of truckload transportation of bulk chemicals and equipment rentals; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Segment revenues and operating income include the allocation of fuel surcharge to the logistics and intermodal segments. The operating income reported in our segments excludes amounts such as gains and losses on disposal of property and equipment, restructuring costs, impairment charge, corporate and other unallocated amounts. Corporate and unallocated amounts include depreciation and amortization and other gains and losses. Although these amounts are excluded from the business segment results, they are included in reported consolidated earnings. In 2009 and 2008, revenues contained in the “other” segment represent revenues from our tank wash business which was sold during the fourth quarter of 2009. We have not provided specific asset information by segment, as it is not regularly provided to our chief operating decision maker for review.

Summarized segment operating results are as follows (in thousands):

	Twelve months ended December 31, 2010
	Logistics	Intermodal	Other	Total
Operating Revenues:
Transportation	$442,576	$55,870	$—	$498,446
Service revenue	70,470	37,004	—	107,474
Fuel surcharge	72,053	8,625	—	80,678

Total operating revenues	$585,099	$101,499	$—	$686,598

Segment revenue % of total revenue	85.2%	14.8%	0.0%	100.0%
Segment operating income	$44,791	$16,863	$—	$61,654

	Twelve months ended December 31, 2009
	Logistics	Intermodal	Other	Total
Operating Revenues:
Transportation	$411,213	$43,445	$—	$454,658
Service revenue	58,433	31,161	15,360	104,954
Fuel surcharge	49,104	4,893	—	53,997

Total operating revenues	$518,750	$79,499	$15,360	$613,609

Segment revenue % of total revenue	84.5%	13.0%	2.5%	100.0%
Segment operating income	$36,961	$11,287	$2,240	$50,488

	Twelve months ended December 31, 2008
	Logistics	Intermodal	Other	Total
Operating Revenues:
Transportation	$521,558	$44,256	$—	$565,814
Service revenue	50,532	34,076	19,431	104,039
Fuel surcharge	134,054	11,383	—	145,437

Total operating revenues	$706,144	$89,715	$19,431	$815,290

Segment revenue % of total revenue	86.6%	11.0%	2.4%	100.0%
Segment operating income	$42,452	$10,934	$2,827	$56,213

	2010 vs 2009	Logistics	Intermodal	Other
Segment revenues	$ change	66,349	22,000	(15,360)
	% of change	12.8%	27.7%	(100.0)%

Segment operating income	$ change	7,830	5,576	(2,240)
	% of change	21.2%	49.4%	(100.0)%

	2009 vs 2008	Logistics	Intermodal	Other
Segment revenues	$ change	(187,394)	(10,216)	(4,071)
	% of change	(26.5)%	(11.4)%	(21.0)%

Segment operating income	$ change	(5,491)	353	(587)
	% of change	(12.9)%	3.2%	(20.8)%

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 – Segment Results

Operating revenue:

Logistics—revenues increased $66.3 million, or 12.8%, for 2010 compared to 2009 due to an increase of $33.2 million in linehaul revenue, an increase of $22.9 million in fuel surcharge and an increase of $10.2 million in rental revenue.

Intermodal—revenues increased $22.0 million, or 27.7%, for 2010 compared to 2009 due to an increase of $18.3 million in linehaul and depot revenue and an increase of $3.7 million in fuel surcharge.

Other revenue—we had no other revenue in 2010 due to the sale of our tank wash business in 2009.

Operating income:

Logistics—operating income increased $7.8 million, or 21.2%, for 2010 compared to 2009 primarily due to an increase in linehaul revenue, an increase in equipment rentals and cost savings initiatives and the conversion of company-operated terminals to independent affiliate terminals.

Intermodal—operating income increased $5.6 million, or 49.4%, for 2010 compared to 2009 due to increased demand from existing customers.

Other operating income—we had no other operating income in 2010 due to the sale of our tank wash business in 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 – Segment Results

Operating revenue:

Logistics—revenues decreased $187.4 million, or 26.5%, for 2009 compared to 2008 due to a decrease in linehaul revenue of $114.0 million from fewer miles driven and a weakened economy and a decrease in fuel surcharge of $85.0 million resulting from lower fuel prices in 2009 offset by an increase in rental revenue of $11.6 million.

Intermodal—revenues decreased $10.2 million, or 11.4%, for 2009 compared to 2008 due to a decrease of $6.5 million in fuel surcharge and a decrease of $3.7 million in linehaul revenue.

Other revenue—revenues decreased $4.1 million, or 21.0%, for 2009 compared to 2008 due to a decrease in our tank wash revenue.

Operating income:

Logistics—operating income decreased $5.5 million, or 12.9%, for 2009 compared to 2008 primarily due to a decrease in linehaul revenue offset by cost savings initiatives and the conversion of company-operated terminals to independent affiliate terminals.

Intermodal—operating income increased $0.4 million, or 3.2%, for 2009 compared to 2008 due to expanded terminal operations.

Other operating income—operating income decreased $0.6 million, or 20.8%, for 2009 compared to 2008, due to reduced tank wash revenue.

Exchange Rates

We operate primarily in the United States but also have operations in Canada and Mexico. Our results of operations are affected by the relative strength of currencies in the countries where we operate. Approximately 5.5%, 6.1% and 6.4% of our revenue in 2010, 2009 and 2008, respectively, was generated outside the United States.

In comparing the average exchange rates between 2010 and 2009, the Canadian dollar appreciated against the United States dollar by approximately 10.8% while the Mexican peso depreciated against the United States dollar by approximately 6.5%. The change in exchange rates positively impacted revenue by approximately $3.6 million in 2010. The appreciation of the Canadian dollar was the primary reason for the $0.1 million net increase in cumulative currency translation loss in shareholders’ deficit for 2010.

Gains and losses included in the consolidated statements of operations from foreign currency transactions included a $0.2 million gain in 2010, a $0.4 million gain in 2009, and a $0.3 million gain in 2008. Risks associated with foreign currency fluctuations are discussed further in “Quantitative and Qualitative Disclosures about Market Risk.”

Liquidity and Capital Resources

Our primary cash needs consist of working capital, capital expenditures and debt service. Our working capital needs depend upon the timing of our collections from customers and payments to others as well as our capital and operating lease payment obligations. Our capital expenditures primarily relate to acquiring trailers and maintaining them. We have reduced our capital expenditure requirements by utilizing independent affiliates and independent owner-operators.

Independent affiliates and independent owner-operators typically supply their own tractors, which reduces our capital investment requirements. For the three months ending March 31, 2011, capital expenditures were $3.2 million and proceeds from sales of property and equipment were $2.9 million. We expect our future capital expenditures, net of proceeds from property and equipment sales, to generally be approximately 1% of operating revenues annually. We currently expect net capital expenditures for 2011 to be approximately $8.0 million, although the actual amount could differ materially because of operating needs, growth needs, regulatory changes, covenants in our debt arrangements, other expenses, or other factors. Based on our current trailer fleet, we believe we have the ability to capture additional business volume during 2011 with minimal additional capital expenditures.

Debt service consists of principal and interest payments on the outstanding balance of our ABL Facility as well as our outstanding senior and subordinated notes. These notes are currently comprised primarily of our 2018 Notes and our 2013 PIK Notes, though the aggregate principal balance and composition of notes has changed primarily between the 2010 and 2011 periods. Interest equal to 2.75% on the 2013 PIK Notes is payable through the issuance of additional notes rather than cash.

We have no major debt maturities prior to 2013. In the fourth quarter of 2010, in connection with the issuance of $225.0 million aggregate principal amount of the 2018 Notes at 99.324% of par, we paid at maturity our 9% Notes, fully redeemed our 2012 Notes and our 2013 Senior Notes, redeemed $47.5 million of our 2013 PIK Notes and paid down a portion of our outstanding borrowings under the ABL Facility. We repurchased $2.5 million and redeemed $10.0 million of our 2013 PIK Notes in December 2010 and January 2011, respectively.

On February 9, 2011, we sold 2.0 million shares of our common stock in an underwritten public offering and received net proceeds, after fees and expenses, of approximately $17.5 million. Certain affiliates of Apollo also sold 2.6 million shares in the offering. We redeemed $17.5 million of our 2013 PIK Notes with proceeds from the offering of our common stock in March 2011.

We may from time to time repurchase or redeem additional amounts of our outstanding debt or other securities. Any repurchases or redemptions would depend upon prevailing market conditions, our liquidity requirements, contractual restrictions and other factors we consider important. Future repurchases or redemptions may materially impact our liquidity, future tax liability and results of operations.

Our primary sources of liquidity for operations during the 2011 and 2010 periods have been cash flow from operations and borrowing availability under the ABL Facility. At March 31, 2011, we had $77.1 million of borrowing availability under the ABL Facility. We believe that, based on current operations and anticipated growth, our cash flow from operations, together with other available sources of liquidity, will be sufficient to fund anticipated capital expenditures, operating expenses and our other anticipated liquidity needs for the next twelve months. Anticipated debt maturities in 2013, the acquisition of another business or other events that we do not foresee may require us to seek alternative financing, such as restructuring or refinancing our long-term debt, selling assets or operations or selling additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms or were not permitted under any of our debt agreements and we default on our obligations, our debt could be accelerated and our assets might not be sufficient to repay in full all of our obligations.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2011 and 2010 and for the years ended December 31, 2010, 2009 and 2008 as reported in our consolidated statements of cash flows in the accompanying consolidated financial statements (in thousands):

	Year Ended December 31			(Unaudited) Three Months Ended March 31
	2010	2009	2008	2011	2010
Net cash provided by (used in) operating activities	$21,071	$39,756	$19,593	$5,664	$(4,154)
Net cash (used in) provided by investing activities	(1,079)	9,577	(8,524)	(335)	(3,229)
Net cash (used in) provided by financing activities	(23,879)	(50,515)	(13,485)	(4,343)	4,421
Effect of exchange rate changes on cash	7	28	(508)	(1)	4

Cash and cash equivalents at beginning of period	5,633	6,787	9,711	1,753	5,633

Cash and cash equivalents at end of period	1,753	5,633	6,787	2,738	2,675

Cash Flows for the Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

Net cash provided by operating activities was $5.7 million for the three-month period ended March 31, 2011 compared to $4.2 million used in the comparable 2010 period. The $9.9 million increase in cash provided by operating activities was due to a reduction of accrued loss and damage claims and an increase in our restructuring accrual. Our restructuring and cost reduction efforts in 2010 have enabled us to generate stronger operating cash in 2011.

Net cash used in investing activities totaled $0.3 million for the three-month period ended March 31, 2011 compared to $3.2 million used in the comparable 2010 period. The $2.9 million change resulted from an increase in proceeds from sale of property and equipment and a decrease in capital expenditures in the 2011 period.

Net cash used in financing activities was $4.3 million during the three-month period ended March 31, 2011, compared to $4.4 million provided by in the comparable 2010 period. In the 2011 period, net cash received from our equity offering of approximately $17.5 million and increased borrowings of $10.0 million under our ABL Facility were utilized to redeem $27.5 million in principal amount of our 2013 PIK Notes, to pay down other debt and capital lease obligations and to redeem for $1.8 million the preferred shares of our subsidiary, CLC, which we previously reflected on our balance sheet as redeemable noncontrolling interest. In the 2010 period, increased borrowings of $6.0 million under our ABL facility were used to pay a large insurance claim, pay down debt and capital lease obligations and for capital expenditures.

Cash Flows for the Years ended December 31, 2010, 2009 and 2008

We generated $21.1 million, $39.8 million and $19.6 million in net cash provided by operating activities in 2010, 2009 and 2008, respectively. The decrease in cash provided by operating activities in 2010, as compared to 2009, was primarily due to an increase in accounts receivable in the 2010 period resulting from higher revenue, slightly offset by an increase in our restructuring accrual. We continued to experience some softness in demand during 2010; however our continued restructuring and cost reduction efforts have enabled us to generate stronger operating cash. We have aligned our cost structure to allow for flat or declining revenues. The increase in net cash provided by operating activities in 2009 as compared to 2008 was primarily due to increased collections of outstanding accounts receivable, lower loss and damage claim payments, lower operating expenses due to our restructuring and transition to independent affiliates, and closure of certain of our trucking terminals.

Net cash (used in) provided by investing activities in 2010, 2009 and 2008 was $(1.1) million, $9.6 million and $(8.5) million, respectively. Capital expenditures totaled $11.2 million, $8.2 million and $14.8 million in 2010, 2009 and 2008, respectively, while proceeds from sales of property and equipment were $10.1 million, $7.5 million and $6.3 million, respectively. In 2010, we used proceeds of $10.1 million from sale of old unutilized revenue equipment to fund $11.2 million of new revenue equipment. In 2009, we received cash of $10.0 million from the sale of tank wash assets. In 2008, we used net cash of $8.4 million to purchase new revenue equipment, the assets of two businesses and the assets of one independent affiliate.

Net cash used in financing activities was $(23.9) million, $(50.5) million and $(13.5) million in 2010, 2009 and 2008, respectively. In 2010, cash was primarily utilized to repay $29.5 million under our ABL Facility, to pay down $6.5 million of other debt and capital lease obligations, to pay financing fees of $5.6 million in connection with the issuance of our 2018 Notes, to pay a large insurance claim and issue a loan to a new independent affiliate. In 2009, we primarily used cash to repay $19.0 million of our borrowings under the ABL Facility, to pay down $17.7 million of other debt and capital lease obligations, including $2.1 million used to repurchase $4.0 million in principal amount of 9% Notes, and to pay financing fees of $4.9 million in connection with debt refinancing transactions. In 2008, we used cash of $7.7 million to repurchase $24.2 million in principal amount of our 9% Notes, and we used cash from operations and sales of properties to pay down approximately $9.0 million of our debt obligations.

Contractual Obligations

The following is a schedule of our long-term contractual commitments, including the current portion of our long-term indebtedness at March 31, 2011 over the periods we expect them to be paid (in thousands):

	Total	Remainder of 2011	Years 2012 & 2013	Years 2014 & 2015	Year 2016 and after
Operating leases (1)	$27,806	$7,047	$12,043	$5,031	$3,685
Total indebtedness (2)	289,316	2,738	59,499	1,813	225,266
Capital leases	11,744	3,403	7,741	600	—
Interest on indebtedness (3)	177,417	19,801	50,094	44,567	62,955

Total	$506,283	$32,989	$129,377	$52,011	$291,906

(1)	These obligations represent the minimum rental commitments under all non-cancelable operating leases including the guaranteed residual values at the end of the leases. Commitments also include the operating lease for our corporate headquarters. We expect that some of our operating lease obligations for tractors and trailers will be partially offset by rental revenue from subleasing the tractors to independent affiliates and independent owner-operators and subleasing trailers to independent affiliates.
(2)	Includes aggregate unamortized discount of $1.9 million.
(3)	Amounts presented for interest payments assume that all long-term debt obligations outstanding as of March 31, 2011 will remain outstanding until maturity and interest rates on variable-rate debt in effect as of March 31, 2011 will remain in effect until maturity.

Other Liabilities and Obligations

As of March 31, 2011, we had $11.2 million of environmental liabilities, $18.3 million of pension plan obligations and $20.2 million of insurance claim obligations. The timing of the cash payment for environmental liabilities and insurance claims fluctuates from quarter to quarter. We expect to incur additional environmental costs in the future for environmental studies and remediation efforts that we will be required to undertake related to legacy CLC sites.

As of March 31, 2011, we had $30.3 million in outstanding letters of credit that may be drawn by third parties to satisfy some of the obligations described above and certain leasing obligations. We are required to provide letters of credit to our insurance administrator to ensure that we pay required claims. The letter of credit issued to our insurance administrator had a maximum draw amount of $25.2 million as of March 31, 2011. If we fail to meet certain terms of our agreement, the insurance administrator may draw down the entire letter of credit. The remaining $5.1 million of outstanding letters of credit as of March 31, 2011 relates to various other obligations.

Long-term Debt

Long-term debt consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Capital lease obligations	$11,744	$12,850
ABL Facility	48,500	38,500
11.75% Senior Subordinated PIK Notes, due 2013	5,752	33,184
9.875% Second-Priority Senior Secured Notes, due 2018	225,000	225,000
Other notes	10,064	11,327

Long-term debt, including current maturities	301,060	320,861
Discount on notes	(1,932)	(3,529)

	299,128	317,332
Less current maturities of long-term debt (including capital lease obligations)	(8,617)	(8,563)

Long-term debt, less current maturities	$290,511	$308,769

Debt Retirement

The following is a schedule of our indebtedness at March 31, 2011 over the periods we are required to pay such indebtedness (in thousands):

	Remainder of 2011	2012	2013	2014	2015 and after	Total
Capital lease obligations	$3,403	$5,163	$2,578	$600	$—	$11,744
ABL Facility	—	—	48,500	—	—	48,500
11.75% Senior Subordinated PIK Notes, due 2013 (1)	—	—	5,752	—	—	5,752
9.875% Second-Priority Senior Secured Notes, due 2018 (1)	—	—	—	—	225,000	225,000
Other notes	2,738	2,658	2,589	947	1,132	10,064

Total	$6,141	$7,821	$59,419	$1,547	$226,132	$301,060

(1)	Amounts do not include the remaining aggregated unamortized original issue discount of $1.9 million.

The following is a schedule of our debt issuance costs (in thousands):

	December 31, 2010 Balance	Write-off of Debt Issuance Costs	Additional Debt Issuance Costs	2011 Amortization Expense	March 31, 2011 Balance
ABL Facility	$3,015	$—	$—	$(312)	$2,703
11.75% Senior Subordinated PIK Notes, due 2013	410	(328)	—	(17)	65
9.875% Second-Priority Senior Secured Notes, due 2018	5,685	—	341	(213)	5,813

Total	$9,110	$(328)	$341	$(542)	$8,581

Amortization expense of deferred issuance costs was $0.5 million and $0.7 million for the three months ending March 31, 2011 and 2010, respectively. We are amortizing these costs over the term of the debt instruments.

The ABL Facility

We entered into our ABL Facility on December 18, 2007. As of March 31, 2011, the ABL Facility consists of a current asset tranche in the amount of $205.0 million and a fixed asset tranche in the amount of $20.0 million. Borrowings of revolving loans under the ABL Facility are allocated pro rata to the current asset tranche and the fixed asset tranche based on the respective borrowing bases of the two tranches. The ABL Facility includes a sublimit to issue letters of credit, which are also allocated pro rata between the two tranches based on their respective borrowing bases, and is available for working capital needs and general corporate purposes, including permitted acquisitions. The maturity date of the ABL Facility is June 18, 2013. The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. At March 31, 2011, we had $77.1 million of borrowing availability under the ABL Facility.

The ABL Facility is required to be prepaid only to the extent that the aggregate amount of outstanding borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the relevant tranche exceeds the lesser of the applicable commitments and the applicable borrowing base in effect at such time for such tranche. The borrowing base for the current asset tranche consists of eligible accounts receivable, eligible inventory and eligible tractor and trailer fleet, and the borrowing base for the fixed asset tranche consists of eligible real property and certain eligible equipment.

The interest rate under the current asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.00% or on the Eurodollar LIBOR rate plus an applicable margin; at March 31, 2011, the applicable margin was 2.00%. The administrative agent’s base rate is equal to the greater of the federal funds overnight rate plus 0.50% or the prime rate. The interest rate under the fixed asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.25% or on LIBOR plus an applicable margin; at March 31, 2011, the applicable margin was 2.25%. The applicable margin under either tranche is subject to increases or reductions based upon the amounts available for borrowing under the ABL Facility. Interest is generally payable quarterly, but may be payable in periods from one to six months in the case of some LIBOR loans. The interest rate on the ABL Facility at March 31, 2011 and 2010 was 2.4% and 2.5%, respectively.

The ABL Facility provides for payment of the following in respect of outstanding letters of credit:

•

a letter of credit fee, payable quarterly in arrears, equal to (i) for standby letters of credit, the applicable margin under the current asset tranche, and (ii) for trade letters of credit, the applicable margin under the current asset tranche minus 0.50%, in each case from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

•	a fronting fee, payable quarterly in arrears, equal to 0.125% per annum on the aggregate outstanding stated amounts of such letter of credit; and

•	customary administrative charges.

We pay a commitment fee equal to 0.25% per annum on the available daily undrawn portion of the available commitment under the ABL Facility. This commitment fee is paid quarterly in arrears.

We may request up to $150.0 million in letters of credit, subject to certain limitations based on availability under the ABL Facility. In the event we prepay all outstanding amounts under the fixed asset tranche of the ABL Facility, and all commitments thereunder are terminated, prior to the termination of the ABL Facility, no less than $150.0 million under the current asset tranche will be available for letters of credit. At March 31, 2011, we had $30.3 million of letters of credit issued.

We incurred $6.9 million in debt issuance costs relating to the ABL Facility. We are amortizing these costs over the term of the ABL Facility.

9.875% Second-Priority Senior Secured Notes Due 2018

On November 3, 2010 we issued $225.0 million aggregate principal amount of the 2018 Notes. With the proceeds of the issuance of the 2018 Notes, we repaid at maturity our 9% Notes, fully redeemed our 2012 Notes and our 2013 Senior Notes, redeemed $47.5 million of our 2013 PIK Notes, and paid down a portion of our outstanding borrowings under the ABL Facility.

The payment obligations of QD LLC and QD Capital under the 2018 Notes are guaranteed by QDI and by all of its domestic subsidiaries other than immaterial subsidiaries. The 2018 Notes are senior obligations of QD LLC and QD Capital and are secured by a second-priority lien on certain assets. Pursuant to an intercreditor agreement, the liens on the collateral securing the 2018 Notes rank junior in right of payment to the ABL Facility and obligations under certain hedging agreements and cash management obligations and certain other first-lien obligations.

In connection with the issuance of the 2018 Notes, we have agreed pursuant to a registration rights agreement to file a registration statement relating to an offer to exchange the 2018 Notes for debt securities which are substantially identical in all material respects to the 2018 Notes, and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 365 days after November 3, 2010. If we fail to satisfy these obligations, we will be required to pay additional interest. Interest on the 2018 Notes is payable at a rate of 9.875% per annum, semiannually on May 1 and November 1 of each year, and was first paid on May 2, 2011.

The 2018 Notes mature on November 1, 2018. Prior to November 1, 2014, we may redeem the 2018 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2018 Notes redeemed, plus accrued and unpaid interest to the redemption date, plus an additional “make-whole premium” intended to capture the value of holding 2018 Notes through November 1, 2014, but not less than 1%. During any twelve-month period prior to November 1, 2014, we may also redeem up to 10% of the original aggregate principal amount of the 2018 Notes at a redemption price of 103%, plus accrued and unpaid interest to the redemption date. Additionally, at any time prior to November 1, 2014, we may redeem up to 35% of the principal amount of the 2018 Notes at a redemption price of 109.875%, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings so long as at least 50% of the aggregate original principal amount of the 2018 Notes remains outstanding afterwards. On or after November 1, 2014, we may redeem the 2018 Notes, in whole or in part, at the following prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2014	104.938%
2015	102.469%
2016 and thereafter	100.000%

We recorded $5.8 million in debt issuance costs relating to the 2018 Notes, of which $5.6 million was related to the new issuance and $0.2 million of unamortized debt issuance costs related to the 2013 Senior Notes. We are amortizing these costs over the remaining term of the 2018 Notes.

11.75% Senior Subordinated PIK Notes Due 2013

On October 15, 2009, we issued $80.7 million aggregate principal amount of the 2013 PIK Notes. The payment obligations of QD LLC and QD Capital under the 2013 PIK Notes are guaranteed by QDI and by all of its domestic subsidiaries other than immaterial subsidiaries. The 2013 PIK Notes are unsecured senior subordinated obligations of QD LLC and QD Capital. Interest is payable on the 2013 PIK Notes at 11.75% per annum, payable 9% in cash and 2.75% in the form of additional 2013 PIK Notes, quarterly on February 1, May 1, August 1 and November 1 of each year. The 2013 PIK Notes mature on November 1, 2013. We may redeem the 2013 PIK Notes, in whole or part at a price equal to 100% of the principal amount of the 2013 PIK Notes redeemed plus accrued and unpaid interest to the redemption date.

On December 3, 2010 we redeemed $47.5 million of these notes plus accrued and unpaid interest, in conjunction with the issuance of the 2018 Notes. On December 10, 2010 and December 20, 2010, we repurchased $2.2 million and $0.3 million, respectively, of these notes plus accrued and unpaid interest. On January 20, 2011, we redeemed $10.0 million of these notes plus accrued and unpaid interest. On March 11, 2011, we redeemed $17.5 million of these notes plus accrued and unpaid interest.

We recorded $1.5 million in debt issuance costs relating to the 2013 PIK Notes, of which $0.5 million of unamortized debt issuance costs related to the 9% Notes and $1.0 million were related to the new issuance. In addition, we recorded $6.7 million in note issuance discount due to warrants issued concurrently with the issuance of the 2013 PIK Notes. The amount represents the fair market value of the warrants at time of issuance. We are amortizing these costs over the remaining term of the 2013 PIK Notes. In conjunction with the December 3, 2010 redemption and the December 10, 2010 and December 20, 2010 repurchases, we expensed $7.4 million of unamortized debt issuance costs and unamortized original issue discount in the fourth quarter of 2010. In connection with the January 20, 2011 and March 11, 2011 redemptions, we wrote-off $1.8 million of unamortized debt issuance costs and unamortized original issue costs in the three months ending March 31, 2011.

10% Senior Notes Due 2013

On October 15, 2009, we issued approximately $134.5 million aggregate principal amount of the 2013 Senior Notes. On December 3, 2010, we fully redeemed the 2013 Senior Notes with a portion of the proceeds of the issuance of $225.0 million aggregate principal amount of the 2018 Notes.

Senior Floating Rate Notes Due 2012

On January 28, 2005, we issued $85.0 million aggregate principal amount of our 2012 Notes. On December 18, 2007, we issued a second series of 2012 Notes in the original principal amount of $50.0 million. On December 3, 2010, we fully redeemed the remaining 2012 Notes with a portion of the proceeds of the issuance of $225.0 million aggregate principal amount of the 2018 Notes.

9% Senior Subordinated Notes Due 2010

On September 30, 2003, we issued $125.0 million aggregate principal amount of our 9% Notes. On November 15, 2010, we repaid at maturity the remaining $16.0 million of 9% Notes with a portion of the proceeds of the issuance of $225.0 million aggregate principal amount of the 2018 Notes. We incurred $5.5 million in debt issuance costs relating to the issuance of the 9% Notes. Approximately $0.5 million of unamortized debt issuance costs were included in debt issuance costs related to the 2013 Senior Notes. All remaining debt issuance costs have been fully amortized.

The note issuance and subsequent note redemptions in November 2010 described above were primarily treated as a debt extinguishment and partially a debt modification in accordance with applicable FASB guidance.

Collateral, Guarantees and Covenants

The ABL Facility contains a fixed charge coverage ratio of 1.0 to 1.0 which only needs to be met if borrowing availability is less than $20.0 million. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to (i) sell assets; (ii) incur additional debt; (iii) prepay other debt (including the 2018 Notes and the 2013 PIK Notes); (iv) repurchase or pay dividends on QDI’s common stock; (v) create liens on assets; (vi) make investments; (vii) make certain acquisitions; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend certain charter documents and material agreements governing subordinated debt, including the 2018 Notes and the 2013 PIK Notes; (xi) change the business conducted by us and our subsidiaries; and (xii) enter into agreements that restrict dividends from subsidiaries. The ABL Facility also contains certain customary events of default, which, if any of them occurs, may result in the principal, interest and any other monetary obligations under the ABL Facility becoming immediately payable.

The indentures governing the 2018 Notes and the 2013 PIK Notes contain covenants that restrict, subject to certain exceptions, our ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of QDI’s common stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The indentures also provide certain customary events of default, which, if any of them occurs, may result in the principal, interest and any other monetary obligations on the then outstanding 2018 Notes and 2013 PIK Notes becoming payable immediately.

The payment obligations under the ABL Facility are senior secured obligations of QD LLC and QD Capital and are secured by certain assets and guaranteed by QDI and by all of its domestic subsidiaries other than immaterial subsidiaries. The payment obligations of QD LLC and QD Capital under the 2018 Notes and the 2013 PIK Notes are guaranteed by QDI and by all of its domestic subsidiaries other than immaterial subsidiaries. The 2018 Notes, and the guarantees thereof, are senior obligations of QD LLC and QD Capital and are secured by a second-priority lien on certain assets. Pursuant to an intercreditor agreement, the liens on the collateral securing the 2018 Notes rank junior in right of payment to the ABL Facility and obligations under certain hedging agreements and cash management obligations and certain other first lien obligations. The 2013 PIK Notes, and the guarantees thereof, are unsecured senior subordinated obligations ranking junior in right of payment to all of our existing and future senior debt, and all liabilities of our subsidiaries that do not guarantee the 2013 PIK Notes. The 2013 PIK Notes are effectively junior to all of our existing and future secured debt, including borrowings under the ABL Facility, to the extent of the value of the assets securing such debt.

We believe that we were in compliance with the covenants under the ABL Facility, the 2018 Notes and the 2013 PIK Notes at March 31, 2011.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined under Item 303(a)(4) of Regulation S-K.

Other Issues

While uncertainties relating to environmental, labor and other regulatory matters exist within the trucking industry, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. Our credit rating is affected by many factors, including our financial results, operating cash flows and total indebtedness.

The ABL Facility and the indentures governing the 2018 Notes and the 2013 PIK Notes contain certain limitations on QD LLC’s ability to make distributions to QDI. We do not consider these restrictions to be significant, because QDI is a holding company with no significant operations or assets, other than ownership of 100% of QD LLC’s membership units. QD LLC’s direct and indirect wholly owned subsidiaries are generally permitted to make distributions to QD LLC, which is the principal obligor under the ABL Facility, the 2018 Notes and the 2013 PIK Notes.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to market risks from (i) interest rates due to our variable interest rate indebtedness, (ii) foreign currency fluctuations due to our international operations and (iii) increased commodity prices due to the diesel consumption necessary for our operations. During the three years ended December 31, 2010 and the three months ended March 31, 2011, we have not held derivative instruments or engaged in other hedging transactions to reduce our exposure to such risks.

Interest Rate Risk

We are exposed to the impact of interest rate changes through our variable-rate borrowings under the ABL Facility. With regard to the ABL Facility at QD LLC’s option, the applicable margin for borrowings under the current asset tranche at March 31, 2011 was 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The applicable margin for borrowings under the fixed asset tranche at March 31, 2011 was 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. The applicable margin for such borrowings will be reduced or increased based on aggregate borrowing base availability under the ABL Facility over the life of the ABL Facility. The base rate under the ABL Facility is equal to the higher of the prime rate and the federal funds overnight rate plus 0.50%.

	Balance at March 31, 2011	Interest Rate at March 31, 2011	Effect of 1% Increase
	($ in 000s)		($ in 000s)
ABL Facility	$48,500	2.38%	$485

At March 31, 2011, a 1% point increase in the current per annum interest rate for each would result in $0.5 million of additional interest expense during the next year. The foregoing calculation assumes an instantaneous one percentage point increase in the rates of all of our indebtedness and that the principal amount of each is the amount outstanding as of March 31, 2011. The calculation therefore does not account for the differences in the market rates upon which the interest rates of our indebtedness are based, our various options to elect the lower of two different interest rates under our borrowings or other possible actions, such as prepayment, that we might take in response to any rate increase.

Foreign Currency Exchange Rate Risk

Operating in international markets involves exposure to the possibility of volatile movements in foreign exchange rates. The currencies in each of the countries in which we operate affect:

•	the results of our international operations reported in United States dollars; and

•	the value of the net assets of our international operations reported in United States dollars.

These exposures may impact future earnings or cash flows. Revenue from foreign locations (Canada and Mexico) represented approximately 5.5% of our consolidated revenue in 2010 and 6.1% of our consolidated revenue in 2009. The economic impact of foreign exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause us to adjust our financing and operating strategies. Therefore, to isolate the effect of changes in currency does not accurately portray the effect of these other important economic factors. As foreign exchange rates change, translation of the income statements of our international subsidiaries into U.S. dollars affects year-over-year comparability of operating results. While we may hedge specific transaction risks, we generally do not hedge translation risks because we believe there is no long-term economic benefit in doing so.

Assets and liabilities for our Canadian operations are matched in the local currency, which reduces the need for dollar conversion. Our Mexican operations use the United States dollar as their functional currency. Any foreign currency impact on translating assets and liabilities into dollars is included as a component of shareholders’ deficit. Our revenue results for 2010 were positively impacted by a $3.6 million foreign currency movement, primarily due to the strengthening of the Canadian dollar against the United States dollar.

Changes in foreign exchange rates that had the largest impact on translating our international operating profits for 2010 related to the Canadian dollar versus the United States dollar. We estimate that a 1% adverse change in the Canadian dollar foreign exchange rate would have decreased our revenues by approximately $0.4 million in 2010, assuming no changes other than the exchange rate itself. Our inter-company loans are subject to fluctuations in exchange rates primarily between the United States dollar and the Canadian dollar. Based on the outstanding balance of our inter-company loans at March 31, 2011, a change of 1% in the exchange rate for the Canadian dollar would cause a change in our foreign exchange result of less than $0.1 million.

Commodity Price Risk

The price and availability of diesel fuel are subject to fluctuations due to changes in the level of global oil production, seasonality, weather, global politics and other market factors. Historically, we have been able to recover a majority of fuel price increases from our customers in the form of fuel surcharges. The price and availability of diesel fuel can be unpredictable as well as the extent to which fuel surcharges can be collected to offset such increases. In the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, a majority of fuel costs were covered through fuel surcharges.

BUSINESS

Overview

We operate the largest chemical bulk tank truck network in North America through our wholly owned subsidiary, QCI, and are also the largest provider of intermodal ISO tank container and depot services in North America through our wholly owned subsidiary, Boasso. QCI has relationships with 29 independent affiliated trucking operations which provide the physical transportation of chemicals, together with its three company-operated trucking terminals.

The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists primarily of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We primarily transport a broad range of chemical products and provide our customers with logistics and other value-added services through 29 independent affiliates with 93 trucking terminals and through three company-operated trucking terminals. We are a core carrier for many of the major companies engaged in chemical processing, including Arkema, Ashland, BASF, Dow, DuPont, ExxonMobil, Georgia-Pacific, Honeywell, PPG Industries, Procter & Gamble, Sunoco and Unilever, and we provide services to most of the top 100 chemical producers with North American operations.

Our transportation revenue is a function of the volume of shipments by the bulk chemical industry, prices, the average number of miles driven per load, our market share and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries and end-use markets, including consumer and industrial products, paints and coatings, paper and packaging, agriculture and food products, and tends to vary with changing economic conditions.

Due to the nature of our customers’ business, our revenues are seasonal. Revenues generally decline during winter months, namely our first and fourth fiscal quarters and over holidays and rise during our second and third fiscal quarters. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months.

Our wholly owned subsidiary, Boasso, is the largest North American provider of intermodal ISO tank container transportation and depot services, with eight terminals located in the eastern half of the United States. In addition to intermodal tank transportation services, Boasso provides tank cleaning, heating, testing, maintenance and storage services to customers. Boasso provides local and over-the-road trucking primarily within the proximity of the port cities where its depots are located and also sells equipment that its customers use for portable alternative storage or office space.

Demand for intermodal ISO tank containers is impacted by the aggregate volume of imports and exports of chemicals through North American ports, and Boasso’s revenues are accordingly impacted by this import/export volume. In particular, Boasso’s revenues are driven by the number of shipments through ports at which Boasso has terminals, the volume of rail shipments from ports at which Boasso has terminals, and Boasso’s market share. Global economic conditions and differences among the laws and currencies of foreign nations may also impact the volume of shipments.

Financial Reporting Segments

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which consists primarily of truckload transportation of bulk chemicals primarily through our network of independent affiliates and equipment rentals: and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Additional financial information about each of these segments is presented in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Further information about each of our segments, and our business as a whole, is presented below.

Our History

We are a Delaware limited liability company formed on April 14, 2002. We are a holding company with no significant assets or operations other than the ownership of our operating subsidiaries, including QCI and Boasso. Our sole member is QDI. QDI is a holding company with no significant assets or operations other than the ownership of 100% of our membership interests. QD Capital, our wholly owned subsidiary, is a Delaware corporation, formed on May 1, 2003 and is a co-issuer of the Existing 2018 Notes and will be a co-issuer of the Exchange 2018 Notes. QD Capital has nominal assets and no operations.

We are the primary obligor under the Existing 2018 Notes, the 2013 PIK Notes and the ABL Facility and will be the primary obligor under the Exchange 2018 Notes. QDI is a guarantor under the Existing 2018 Notes, the 2013 PIK Notes and the ABL Facility and will be a guarantor of the Exchange 2018 Notes.

QDI was formed in 1994 as a holding company known as MTL, Inc. In 1999, QDI changed its name from “MTL, Inc.” to “Quality Distribution, Inc.” On May 30, 2002, as part of a corporate reorganization, QDI transferred substantially all of its assets to us, consisting principally of the capital stock of QDI’s operating subsidiaries. On November 13, 2003, QDI consummated the initial public offering of its common stock. Boasso became our wholly owned subsidiary in December 2007, when we acquired all of its outstanding capital stock from a third party.

Our Industry

Logistics

The bulk tank truck market in North America includes all products shipped by bulk tank truck carriers and consists mainly of liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We estimate, based on industry sources, that the highly fragmented North American for-hire segment of the bulk transport market generated revenues of approximately $5.7 billion in 2009. We specifically operate in the for-hire chemical and food grade bulk transport market (estimated at $4.0 billion in 2009). We believe we have the leading market share (estimated at 14% in 2009) in this sector based on revenues. Through our independent affiliate network, we operate the largest for-hire chemical bulk tank truck network in North America comprising terminals, tractors and trailers. We believe managing a larger carrier network facilitates customer service and lane density, and provides a more favorable cost structure for us and our independent affiliates. As such, we are well-positioned to expand our business by increasing our market share.

The chemical bulk tank truck industry growth is generally dependent on volume growth in the industrial chemical industry, the rate at which chemical companies outsource their transportation needs, the overall capacity of the rail system, and, in particular the extent to which chemical companies make use of the rail system for their bulk chemical transportation needs. We believe the most significant factors relevant to our future business growth in our core business are the ability to obtain additional business from existing customers, add new customers, increase the utilization of our trailer fleet and add and retain qualified drivers.

Our industry is characterized by high barriers to entry such as the time and cost required to develop the operational infrastructure necessary to handle sensitive chemical cargo, the financial and managerial resources required to recruit and train drivers, substantial industry regulatory requirements, strong customer relationships and the significant capital investments required to build a fleet of equipment and establish a network of terminals and independent affiliates.

While many of our customers source some of their logistics needs with rail, we expect our customers to continue to outsource a greater proportion of their logistics needs to full service tank truck carriers. Additionally, some of our customers operate their own dedicated private fleets of trucks. As a result of our leading market position, strong customer relationships and flexible business model, we believe we are well-positioned to benefit from customers seeking consolidation of their shipping relationships and those opting to outsource a greater portion of their logistics needs to third-party tank truck carriers.

Intermodal

We estimate that the North American intermodal ISO tank container transportation and depot services market generated revenues of approximately $205.0 million in 2009, and we believe Boasso has the leading market share. The intermodal ISO tank container business generally provides services that facilitate the global movement of liquid and dry bulk chemicals, pharmaceuticals and food grade products.

The proliferation of global import/export of bulk liquid chemicals has driven the movement of basic manufacturing out of the United States and has resulted in an increase in chemical plant infrastructure to service these off-shore industries. Driven by this globalization, the intermodal ISO tank container market is a growing sector of the overall liquid bulk chemical transportation sector. Furthermore, chemical manufacturers have sought to efficiently transport their products by utilizing intermodal tank containers. The resulting demand for logistics providers that can offer a broad range of services within the supply chain will drive future growth in this sector. We believe that Boasso will benefit from these trends because of its market leadership, experience and track record.

Competition

The tank truck business is competitive and fragmented. We compete primarily with other tank truck carriers and dedicated private fleets in various states within the United States and Canada. Competition from for-hire carriers is composed of fewer than ten large carriers, most of which have other businesses that do not compete with ours, and more than 200 smaller, primarily regional carriers. With respect to certain aspects of our business, we also compete with intermodal transportation and railroads. Intermodal transportation has increased in recent years. Competition for the bulk tank truck services is based primarily on rates and service. We believe that we enjoy significant competitive advantages over other tank truck carriers because of our market share, overall fleet size, variable cost structure, strength of our independent affiliates and our national terminal network.

Boasso competes primarily with other national, regional and local tank truck carriers and dedicated private fleets as well as local and regional dry container transporters. Competition in our intermodal ISO tank container services business depends on which competitors have facilities that are proximate to the ports serviced by Boasso. Among competitors for a port location, competition is based primarily on rates and service.

Our Competitive Strengths

We believe the following competitive strengths will enable us to sustain our market leadership and continue to grow our business:

Largest Tank Truck Network in a Fragmented Industry

We operate the largest tank truck network in North America with a 14% share of the highly fragmented $4.0 billion for-hire chemical and food grade bulk transport market, in each case estimated by us based on figures contained in Bulk Transporter’s Tank Truck Carrier 2009 Annual Gross Revenue Report. We believe our unique large nationwide network covers all major North American chemical shippers and enables us to serve customers with both international and national requirements better than competitors, the majority of which are regionally focused. Our size allows us, our independent affiliates and our independent owner-operators to benefit from economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. We believe our greater network density allows us to create efficiencies by increasing utilization through reduced “empty miles” with more opportunities to generate backhaul loads.

Asset-Light Business Model

Our extensive use of independent affiliates and independent owner-operators results in a highly variable cost structure with relatively minimal net capital investment requirements. Due to our recent transition to a predominantly affiliate-based business model, we expect our net capital expenditures to generally amount to approximately 1% of operating revenues annually, compared to the industry average of more than 10% for truckload carrier companies. This model also contributes to the stability of our cash flow and margins and increases our return on capital. The independent affiliates are responsible for capital investments and most of the operating expenses related to the business they service, including the capital costs related to purchasing and maintaining tractors. Typically, independent affiliates purchase or lease tractors for their business directly from the manufacturers and lease trailers from us. Independent owner-operators are independent contractors who supply one or more tractors and drivers for our own or our independent affiliates’ use. As with independent affiliates, independent owner-operators are responsible for most of the operating expenses related to the business they service, including costs related to the acquisition and maintenance of tractors.

We prefer to own the trailers as they provide us with a stable source of lease income, as well as access to attractive capital through our asset based loan facility (the “ABL Facility”). Through proper maintenance, we are typically able to extend the useful lives of trailers beyond the expected 20 year life, leading to operational flexibility.

Core Carrier to Blue Chip Chemical Companies

We provide services to most of the top 100 chemical producers with U.S. operations, including many Fortune 500 companies and other major companies engaged in chemical processing. Our key customers include Arkema, Ashland, BASF, Dow, DuPont, ExxonMobil, Procter & Gamble and PPG Industries. In 2010, 2009 and 2008, our top 10 customers accounted for approximately 35.8%, 32.4% and 30.9%, respectively, of our logistics revenue. No single customer accounted for more than 7% of our logistics revenue in 2010. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which help us attract and retain experienced independent affiliate terminal operators and drivers. Our team of national account vice presidents and directors have decades of experience in our industry, which we believe enables them to provide practical solutions to complex customer issues.

Exposure to High Growth International Markets

Through Boasso’s operations, we have significant exposure to high growth international markets. Boasso is the leading provider of intermodal ISO tank container over-the-road transportation and depot services in North America. The intermodal tank container transportation market has experienced significant growth recently as international chemical trade has increased and chemical manufacturers move towards greater utilization of intermodal tanks and standardized intermodal tank containers to efficiently transport their products around the world via sea, land and air. Boasso’s tank container depots, which provide transportation, cleaning, heating, testing, maintenance and storage services, are located at or near ports in New Orleans, LA; Houston, TX; Newark, NJ; Charleston, SC; Chicago, IL; Detroit, MI; Savannah, GA and Jacksonville, FL. Since we acquired Boasso in 2007, its revenues have increased through the end of 2010 at a compound annual growth rate of approximately 11%.

Diverse Product End-Markets

We serve customers in a number of different industries, whose products reach a diverse group of end-markets. Many of our customers’ major end-markets, such as refining and water treatment, energy, ink and agriculture typically have volumes that we believe are not highly correlated with economic cycles. In addition, our most recent affiliate addition expands our presence in the dry bulk shipping industry. We believe the diversity of our customer base, geography and end-markets provides a competitive advantage.

Stable Pricing Environment

We believe pricing in the bulk tank truck industry tends to be more stable than pricing in the overall trucking industry. We believe the specialized nature of the bulk tank truck industry, including specifically-licensed drivers, specialized equipment, and more stringent safety requirements create barriers to entry which limit the more drastic swings in supply experienced by the broader trucking industry. Additionally, it is common practice in the bulk tank truck industry for customers to pay fuel surcharges, which enables trucking companies to recover fuel price increases from customers.

Safe and Efficient Operations

We have a strong emphasis on safety in our operations and have a relentless focus on improving productivity and efficiency. Since 2007, we have reduced our Department of Transportation (“DOT”) accident rating from 0.7 to 0.6, which is below the national average of 0.7 in 2010. This proactive approach to safety has resulted in financial benefits by enabling us to reduce our insurance deductibles from $5 million to $2 million and obtain letter of credit reductions of $22.0 million in the past few years. In addition, our insurance costs have decreased from $23.9 million in 2007 to $15.5 million in 2010. Given the nature of the cargo we haul, which requires a high degree of careful handling, we believe that our strong focus on safety creates a competitive advantage for us. We believe we are well positioned to comply with the recent implementation of the Federal Motor Carrier Safety Administration’s (the “FMCSA”) Comprehensive Safety Analysis 2010 (“CSA”) program, which imposes additional safety standards on the industry.

Strong Management Team with a Track Record of Success

Our management team, led by our Chief Executive Officer, Gary Enzor, successfully navigated our business through the recent economic slowdown by implementing cost savings measures and by leading the transition to an affiliate-based network, among other initiatives. As a result, we believe we are well positioned to benefit from an economic recovery. Mr. Enzor, as well as our President and Chief Operating Officer, Steve Attwood, our Executive Vice President and Chief Financial Officer, Joe Troy, and other senior managers have significant managerial, operational and financial experience and have implemented various operational initiatives to improve productivity. Our management team has demonstrated its ability to acquire and integrate assets, as well as divest non-core businesses, as evidenced by the acquisition of Boasso in December 2007 and the divestiture of the QSI tank wash business in October 2009. And over the last several months, our team has successfully refinanced our debt, reduced leverage and raised equity capital, leading to a stronger financial position for the company.

Our Growth Strategy

Building on the strengths mentioned above, we plan to grow our revenue and increase cash flow and profitability as follows:

Grow Business with Blue Chip Customers

We plan to leverage our strong existing relationships with the major chemical shippers to increase our market share of these customers’ volumes. For example, in the past few years, due to our strong commitment to customer service, we have been the sole source provider for one major chemical shipper and have grown revenue from $1 million in 2004 to $18 million in 2010. In addition, we increased our revenue with another major chemical distributor from $3 million in 2004 to $27 million in 2010 by leveraging our national network, solutions approach and customer service. Through our dedicated salesforce, we maintain an active and robust pipeline of potential opportunities to grow our business. We believe our business model allows our existing infrastructure to absorb significant additional volume without the need for major capital expenditures.

Expand Through Acquisitions and New Independent Affiliations

We have strong organizational competence which we believe will allow us to identify and evaluate potential opportunities to acquire assets and businesses and increase our independent affiliate network. We believe we can make selective, highly accretive add-on acquisitions on an opportunistic basis to supplement our existing core business. For example, in 2007, we acquired Boasso, the largest North American provider of ISO intermodal tank container transportation and depot services. In addition to acquiring companies, we are able to grow externally by bringing new independent affiliates into our network. We believe that the various services we provide to our independent affiliates, including working capital, back office and sales support, technology support, insurance and cash flow management and regulatory compliance oversight, make our platform attractive for our independent affiliates. For example, in 2010, we added F.T. Silfies, a dry bulk carrier with annualized revenues of approximately $14 million, primarily servicing the east coast markets, to our affiliate network.

New Markets

In 2010, we launched an initiative to identify complementary markets to enhance organic growth in our chemical business. Specifically, in our fourth quarter of 2010, we began marketing transportation services to the frac shale natural gas and oil drilling industry. This addressable market is extensive and growing at a faster rate than our core chemical market. As we attempt to penetrate this segment, we intend to build a sizable share as the market is currently served primarily by small under-resourced carriers. In addition to growth potential, the returns in the energy market are very compelling with higher margins and better equipment utilization than we generally experience in our core chemical business. In the first quarter of 2011, we began hauling fresh water to drill sites for two customers in the Marcellus Shale region of Pennsylvania and are in contract discussions to provide services to other customers as well. We are optimistic that this new market can be a significant contributor to our 2011 revenue growth.

Enhance Independent Affiliate Trucking Operations

Since 2009, we have focused on a less capital-intensive business model based on our 29 independent affiliates. We believe these actions reduce certain fixed costs and provide a more flexible, variable cost structure for us. In 2008 and 2009, we transitioned the majority of our company-operated terminals to independent affiliates. We also moved one-third of our sales representatives to the independent affiliates to better cover key regional accounts. As a result of these actions and the sale of our tank wash business, we generated approximately 95% and 77% of our transportation revenue (excluding Boasso) in the years ended December 31, 2010 and December 31, 2009, respectively, from independent affiliates. For the quarter ended March 31, 2011, 95% of our transportation revenue (excluding Boasso) was generated from independent affiliates. We believe that the greater proportion of operating revenue derived from independent affiliate operations in 2010 is likely to be indicative of the proportion of operating revenue derived from independent affiliate operations in the future. At the same time, due to our ownership of the customer contracts and relationships, presence of non-compete agreements with the independent affiliates, and our ownership of the trailers, our relationships with the independent affiliates tend to be long-term in nature, with minimal turnover. We also monitor volume performance of each independent affiliate on a regular basis to ensure operating performance is in line with management’s expectations. We work proactively with our affiliates to take corrective action or render assistance where appropriate and have certain contractual mechanisms in place to remedy sustained underperformance. We believe our selected independent affiliates are also generally well-financed and have the capacity to increase their revenue base while maintaining a high level of customer service.

Focus on Driver Recruitment and Retention

We are committed to being a driver-focused company that provides both technical support and personal respect to these professionals. We believe we offer competitive compensation at a premium compared to most commercial driving opportunities. With an average haul length of 300 miles, the drivers are also generally home more frequently. Our driver organization contains field-based recruiters who augment the friendly, small business environment provided by our business model. As the overall economy improves, we believe our ability to attract drivers could prove to be a significant competitive advantage to us.

Increase Trailer Utilization

At March 31, 2011, we owned or leased approximately 4,300 trailers, the majority of which we lease or sublease to independent affiliates. Trailer leasing is a key component of our business model. Through proper maintenance, we are typically able to extend the useful lives of trailers beyond the expected 20 year life, leading to operational flexibility. Our independent affiliates have significant contractual limitations on their ability to lease or purchase trailers from sources other than us, helping to ensure their continued utilization. Based on our current trailer fleet, we believe we have the ability to continue to capture additional business volume with minimal capital expenditures. To increase our trailer utilization, we also actively pursue opportunities to lease our trailers to third parties other than our independent affiliates. The operating leverage inherent in our business model allows a significant portion of any incremental revenue generated through increased trailer utilization to flow through to our operating income.

Independent Owner-Operators

We and our independent affiliates extensively utilize independent owner-operators. Independent owner-operators are independent contractors who, through a contract with QCI, supply one or more tractors and drivers for QCI or independent affiliate use. Independent owner-operators’ contracts generally are terminable by either party upon short notice.

In exchange for the services rendered, independent owner-operators are normally paid a fixed percentage of the revenues collected on each load hauled or on a per mile rate. The percentage of revenues paid to independent owner-operators by us is lower than the percentage paid to affiliates. Independent owner-operators pay all tractor operating expenses such as fuel, physical damage insurance, tractor maintenance, fuel taxes and highway use taxes. However, we reimburse independent owner-operators for certain expenses passed through to our customers, such as tolls and scaling charges. We operate programs intended to benefit independent owner-operators by reducing their operating expenses such as tractors, fuel, tires, occupational accident insurance and physical damage insurance.

We compete with other motor carriers for the services of our drivers and independent owner-operators. Our overall size and our reputation for good relations have enabled us to attract qualified professional drivers and independent owner-operators.

Employees and Independent Owner-Operators

At March 31, 2011, we utilized 2,717 drivers of which 2,395 were utilized in our logistics segment and 322 were utilized in our intermodal segment. Of this total, 1,374 were independent owner-operators, 1,175 were independent affiliate drivers, and 168 were company employee drivers.

Company Personnel

At March 31, 2011, we employed 780 personnel, approximately 5.9% fewer than at December 31, 2009 and approximately 53.4% fewer than at December 31, 2008. Of this total, 418 were employed in our intermodal segment and 362 were employed in our logistics segment.

We provide our employees with health, dental, vision, life, and other insurance coverage subject to certain premium sharing and deductible provisions.

Union Labor

At March 31, 2011, we had 135 employees and our independent affiliates had 7 employees who were members of the International Brotherhood of Teamsters. All 148 employees are utilized in our logistics segment.

Tractors and Trailers

As of March 31, 2011, we managed a fleet of approximately 2,900 tractors and 5,600 trailers utilized by either us, our independent affiliates, independent owner-operators, or shippers. The majority of our trailers are single compartment, chemical-hauling trailers. The balance of the fleet is made up of multi-compartment trailers, dry bulk trailers, and special use equipment. The chemical transport units typically have a capacity between 5,000 and 7,800 gallons and are designed to meet DOT specifications for transporting hazardous materials. Each trailer is designed for a useful service life of 15 to 20 years, though this can be extended through upgrades and modifications. Each tractor is designed for a useful life of five to seven years, though this can be extended through upgrades and modifications.

We utilize third party repair shops for inspecting and repairing our fleets. Our systems enable us to determine when inspections and scheduled maintenance needs to be performed.

The following tables show the approximate number and age of tractors and trailers we managed as of December 31, 2010 and the total number of tractors and trailers we managed as of December 31, 2010 and 2009:

TRACTORS (1)(2)		LESS THAN 3 YEARS	3~5 YEARS	6~10 YEARS	GREATER THAN 10 YEARS	2010 TOTAL	2009 TOTAL
Company		84	315	154	9	562	704
Independent Affiliate		121	615	289	84	1,109	862
Independent Owner-Operator		49	281	497	403	1,230	1,273

Total		254	1,211	940	496	2,901	2,839

TRAILERS (1)(3)	LESS THAN 5 YEARS	6~10 YEARS	11~15 YEARS	16~20 YEARS	GREATER THAN 20 YEARS	2010 TOTAL	2009 TOTAL
Company (4)	551	258	1,490	559	1,152	4,010	4,923
Independent Affiliate	249	116	379	189	548	1,481	1,224
Independent Owner-Operator	—	—	1	—	1	2	5
Shipper-Owned	136	30	23	15	41	245	258

Total	936	404	1,893	763	1,742	5,738	6,410

(1)	Age based upon original date of manufacture; tractor/trailer may be substantially refurbished or re-manufactured.
(2)	Includes tractors used in both the logistics and intermodal segments.
(3)	Excludes approximately 1,000 chassis utilized in the intermodal segment.
(4)	Excludes approximately 350 chassis utilized in the logistics segment and approximately 250 unutilized trailers.

Risk Management, Insurance and Safety

The primary insurable risks associated with our business are motor vehicle related bodily injury and property damage, workers’ compensation and cargo loss and damage (which includes spills and chemical releases). We maintain insurance against these risks and are subject to liability as a self-insurer to the extent of the deductible under each policy. We currently maintain liability insurance for bodily injury and property damage with an aggregate limit on the coverage in the amount of $40.0 million, with a $2.0 million per incident deductible.

QDI currently maintains a $1.0 million per incident deductible for workers’ compensation insurance coverage. We are insured over our deductible up to the statutory requirement by state and we are self-insured for damage or loss to the equipment we own or lease and for cargo losses.

We employ personnel to perform compliance checks and conduct safety tests throughout our operations. A number of safety programs are conducted that are designed to promote compliance with rules and regulations and to reduce accidents and cargo claims. These programs include training programs, driver recognition programs, safety awards, driver safety meetings, distribution of safety bulletins to drivers and participation in national safety associations.

Environmental Matters

It is our policy to comply with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals. We have obtained independent certification that our management system is in place and functions according to professional standards and we continue to evaluate and continuously improve our Responsible Care® Management System performance.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Historically, our operations involved the generation, storage, discharge and disposal of wastes that may contain hazardous substances, the inventory and use of cleaning materials that may contain hazardous substances and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel, materials containing oil and other hazardous products at our terminals. As such, we and others who operate in our industry are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies as well as foreign governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. Under certain of these laws, we could also be subject to allegations of liability for the activities of our affiliates or independent owner-operators.

We are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other releases of such substances. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, or assure that such liabilities will not result in a material adverse effect on our business, financial condition, operating results or cash flow. We have established reserves for remediation expenses at known contamination sites when it is probable that such efforts will be required of us and the related expenses can be reasonably estimated. We have also incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance for current and planned operations. Such expenditures are generally included in our overall capital and operating budgets and are not accounted for separately. However, we do not anticipate that compliance with existing environmental laws in conducting current and planned operations will have a material adverse effect on our capital expenditures, earnings or competitive position.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation may be impacted by such factors as changes in environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown potential remediation sites and the allocation of costs among the potentially responsible parties under the applicable statutes. Our reserves for environmental compliance and remediation are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available. As of March 31, 2011 and December 31, 2010, we had reserves in the amount of $11.2 million and $10.9 million, respectively, for all environmental matters of which the most significant are discussed below.

The balances presented include both long term and current environmental reserves. We expect the estimated environmental obligations to be paid over the next five years. Additions to the environmental liability reserves are classified in our Consolidated Statements of Operations within the “Selling and administrative” category.

Property Contamination Liabilities

We have been named as (or are alleged to be) a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and similar state laws at approximately 25 sites. At 18 of the 25 sites, we are one of many parties with alleged liability and are negotiating with Federal, State or private parties on the scope of our obligations, if any. At 2 of the 18 sites, we will be participating in the initial studies to determine site remediation objectives. Since our overall liability cannot be estimated at this time, we have set reserves for only the initial remedial investigation phase. At 3 of the 18 sites, we have explicitly denied any liability and since there has been no subsequent demand for payment we have not established a reserve for these matters. We have estimated all future expenditures for these 18 multi-party environmental matters to be paid over the next five years to be in the range of $2.2 million to $3.8 million.

At 7 of the 25 sites, we are the only responsible party and are in the process of conducting investigations and/or remediation projects. Four of these projects relate to operations conducted by our subsidiary, CLC, and its subsidiaries prior to our acquisition of CLC in 1998. These four sites are: (1) Bridgeport, New Jersey; (2) William Dick, Pennsylvania; (3) Tonawanda, New York; and (4) Scary Creek, West Virginia. The remaining three sites relate to investigations and potential remediation that were triggered by the New Jersey Industrial Site Recovery Act (“ISRA”), which requires such investigations and remediation following the sale of industrial facilities. Each of these sites is discussed in more detail below. We have estimated future expenditures over the next five years for these seven properties to be in the range of $9.0 million to $16.7 million.

Bridgeport, New Jersey

QDI is required under the terms of three federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with the U.S. Environmental Protection Agency (“USEPA”) in May 1991 for the treatment of groundwater and in October 1998 for the removal of contamination in the wetlands. In addition, we recently entered into a third federal consent decree to assess and remediate contaminated soils at the site.

The groundwater treatment remedy negotiated with USEPA calls for a treatment facility for in-place treatment of groundwater contamination and a local discharge. Treatment facility construction was completed in early 2007. After various start-up issues, the treatment facility began initial operations in June 2010. The plant experienced issues with the treatment of vapor phase emissions and the operation was suspended in July 2010. After the engineering re-design process including an effective pilot treatability study, the plant is being modified to address the treatment of the vapor phase emissions. The plant is expected to resume operations in July 2011. Wetlands contamination has been remediated with localized restoration completed. Monitoring of the restored wetlands is continuing until June 2011, when a five year review will be conducted by USEPA. In regard to contaminated soils, USEPA finalized the feasibility study and issued a record of decision in 2009 for the limited areas that show contamination and warrant additional investigation or work. We entered a consent order with USEPA in 2010 to perform the remediation work, which will consist of in-place thermal treatment. This work is currently in the remedial design phase. We have estimated expenditures over the next five years to be in the range of $6.3 million to $8.5 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania Department of Environmental Protection and USEPA in October 1995 obligating it to provide a replacement water supply to area residents, treat contaminated groundwater, and perform remediation of contaminated soils at this former wastewater disposal site. The replacement water supply is complete. We completed construction of a treatment facility with local discharge for groundwater treatment in the fourth quarter of 2007. Plant start-up issues have been resolved and the treatment facility began operations in June 2010. The plant experienced issues with the liquid phase carbon treatment process and the operation was suspended in August 2010. After some modification work, the plant was restarted at the end of 2010 and continues to operate in start-up mode. The agencies approved a contaminated soils remedy, which required both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction. The remedy expanded to include off-site shipment of contaminated soils. Soil treatment was completed in September 2007. Site sampling has been conducted and the results indicate that the soil clean-up objectives have not been fully achieved. Negotiations are on-going with USEPA over further remedial actions that may be needed at the site. We have estimated expenditures over the next five years to be in the range of $0.9 million to $3.4 million.

Other Properties

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study. The State issued a record of decision in May 2006. The site is currently in remedial design phase.

Scary Creek, West Virginia: CLC received a cleanup notice from the state environmental authority in August 1994. The state and we have agreed that remediation can be conducted under the state’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation and the additional site investigation work.

ISRA New Jersey Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the state’s ISRA, which requires such remediation following the sale of facilities after 1983. These sites are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

We have estimated aggregate future expenditures for Tonawanda, Scary Creek and ISRA to be in the range of $1.8 million to $4.8 million.

Other Legal Matters

We are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Motor Carrier Regulation

As a motor carrier, we are subject to regulation by the FMCSA, of which is a unit of the DOT. The FMCSA enforces comprehensive trucking safety regulations and performs certain functions relating to such matters as motor carrier registration, cargo and liability insurance, extension of credit to motor carrier customers, and leasing of equipment by motor carriers from independent owner-operators. There are additional regulations specifically relating to the tank truck industry, including testing and specifications of equipment and product handling requirements. We may transport most types of freight to and from any point in the United States over any route selected by us. The trucking industry is subject to possible regulatory and legislative changes, including changes intended to address climate change, that may affect the economics of the industry by requiring changes in operating practices, restricting and taxing emissions or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes may include increasingly stringent environmental regulations, increasing control over the transportation of hazardous materials, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period of time, extension of electronic on-board recorder mandates or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. DOT regulations mandate drug and alcohol testing of drivers and other safety personnel. In 2010, we underwent a compliance review by the FMCSA in which we retained our satisfactory DOT safety rating. We anticipate a follow-up review in the future, including with respect to issues identified in the 2010 review, which could result in the imposition of corrective action with which we would be required to comply. Any downgrade in our DOT safety rating (as a result of the new CSA regulations described below, any follow-up reviews or otherwise) could adversely affect our business.

In December 2010, the FMCSA began to rate individual driver safety performance inclusive of all driver violations over 3-year time periods under new regulations known as the CSA. CSA is an FMCSA initiative designed to provide motor carriers and drivers with attention from FMCSA and state partners about their potential safety problems with an ultimate goal of achieving a greater reduction in large truck and bus crashes, injuries, and fatalities. Prior to these regulations, only carriers were rated by the DOT and the rating only included out-of-service violations and ticketed offenses associated with out-of-service violations. Under the CSA, the FMCSA may deem carriers with poor safety performance unfit to operate, which serves to prohibit the carrier from operating until its safety fitness determination improves.

Title VI of The Federal Aviation Administration Authorization Act of 1994 generally prohibits individual states, political subdivisions thereof and combinations of states from regulating price, entry, routes or service levels of most motor carriers. However, the states retained the right to continue to require certification of carriers, based upon two primary fitness criteria—safety and insurance—and retained certain other limited regulatory rights. Prior to January 1, 1995, we held intra-state authority in several states. Since that date, we have either been “grandfathered” or have obtained the necessary certification to continue to operate in those states. In states in which we were not previously authorized to operate intra-state, we have obtained certificates or permits allowing us to operate.

We are subject to compliance with cargo security and transportation regulations issued by the Transportation Security Administration and by the Department of Homeland Security, including regulation by the Bureau of Customs and Border Protection. We believe that we will be able to comply with Bureau of Customs and Border Protection rules, requiring pre-notification of cross-border shipments, with no material effect on our operations. We are also subject to the motor carrier laws of Canada and Mexico.

From time to time, various legislative proposals are introduced including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs and adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

LEGAL PROCEEDINGS

In addition to those items disclosed under “Business—Environmental Matters,” “Business—Other Legal Matters” and Note 20 and Note 14 to our consolidated financial statements included elsewhere in this prospectus for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010, respectively, each entitled “Commitments and Contingencies—Environmental Matters,” we are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

PROPERTIES

Currently we lease approximately 68,000 square feet for our administrative and corporate office headquarters in Tampa, Florida. We are currently using approximately half of this space and are seeking opportunities to sublet the unused space. The lease for our corporate headquarters expires in December 2017. The corporate headquarters for Boasso is located in Chalmette, Louisiana, and consists of 20,000 square feet of office space. The lease expires in April 2013. We have no other location that is material to our operations.

The following table shows our network terminals and facilities as of March 31, 2011 and 2010 and as of December 31, 2010, 2009 and 2008:

		December 31			March 31
	Segment	2010	2009	2008	2011	2010

QCI independent affiliate trucking terminals	Logistics	91	83	54	93	86
QCI company-operated trucking terminals	Logistics	3	16	54	3	9
Boasso container services terminals/depots	Intermodal	8	8	8	8	8
QSI tank wash facilities (1)	Other	—	1	33	—	—

Total		102	108	149	104	103

(1)	We sold substantially all of the operating assets of our tank wash business in October 2009.

  We reduced our total number of terminals by 31.5% from 149 to 102 during 2009 and 2010, while transitioning the business of certain under-performing terminals to our remaining terminals and affiliating many company-owned terminals. At March 31, 2011 and December 31, 2010, 93 of our 96 and 91 of our 94 trucking terminals, respectively, were independent affiliate operated, compared with 54 of our 108 trucking terminals at December 31, 2008. The strength of our independent affiliates has led to a more streamlined, asset-light business model with improved customer service.

  We currently own 43 properties. We operate or lease trucking, tank wash and container services terminals.

  We consider our properties to be in good condition generally and believe that our facilities are adequate to meet our anticipated requirements.

MANAGEMENT

Executive Officers, Directors and Managers

Set forth below is biographical information for each of our executive officers, each member of our Board of Managers and each director of QDI, our parent company. Our Board of Managers and QDI’s Board of Directors are each currently composed of seven members. There are no family relationships among any of our managers or executive officers.

Name	Age	Position
Gary R. Enzor	48	Chief Executive Officer, Manager and Director
Stephen R. Attwood	59	President and Chief Operating Officer
Joseph J. Troy	47	Executive Vice President and Chief Financial Officer
Jonathan C. Gold	47	Senior Vice President, General Counsel and Secretary
Randall T. Strutz	46	Senior Vice President of Sales
Kevin E. Crowe	28	Manager and Director
Richard B. Marchese	69	Manager and Director
Thomas R. Miklich	64	Manager and Director
M. Ali Rashid	35	Manager and Director
Alan H. Schumacher	64	Manager and Director
Thomas M. White	53	Manager and Director

Our managers and QDI’s directors hold office until their successors have been elected and qualified, or, if earlier, upon their death, resignation, removal or disqualification. Officers serve at the discretion of our Board of Managers.

Gary R. Enzor has been a manager of QD LLC and a director of QDI since 2008. He has served as our Chief Executive Officer since June 2007 and as President of QDI from November 2005 to July 2010. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, Mr. Enzor held executive positions with, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). Mr. Enzor provides the board with an intimate knowledge of our operations as well as industry knowledge from his considerable experience in the trucking sector.

Stephen R. Attwood joined QD LLC and QDI in July 2008 as Senior Vice President and Chief Financial Officer, and was named President and Chief Operating Officer in July 2010. Prior to joining QDI, Mr. Attwood served as Controller and Vice President of Swift Transportation Co., Inc. Previously, Mr. Attwood held senior management positions with Dell Computer and AlliedSignal Inc. (now Honeywell International, Inc.).

Joseph J. Troy joined QD LLC and QDI in August 2010 as Executive Vice President and Chief Financial Officer. Prior to joining QDI, Mr. Troy was Chairman and Chief Financial Officer of GuardianLion Wireless, LLC, a developer of unique personal locator devices from January 2009 through August 2010. From 2000 to 2008, Mr. Troy held a variety of senior executive positions and roles at Walter Industries, Inc. (predecessor to Walter Energy, Inc.) over his tenure with the company, including Executive Vice President & Chief Financial Officer, Treasurer, Business Development/M&A, President & CEO of Walter’s residential mortgage business. Prior to Walter Industries, Mr. Troy held various banking positions with NationsBank and its predecessor institutions. Mr. Troy formerly served as a director of Cellu Tissue Holdings, Inc. Mr. Troy serves on various charitable boards in Tampa, including Kids Charity of Tampa Bay, Inc. and A Kid’s Place, Inc. which support children in the foster care system. Mr. Troy earned a BBA and MBA in Finance from Loyola University in Maryland.

Jonathan C. Gold has served as QD LLC’s and QDI’s Senior Vice President, General Counsel and Secretary since April 1, 2007. Mr. Gold joined QDI in January 2005 as Vice President, Associate General Counsel and Assistant Secretary. Prior to his employment with the Company, Mr. Gold served as corporate counsel with CSX Transportation, Inc. and Vice President, General Counsel and Secretary with Softmart, Inc. In addition, Mr. Gold was in private practice in Washington, D.C. and served as Judicial Clerk to U.S. District Judge Harvey E. Schlesinger. Mr. Gold retired from the U.S. Army Reserve in 2007 after more than 20 years of active and reserve military service and is a decorated veteran of Operation Iraqi Freedom.

Randall T. Strutz joined QD LLC and QDI on April 5, 2010 as Senior Vice President of Sales. Mr. Strutz was CEO of Morgan Systems, Inc., a start-up third-party logistics provider from 2008 until 2010. Prior to that, he worked for six years at Pacer International Inc., a leading transportation and logistics provider. While at Pacer, he held various executive positions including Chief Commercial Officer, President of Rail Brokerage and Chief Operating Officer-Retail Intermodal.

Kevin E. Crowe has been a manager of QD LLC and a director of QDI since November 2009 and is a principal of Apollo. Mr. Crowe has been employed by Apollo since August of 2006. From June of 2004 until June of 2006, Mr. Crowe was a member of the Financial Sponsors Group within the Global Banking department at Deutsche Bank. Mr. Crowe graduated from Princeton University with an AB in Economics and a certificate in Finance. Mr. Crowe is a director of Prestige Cruise Holdings, Inc. Mr. Crowe’s education and experience in the global banking sector enable him to provide the board insight regarding our liquidity and capital resources issues as well as other complex financial issues that we may experience.

Richard B. Marchese has been a manager of QD LLC and a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese is a director of Nalco Holding Company, BlueLinx Holdings, Inc. and Texas Petrochemicals, Inc. Mr. Marchese brings extensive finance and operations experience to the board. His experience as a director of public companies in various industries enables Mr. Marchese to bring a broad perspective to the Board.

Thomas R. Miklich has been a manager of QD LLC and a director of QDI since May 2005. Since 2010, he has served as Vice President and Chief Financial Officer of Ferro Corp., a producer of specialty materials and chemicals. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that, he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. Mr. Miklich was a director of United Agri Products from 2004 until its sale in 2007. He was a director of Titan Technology Partners, a privately held IT consulting firm, from 2004 until 2007 and its CFO from 2005 until 2007. He is a director of Noranda Aluminum Holding Corporation and was previously a director of UAP Holding Corp. Mr. Miklich is a CPA (inactive) and an attorney (inactive). Mr. Miklich can provide the board with valuable insight into the environment our customers face as he has over 30 years of diverse financial and legal experience with mid-to-large capitalization public companies, including those in the chemical industry.

M. Ali Rashid has been a manager of QD LLC and a director of QDI since June 2005 and is a principal of Apollo. He has been employed with Apollo since 2000. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2000. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a B.S. in Business Administration. He is a director of Metals USA, Inc., Realogy Corporation and Noranda Aluminum Holding Corporation. Mr. Rashid brings to the board experience with complex financial issues facing highly-leveraged organizations like us from his current position at Apollo and his prior investment banking experience. He also provides the Board with an understanding of executive compensation and incentive arrangements from his work experience and service on other public company boards of directors.

Alan H. Schumacher has been a manager of QD LLC and a director of QDI since May 2004. Mr. Schumacher is a member of the Federal Accounting Standards Advisory Board. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 until 2006. Mr. Schumacher is a director of BlueLinx Holdings, Inc., Equable Ascent Financial, School Bus Holdings Inc., North American Bus Industries and Noranda Aluminum Holding Corporation. With his years of financial reporting experience, including service as a the Chief Financial Officer and other public company audit committees, Mr. Schumacher provides the board with experience in oversight of financial reporting and internal controls.

Thomas M. White has been a manager of QD LLC and a director of QDI since November 6, 2007. Mr. White joined Apollo in May 2007 as an Operating Partner in the distribution and transportation industries. He is currently serving as Chief Financial Officer of SkyLink Aviation, Inc., an Apollo owned entity based in Toronto. During 2009, Mr. White served as interim Chief Financial Officer of CEVA Group, plc, an Apollo owned entity based in the Netherlands. From 2002 to 2007, Mr. White was the Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc., a NASDAQ listed company providing transportation management, intermodal, truck brokerage and logistics services. Prior to joining Hub Group, Mr. White was a senior audit partner with Arthur Andersen, which he joined in 1979. Mr. White currently serves on the board of directors of CEVA Group plc, (audit committee) and Landauer, Inc., an NYSE listed company (audit committee chair and compensation committee). Mr. White served on the board of directors of FTD, Inc., an NYSE listed company until its sale in August 2008 (compensation committee chair and audit committee). Mr. White is a CPA. With his experience as a Chief Financial Officer, as a senior audit partner at Arthur Andersen, and service on other audit committees, including that of a public company, as well as his educational background, Mr. White brings an understanding of financial statements, financial reporting and internal controls, to our board. Mr. White also has management experience in the trucking sector.

Summary Compensation Table

The following table sets forth the total compensation to our Chief Executive Officer and our two other most highly compensated executive officers (the “Named Executive Officers”) for 2010 and 2009.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All other Compensation ($)(4)	Total ($)
Gary R. Enzor	2010		350,000	397,500	(5)	—	—	6,478	753,978
Chief Executive Officer	2009		350,000	200,000		1,004,997	702,348	783	2,258,128
Joseph J. Troy	2010	(6)	91,346	—		—	553,500	1,342	646,188
Executive Vice President and Chief Financial Officer
Randall T. Strutz	2010	(7)	145,385	81,323	(5)	—	283,800	2,254	512,762
Senior Vice President

(1)	The assumptions used in determining the compensation expense under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 19 to the consolidated financial statements included elsewhere in this prospectus for the years ended December 31, 2010, 2009 and 2008.
(2)	Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for the restricted stock grants in 2009.
(3)	Option Award amounts for 2010 include the aggregate grant date fair value pursuant to ASC 718 for stock option grants in 2010. Option Award amounts for 2009 include the aggregate grant date fair value pursuant to ASC 718 for stock option grants in 2009 as well as the incremental fair value for certain stock options awarded in connection with an option exchange completed on March 11, 2009.
(4)	Amounts shown for 2010 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. Amounts shown for 2009 represent employer paid premiums for group term life insurance.
(5)	Mr. Enzor’s bonus amount for 2010 represents a retention bonus of $192,500 paid in 2010 plus a bonus of $205,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Strutz’s bonus amount for 2010 represents a signing bonus of $31,323 paid in 2010 plus a bonus of $50,000 awarded by the Compensation Committee for Quality’s 2010 performance.
(6)	Mr. Troy joined the Company on August 2, 2010.
(7)	Mr. Strutz joined the Company April 5, 2010.

Narrative Disclosure

Our Named Executive Officers have employment agreements that govern their base pay and non-equity incentive plan compensation. Neither Mr. Enzor nor any of our other executive officers were granted increases in their salaries for 2010. Mr. Enzor received a cash retention bonus for service through the date of payment in 2010 and Mr. Strutz received a signing bonus. Mr. Troy and Mr. Strutz joined the company during 2010 and their compensation, including stock option grants, reflect their respective employment agreements entered into when they joined the company. Messrs. Enzor and Strutz also received annual cash bonuses based on 2010 performance. Additional information regarding the compensation of each Named Executive Officer follows.

Gary R. Enzor. On November 3, 2004, QDI entered into an employment agreement with Mr. Enzor to perform the duties of Executive Vice President and Chief Operating Officer. On November 9, 2005, QDI appointed Mr. Enzor as its President and on June 14, 2007, Mr. Enzor assumed the role of Chief Executive Officer, at which time his employment agreement was amended. Mr. Enzor continues to serve as QDI’s President. Under his employment agreement, Mr. Enzor is entitled to a base salary of $350,000 per annum and with an annual cash bonus eligibility of up to 80% of his base salary. For 2010, Mr. Enzor received a retention bonus of $192,500 and a bonus of $205,000 awarded by the Compensation Committee for Quality’s 2010 performance. Under his employment agreement, Mr. Enzor also received $50,000 in value of restricted stock on December 14, 2009, based on the closing price of QDI’s common stock on the grant date. In 2009, Mr. Enzor was granted stock options covering 50,000 shares of common stock on January 29, 2009 with an exercise price equal to $2.47, the closing price of QDI’s common stock on January 29, 2009 and stock options covering 250,000 shares of common stock on November 4, 2009 at an exercise price equal to $3.82, the closing price of QDI’s common stock on November 4, 2009. Additionally, in connection with the Option Exchange, Mr. Enzor received stock options covering 8,560 shares of common stock on March 11, 2009 at an exercise price equal to $1.25, the closing price of QDI’s common stock on March 11, 2009, in exchange for 21,400 stock options with an exercise price of $13.06. On November 4, 2009, Mr. Enzor was also granted 250,000 shares of restricted stock with a grant date fair value of $3.82 per share based on the closing price of QDI’s common stock on the grant date. The stock options and shares of restricted stock vest in equal annual installments over four years on the anniversary of the grant date. Mr. Enzor did not receive grants of stock options or restricted shares in 2010.

Under his employment agreement, Mr. Enzor will also be entitled to receive his base salary for two years and the balance of any awarded, but unpaid, annual cash bonus or other incentive awards and to continue medical and other benefits, if his employment is terminated without cause or if he resigns for good reason.

Joseph J. Troy. On July 16, 2010, Mr. Troy entered into an employment agreement to serve as Executive Vice President and Chief Financial Officer of QDI commencing August 2, 2010. Pursuant to his agreement, Mr. Troy is entitled to receive an annual base salary of $250,000. He is eligible to receive an annual bonus with a target opportunity equal to 50% of his base salary. Also under his employment agreement, Mr. Troy was granted stock options covering 135,000 shares of common stock on August 2, 2010 with an exercise price equal to $6.52, the closing price of QDI’s common stock on August 2, 2010. These options vest in equal annual installments over four years.

Under his employment agreement, Mr. Troy will also be entitled to receive his base salary for one year and his target bonus for the year in which he is terminated prorated through the date of termination, and to continue medical and other benefits, if his employment is terminated without cause or if he resigns for good reason.

Randall T. Strutz. On March 12, 2010, QDI entered into an employment agreement with Mr. Strutz to perform duties of Senior Vice President Sales with a base salary of $210,000 commencing on April 5, 2010. In addition, Mr. Strutz received a signing bonus of $31,323. He is eligible to receive an annual bonus with a target opportunity equal to 40% of his base salary. For 2010, Mr. Strutz received a bonus of $50,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Strutz is entitled to the reimbursement of certain of his relocation expenses once incurred. Under his employment agreement, Mr. Strutz was granted stock options covering 60,000 shares of common stock on April 5, 2010 with an exercise price equal to $7.38, the closing price of QDI’s common stock on April 5, 2010. The options vest in equal annual installments over four years.

Under his employment agreement, Mr. Strutz will also be entitled to receive his base salary for one year and his target bonus for the year in which he is terminated prorated through the date of termination, and to continue medical and other benefits, if his employment is terminated without cause or if he resigns for good reason.

Change in Control Benefits

A change of control by itself does not trigger any benefit to any of the Named Executive Officers that have employment agreements. Rather, they would be entitled to cash benefits only if a termination without cause of their respective employment or a resignation by the executive for good reason occurs within one year of such change of control. Additionally, under the terms of the 2003 Restricted Stock Incentive Plan and the 2003 Stock Option Plan, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information on the holdings of stock options and stock awards by the named executives at December 31, 2010. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares that have not Vested (#) (2)	Market Value of Shares of Stock that have not Vested ($) (3)

Gary R. Enzor	200,000		5.15	11/3/2014
	25,000		6.68	11/9/2015
	8,332	16,668	4.50	1/2/2018
	12,500	37,500	2.47	1/29/2019
	2,140	6,420	1.25	3/11/2019
	62,500	187,500	3.82	11/4/2019
					6/14/2007	10,000	90,900
					12/13/2007	2,643	24,025
					12/13/2008	11,161	101,453
					11/4/2009	187,500	1,704,375
					12/14/2009	6,579	59,803
Joseph J. Troy		135,000	6.52	8/2/2020
Randall T. Strutz		60,000	7.38	4/5/2020

(1)	Mr. Enzor’s unvested options expiring:

January 2, 2018 vest 50% on each January 2 beginning January 2, 2011.

January 29, 2019 vest 33.3% on each January 29 beginning January 29, 2011.

March 11, 2019 vest 33.3% on each March 11 beginning March 11, 2011.

November 4, 2019 vest 33.3% on each November 4 beginning November 4, 2011.

Mr. Troy’s unvested options vest 25% on each August 2 beginning August 2, 2011.

Mr. Strutz’s unvested options vest 25% on each April 5 beginning April 5, 2011.

(2)	Mr. Enzor’s unvested shares of restricted stock vest as follows:

Awarded June 2007 – vest on June 14, 2011.

Awarded December 2007 – vest on December 31, 2011.

Awarded December 2008 – vest 50% on December 31, 2011 and 2012.

Awarded November 2009 – vest 33.3% on each November 4 beginning November 4, 2011.

Awarded December 2009 – vest 33.3% on each December 31 beginning December 31, 2011.

(3)	Market value was determined by multiplying the number of shares set forth in the preceding column by $9.09, the closing price of QDI’s common stock as reported on the NASDAQ Global Market on December 31, 2010, the last trading day of the year.

Director Compensation Table for 2010

In 2010, QDI’s directors received a cash retainer of $50,000, paid in quarterly installments, and awards of restricted stock of $40,000 in value except Mr. Enzor, who is compensated as described above. The restricted stock awards vest in two equal annual installments beginning on the first anniversary of the grant date.

During 2010, directors received board and committee meeting attendance fees ranging from $1,500 to $2,500 per meeting based upon chairmanship, the type of meeting and the rate applicable when the meeting was held. In addition, committee chairs and the chairman of the board received annual retainers ranging from $11,250 to $33,750 depending upon how many committees chaired. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The following table sets forth total compensation to persons serving as QDI’s directors at any time during 2010. All of these individuals have served as QDI’s directors throughout 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

Marc E. Becker (3)	62,000	40,000	102,000
Kevin E. Crowe (4)	60,500	40,000	100,500
Richard B. Marchese (5)	84,500	40,000	124,500
Thomas R. Miklich (6)	71,000	40,000	111,000
M. Ali Rashid (7)	140,750	40,000	180,750
Alan H. Schumacher (8)	115,250	40,000	155,250
Thomas M. White (9)	108,250	40,000	148,250

(1)	Because Mr. Enzor was a Named Executive Officer in 2010, his compensation is reflected under the Summary Compensation Table.
(2)	Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for restricted stock grants in 2010. The assumptions used in determining the compensation expense under ASC 718 can be found in Note 19 to the consolidated financial statements included elsewhere in this prospectus for the years ended December 31, 2010, 2009 and 2008.
(3)	During 2010, Mr. Becker received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. Becker held 33,105 shares of restricted stock, of which 9,730 shares had vested, and 20,000 options to purchase common stock, 5,000 of which were exercisable.
(4)	During 2010, Mr. Crowe received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. Crowe held 9,803 shares of restricted stock, none of which was vested, and 25,000 options to purchase common stock, 12,500 of which were exercisable.
(5)	During 2010, Mr. Marchese received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. Marchese held 42,676 shares of restricted stock, of which 18,726 shares had vested, and 60,000 options to purchase common stock, 47,500 of which were exercisable.
(6)	During 2010, Mr. Miklich received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. Miklich held 39,180 shares of restricted stock, of which 15,230 shares had vested, and 20,000 options to purchase common stock, 5,000 of which were exercisable.
(7)	During 2010, Mr. Rashid received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. Rashid held 108,105 shares of restricted stock, of which 47,230 shares had vested, and 95,000 options to purchase common stock, 42,500 of which were exercisable.
(8)	During 2010, Mr. Schumacher received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. Schumacher held 42,676 shares of restricted stock, of which 18,726 shares had vested, and 35,000 options to purchase common stock, 22,500 of which were exercisable.
(9)	During 2010, Mr. White received an award of 9,803 shares of restricted stock. As of December 31, 2010, Mr. White held 58,105 shares of restricted stock, of which 22,230 shares had vested, and 175,000 options to purchase common stock, 70,000 of which were exercisable.

For 2011, our directors other than Mr. Enzor will be entitled to receive a cash retainer of $50,000, payable in quarterly installments, and restricted stock of $40,000 in value, which was awarded on January 3, 2011. In addition, each director who also serves as the chair of a committee or the Board of Directors will receive an additional cash retainer of $12,500. All of our directors will receive $1,500 per Board of Directors’ meeting attended and $1,500 per committee meeting attended. The chairman of each committee and the chairman of the board will receive $2,500 per committee meeting.

Certain Relationships and Related Party Transactions

Two of our customers (Hexion Specialty Chemicals and Momentive Performance Materials) are controlled by Apollo. Revenues from these two customers were $15.0 million, $12.6 million and $15.0 million in 2010, 2009 and 2008, respectively. All pricing with the companies controlled by Apollo was based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

DESCRIPTION OF THE ABL FACILITY AND OTHER INDEBTEDNESS

The ABL Facility

We entered into our ABL Facility on December 18, 2007. As of March 31, 2011, the ABL Facility consists of a current asset tranche in the amount of $205.0 million and a fixed asset tranche in the amount of $20.0 million. Borrowings of revolving loans under the ABL Facility are allocated pro rata to the current asset tranche and the fixed asset tranche based on the respective borrowing bases of the two tranches. The ABL Facility includes letters of credit, which are also allocated pro rata between the two tranches based on their respective borrowing base, and is available for working capital needs and general corporate purposes, including permitted acquisitions. The maturity date of the ABL Facility is June 18, 2013. The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. At March 31, 2011, we had $48.5 million in borrowings outstanding and $77.1 million of borrowing availability under the ABL Facility.

Prepayments

The ABL Facility is required to be prepaid only to the extent that aggregate amount of outstanding borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the relevant tranche exceeds the lesser of the applicable commitments and the applicable borrowing base in effect at such time for such tranche. The borrowing base for the current asset tranche consists of eligible accounts receivable, eligible inventory and eligible tractor and trailer fleet, and the borrowing base for the fixed asset tranche consists of eligible real property and certain eligible equipment.

Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty provided that voluntary prepayments of Eurodollar loans on a date other than the last day of the relevant interest period are subject to payment of customary breakage costs, if any.

Interest and Fees

The interest rate under the current asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.00% or on the Eurodollar LIBOR rate plus an applicable margin; at March 31, 2011, the applicable margin was 2.00%. The administrative agent’s base rate is equal to the greater of the federal funds overnight rate plus 0.50% or the prime rate. The interest rate under the fixed asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.25% or on LIBOR plus an applicable margin; at March 31, 2011, the applicable margin was 2.25%. The applicable margin under either tranche is subject to increases or reductions based upon the amounts available for borrowing under the ABL Facility. Overdue principal, interest and other amounts bear interest at a rate per annum equal to 2.0% in excess of the rate on such overdue borrowings.

With respect to LIBOR loans, we are able to elect interest periods of 1, 2, 3 or 6 months (or, if consented to by all lenders under the applicable tranche at the time of the relevant borrowing, 9 or 12 months). With respect to Eurodollar loans, interest is payable in arrears at the end of each interest period and, in any event, at least every 3 months. With respect to base rate loans, interest is payable quarterly in arrears on the last business day of each calendar quarter. Per annum rates are calculated on the basis of a 360-day year for LIBOR loans, or a 365/366 day year, for base rate loans.

Letters of Credit and Fees

The ABL Facility provides for payment of the following in respect of outstanding letters of credit:

•

a letter of credit fee, payable quarterly in arrears, equal to (i) for standby letters of credit, the applicable margin under the current asset tranche, and (ii) for trade letters of credit, the applicable margin under the current asset tranche minus 0.50%, in each case from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

•	a fronting fee, payable quarterly in arrears, equal to 0.125% per annum on the aggregate outstanding stated amounts of such letter of credit; and

•	customary administrative charges.

We pay a commitment fee equal to 0.25% per annum on the available daily undrawn portion of the available commitment under the ABL Facility. This commitment fee is paid quarterly in arrears.

We may request up to $150.0 million in letters of credit, subject to certain limitations based on availability under the ABL Facility. In the event we prepay all outstanding amounts under the fixed asset tranche of the ABL Facility, and all commitments thereunder are terminated, prior to the termination of the ABL Facility, no less than $150.0 million under the current asset tranche will be available for letters of credit. At March 31, 2011, we had $30.3 million of letters of credit issued.

Collateral and Guarantees

The payment obligations under the ABL Facility are senior secured obligations of QD LLC and QD Capital and are secured by certain assets and guaranteed by certain of our subsidiaries. Our obligations and the obligations of the guarantors under the current asset tranche are secured by a first lien on the current asset tranche priority collateral, and a second lien on the fixed asset tranche priority collateral. Our obligations and the obligations of the guarantors under the fixed asset tranche are secured by a first lien on the current asset tranche priority collateral and a second lien on the fixed asset tranche priority collateral. The collateral will also secure certain interest rate protection and other hedging agreements permitted by the ABL Facility that may be entered into from time to time by us.

All of the liens securing the ABL Facility will be senior to the liens securing the Exchange 2018 Notes being offered and will be treated as first-priority lien obligations for such purposes.

Representations and Warranties and Covenants

The ABL Facility and related documentation contains certain customary representations and warranties. In addition, the ABL Facility contains customary covenants restricting, subject to certain exceptions, our ability to, among other things:

•	prepay other indebtedness (including the 2013 PIK Notes);

•	declare dividends and repurchase capital stock;

•	create liens on assets;

•	make investments;

•	incur additional indebtedness;

•	amend certain organizational, corporate and other documents (including the indenture governing the 2013 PIK Notes);

•	engage in mergers, acquisitions, joint ventures and asset sales;

•	enter into sale-leaseback transactions;

•	change the nature of our business;

•	engage in certain transactions with affiliates and formation of subsidiaries; and

•	issue common stock and preferred stock, subject to certain exceptions.

The ABL Facility contains a fixed charge coverage ratio of 1.0 to 1.0 which only needs to be met if borrowing availability is less than $20.0 million.

Events of Default

Events of default under the ABL Facility include:

•	our failure to pay principal or interest when due or pay a reimbursement obligation on a letter of credit;

•	material breach of any representation or warranty;

•	covenant defaults;

•	cross defaults on other material indebtedness;

•	events of bankruptcy;

•	our change of control; and

•	other customary events of default.

The 2013 PIK Notes

On October 15, 2009, we issued $80.7 million aggregate principal amount of the 2013 PIK Notes. The payment obligations of QD LLC and QD Capital under the 2013 PIK Notes are guaranteed by QDI and by all of its domestic subsidiaries. The 2013 PIK Notes are unsecured senior subordinated obligations of QD LLC and QD Capital.

Interest is payable on the 2013 PIK Notes at 11.75% per annum, payable 9% in cash and 2.75% in the form of additional 2013 PIK Notes, quarterly on February 1, May 1, August 1 and November 1 of each year.

The 2013 PIK Notes mature on November 1, 2013. We may redeem the 2013 PIK Notes, in whole or part at a price equal to 100% of the principal amount of the 2013 PIK Notes redeemed plus accrued and unpaid interest to the redemption date.

On December 3, 2010 we redeemed $47.5 million of these notes plus accrued and unpaid interest, in conjunction with the issuance of the 2018 Notes. On December 10, 2010 and December 20, 2010, we repurchased $2.2 million and $0.3 million, respectively, of these notes plus accrued and unpaid interest. On January 20, 2011, we redeemed $10.0 million of these notes plus accrued and unpaid interest. On March 11, 2011, we redeemed $17.5 million of these notes plus accrued and unpaid interest.

We recorded $1.5 million in debt issuance costs relating to the 2013 PIK Notes, of which $0.5 million of unamortized debt issuance costs related to the 9% Notes and $1.0 million were related to the new issuance. In addition, we recorded $6.7 million in note issuance discount due to warrants issued concurrently with the issuance of the 2013 PIK Notes. The amount represents the fair market value of the warrants at time of issuance. We are amortizing these costs over the remaining term of the 2013 PIK Notes. In conjunction with the December 3, 2010 redemption and the December 10, 2010 and December 20, 2010 repurchases, we expensed $7.4 million of unamortized debt issuance costs and unamortized original issue discount in the fourth quarter of 2010. In connection with the January 20, 2011 and March 11, 2011 redemptions, we intend to expense $1.8 million of unamortized debt issuance costs and unamortized original issue costs in the first quarter of 2011.

At March 31, 2011, there was $5.8 million in aggregate principal amount of the 2013 PIK Notes outstanding. We have issued a notice of redemption stating our intention to redeem the remaining aggregate principal amount of our 2013 PIK Notes on July 20, 2011.

DESCRIPTION OF THE 2018 NOTES

General

The Existing 2018 Notes were, and the Exchange 2018 Notes will be, issued under the 2018 Notes Indenture among QD LLC, QD Capital, the subsidiary guarantors of the 2018 Notes and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

On November 3, 2010, we issued $225.0 million aggregate principal amount of Existing 2018 Notes under the 2018 Notes Indenture. The terms of the Exchange 2018 Notes are identical in all material respects to the Existing 2018 Notes, except the Exchange 2018 Notes will not contain transfer restrictions, and holders of Exchange 2018 Notes will no longer have any registration rights or be entitled to any additional interest. The Bank of New York Mellon Trust Company, N.A., as trustee under the 2018 Notes Indenture, will authenticate and deliver Exchange 2018 Notes for original issue only in exchange for a like principal amount of Existing 2018 Notes. Any Existing 2018 Notes that remain outstanding after the consummation of the exchange offer covered by this prospectus, together with the Exchange 2018 Notes, will be treated as a single class of securities under the 2018 Notes Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding 2018 Notes will be deemed to mean, at any time after the exchange offer is consummated, the percentage in aggregate principal amount of the Existing 2018 Notes and Exchange 2018 Notes then outstanding.

The following summary of certain provisions of the 2018 Notes Indenture, the 2018 Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939. Capitalized terms used in this “Description of the 2018 Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuers have issued the 2018 Notes in an initial aggregate principal amount of $225.0 million. The Issuers may issue additional 2018 Notes from time to time. Any offering of additional 2018 Notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The 2018 Notes and any additional 2018 Notes subsequently issued under the 2018 Notes Indenture may, at our election, be treated as a single class for all purposes under the 2018 Notes Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the 2018 Notes Indenture and this “Description of the 2018 Notes,” references to the 2018 Notes include any additional 2018 Notes actually issued.

Principal of, premium and interest on the 2018 Notes will be payable, and the 2018 Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially will be the designated office or agency of the trustee).

The 2018 Notes were and will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of 2018 Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a transfer.

Terms of the Notes

The 2018 Notes are senior obligations of the Issuers, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for Notes” and will mature on November 1, 2018. Each 2018 Note will bear interest at a rate of 9.875% per annum from the date of issuance or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, and was first paid on May 2, 2011.

Optional Redemption

On or after November 1, 2014 the Issuers may redeem the 2018 Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2014	104.938%
2015	102.469%
2016 and thereafter	100.000%

In addition, prior to November 1, 2014 the Issuers may redeem the 2018 Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2018 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

During any twelve-month period prior to November 1, 2014, the Issuers may redeem up to 10% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) at a redemption price of 103%, plus accrued and unpaid interest and additional interest the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 1, 2013 the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) with the net cash proceeds of one or more Equity Offerings (1) by QD LLC or (2) by any direct or indirect parent of QD LLC to the extent the net cash proceeds thereof are contributed to the common equity capital of QD LLC or are used to purchase Capital Stock (other than Disqualified Stock) of QD LLC, at a redemption price (expressed as a percentage of principal amount thereof) of 109.875%, plus accrued and unpaid interest and additional interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). However, at least 50% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) must remain outstanding after the redemption. Further, the redemption must occur within 90 days after the date on which any Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of 2018 Notes being redeemed and otherwise in accordance with the procedures set forth in the 2018 Notes Indenture. Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of 2018 Notes for redemption will be made by the trustee on a pro rata basis to the extent practicable. However, no 2018 Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less will be redeemed in part. If any 2018 Note is to be redeemed in part only, the notice of redemption relating to the 2018 Note will state the portion of the principal amount to be redeemed. A new 2018 Note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original 2018 Note. On and after the redemption date, interest will cease to accrue on 2018 Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest on, the 2018 Notes to be redeemed.

No Mandatory Redemption; Mandatory Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments for the 2018 Notes. However, under certain circumstances, the Issuers may be required to offer to purchase 2018 Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may purchase 2018 Notes in the open market or otherwise at any time.

Ranking

The indebtedness evidenced by the 2018 Notes is senior Indebtedness of the Issuers, is equal in right of payment to all existing and future senior Indebtedness of the Issuers and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. The indebtedness evidenced by the Guarantees is senior Indebtedness of the applicable Guarantor, is equal in right of payment to all existing and future senior Indebtedness of the Guarantor and is senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantor. The 2018 Notes and the Guarantees have the benefit of a security interest in the Collateral that is, pursuant to the Intercreditor Agreement, junior and subordinated to the liens securing the ABL Facility and other existing and future First Priority Lien Obligations of the Issuers and the Guarantors with respect to all Collateral, and further subject to Permitted Liens and exceptions described under “—Security for the Notes.” QDI, the direct parent of QD LLC, and each of QD LLC’s direct and indirect Wholly Owned Restricted Subsidiaries (other than QD Capital) that are guarantors under the ABL Facility are pledgors with respect to the 2018 Notes and Guarantees, and their assets and property secure the 2018 Notes and the Guarantees to the extent described below under “—Security for the Notes.”

At March 31, 2011:

(1)	the Issuers and the Guarantors had approximately $69.7 million of Secured Indebtedness, consisting of debt under the ABL Facility, capital lease obligations and other secured notes, all of which are effectively senior to the 2018 Notes to the extent of the value of the collateral securing the Secured Indebtedness, and approximately $77.1 million in availability under the ABL Facility subject to certain borrowing conditions, including a borrowing base;

(2)	the Issuers and the Guarantors had $225.0 million of second-lien Indebtedness outstanding, consisting of the 2018 Notes; and

(3)	the Issuers and the Guarantors had $5.8 million of Subordinated Indebtedness outstanding.

Although the 2018 Notes Indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by QD LLC and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries of QD LLC that are not Guarantors, this limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, QD LLC and its Subsidiaries may be able to incur substantial amounts of Indebtedness. The Indebtedness may be Secured Indebtedness constituting a First—Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of the Issuers are conducted through their Subsidiaries. Unless a Subsidiary is a Guarantor, claims of creditors of the Subsidiary, including trade creditors, and claims of preferred stockholders of the Subsidiary generally will have priority with respect to the assets and earnings of the Subsidiary over the claims of creditors of the Issuers, including holders of the 2018 Notes. The 2018 Notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders of Subsidiaries of QD LLC that are not Guarantors. As of the date of this prospectus, our only non-Guarantor Subsidiaries are (i) certain of our Domestic Subsidiaries that are currently not required to guarantee the obligations under the ABL Facility because they have only de minimis revenues and assets and (ii) our Foreign Subsidiaries and any Domestic Subsidiaries of the Foreign Subsidiaries, which as of March 31, 2011, had less than $0.1 million of liabilities, including trade payables, but excluding intercompany balances.

Security for the Notes

The 2018 Notes are secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the 2018 Notes will share in the benefit of a security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuers or any of the Guarantors, to the extent that the assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions, (i) any property or assets owned by any Foreign Subsidiaries, (ii) any Capital Stock of a Foreign Subsidiary to the extent the pledge of any such Capital Stock would cause more than 65% of the outstanding voting Capital Stock of the Foreign Subsidiary to be subject to the Lien of the 2018 Notes, (iii) any Real Property held by the Issuers or any of the Guarantors as a lessee under a lease or any Real Property owned in fee that does not have an individual fair market value (as determined in good faith by QD LLC) of at least $1.0 million (except to the extent Real Property secures the First Priority Lien Obligations), (iv) any Transportation Equipment owned by the Issuers or the Guarantors as of November 3, 2010 or acquired by the Issuers or the Guarantors within 30 days following November 3, 2010, (v) any assets to the extent that, and for so long as, taking a security interest in the assets would violate any applicable law or regulation or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition of the assets and was not created or made binding on the assets in contemplation or in connection with the acquisition of the assets (except in the case of assets (A) owned on November 3, 2010 or (B) acquired after November 3, 2010 with Indebtedness of the type permitted pursuant to the restrictions described in clauses (d) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” that is secured by a Permitted Lien), (vi) any right, title or interest in, or under any license, contract or agreement, but only to the extent, that the grant would violate, or result in a breach of, the terms of the license, contract or agreement (however, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral will include all rights and interests in, or under, the license, contract or agreement as if the provision had never been in effect), (vii) any equipment or other asset owned by any Issuer or any Guarantor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the 2018 Notes Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for the Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuers or the Guarantors as a condition to the creation of any other security interest on the Equipment or asset and, in each case, the prohibition or requirement is permitted under the 2018 Notes Indenture, and (viii) certain other exceptions described in the Security Documents. These assets are sometimes referred to as “Excluded Assets”. The security interests securing the 2018 Notes are second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and are also subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. Secured Bank Indebtedness includes the ABL Facility. Any Person holding First Priority Lien Obligations may have rights and remedies with respect to the property subject to Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agents to realize or foreclose on the Collateral on behalf of holders of the 2018 Notes.

The Issuers and the Guarantors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the 2018 Notes. The amount of additional First Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of additional First Priority Lien Obligations and additional Indebtedness could be significant.

Although Liens securing certain tranches of the ABL Facility or any similar future senior secured credit facility may be junior in right of priority to certain other tranches of the ABL Facility or similar facility, (i) references in this Description of the 2018 Notes to First Priority Lien Obligations or first lien indebtedness will include a reference to the entirety of the ABL Facility or similar facility and (ii) for purposes of the second-lien status of the 2018 Notes and Other Second-Lien Obligations, the Liens securing separate tranches of the ABL Facility or similar facility will be considered a single first-priority Lien.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of QD LLC that are owned by any Issuer or any Subsidiary Guarantor will constitute Collateral only to the extent that the Capital Stock and securities can secure the 2018 Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of the Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that the Subsidiary’s Capital Stock and securities secure the 2018 Notes or any Guarantee, then the Capital Stock and securities of the Subsidiary will automatically be deemed not to be part of the Collateral to the extent necessary to not be subject to the requirement. In this event, the Security Documents may be amended or modified, without the consent of any holder of 2018 Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) any Subsidiary’s Capital Stock and securities to secure the 2018 Notes in excess of the amount then pledged without filing with the SEC (or any other governmental agency) of separate financial statements of the Subsidiary, then the Capital Stock and securities of the Subsidiary will automatically be deemed to be a part of the Collateral to the extent not subject to any financial statement requirement. In this event, the Security Documents may be amended or modified, without the consent of any holder of 2018 Notes, to the extent necessary to subject to the Liens under the Security Documents the additional Capital Stock and securities.

After-Acquired Collateral

From and after November 3, 2010 and subject to certain limitations and exceptions, if any Issuer or any Guarantor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include Obligations under the ABL Facility), it must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority lien that secures the First Priority Lien Obligations) upon the property or asset as security for the 2018 Notes. Also, if granting a security interest in the property requires the consent of a third party, QD LLC must use commercially reasonable efforts to obtain the consent for the benefit of the trustee on behalf of the holders of the 2018 Notes. If the third party does not consent to the granting of the second-priority security interest after QD LLC’s commercially reasonable efforts, the applicable entity will not be required to provide the security interest.

Security Documents and Intercreditor Agreement

The Security Documents and the security interests they created inure to the benefit of the trustee and the holders of the 2018 Notes and define their rights and remedies thereunder. These security interests secure the payment and performance when due of all of the Obligations of the Issuers under the 2018 Notes, the 2018 Notes Indenture and the Security Documents.

The trustee, the Intercreditor Agents, the Issuers, the Guarantors and Credit Suisse AG, Cayman Islands Branch, entered into the Intercreditor Agreement on November 3, 2010. The Intercreditor Agreement may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the 2018 Notes Indenture. Under the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the Intercreditor Agents will determine the time and method by which the security interests in the Collateral will be enforced. The trustee would not be permitted to enforce, exercise any rights or remedies in respect of, or take certain other actions in respect of the security interests even if an Event of Default under the 2018 Notes Indenture has occurred and the 2018 Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest for the 2018 Notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second-priority Liens. See the section of this prospectus entitled “Risk Factors—Risks Relating to an Investment in the Exchange 2018 Notes —Your right to receive payments on the Exchange 2018 Notes is effectively junior to those lenders who have a first-priority security interest in our assets.” After the Discharge of Senior Lender Claims, the trustee in accordance with the provisions of the 2018 Notes Indenture and the Security Documents must distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the 2018 Notes and holders of Other Second-Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the 2018 Notes. By its nature some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time. See the section of this prospectus entitled “Risk Factors—Risks Related to an Investment in the Exchange 2018 Notes —The rights of holders of Exchange 2018 Notes to the collateral securing the Exchange 2018 Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

Mortgages relating to real property collateral were not in place prior to November 3, 2010. QD LLC agreed to use commercially reasonable efforts to, within 60 days following November 3, 2010, cause second-priority mortgages to be recorded with respect to our owned real properties that secure the ABL Facility, and to obtain title insurance policies insuring the second-priority mortgages on the properties. We believe we satisfied our obligations to cause the second-priority mortgages to be recorded and obtain title insurance.

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) the holders of First Priority Lien Obligations and the Intercreditor Agents will have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the 2018 Notes, (2) the Intercreditor Agreement may be amended, without the consent of the trustee and the holders of the 2018 Notes, to add additional secured creditors holding Other Second—Lien Obligations so long as the Other Second—Lien Obligations are not prohibited by the provisions of the ABL Facility or the 2018 Notes Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the 2018 Notes. However, any change, waiver or modification must not materially adversely affect the rights of the trustee and the holders of the 2018 Notes unless the rights of other secured creditors are affected in a like or similar manner. Any provider of additional extensions of credit will be entitled to rely on the determination of officers or the Issuers that the modifications do not expressly violate the provisions of the ABL Facility or the 2018 Notes Indenture if the determination is set forth in an Officer’s Certificate delivered to the provider. However, any determination will not affect whether or not the QD LLC has complied with its undertakings in the 2018 Notes Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if any Issuer or any Guarantor is subject to any insolvency or liquidation proceeding, the trustee and the holders agree that:

(1)	if the Intercreditor Agents desire to permit the use of cash collateral or to permit the Issuers or any Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (sometimes called “DIP Financing”), then the trustee and the holders agree not to object to the use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the restrictions described in clause 5 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with the DIP Financing, will subordinate its Liens in the Collateral to the DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the Intercreditor Agents or any holder of the obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuers or any Guarantor for which the Intercreditor Agents have consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the 2018 Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Intercreditor Agents and the required lenders under the ABL Facility;

(5)	none of them will contest (or support any other Person contesting) (a) any request by the Intercreditor Agents or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the Intercreditor Agents or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the Intercreditor Agents’ or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. However, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title II of the United States Bankruptcy Code or any similar law, then the trustee (A) may seek or request adequate protection in the form of a replacement Lien on the additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and the DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the 2018 Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the trustee seeks or requests adequate protection and adequate protection is granted in the form of additional collateral, then the trustee and the holders of the 2018 Notes agree that the holders of the First Priority Lien Obligations will also be granted a senior Lien on the additional collateral as security for the applicable First Priority Lien Obligations and the DIP Financing and that any Lien on the additional collateral securing the 2018 Notes will be subordinated to the Liens on the collateral securing the First Priority Lien Obligations and the DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the 2018 Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6)	until the Discharge of Senior Lender Claims has occurred, the trustee, on behalf of itself and each holder of the 2018 Notes, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuers and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the 2018 Notes (other than any cash, securities, obligations or Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agents in accordance with the provisions of the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuers and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the 2018 Notes under any one or more of the following circumstances:

(1)	upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on the property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder), as long as if any Issuer or any Guarantor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of any Issuer or any Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on the provision described in clause (6)(B) or (6)(C) of the definition of Permitted Liens, QD LLC and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the 2018 Notes, which, in the case of any subsequent First Priority Lien Obligations, will be second-priority Liens on the Collateral securing the First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to the First Priority Lien Obligations, with the second-priority Lien held either by the administrative agent, collateral agent or other representative for the First Priority Lien Obligations or by a collateral agent or other representative designated by QD LLC to hold the second-priority Liens for the benefit of the holders of the 2018 Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of the property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3)	in respect of the property and assets of a Subsidiary Guarantor, upon the designation of the Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary” used in the 2018 Notes Indenture;

(4)	in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the pledge granted by the Subsidiary Guarantor to secure the Obligations under the ABL Facility or any other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Subsidiary Guarantor; and

(5)	as described under “—Amendments and Waivers” below.

If an Event of Default under the 2018 Notes Indenture exists on the date of Discharge of Senior Lender Claims, the second-priority Liens on the Collateral securing the 2018 Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the 2018 Notes and Other Second-Lien Obligations) will have the right to direct the Intercreditor Agents to foreclose upon the Collateral (but in this event, the Liens on the Collateral securing the 2018 Notes will be released when the Event of Default and all other Events of Default under the 2018 Notes Indenture cease to exist).

The second-priority security interests in all Collateral securing the 2018 Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the 2018 Notes and all other Obligations under the 2018 Notes Indenture and the Security Documents that are due and payable at or prior to the time the principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the 2018 Notes Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the 2018 Notes Indenture as described below under “—Defeasance.”

Guarantees

QDI, the direct parent of QD LLC, and each of QD LLC’s direct and indirect Wholly Owned Restricted Subsidiaries (other than QD Capital) that are borrowers or guarantors under the ABL Facility will jointly and severally irrevocably and unconditionally guarantee on a second-priority secured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the 2018 Notes Indenture and the 2018 Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the 2018 Notes, expenses, indemnification or otherwise (all obligations guaranteed by the Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors is secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by the Guarantor. The Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See the section of this prospectus entitled “Risk Factors—Risks Related to an Investment in the Exchange 2018 Notes—Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.” After November 3, 2010, QD LLC has agreed to cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless the Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary) that Incurs or guarantees certain Indebtedness of QD LLC or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the trustee a supplemental indenture pursuant to which the Restricted Subsidiary will guarantee payment of the 2018 Notes on the same second-priority secured basis, See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and will:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	except as described below, be binding upon each Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the trustee, the holders and their successors, transferees and assigns.

A Restricted Subsidiary’s Guarantee is automatically released upon:

(1)	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor if the sale, disposition, exchange or other transfer is made in a manner not in violation of the 2018 Notes Indenture;

(2)	the designation of the Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary” used in the 2018 Notes Indenture;

(3)	the release or discharge of the guarantee by the Guarantor of the ABL Facility or other Indebtedness which resulted in the obligation to guarantee the 2018 Notes;

(4)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuers’ obligations under the 2018 Notes Indenture are discharged in accordance with the terms of the 2018 Notes Indenture; and

(5)	the Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of a foreclosure in the manner described under “—Security for the Notes—Release of Collateral.”

A Restricted Subsidiary’s Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

QDI’s Guarantee will be automatically released upon:

(1)	QDI’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of QDI in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and the transferee entity assumes QDI’s obligations under the 2018 Notes Indenture; and

(2)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuers’ obligations under the 2018 Notes Indenture are discharged in accordance with the terms of the 2018 Notes Indenture.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of the holder’s 2018 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously or concurrently elected to redeem 2018 Notes as described under “—Optional Redemption.”

In the event that at the time of the Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of 2018 Notes pursuant to the covenant described in this section, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuers will:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of 2018 Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted the offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the 2018 Notes as provided for in the immediately following paragraph.

See the section of this prospectus entitled “Risk Factors—Risks Related to an Investment in the Exchange 2018 Notes—The Issuers may not be able to repurchase the Exchange 2018 Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the 2018 Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuers have agreed to mail a notice (a “Change of Control Offer”) to each holder with a copy to the trustee stating:

(1)	that a Change of Control has occurred and that the holder has the right to require the Issuers to repurchase the holder’s 2018 Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding the Change of Control;

(3)	the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date the notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with the covenant described in this section, that a holder must follow in order to have its 2018 Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2018 Notes Indenture applicable to a Change of Control Offer made by the Issuers and purchases all 2018 Notes validly tendered and not withdrawn under the Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuers, Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 2018 Notes pursuant to the covenant described in this section. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described in this section, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described in this section by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers of the Existing 2018 Notes. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2018 Notes Indenture, but that could increase the amount of indebtedness outstanding at the time or otherwise affect the Issuers’ capital structure or credit rating.

The occurrence of events which would constitute a Change of Control under the 2018 Notes Indenture would constitute a default under the ABL Facility. Future Bank Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require the Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the 2018 Notes could cause a default under the Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See the section of this prospectus entitled “Risk Factors—Risks Related to an Investment in the Exchange 2018 Notes—The Issuers may not be able to repurchase the 2018 Notes upon a change of control.”

The definition of Change of Control used in the 2018 Notes Indenture includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of QD LLC and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the 2018 Notes Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 2018 Notes to require the Issuers to repurchase the 2018 Notes as a result of a sale, lease or transfer of less than all of the assets of QD LLC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the 2018 Notes Indenture relating to the Issuers’ obligation to make an offer to repurchase the 2018 Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the 2018 Notes.

Certain Covenants

Under the 2018 Notes Indenture, QD LLC has agreed to the following covenants. If on any date following November 3, 2010, (i) the 2018 Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the 2018 Notes Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the 2018 Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) are collectively referred to as a “Covenant Suspension Event”), the covenants described under the following captions will not be applicable to the 2018 Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while QD LLC and their Restricted Subsidiaries are not subject to the Suspended Covenants, the 2018 Notes will be entitled to substantially less covenant protection. In the event that QD LLC and its Restricted Subsidiaries are not subject to the Suspended Covenants under the 2018 Notes Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the 2018 Notes below an Investment Grade Rating, then QD LLC and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the 2018 Notes Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the provisions described in the first paragraph of or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent the Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent the Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on November 3, 2010, so that it is classified as permitted under the restrictions described in clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since November 3, 2010 and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by QD LLC or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the 2018 Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The 2018 Notes Indenture provides that:

(1)	QD LLC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	QD LLC will not permit any of the Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock.

However, any Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of QD LLC for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which any additional Indebtedness is Incurred or any Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, and the application of proceeds therefrom had occurred at the beginning of the four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by QD LLC or any Restricted Subsidiary of Indebtedness in an aggregate principal amount outstanding at any time that does not exceed the greater of (1) $235 million and (2) an amount of Secured Indebtedness that would not cause the Secured Indebtedness Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 3.50 to 1.00;

(b)	the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the 2018 Notes (not including any additional 2018 Notes) and the Guarantees (including exchange 2018 Notes and related guarantees thereof);

(c)	Indebtedness existing on November 3, 2010 (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by QD LLC or any Restricted Subsidiary, Disqualified Stock issued by QD LLC or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning the assets) in an aggregate amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to the provision described in this clause (d), does not exceed the greater of $30 million and 5% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by QD LLC or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of QD LLC or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the 2018 Notes Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of the business, assets or Subsidiary for the purpose of financing the acquisition;

(g)	Indebtedness of QD LLC to a Restricted Subsidiary, as long as (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of QD LLC and its Subsidiaries) any Indebtedness of QD LLC owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of QD LLC under the 2018 Notes, although any subsequent issuance or transfer of any Capital Stock or any other event which results in the Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any Indebtedness of QD LLC (except to QD LLC or another Restricted Subsidiary or any pledge of the Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) will be deemed, in each case, to be an Incurrence of the Indebtedness not permitted by the restrictions described in this clause (g);

(h)	shares of Preferred Stock of QD LLC or a Restricted Subsidiary issued to QD LLC or another Restricted Subsidiary, although any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds the shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of the shares of Preferred Stock (except to QD LLC or another Restricted Subsidiary) will be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by the restrictions described in this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to QD LLC or another Restricted Subsidiary, although if a Guarantor incurs the Indebtedness to a Restricted Subsidiary that is not an Issuer or a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of QD LLC and its Subsidiaries), the Indebtedness must be subordinated in right of payment to the Guarantee of the Guarantor, and any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding the Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of the Indebtedness (except to QD LLC or another Restricted Subsidiary or any pledge of the Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) will be deemed, in each case, to be an Incurrence of the Indebtedness not permitted by the restrictions described in this clause (i);

(j)	Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the 2018 Notes Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by QD LLC or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of QD LLC or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to the provision described in this clause (1), does not exceed the greater of $30 million and 5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to the provision described in this clause (1) will cease to be deemed Incurred or outstanding for purposes of the provision described in this clause (1) but will be deemed Incurred for purposes of the first paragraph of the covenant described in this section from and after the first date on which QD LLC, or the Restricted Subsidiary could have Incurred the Indebtedness under the first paragraph of the covenant described in this section without reliance upon the provision described in this clause (1));

(m)	Indebtedness or Disqualified Stock of QD LLC or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by QD LLC since immediately after November 3, 2010 from the issue or sale of Equity Interests of QD LLC or any direct or indirect parent entity of QD LLC (which proceeds are contributed to QD LLC) or cash contributed to the capital of QD LLC (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, any of QD LLC or any of their Subsidiaries) to the extent the net cash proceeds or cash have not been applied pursuant to the provisions described in the clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in the provision described in clauses (1) and (3) of the definition of Permitted Investments), as long as any Indebtedness or Disqualified Stock in excess of 100.0% of the net cash proceeds or cash has a Stated Maturity that is later than the maturity date of the 2018 Notes;

(n)	any guarantee by QD LLC or any Restricted Subsidiary of Indebtedness or other obligations of QD LLC or any Restricted Subsidiary so long as the Incurrence of the Indebtedness Incurred by QD LLC or the Restricted Subsidiary is permitted under the terms of the 2018 Notes Indenture, although if the Indebtedness is by its express terms subordinated in right of payment to the 2018 Notes or the Guarantee of QD LLC or the Restricted Subsidiary, any guarantee with respect to the Indebtedness must be subordinated in right of payment to the 2018 Notes or the Guarantee substantially to the same extent as the Indebtedness is subordinated to the 2018 Notes or the Guarantee, and if the guarantee is of Indebtedness of an Issuer, the guarantee must be Incurred in accordance with the covenant described under “—Future Guarantors” solely to the extent the covenant is applicable;

(o)	the Incurrence by QD LLC or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of the covenant described in this section and the provision described in clauses (b), (c), (d), (1), (o) and (p) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (as qualified as follows, “Refinancing Indebtedness”) prior to its respective maturity, although the Refinancing Indebtedness:

(1)	must have a Weighted Average Life to Maturity at the time the Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any 2018 Notes then outstanding were instead due on the date (although the provision described in this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations);

(2)	to the extent the Refinancing Indebtedness refinances (a) Indebtedness junior to the 2018 Notes (other than the Subordinated Notes due 2013) or a Guarantee, the Refinancing Indebtedness must be junior to the 2018 Notes or the Guarantee (although any Refinancing of the Subordinated Notes due 2013 will be unsecured unless the Refinancing occurs within six months of the Stated Maturity thereof, in which case the Refinancing may be secured by a second lien on the Collateral), or (b) Disqualified Stock or Preferred Stock, the Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	will not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of an Issuer or a Guarantor, or (y) Indebtedness of QD LLC or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) QD LLC or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by QD LLC or any Restricted Subsidiary or merged, consolidated or amalgamated with or into QD LLC or any Restricted Subsidiary in accordance with the terms of the 2018 Notes Indenture, as long as after giving effect to any acquisition or merger, consolidation or amalgamation, either:

(1)	QD LLC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described in this section; or

(2)	the Fixed Charge Coverage Ratio of QD LLC would be greater than immediately prior to any acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to QD LLC or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, as long as the Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of QD LLC or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the ABL Facility, in a principal amount not in excess of the stated amount of the letter of credit;

(t)	Indebtedness of Foreign Subsidiaries, although the aggregate principal amount of Indebtedness Incurred under the provision described in this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to the provision described in this clause (t) and pursuant to the provision described in clause (w) below, must not exceed $10 million (it being understood that any Indebtedness incurred pursuant to this the provision described in clause (t) will cease to be deemed incurred or outstanding for purposes of this clause (t) but will be deemed incurred for the purposes of the first paragraph of the covenant described in this section from and after the first date on which the Foreign Subsidiary could have incurred the Indebtedness under the first paragraph of the covenant described in this section without reliance upon the provision described in this clause (t));

(u)	Indebtedness of QD LLC or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by QD LLC or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of QD LLC, QDI or any direct or indirect parent of QD LLC to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of QD LLC or any Restricted Subsidiary, as long as the aggregate principal amount of Indebtedness Incurred under the provision described in this clause (w), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to the provision described in this clause (w) and pursuant to the provision described in clause (t) above, does not exceed $10 million; and

(x)	Indebtedness consisting of recourse obligations of QD LLC and its Restricted Subsidiaries to financial institutions in connection with Permitted Program Affiliate Transactions for lease obligations owing to the financial institutions by Program Affiliates in an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

For purposes of determining compliance with the covenant described in this section:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in the provisions described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of the covenant described in this section, then QD LLC will, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, the item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with the covenant described in this section; and

(2)	at the time of incurrence, QD LLC will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of the covenant described in this section. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of the amount of Indebtedness, as long as the Incurrence of the Indebtedness represented by the guarantee or letter of credit was in compliance with the covenant described in this section.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of the covenant described in this section, the maximum amount of Indebtedness that QD LLC and the Restricted Subsidiaries may Incur pursuant to the covenant described in this section will not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Limitation on Restricted Payments

The 2018 Notes Indenture provides that QD LLC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of any of QD LLC’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving QD LLC (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of QD LLC; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, QD LLC or a Restricted Subsidiary receives at least its pro rata share of the dividend or distribution in accordance with its Equity Interests in the class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of QD LLC or any direct or indirect parent of QD LLC;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of an Issuer or a Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of any payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under the provisions described in clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4)	make any Restricted Investment;

(all payments and other actions set forth in the provisions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of the Restricted Payment:

(a)	no Default will have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to the transaction on a pro forma basis, QD LLC could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by QD LLC and the Restricted Subsidiaries after November 3, 2010 (including Restricted Payments permitted by the provisions described in clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to the provisions described in clause (c) thereof), (6)(c), (8), (13)(b), (14)(b) and (18) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit (with the amount of any Restricted Payment made under the covenant described in this section in any property other than cash being equal to the Fair Market Value (as determined in good faith by QD LLC) of the property at the time made).

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of QD LLC for the period (taken as one accounting period, the “Reference Period”) from October 1, 2010 to the end of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, in case the Consolidated Net Income for the period is a deficit, minus 100% of the deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by QD LLC) of property other than cash, received by QD LLC after November 3, 2010 (other than net proceeds to the extent the net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to the provision described in clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of QD LLC or any direct or indirect parent entity of QD LLC (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to QD LLC or a Restricted Subsidiary), plus

(3)	100% of the aggregate amount of contributions to the capital of QD LLC received in cash and the Fair Market Value (as determined in good faith by QD LLC) of property other than cash after November 3, 2010 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent the contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to the provision described in clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price of any Disqualified Stock of QD LLC or any Restricted Subsidiary issued after November 3, 2010 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in QD LLC (other than Disqualified Stock) or any direct or indirect parent of QD LLC (as long as in the case of a parent, the Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by QD LLC or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by QD LLC) of property other than cash received by QD LLC or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to QD LLC or a Restricted Subsidiary) of Restricted Investments made by QD LLC and the Restricted Subsidiaries and from repurchases and redemptions of the Restricted Investments from QD LLC and the Restricted Subsidiaries by any Person (other than QD LLC or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to the provision described in clause (7) of the succeeding paragraph),

(B) the sale (other than to QD LLC or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, QD LLC or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by QD LLC) of the Investment of QD LLC or the Restricted Subsidiaries in the Unrestricted Subsidiary (which, if the fair market value of the investment will exceed $10 million, will be determined by the Board of Directors of QD LLC, a copy of the resolution of which with respect thereto will be delivered to the trustee) at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed) (other than in each case to the extent that the designation of the Subsidiary as an Unrestricted Subsidiary was made pursuant to the provision described in clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The restrictions described above will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration the payment would have complied with the provisions of the 2018 Notes Indenture;

(2)	(a)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of QD LLC, any direct or indirect parent of QD LLC or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of QD LLC or any direct or indirect parent of QD LLC (contributed to the capital of QD LLC) or contributions to the equity capital of QD LLC (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of QD LLC) (collectively, including any contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of QD LLC) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under the provision described in clause (6) of this paragraph and not made pursuant to the provision described in clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of QD LLC) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on the Retired Capital Stock immediately prior to retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Guarantor, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of the new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	the Indebtedness is subordinated to the 2018 Notes or the related Guarantee at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value except as otherwise permitted under the provision described in clause (o) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”,

(c)	the Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any 2018 Notes then outstanding, and

(d)	the Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any 2018 Notes then outstanding were instead due on that date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of QD LLC or any direct or indirect parent of QD LLC held by any future, present or former employee, director or consultant of QD LLC or any direct or indirect parent of QD LLC or any Subsidiary of QD LLC pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, although the aggregate Restricted Payments made under the provision described in this clause (4) must not exceed $5 million in any fiscal year, with unused amounts in any fiscal year being permitted to be carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10 million in any fiscal year, and this amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by QD LLC or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of QD LLC or any direct or indirect parent of QD LLC (to the extent contributed to QD LLC) to members of management, directors or consultants of QD LLC and the Restricted Subsidiaries or any direct or indirect parent of QD LLC that occurs after November 3, 2010 (although the amount of the cash proceeds utilized for any repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under the provision described in clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by QD LLC or any direct or indirect parent of QD LLC (to the extent contributed to QD LLC) or the Restricted Subsidiaries after November 3, 2010.

However, QD LLC may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year, and cancellation of Indebtedness owing to QD LLC or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of QD LLC, any Restricted Subsidiary or the direct or indirect parents of QD LLC in connection with a repurchase of Equity Interests of QD LLC or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of the covenant described in this section or any other provision of the 2018 Notes Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of QD LLC or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	(a)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after November 3, 2010;

(b)	a Restricted Payment to any direct or indirect parent of QD LLC, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of QD LLC issued after November 3, 2010, as long as the aggregate amount of dividends declared and paid pursuant to the provision described in this clause (b) does not exceed the net cash proceeds actually received by QD LLC from any sale of Designated Preferred Stock (other than Disqualified Stock) issued after November 3, 2010; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to the provision described in clause (2) of this paragraph;

however, in the case of each of (a) and (c) above of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of the Designated Preferred Stock, after giving effect to the issuance (and the payment of dividends or distributions) on a pro forma basis, QD LLC must have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by QD LLC), taken together with all other Investments made pursuant to the provision described in this clause (7) that are at that time outstanding, not to exceed $20 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on QD LLC’s Capital Stock (or a Restricted Payment to any direct or indirect parent of QD LLC to fund the payment by the direct or indirect parent of QD LLC of dividends on the entity’s common stock) of up to 6% per annum of the net proceeds received by QD LLC from any public offering of the Capital Stock of QD LLC or any direct or indirect parent of QD LLC, other than public offerings with respect to QD LLC’s (or the direct or indirect parent’s) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $15 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to QD LLC or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)	(A) with respect to each tax year or portion thereof that any direct or indirect parent of QD LLC qualifies as a Flow Through Entity, the distribution by QD LLC to the holders of Capital Stock of the direct or indirect parent of QD LLC in an amount equal to the product of (i) the amount of aggregate net taxable income of QD LLC and its subsidiaries allocated to the holders of Capital Stock of QD LLC for the period and (ii) the Presumed Tax Rate for the period; and (B) with respect to any tax year or portion thereof that any direct or indirect parent of QD LLC does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent of QD LLC that files a consolidated, combined or unitary tax return that includes QD LLC and its subsidiaries (including by virtue of the parent being the common parent of a consolidated or combined tax group of which QD LLC and/or the Restricted Subsidiaries are members) in an amount not to exceed the amount that QD LLC and the Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes if QD LLC and the Restricted Subsidiaries paid taxes as a stand-alone taxpayer (or standalone group);

(13)	the payment of any Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of QD LLC to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of QD LLC and general corporate operating and overhead expenses of any direct or indirect parent of QD LLC in each case to the extent the fees and expenses are attributable to the ownership or operation of QD LLC, if applicable, and their Subsidiaries;

(b)	in amounts required for any direct or indirect parent of QD LLC, if applicable, to pay interest and/ or principal on Indebtedness the proceeds of which have been contributed to QD LLC or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, QD LLC Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of QD LLC to pay fees and expenses, other than to Affiliates of QD LLC, related to any unsuccessful equity or debt offering of the parent;

(14)	the payment, redemption, repurchase, defeasance, acquisition or retirement of the Subordinated Notes due 2014 (a) with proceeds of the offering of the 2018 Notes as described in this prospectus under “Use of Proceeds” and (b) in an amount that does not exceed $12.5 million in any one-year period following November 3, 2010, with unused amounts in any one-year period being permitted to be carried over to succeeding one-year periods;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price of the options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	Restricted Payments by QD LLC or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any of these entities;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”, as long as all 2018 Notes tendered by holders of the 2018 Notes in connection with a Change of Control or Asset Sale Offer have been repurchased, redeemed or acquired for value; and

(19)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of QD LLC and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”, as long as, as a result of the consolidation, amalgamation, merger or transfer of assets, the Issuers will have made a Change of Control Offer (if required by the 2018 Notes Indenture) and that all 2018 Notes tendered by holders in connection with the Change of Control Offer have been repurchased, redeemed or acquired for value.

However, at the time of, and after giving effect to, any Restricted Payment permitted under the provisions described in clauses (6)(b), (7), (10), (11) and (13)(b), no Default must have occurred and be continuing or would occur as a consequence thereof.

As of November 3, 2010, all of the Subsidiaries of QD LLC will be Restricted Subsidiaries. QD LLC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary” used in the 2018 Notes Indenture. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by QD LLC and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as described in the last sentence of the definition of “Investments”. The designation will only be permitted if a Restricted Payment or Permitted Investment in the amount would be permitted at the time and if the Subsidiary otherwise meets the definition of an Unrestricted Subsidiary as used in the 2018 Notes Indenture.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The 2018 Notes Indenture provides that QD LLC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Issuer or Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to QD LLC or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to QD LLC or any Restricted Subsidiary;

(b)	make loans or advances to QD LLC or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its properties or assets to QD LLC or any Restricted Subsidiary;

except in each case for encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on November 3, 2010, including pursuant to the ABL Facility and the other ABL Facility Documents and the Subordinated Notes due 2013;

(2)	the 2018 Notes Indenture, the 2018 Notes (and any exchange 2018 Notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by QD LLC or any Restricted Subsidiary which was in existence at the time of the acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of the Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing the Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing, as long as the restrictions apply only to the Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of QD LLC or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as the encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payments on the 2018 Notes (as determined in good faith by QD LLC), although in the case of each of clauses (a) and (b), the Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to November 3, 2010 by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above, as long as the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of QD LLC, no more restrictive with respect to the dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to the amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with the covenant described in this section, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to QD LLC or a Restricted Subsidiary to other Indebtedness Incurred by QD LLC or the Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The 2018 Notes Indenture provides that QD LLC will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) QD LLC or any Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined in good faith by QD LLC) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by QD LLC or the Restricted Subsidiary is in the form of Cash Equivalents. The amount of

(a)	any liabilities (as shown on QD LLC’s or a Restricted Subsidiary’s most recent balance sheet or in the 2018 Notes thereto) of QD LLC or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the 2018 Notes or any Guarantee) that are assumed by the transferee of sold assets or that are otherwise cancelled or terminated in connection with the transaction with the transferee,

(b)	any 2018 Notes or other obligations or other securities or assets received by QD LLC or the Restricted Subsidiary from the transferee that are converted by QD LLC or the Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by QD LLC or any Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value (as determined in good faith by QD LLC), taken together with all other Designated Non-cash Consideration received pursuant to the provision described in this clause (c) that is at that time outstanding, not to exceed the greater of 7.5% of Total Assets and $25 million at the time of the receipt of the Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), will be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after QD LLC’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, QD LLC or the Restricted Subsidiary may apply the Net Proceeds from the Asset Sale, at its option:

(1)	to repay (a) Indebtedness constituting First Priority Lien Obligations and other senior Indebtedness that is secured by a Lien permitted under the 2018 Notes Indenture (“Pari Passu Indebtedness”) (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (c) Obligations under the 2018 Notes or (d) other Pari Passu Indebtedness (although if an Issuer or any Guarantor will so reduce Obligations under Pari Passu Indebtedness that does not constitute First Priority Lien Obligations, the Issuers must equally and ratably reduce Obligations under the 2018 Notes as provided under “Optional Redemption,” through open-market purchases (as long as the purchases are at or above l00% of the principal amount thereof) or by making an offer (in accordance with the procedures described below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, the pro rata principal amount of 2018 Notes), in each case other than Indebtedness owed to QD LLC or an Affiliate of QD LLC; or

(2)	to make an Investment in any one or more businesses (if the Investment is in the form of the acquisition of Capital Stock of a Person, the acquisition must result in the Person becoming a Restricted Subsidiary of QD LLC), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of the Asset Sale.

In the case of clause (2) above, a binding commitment will be treated as a permitted application of the Net Proceeds from the date of the commitment until the 18 month anniversary of the date of the receipt of the Net Proceeds. In the event the binding commitment is later canceled or terminated for any reason before the Net Proceeds are so applied, QD LLC or the Restricted Subsidiary must enter into another binding commitment (a “Second Commitment”) within six months of the cancellation or termination of the prior binding commitment. Also, QD LLC or the Restricted Subsidiary may only enter into a Second Commitment under the provision described above one time with respect to each Asset Sale and to the extent the Second Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied, or is not applied prior to the 18 month anniversary, then the Net Proceeds will constitute Excess Proceeds.

Pending the final application of the Net Proceeds, QD LLC or the Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, or otherwise invest the Net Proceeds in any manner not prohibited by the 2018 Notes Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of the covenant described in this section (it being understood that any portion of the Net Proceeds used to make an offer to purchase 2018 Notes, as described in clause (1) above, will be deemed to have been invested whether or not the offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Issuers will make an offer to all holders of 2018 Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of 2018 Notes (and the Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest (or, in respect of the Pari Passu Indebtedness, the lesser price as may be provided for by the terms of the Pari Passu Indebtedness), to the date fixed for the closing of the offer, in accordance with the procedures set forth in the 2018 Notes Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $10 million by mailing the notice required pursuant to the terms of the 2018 Notes Indenture, with a copy to the trustee. To the extent that the aggregate amount of 2018 Notes (and the Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, QD LLC may use any remaining Excess Proceeds for any purpose that is not prohibited by the 2018 Notes Indenture. If the aggregate principal amount of 2018 Notes (and the Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee will select the 2018 Notes to be purchased in the manner described below. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent the laws or regulations are applicable in connection with the repurchase of the 2018 Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the 2018 Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the 2018 Notes Indenture by virtue thereof.

If more 2018 Notes (and the Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of the 2018 Notes for purchase will be made by the trustee. However, no 2018 Notes of $2,000 or less will be purchased in part. Selection of the Pari Passu Indebtedness will be made pursuant to the terms of the Pari Passu Indebtedness.

Notices of an Asset Sale Offer will be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of 2018 Notes at the holder’s registered address. If any 2018 Note is to be purchased in part only, any notice of purchase that relates to the 2018 Note will state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The 2018 Notes Indenture provides that QD LLC will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of QD LLC (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(a)	the Affiliate Transaction is on terms that are not materially less favorable to QD LLC or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by QD LLC or the Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, QD LLC delivers to the trustee a resolution adopted in good faith by the majority of the Board of Directors of QD LLC, approving the Affiliate Transaction and set forth in an Officer’s Certificate certifying that the Affiliate Transaction complies with clause (a) above.

The restrictions described above do not apply to the following:

(1)	transactions between or among QD LLC and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of the transaction) and any merger, consolidation or amalgamation of QD LLC and any direct parent of QD LLC, as long as the parent will have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of QD LLC and the merger, consolidation or amalgamation is otherwise in compliance with the terms of the 2018 Notes Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the 2018 Notes Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of QD LLC, any Restricted Subsidiary, or any direct or indirect parent of QD LLC;

(4)	transactions in which QD LLC or any Restricted Subsidiary delivers to the trustee a letter from an Independent Financial Advisor stating that the transaction is fair to QD LLC or the Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of QD LLC in good faith;

(6)	any agreement as in effect as of November 3, 2010 or any amendment thereto (so long as the agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the 2018 Notes in any material respect than the original agreement as in effect on November 3, 2010) or any transaction contemplated thereby as determined in good faith by QD LLC;

(7)	the existence of, or the performance by QD LLC or any Restricted Subsidiary of its obligations under the terms of a any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of November 3, 2010, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter, although the existence of, or the performance by QD LLC or any Restricted Subsidiary of its obligations under, any future amendment to any existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after November 3, 2010 will only be permitted by the restrictions described in this clause (7) to the extent that the terms of the existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the 2018 Notes in any material respect than the original transaction, agreement or arrangement as in effect on November 3, 2010;

(8)	the execution of the Transactions, and the payment of all fees and expenses related to the Transactions;

(9)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the 2018 Notes Indenture, which are fair to QD LLC and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of QD LLC, or are on terms at least as favorable as might reasonably have been obtained at that time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(10)	any transaction effected as part of a Qualified Receivables Financing;

(11)	the issuance of Equity Interests (other than Disqualified Stock) of QD LLC to any Person;

(12)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of QD LLC or any direct or indirect parent of QD LLC or of a Restricted Subsidiary, as appropriate, in good faith;

(13)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(14)	any contribution to the capital of QD LLC;

(15)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(16)	transactions between QD LLC or any Restricted Subsidiary and any Person, a director of which is also a director of QD LLC or any direct or indirect parent of QD LLC, as long as the director abstains from voting as a director of QD LLC or the direct or indirect parent on any matter involving the other Person;

(17)	pledges of Equity Interests of Unrestricted Subsidiaries;

(18)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(19)	any employment agreements entered into by QD LLC or any Restricted Subsidiary in the ordinary course of business; and

(20)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of QD LLC in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of QD LLC and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the 2018 Notes Indenture.

Liens

The 2018 Notes Indenture provides that QD LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of QD LLC or the Restricted Subsidiary of QD LLC, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at November 3, 2010 or thereafter acquired, (i) that secures any Indebtedness of any Person (other than Permitted Liens) unless the 2018 Notes are equally and ratably secured with (or on a senior basis to, in the case of Subordinated Indebtedness) the Indebtedness so long as the Indebtedness is so secured and (ii) that secures any First-Priority Lien Obligation of QD LLC or any Guarantor (subject to certain exceptions) without effectively providing that the 2018 Notes or the applicable Guarantee will be granted a second-priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for the First-Priority Lien Obligations. However, if granting the second-priority security interest requires the consent of a third party, QD LLC will use commercially reasonable efforts to obtain the consent with respect to the second-priority security interest for the benefit of the trustee on behalf of the holders of the 2018 Notes. Further, if the third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, QD LLC will not be required to provide the security interest.

Any Lien created for the benefit of the holders of the 2018 Notes pursuant to the provision described in clause (i) of the preceding paragraph will provide by its terms that the Lien will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with the covenant described in this section, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (28) of the definition of “Permitted Liens” or pursuant to the first paragraph of the covenant described in this section but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (28) of the definition of “Permitted Liens” or pursuant to the first paragraph of the covenant described in this section, QD LLC will, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, the Lien securing the item of Indebtedness (or any portion thereof) in any manner that complies with the covenant described in this section and will only be required to include the amount and type of the Lien or the item of Indebtedness secured by the Lien in one of the clauses of the definition of “Permitted Liens” and the Lien securing the item of Indebtedness will be treated as being Incurred or existing pursuant to only one of the clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure the Indebtedness at the time of the Incurrence of the Indebtedness, the Lien will also be permitted to secure any Increased Amount of the Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of the Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of QD LLC, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness”.

Reports and Other Information

The 2018 Notes Indenture provides that notwithstanding that QD LLC may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for the annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, QD LLC will file with the SEC (and provide the trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in the successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in the successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), the other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which QD LLC would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

However, QD LLC will not be so obligated to file the reports with the SEC if the SEC does not permit the filing, in which event QD LLC will make available the information to prospective purchasers of 2018 Notes in addition to providing the information to the trustee and the holders, in each case within 15 days after the time QD LLC would be required to file the information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this prospectus.

In the event that:

(a)	the rules and regulations of the SEC permit QD LLC and any direct or indirect parent of QD LLC to report at the parent entity’s level on a consolidated basis and the parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of QD LLC, or

(b)	any direct or indirect parent of QD LLC is or becomes a Guarantor of the 2018 Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this section for QD LLC will satisfy the covenant described in this section. The 2018 Notes Indenture permits QD LLC to satisfy its obligations in the covenant described in this section with respect to financial information relating to QD LLC by furnishing financial information relating to the direct or indirect parent. Any financial information must be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the direct or indirect parent and any of its Subsidiaries other than QD LLC and its Subsidiaries, on the one hand, and the information relating to QD LLC, the Guarantors and the other Subsidiaries of QD LLC on a standalone basis, on the other hand.

In addition, QD LLC will make the information available to prospective investors upon request. In addition, QD LLC has agreed that, for so long as any 2018 Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the 2018 Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, QD LLC will be deemed to have furnished the reports referred to above to the trustee and the holders if QD LLC has filed the reports with the SEC via the EDGAR filing system and the reports are publicly available. In addition, the requirements of the covenant described in this section will be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the 2018 Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of the Registration Rights Agreement, and any amendments thereto, and the registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of the covenant described in this section and/or (2) the posting of reports that would be required to be provided to the trustee and the holders on QD LLC’s website (or that of QDI or any of QD LLC’s parent companies).

Impairment of Security Interest

The 2018 Notes Indenture provides that, subject to the rights of the holders of Permitted Liens, QD LLC will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the holders of the 2018 Notes, subject to limited exceptions. QD LLC will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the 2018 Notes in any material respect, except as described above under “—Security for the Notes” or as permitted as described under “—Amendments and Waivers” or under the Intercreditor Agreement.

After-Acquired Property

The 2018 Notes Indenture provides that upon the acquisition by the Issuers or any Guarantor of any First-Priority After-Acquired Property, the Issuers or the Guarantor will execute and deliver the mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as will be reasonably necessary to vest in the trustee a perfected security interest, subject only to Permitted Liens, in the First-Priority After-Acquired Property and to have the First-Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the 2018 Notes Indenture relating to the Collateral will be deemed to relate to the First-Priority After-Acquired Property to the same extent and with the same force and effect. However, if granting the second-priority security interest in the First-Priority After-Acquired Property requires the consent of a third party, QD LLC will use commercially reasonable efforts to obtain the consent with respect to the second-priority interest for the benefit of the trustee on behalf of the holders of the 2018 Notes. Further, if the third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, the Issuers or the Guarantor will not be required to provide the security interest.

Future Guarantors

The 2018 Notes Indenture provides that QD LLC has agreed to cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless the Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries) and that guarantees any Indebtedness of QD LLC or any of the Guarantors to execute and deliver to the trustee a supplemental indenture pursuant to which the Subsidiary will guarantee payment of the 2018 Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to the Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee will be released in accordance with the provisions of the 2018 Notes Indenture described under “—Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The 2018 Notes Indenture provides that QD LLC may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not QD LLC is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	QD LLC is the surviving person or the Person formed by or surviving the consolidation, amalgamation, merger, winding up or conversion (if other than QD LLC) or to which the sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (QD LLC or the Person being herein called the “Successor Holdco”);

(2)	the Successor Holdco (if other than QD LLC) expressly assumes all the obligations of QD LLC under the 2018 Notes Indenture and its Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the trustee;

(3)	immediately after giving effect to the transaction (and treating any Indebtedness which becomes an obligation of the Successor Holdco, or any Restricted Subsidiary as a result of the transaction as having been Incurred by the Successor Holdco, or the Issuer or the Restricted Subsidiary at the time of the transaction) no Default will have occurred and be continuing;

(4)	immediately after giving pro forma effect to the transaction, as if the transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Holdco, or any Restricted Subsidiary as a result of the transaction as having been Incurred by the Successor Holdco, or the Restricted Subsidiary at the time of the transaction), either

(a)	the Successor Holdco would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio would be greater than the ratio immediately prior to the transaction;

(5)	if QD LLC is not the Successor Holdco, each Guarantor, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to the Person’s obligations under the 2018 Notes Indenture and the 2018 Notes; and

(6)	the Successor Holdco will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger, amalgamation or transfer and the supplemental indentures comply with the 2018 Notes Indenture.

The Successor Holdco (if other than QD LLC) will succeed to, and be substituted for, QD LLC under the 2018 Notes Indenture and the 2018 Notes, and in the event QD LLC will automatically be released and discharged from its obligations under the 2018 Notes Indenture and the 2018 Notes. Notwithstanding the foregoing clauses (3) and (4), (a) QD LLC or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to or to a Restricted Subsidiary, and (b) QD LLC may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating QD LLC in another state of the United States, the District of Columbia or any territory of the United States or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of QD LLC and the Restricted Subsidiaries is not increased thereby. The restriction described in this section will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among QD LLC and the Restricted Subsidiaries.

The 2018 Notes Indenture further provides that, subject to certain limitations in the 2018 Notes Indenture governing release of QD Capital or any Restricted Subsidiary that is a Guarantor upon the sale or disposition of QD Capital or the Guarantor, none of QD Capital or any Restricted Subsidiary that is a Guarantor will, and QD LLC will not permit QD Capital or any Restricted Subsidiary that is a Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer or Restricted Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) QD Capital or the Restricted Subsidiary is the surviving Person or the Person formed by or surviving the consolidation, amalgamation or merger (if other than QD Capital or the Restricted Subsidiary) or to which the sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation (in the case of QD Capital) or a corporation, partnership or limited liability company (in the case of the Restricted Subsidiary) organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, (QD Capital or the Restricted Subsidiary or the Person being herein called the “Successor”) and the Successor (if other than QD Capital or the Restricted Subsidiary) expressly assumes all the obligations of QD Capital or the Restricted Subsidiary under the 2018 Notes Indenture and the 2018 Notes or the Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee, or (b) the sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales” and does not constitute a sale, transfer, lease, conveyance or other disposition of all or substantially all of the assets of QD LLC; and

(2)	the Successor (if other than the Issuer or Restricted Subsidiary) will have delivered or caused to be delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, amalgamation, merger or transfer and the supplemental indentures comply with the 2018 Notes Indenture.

Subject to certain limitations described in the 2018 Notes Indenture, the Successor (if other than QD Capital or the Restricted Subsidiary) will succeed to, and be substituted for, QD Capital or the Restricted Subsidiary under the 2018 Notes Indenture and the 2018 Notes or the Guarantee, and QD Capital or the Restricted Subsidiary will automatically be released and discharged from its obligations under the 2018 Notes Indenture and the 2018 Notes or its Guarantee. Notwithstanding the foregoing, (1) QD Capital or a Restricted Subsidiary that is a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating QD Capital or the Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer or the Restricted Subsidiary is not increased thereby and (2) a Restricted Subsidiary that is a Guarantor may merge, amalgamate or consolidate with QD LLC or a Restricted Subsidiary that is a Guarantor,

In addition, notwithstanding the foregoing, a Restricted Subsidiary that is a Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to QD LLC or any Restricted Subsidiary that is a Guarantor.

In addition, the 2018 Notes Indenture provides that QDI will not consolidate, amalgamate or merge with or into or wind up into (whether or not QDI is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either QDI or QD LLC (although if QD LLC is to be the surviving Person, then the transaction must comply with the first two paragraphs of the covenant described in this section) is the surviving Person or the Person formed by or surviving the consolidation, amalgamation or merger (if other than QDI) or to which the sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (QDI or the Person being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than QDI) expressly assumes all the obligations of QDI under the 2018 Notes Indenture and QDI’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee; and

(2)	the Successor Parent Guarantor (if other than QDI) will have delivered or caused to be delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, amalgamation, merger or transfer and the supplemental indentures comply with the 2018 Notes Indenture.

Subject to certain limitations described in the 2018 Notes Indenture, the Successor Parent Guarantor (if other than QDI) will succeed to, and be substituted for, QDI under the 2018 Notes Indenture, QDI’s Guarantee, and QDI will automatically be released and discharged from its obligations under the 2018 Notes Indenture and the Guarantee.

Defaults

An Event of Default is defined in the 2018 Notes Indenture with respect to the 2018 Notes as:

(1)	a default in any payment of interest (including any additional interest) on any 2018 Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium of any 2018 Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by QD LLC or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the 2018 Notes or the 2018 Notes Indenture,

(4)	the failure by QD LLC or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to QD LLC or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of the Indebtedness by the holders thereof because of a default, in each case, if the total amount of the Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of QDI, QD LLC or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”),

(6)	failure by QD LLC or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(7)	the Guarantee of QDI or any Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the 2018 Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or QDI, QD LLC or any Guarantor that qualifies as a Significant. Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the 2018 Notes Indenture or any Guarantee with respect to the 2018 Notes and the Default continues for 10 days,

(8)	unless the Liens have been released in accordance with the provisions of the Security Documents, Liens in favor of the holders of the 2018 Notes with respect to all or substantially all of the Collateral cease to be valid or enforceable, or any Issuer will assert or any Guarantor will assert, in any pleading in any court of competent jurisdiction, that the security interest is invalid or unenforceable and, in the case of any Subsidiary Guarantor, QD LLC fails to cause the Subsidiary Guarantor to rescind the assertions within 30 days after QD LLC has actual knowledge of the assertions, or

(9)	the failure by QDI, the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the 2018 Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for the Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under the provision described in clause (3) or (9) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of outstanding 2018 Notes notify the Issuers of the default and the Issuers do not cure the default within the time specified in clauses (3) or (9) hereof after receipt of the notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of QD LLC) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of outstanding 2018 Notes by notice to the Issuers may declare the principal of, premium and accrued but unpaid interest on all the 2018 Notes to be due and payable. Upon a declaration, the principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of QD LLC occurs, the principal of, premium and interest on all the 2018 Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding 2018 Notes may rescind any acceleration with respect to the 2018 Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, the Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the 2018 Notes, if within 20 days after the Event of Default arose the Issuers deliver an Officer’s Certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for the Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action giving rise to the Event of Default or (z) the default that is the basis for the Event of Default has been cured, it being understood that in no event will an acceleration of the principal amount of the 2018 Notes as described above be annulled, waived or rescinded upon the happening of these events.

Except as otherwise provided in the 2018 Notes Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the 2018 Notes Indenture at the request or direction of any of the holders unless the holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or interest when due, no holder may pursue any remedy with respect to the 2018 Notes Indenture or the 2018 Notes unless:

(1)	the holder has previously given the trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding 2018 Notes have requested the trustee to pursue the remedy,

(3)	the holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense,

(4)	the trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding 2018 Notes have not given the trustee a direction inconsistent with the request within the 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding 2018 Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the 2018 Notes Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the 2018 Notes Indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking the action.

QD LLC is required to deliver to the trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. QD LLC also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action QD LLC is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the 2018 Notes Indenture and Security Documents may be amended with the consent of the holders of a majority in principal amount of the 2018 Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the 2018 Notes then outstanding. However, without the consent of each holder of an outstanding 2018 Note affected, no amendment may, among other things:

(1)	reduce the amount of 2018 Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any 2018 Note,

(3)	reduce the principal of or change the Stated Maturity of any 2018 Note,

(4)	reduce the premium payable upon the redemption of any 2018 Note or change the time at which any 2018 Note may be redeemed as described under “—Optional Redemption” or “—Redemption for Changes in Withholding Taxes” above,

(5)	make any 2018 Note payable in money other than that stated in the 2018 Note,

(6)	expressly subordinate the 2018 Notes or any Guarantee to any other Indebtedness of an Issuer or any Guarantor;

(7)	impair the right of any holder to receive payment of principal of, premium and interest on the holder’s 2018 Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the holder’s 2018 Notes,

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9)	make any change in the provisions in the Intercreditor Agreement or the 2018 Notes Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the 2018 Notes; or

(10)	except as expressly permitted by the 2018 Notes Indenture, modify or release the Guarantee of QDI or any Significant Subsidiary in any manner adverse to the holders of the 2018 Notes.

Without the consent of the holders of at least two-thirds in an aggregate principal amount of the 2018 Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the 2018 Notes Indenture and the Security Documents with respect to the 2018 Notes.

Without the consent of any holder, the Issuers and the trustee may amend the 2018 Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor (with respect to an Issuer) of the obligations of an Issuer under the 2018 Notes Indenture and the 2018 Notes, to provide for the assumption by a Successor Holdco or Successor (with respect to any Restricted Subsidiary that is a Guarantor) of the obligations of a Guarantor under the 2018 Notes Indenture, its Guarantee and the Security Documents, to provide for uncertificated 2018 Notes in addition to or in place of certificated 2018 Notes (as long as the uncertificated 2018 Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated 2018 Notes are described in Section 163(f)(2)(B) of the Code), to add a Guarantee with respect to the 2018 Notes, to secure the 2018 Notes, to release Collateral as permitted by the 2018 Notes Indenture or the Intercreditor Agreement, to add additional secured creditors holding Other Second-Lien Obligations so long as the obligations are not prohibited by the 2018 Notes Indenture or the Security Documents, to add to the covenants of QD LLC for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to conform the text of the 2018 Notes Indenture, Guarantees, the 2018 Notes, the Security Documents or the Intercreditor Agreement, to any provision of the “Description of the Notes” included in the offering memorandum for the issuance and sale of the Existing Notes to the extent that the provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the 2018 Notes Indenture, Guarantees, the 2018 Notes the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the 2018 Notes Indenture under the Trust Indenture Act to effect any provision of the 2018 Notes Indenture or to make certain changes to the 2018 Notes Indenture to provide for the issuance of additional 2018 Notes.

The consent of the noteholders is not necessary under the 2018 Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, and Others

No director, officer, employee, manager, or incorporator of QD LLC or any direct or indirect parent companies, as such, will have any liability for any obligations of QD LLC under the 2018 Notes, the 2018 Notes Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of 2018 Notes by accepting a 2018 Note waives and releases all the liability. The waiver and release are part of the consideration for issuance of the 2018 Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange 2018 Notes in accordance with the 2018 Notes Indenture. Upon any transfer or exchange, the registrar and the trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the 2018 Notes Indenture. The Issuers are not required to transfer or exchange any 2018 Notes selected for redemption or to transfer or exchange any 2018 Notes for a period of 15 days prior to a selection of 2018 Notes to be redeemed. The 2018 Notes will be issued in registered form and the registered holder of a 2018 Note will be treated as the owner of the 2018 Note for all purposes.

Satisfaction and Discharge

The 2018 Notes Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of 2018 Notes, as expressly provided for in the 2018 Notes Indenture) as to all outstanding 2018 Notes when:

(1)	either (a) all the 2018 Notes previously authenticated and delivered (except lost, stolen or destroyed 2018 Notes which have been replaced or paid and 2018 Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from the trust) have been delivered to the trustee for cancellation or (b) all of the 2018 Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the 2018 Notes not previously delivered to the trustee for cancellation, for principal of, premium and interest on the 2018 Notes to the date of deposit together with irrevocable instructions from the Issuers directing the trustee to apply the funds to the payment thereof at maturity or redemption;

(2)	the Issuers and/or the Guarantors have paid all other sums payable under the 2018 Notes Indenture; and

(3)	the Issuers have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the 2018 Notes Indenture relating to the satisfaction and discharge of the 2018 Notes Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all of their obligations under the 2018 Notes and the 2018 Notes Indenture with respect to the holders of the 2018 Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the 2018 Notes, to replace mutilated, destroyed, lost or stolen 2018 Notes and to maintain a registrar and paying agent in respect of the 2018 Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the 2018 Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the 2018 Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the 2018 Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the 2018 Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the 2018 Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of QD LLC to comply with the second clause (3) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the trustee money or U.S. Government Obligations for the payment of principal, premium and interest on the 2018 Notes to redemption or maturity, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the 2018 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred (and, in the case of legal defeasance only, the Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the 2018 Notes not previously delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the 2018 Notes Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the 2018 Notes.

Governing Law

The 2018 Notes Indenture provides that it and the 2018 Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

The following are summaries of certain definitions used in the 2018 Notes Indenture:

“ABL Facility” means (i) the Credit Agreement, dated as of December 18, 2007 and amended by that certain First Amendment to Credit Agreement dated October 22, 2010, among QD LLC, QDI, certain of QD LLC’s Subsidiaries, the guarantors named therein, the financial institutions named therein, and Credit Suisse, Cayman Islands Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under the agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the ABL Facility referred to in clause (i) remains outstanding, if designated by QD LLC to be included in the definition of “ABL Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against the receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Documents” means the collective reference to any ABL Facility, any 2018 Notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time the other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of the specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any 2018 Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the 2018 Note; and

(2)	the excess of:

(a)	the present value at the redemption date of (i) the redemption price of the 2018 Note, at November 1, 2014 (the redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the 2018 Note through November 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of the redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the 2018 Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of QD LLC or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of an Issuer or any Restricted Subsidiary (other than to QD LLC or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of QD LLC in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of QD LLC or any Restricted Subsidiary or issuance or sale of Equity Interests of an Issuer or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $5 million;

(e)	any disposition of property or assets, or the issuance of securities, by QD LLC or a Restricted Subsidiary to QD LLC or another Restricted Subsidiary;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of QD LLC and the Restricted Subsidiaries as a whole, as determined in good faith by QD LLC;

(g)	foreclosure or any similar action with respect to any property or other asset of QD LLC or any of the Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of QD LLC and the Restricted Subsidiaries as a whole, as determined in good faith by QD LLC;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by QD LLC or any Restricted Subsidiary after November 3, 2010, including any Sale/Leaseback Transaction or asset securitization permitted by the 2018 Notes Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than QD LLC or a Restricted Subsidiary) from whom the Restricted Subsidiary was acquired or from whom the Restricted Subsidiary acquired its business and assets (having been newly formed in connection with the acquisition), made as part of the acquisition and in each case comprising all or a portion of the consideration in respect of the sale or acquisition;

(q)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of the property;

(r)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(s)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Bank Indebtedness” means any and all amounts payable under or in respect of the ABL Facility and the other ABL Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the ABL Facility), including principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to QD LLC whether or not a claim for post-filing interest is allowed in the proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers of the Person (or, if the Person is a partnership, the board of directors or other governing body of the general partner of the Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during the period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Person and the Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, any local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of QD LLC and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	QD LLC becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of QD LLC or QDI.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the trustee in its capacity as “Collateral Agent” under the 2018 Notes Indenture and under the Security Documents and any successor thereto in that capacity, (it being understood that subagents may be appointed with respect to collateral constituting Transportation Equipment).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Person and its Restricted Subsidiaries for the period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of the Person and its Restricted Subsidiaries for the period, to the extent the expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the 2018 Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of the Person and the Subsidiaries that are Restricted Subsidiaries for the period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than QD LLC and the Restricted Subsidiaries; minus

(4)	interest income for the period.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by QD LLC to be the rate of interest implicit in the Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis. However:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions, in each case, will be excluded;

(2)	effects of purchase accounting adjustments (including the effects of the adjustments pushed down to the Person and the Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, will be excluded;

(3)	the Net Income for the period will not include the cumulative effect of a change in accounting principles during the period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations will be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuers) will be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments will be excluded;

(7)	the Net Income for the period of any Person that is not a Subsidiary of the Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of the period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under the provision described in clause (1) of the definition of Cumulative Credit described in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for the period of any Restricted Subsidiary (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless the restrictions with respect to the payment of dividends or similar distributions have been legally waived; although the Consolidated Net Income of the Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by the Restricted Subsidiary to the Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of the Person in respect of the period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” will be included as though the amounts had been paid as income taxes directly by the Person for the period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP will be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights will be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after November 3, 2010 related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on November 3, 2010 of officers, directors and employees, in each case of the Person or the Subsidiary, will be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after November 3, 2010 and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies will be excluded;

(14)	(a) the Net Income of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of that period or any prior period on the shares of Capital Stock of the Restricted Subsidiary held by the third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above will be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of the rent expense will be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations will be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, will be excluded; and

(17)	to the extent covered by insurance and actually reimbursed, or, so long as the Person has made a determination that there exists reasonable evidence that the amount will in fact be reimbursed by the insurer and only to the extent that the amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption will be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there will be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under the covenant pursuant to the provisions described in clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of the Person and its Restricted Subsidiaries reducing Consolidated Net Income of the Person for the period on a consolidated basis and otherwise determined in accordance with GAAP. However, if any of these non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in the future period will be subtracted from EBITDA in the future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to the taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of the Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the Person, whether or not contingent:

(1)	to purchase any primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of the primary obligation against loss in respect thereof.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by QD LLC) of non-cash consideration received by QD LLC or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of the valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of the Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of QD LLC or any direct or indirect parent of QD LLC (other than Disqualified Stock), that is issued for cash (other than to QD LLC or any of its Subsidiaries or an employee stock ownership plan or trust established by QD LLC or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time the principal and interest are paid. However, the Discharge of Senior Lender Claims will not be deemed to have occurred if the payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of the Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations will be deemed to be discharged when the final payment is made, in cash, in respect of the indebtedness and any obligations pursuant to the new indebtedness will have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of the Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of the Person or any of its Restricted Subsidiaries, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the 2018 Notes or the date the 2018 Notes are no longer outstanding. However, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the date will be deemed to be Disqualified Stock. Further, if the Capital Stock is issued to any employee or to any plan for the benefit of employees of QD LLC or its Subsidiaries or by any plan to the employees, the Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Person in order to satisfy applicable statutory or regulatory obligations or as a result of the employee’s termination, death or disability. Also, any class of Capital Stock of the Person that by its terms authorizes the Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of the Person and its Restricted Subsidiaries for the period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-Cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the 2018 Notes Indenture (including a refinancing thereof) (whether or not successful), including (i) the fees, expenses or charges related to the Transactions and the Exchange Offer Transactions, (ii) any amendment or other modification of the 2018 Notes or other Indebtedness, (iii) any additional interest in respect of the 2018 Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, will include the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that the cost or expenses are funded with cash proceeds contributed to the capital of an Issuer or a Guarantor or net cash proceeds of an issuance of Equity Interests of QD LLC (other than Disqualified Stock) solely to the extent that the net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)	all adjustments of the nature used in connection with the calculation of “Consolidated EBITDA” as set forth in footnote (3) to the “Summary Financial and Other Operating Data of QDI” under “Summary” in this prospectus to the extent the adjustments, without duplication, continue to be applicable to the period;

less, without duplication, non-cash items increasing Consolidated Net Income for the period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after November 3, 2010 of common Capital Stock or Preferred Stock of QD LLC or any direct or indirect parent of QD LLC (other than Disqualified Stock), other than:

(1)	public offerings with respect to QD LLC’s or the direct or indirect parent’s common Capital Stock registered on Form S-4 or Form S-8;

(2)	issuances to any of its Subsidiaries; and

(3)	any public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer Transactions” means, collectively, (i) the exchange offers by the Issuers consummated in October 2009 with respect to certain outstanding Indebtedness of the Issuers, and (ii) the payment of fees and expenses in relation to the foregoing.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of QD LLC) received by QD LLC after November 3, 2010 from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of QD LLC or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of QD LLC,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date the capital contributions are made or the date the Capital Stock is sold.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Priority After-Acquired Property” means any property of the Issuers or any Guarantor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents other than any Excluded Assets.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of QD LLC or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of the holder at the time of entry into the Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of the Person for the period to the Fixed Charges of the Person for the period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of the Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to the Incurrence, repayment, repurchase or redemption of Indebtedness, or the issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. However, QD LLC may elect pursuant to an Officer’s Certificate delivered to the trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at that time, in which case any subsequent Incurrence of Indebtedness under the commitment will not be deemed, for purposes of this calculation, to be an Incurrence at the subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that QD LLC or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date will be calculated on a pro forma basis assuming that all the Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of the period any Person that subsequently became a Restricted Subsidiary or was merged with or into QD LLC or any Restricted Subsidiary since the beginning of the period will have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for the period as if the Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of the period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for the period as if the designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of QD LLC. Any pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of QD LLC as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Consolidated EBITDA” as set forth in footnote (3) to the “Summary Financial and Other Operating Data of QDI” under “Summary” in this prospectus to the extent the adjustments, without duplication, continue to be applicable to the four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on the Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to the Indebtedness if the Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in the Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of the Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon the optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for the currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and excluding pay-in-kind interest in respect of the Subordinated Notes due 2013) of the Person for the period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in the other statements by the other entity as have been approved by a significant segment of the accounting profession, which are in effect on November 3, 2010. For the purposes of the 2018 Notes Indenture, the term “consolidated” with respect to any Person means the Person consolidated with its Restricted Subsidiaries, and will not include any Unrestricted Subsidiary, but the interest of the Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the 2018 Notes Indenture and the 2018 Notes by any Person in accordance with the provisions of the 2018 Notes Indenture.

“Guarantor” means any Person that Incurs a Guarantee (upon the release or discharge of the Person from its Guarantee in accordance with the 2018 Notes Indenture, the Person will cease to be a Guarantor).

“Hedging Obligations” means, with respect to any Person, the obligations of the Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect the Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a 2018 Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for. However, any Indebtedness or Capital Stock of a Person existing at the time the person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by the Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium of any indebtedness of the Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, 2018 Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until the obligation becomes a liability on the balance sheet of the Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of the Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of the Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by the Person (whether or not the Indebtedness is assumed by the Person). The amount of the Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by QD LLC) of the asset at the date of determination, and (b) the amount of the Indebtedness of the other Person.

However, notwithstanding the foregoing, Indebtedness will be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding anything in the 2018 Notes Indenture to the contrary, Indebtedness will not include, and will be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent the effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the 2018 Notes Indenture as a result of accounting for any embedded derivatives created by the terms of the Indebtedness; and any such amounts that would have constituted Indebtedness under the 2018 Notes Indenture but for the application of this sentence will not be deemed an Incurrence of Indebtedness under the 2018 Notes Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of QD LLC, qualified to perform the task for which it has been engaged.

“Intercreditor Agent” has the meaning given to the term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement among Credit Suisse, Cayman Islands Branch and General Electric Capital Corporation, as agents under the ABL Facility Documents, the trustee, and the other parties from time to time party thereto, dated as of November 3, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the 2018 Notes Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among QD LLC and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by the Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances-to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Person in the same manner as the other investments included in this definition to the extent the transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “-Certain Covenants-Limitation on Restricted Payments”:

(1)	“Investments” will include the portion (proportionate to QD LLC’s equity interest in the Subsidiary) of the Fair Market Value (as determined in good faith by QD LLC) of the net assets of a Subsidiary of QD LLC at the time that the Subsidiary is designated an Unrestricted Subsidiary. However, upon a redesignation of the Subsidiary as a Restricted Subsidiary, QD LLC will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	QD LLC’s “Investment” in the Subsidiary at the time of the redesignation less

(b)	the portion (proportionate to QD LLC’s equity interest in the Subsidiary) of the Fair Market Value (as determined in good faith by QD LLC) of the net assets of the Subsidiary at the time of the redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value (as determined in good faith by QD LLC) at the time of the transfer, in each case as determined in good faith by the Board of Directors of QD LLC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction). However, in no event will an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of QDI, QD LLC or any direct or indirect parent of QD LLC on November 3, 2010 together with (1) any new directors whose election by the boards of directors or whose nomination for election by the shareholders of QDI, QD LLC or any direct or indirect parent of QD LLC was approved by a vote of a majority of the directors of QDI, QD LLC or any direct or indirect parent of QD LLC then still in office who were either directors on November 3, 2010 or whose election or nomination was previously so approved and (2) executive officers and other management personnel of QDI, QD LLC or any direct or indirect parent of QD LLC hired at a time when the directors on November 3, 2010 together with the directors so approved constituted a majority of the directors of QDI, QD LLC or any direct or indirect parent of QD LLC.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuers or any Guarantor encumbered by a Mortgage to secure the First Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of the Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by QD LLC or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to the Asset Sale and the sale or disposition of the Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to the disposition), amounts required to be applied to the repayment of principal, premium and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of the transaction, and any deduction of appropriate amounts to be provided by QD LLC as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in the transaction and retained by QD LLC after the sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness. Obligations with respect to the 2018 Notes will not include fees or indemnifications in favor of third parties other than the trustee and the holders of the 2018 Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of QD LLC.

“Officer’s Certificate” means a certificate signed on behalf of QD LLC by an Officer of QD LLC, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of QD LLC, which meets the requirements set forth in the 2018 Notes Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to QD LLC.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Issuers or any Guarantor that has an individual fair market value (as determined by the Issuer in good faith) of at least $1.0 million, or is pledged to secure First-Priority Lien Obligations.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of QDI and/or QD LLC and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of QDI, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of QDI (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by the member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group, Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the 2018 Notes Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in QD LLC or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by QD LLC or any Restricted Subsidiary in a Person if as a result of the Investment (a) the Person becomes a Restricted Subsidiary, or (b) the Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, QD LLC or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, November 3, 2010 or an Investment consisting of any extension, modification or renewal of any Investment existing on November 3, 2010, although the amount of any such Investment may be increased (x) as required by the terms of the Investment as in existence on November 3, 2010 or (y) as otherwise permitted under the 2018 Notes Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to the provision described in this clause (6), not to exceed $5 million at any one time outstanding;

(7)	any Investment acquired by QD LLC or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by QD LLC or the Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of the other Investment or accounts receivable, or (b) as a result of a foreclosure by QD LLC or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under the provision described in clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by QD LLC or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by QD LLC), taken together with all other Investments made pursuant to the provision described in this clause (9) that are at that time outstanding, not to exceed the greater of (x) $15 million and (y) 5% of Total Assets at the time of the Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), although if any Investment pursuant to the provision described in this clause (9) is made in any Person that is not QD LLC or a Restricted Subsidiary at the date of the making of the Investment and the Person becomes QD LLC or a Restricted Subsidiary after the date, the Investment will thereafter be deemed to have been made pursuant to the provision described in clause (1) above and will cease to have been made pursuant to the provision described in this clause (9) for so long as the Person continues to be QD LLC or a Restricted Subsidiary;

(10)	additional Investments by QD LLC or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by QD LLC), taken together with all other Investments made pursuant to the provision described in this clause (10) that are at that time outstanding, not to exceed the greater of (x) $15 million and (y) 5% of Total Assets at the time of the Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), although if any Investment pursuant to the provision described in this clause (10) is made in any Person that is not QD LLC or a Restricted Subsidiary at the date of the making of the Investment and the Person becomes QD LLC or a Restricted Subsidiary after the date, the Investment will thereafter be deemed to have been made pursuant to the provision described in clause (1) above and will cease to have been made pursuant to the provision described in this clause (10) for so long as the Person continues to be QD LLC or a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund the person’s purchase of Equity Interests of QD LLC or any direct or indirect parent of QD LLC;

(12)	Investments the payment for which consists of Equity Interests of QD LLC (other than Disqualified Stock) or any direct or indirect parent of QD LLC, although the Equity Interests will not increase the amount available for Restricted Payments under the provision described in clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4), (6), (7) and (9)(b) of the paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors,” including any guarantee or other obligation issued or Incurred under the ABL Facility in connection with any letter of credit issued for the account of QD LLC or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, the letters of credit);

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing;

(19)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under the provision described in this clause (19), $10 million; provided, however, that if any Investment pursuant to the provision described in this clause (19) is made in any Person that is not QD LLC or a Restricted Subsidiary at the date of the making of the Investment and the Person becomes QD LLC or a Restricted Subsidiary after that date, the Investment will thereafter be deemed to have been made pursuant to the provision described in clause (1) above and will cease to have been made pursuant to the provision described in this clause (19) for so long as the Person continues to be QD LLC or a Restricted Subsidiary;

(20)	Investments of a Restricted Subsidiary acquired after November 3, 2010 or of an entity merged into, amalgamated with, or consolidated with QD LLC or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after November 3, 2010 to the extent that the Investments were not made in contemplation of the acquisition, merger, amalgamation or consolidation and were in existence on the date of the acquisition, merger, amalgamation or consolidation; and

(21)	Investments consisting of loans or advances to, prepayments of expenses of, purchases on behalf of, or other extensions of credit to (other than extensions of trade credit which are specifically excluded from the definition of “Investments”), Program Affiliates so long as the amounts are used to fund expenses or purchases incurred in the ordinary course of business and are being made on a basis consistent with past practice.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by the Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Person is a party, or deposits to secure public or statutory obligations of the Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which the Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against the Person with respect to which the Person will then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of the Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of the Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (B) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to the provision described in clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date the Indebtedness was Incurred, and after giving pro forma effect to the Incurrence of the Indebtedness and the application of proceeds therefrom, would not cause the Secured Indebtedness Leverage Ratio of QD LLC to exceed 3.50 to 1.00, and (C) Liens securing Indebtedness permitted to be Incurred pursuant to the provision described in clause (d), (1) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (as long as in the case of clause (t), the Lien does not extend to the property or assets of any Subsidiary of QD LLC other than a Foreign Subsidiary);

(7)	Liens existing on November 3, 2010 (other than Liens in favor of the lenders under the ABL Facility);

(8)	Liens on assets, property or shares of stock of a Person at the time the Person becomes a Subsidiary, as long as the Liens are not created or Incurred in connection with, or in contemplation of, the other Person becoming a Subsidiary, and also that the Liens may not extend to any other property owned by QD LLC or any Restricted Subsidiary;

(9)	Liens on assets or property at the time QD LLC or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into QD LLC or any Restricted Subsidiary, as long as the Liens (other than Liens to service Indebtedness Incurred pursuant to the provision described in clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, the acquisition, and that the Liens (other than Liens to service Indebtedness Incurred pursuant to the provision described in clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by QD LLC or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of QD LLC or a Restricted Subsidiary owing to QD LLC or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not Incurred in violation of the 2018 Notes Indenture, as long as, with respect to Hedging Obligations relating to Indebtedness, the Lien extends only to the property securing the Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing the Person’s obligations in respect of bankers’ acceptances issued or created for the account of the Person to facilitate the purchase, shipment or storage of the inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of QD LLC or any of the Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by QD LLC and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of an Issuer or any Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15), although (x) the new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on the property), and (y) the Indebtedness secured by the Lien at the time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the provisions described in clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the 2018 Notes Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement, and that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for the refinancing, refunding, extension or renewal will be deemed secured by a Lien under the provision described in clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under the provision described in clause (6)(B), for purposes of clause (1) under “—Security Documents and Intercreditor Agreement—Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of QD LLC or any Restricted Subsidiary granted in the ordinary course of business to QD LLC’s or the Restricted Subsidiary’s client at which the equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $15 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an 2018 Notes Indenture securing any revenue bonds issued for the benefit of QD LLC or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

“Permitted Program Affiliate Transactions” means a transaction or series of transactions effected in the ordinary course of business of QD LLC or any of its Restricted Subsidiaries and consistent with the past practices of QD LLC and its Restricted Subsidiaries pursuant to which (A) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) transfer the lease (and the equipment subject thereto) to a Program Affiliate and (iii) guarantee a portion of the lease payments owing by the Program Affiliate to the financial institution and/or agree to assume from the Program Affiliate the lease initially so transferred to it upon the failure of the Program Affiliate to make the lease payments owing by it thereunder to the financial institution, (B) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) sublease the equipment to a Program Affiliate, (iii) transfer the account receivable related to the sublease (together with all collateral rights to the equipment that is the subject of the sublease) to a third party financial institution and (iv) guarantee the sublease payments owing by the Program Affiliate to the financial institution, (C) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the account receivable related to the lease (together with all the collateral rights to the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to the financial institution or (D) (i) QD LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the lease (and the related account receivable and the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to the financial institution and/or agree to assume the equipment lease from the Program Affiliate upon the failure of the Program Affiliate to make the lease payments owing by it thereunder to the financial institution.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Program Affiliates” means each of the independently-owned entities that operate under the name of QD LLC or any of its Restricted Subsidiaries pursuant to an exclusive agreement with QD LLC or the Restricted Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of QD LLC will have determined in good faith that the Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to QD LLC and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by QD LLC); and

(3)	the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by QD LLC) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of QD LLC or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the 2018 Notes or any Refinancing Indebtedness with respect to the 2018 Notes will not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the 2018 Notes for reasons outside of the Issuers’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuers, QD LLC or any direct or indirect parent of QD LLC as a replacement agency for Moody’s or S&P.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by QD LLC or any of its Subsidiaries pursuant to which QD LLC or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by QD LLC or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of QD LLC or any of its Subsidiaries, and any assets related thereto including all collateral securing the accounts receivable, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by QD LLC or the Subsidiary in connection with the accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with QD LLC in which QD LLC or any Subsidiary of QD LLC makes an Investment and to which QD LLC or the Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of QD LLC and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to the business, and which is designated by the Board of Directors of QD LLC (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by QD LLC or any other Subsidiary of QD LLC (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates QD LLC or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of QD LLC or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither QD LLC nor any other Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which QD LLC reasonably believes to be no less favorable to QD LLC or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of QD LLC; and

(c)	to which none of QD LLC or their other Subsidiaries has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results.

Any designation by the Board of Directors of QD LLC will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of QD LLC giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing conditions.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to QD LLC, except for the cash and Cash Equivalents subject only to the restrictions that are contained in agreements governing Indebtedness permitted under the 2018 Notes Indenture and that is secured by the cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of the Person other than an Unrestricted Subsidiary of the Person. Unless otherwise indicated in this “Description of the 2018 Notes,” all references to Restricted Subsidiaries means Restricted Subsidiaries of QD LLC.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by QD LLC or a Restricted Subsidiary whereby QD LLC or the Restricted Subsidiary transfers the property to a Person and QD LLC or the Restricted Subsidiary leases it from the Person, other than leases between QD LLC and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof. “SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to the provision described in clause (6)(B) of the definition of Permitted Liens.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First-Priority Lien Obligations of the Person and its Restricted Subsidiaries as of the date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Person and its Restricted Subsidiaries and held by the Person and its Restricted Subsidiaries as of the date of determination to (ii) EBITDA of the Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is Incurred. In the event that QD LLC or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio will be calculated giving pro forma effect to the Incurrence, repayment, repurchase or redemption of Indebtedness, or the issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period. However, QD LLC may elect pursuant to an Officer’s Certificate delivered to the trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time, in which case any subsequent Incurrence of Indebtedness under the commitment will not be deemed, for purposes of this calculation, to be an Incurrence at the subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that QD LLC or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to the reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date will be calculated on a pro forma basis assuming that all the Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of the period any Person that subsequently became a Restricted Subsidiary or was merged with or into QD LLC or any Restricted Subsidiary since the beginning of the period will have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio will be calculated giving pro forma effect thereto for the period as if the Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of the period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio will be calculated giving pro forma effect thereto for the period as if the designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of QD LLC. Any pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of QD LLC as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature used in connection with the calculation of “Consolidated EBITDA” as set forth in footnote (3) to the “Summary Financial and Other Operating Data of QDI” under “Summary” in this prospectus to the extent the adjustments, without duplication, continue to be applicable to the four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for the currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the trustee and the holders of the 2018 Notes as contemplated by the 2018 Notes Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of QD LLC within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of QD LLC and their Subsidiaries as of November 3, 2010 or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsor”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, as long as the Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of QD LLC.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by QD LLC or any Subsidiary thereof which QD LLC has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the final payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless the contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the 2018 Notes, and (b) with respect to any Guarantor, any Indebtedness of the Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subordinated Notes due 2013” means the Issuers’ 11% Senior Subordinated PIK Notes due 2013 outstanding on November 3, 2010. Any references to the “Subordinated Notes due 2013” will also include any increases in the aggregate principal amount as a result of the payment of interest thereon in the form of additional 2018 Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests are owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) the Person or any Subsidiary of the Person is a controlling general partner or otherwise controls the entity.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of QD LLC.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“Total Assets” means the total consolidated assets of QD LLC and the Restricted Subsidiaries, as shown on the most recent balance sheet of QD LLC.

“Tractor Trailer” means any truck, tractor, tank trailer or other trailer and any similar vehicle or trailer.

“Transactions” means the (i) offering of the 2018 Notes on November 3, 2010 and the application of the proceeds therefrom as described in this prospectus in the section entitled “Use of Proceeds” and (ii) the payment of fees and expenses in relation to the foregoing.

“Transportation Equipment” means each of the following types of licensed vehicles and Tractor Trailers owned by the Issuers or any Guarantor: (a) vehicles and Tractor Trailers used for the transportation and delivery of goods, (b) vehicles and Tractor Trailers used for leasing service and (c) vehicles and Tractor Trailers otherwise in connection with the Issuers’ or any Guarantor’s business, in each case used or held for sale in the ordinary course of the Issuers’ or the Guarantor’s business.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of the redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if the Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2014. However, if the period from the redemption date to November 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of QD LLC that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of QD LLC in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

QD LLC may designate any Subsidiary of QD LLC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless the Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, QD LLC or any other Subsidiary of QD LLC that is not a Subsidiary of the Subsidiary to be so designated. However, the Subsidiary to be so designated and its Subsidiaries must not at the time of designation have and must not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of QD LLC or any of the Restricted Subsidiaries. Further, either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if the Subsidiary has consolidated assets greater than $1,000 then the designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

QD LLC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, as long as immediately after giving effect to the designation:

(x)	(1) QD LLC could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio would be greater than the ratio immediately prior to the designation, in each case on a pro forma basis taking into account the designation, and

(y)	no Event of Default will have occurred and be continuing.

Any designation by QD LLC will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors or any committee thereof of QD LLC giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligations or a specific payment of principal of or interest on any U.S. Government Obligations held by the custodian for the account of the holder of the depository receipt, Except as required by law, the custodian must not be authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by the depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of the Board of Directors of the Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of the Indebtedness or redemption or similar payment with respect to the Disqualified Stock or Preferred Stock multiplied by the amount of the payment, by (2) the sum of all the payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of the Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) will at the time be owned by the Person or by one or more Wholly Owned Subsidiaries of the Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the Exchange 2018 Notes will initially be issued in the form of one or more fully registered notes in global form without coupons (the “Global 2018 Note”). The Global 2018 Note shall each be deposited with the trustee, as custodian for, and registered in the name of, DTC or a nominee thereof. The Existing 2018 Notes, to the extent that they are validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the Exchange 2018 Notes.

Except as set forth below, the global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global 2018 Note, DTC will credit the accounts of participants designated by the exchange agent with portions of the principal amount of the Global 2018 Note; and

•

ownership of these interests in the Global 2018 Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC, with respect to participants, or by participants and indirect participants, with respect to other owners of beneficial interest in the Global 2018 Note.

Investors in the Global 2018 Note who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global 2018 Note who are not participants may hold their interests therein indirectly through other systems that are participants in DTC’s system. All interests in the Global 2018 Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global 2018 Note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in the Global 2018 Note to pledge its interests to persons that do not participate in DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of interests in the Global 2018 Note will not have the Global 2018 Note registered in their names, will not receive physical delivery of the Global 2018 Note in certificated form and will not be considered the registered owners or “Holders” thereof under the 2018 Notes Indenture.

Payments of principal, interest and any premium on the Global 2018 Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the 2018 Notes Indenture. Under the terms of the 2018 Notes Indenture, we and the trustee will treat the persons in whose names the 2018 Notes, including the Global 2018 Note, are registered as the owners of the Global 2018 Note for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global 2018 Note or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global 2018 Note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the 2018 Notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the 2018 Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the 2018 Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers of beneficial interests in the 2018 Notes Global Note will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global 2018 Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of 2018 Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global 2018 Note and only in respect of such portion of the aggregate principal amount of the 2018 Notes as to which the participant or participants has or have given such direction. However, if there is an event of default under the 2018 Notes, DTC reserves the right to exchange the Global 2018 Note for legended 2018 Notes in certificated form, and to distribute the 2018 Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global 2018 Note among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global 2018 Note for Certificated 2018 Notes

The Global 2018 Note is exchangeable for definitive 2018 Notes in registered certificated form if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global 2018 Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•	there has occurred and is continuing an event of default with respect to the 2018 Notes and the registrar for the Global 2018 Note has received a written request from DTC or the trustee.

In addition, beneficial interests in a Global 2018 Note may be exchanged for certificated 2018 Notes only in accordance with the rules and procedures of DTC and in accordance with the 2018 Notes Indenture. In all cases, certificated 2018 Notes delivered in exchange for the Global 2018 Note or beneficial interests in the Global 2018 Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Same Day Settlement and Payment

We will make payments in respect of the 2018 Notes represented by the Global 2018 Note, including principal, any premium and interest by wire transfer of immediately available funds to the accounts specified by the holder of the Global 2018 Note. We will make all payments of principal, interest and premium on certificated 2018 Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated 2018 Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The 2018 Notes represented by the Global 2018 Note are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such 2018 Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated 2018 Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global 2018 Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in the Global 2018 Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to holders relating to the exchange of Existing 2018 Notes for Exchange 2018 Notes pursuant to the exchange offer and the ownership and disposition of Exchange 2018 Notes acquired in the exchange offer. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code (the “Regulations”), and administrative rulings and judicial decisions, in each case as of the date of this prospectus. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. We have not obtained, nor do we intend to obtain, any ruling from the U.S. Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions, or that if the IRS were to challenge such conclusions such challenge would not be sustained by a court.

This summary assumes that the Existing 2018 Notes and the Exchange 2018 Notes are and will be held as capital assets within the meaning of Section 1221 of the Code. This discussion only addresses tax considerations for beneficial owners of the Existing 2018 Notes that acquired the Existing 2018 Notes at their original issuance at their issue price and that exchange their Existing 2018 Notes for the Exchange 2018 Notes pursuant to the exchange offer. This summary does not address the tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular holder’s circumstances or to holders that may be subject to special tax rules, including holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers, brokers or traders in securities, currencies or commodities, regulated investment companies, real estate investment trusts, holders subject to Medicare contribution tax, holders that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, former U.S. citizens or long-term residents, partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein, holders holding the Existing 2018 Notes or the Exchange 2018 Notes as a position in a hedging transaction, “straddle,” “conversion transaction”, other “synthetic security” or integrated transaction, or other risk reduction transaction, holders deemed to sell the Existing 2018 Notes or the Exchange 2018 Notes under the constructive sale provisions of the Code, or subsequent purchasers of Exchange 2018 Notes.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Existing 2018 Notes or Exchange 2018 Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election in effect under applicable Regulations to be treated as a U.S. person.

For purpose of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Existing 2018 Notes or Exchange 2018 Notes (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Existing 2018 Notes or Exchange 2018 Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Existing 2018 Notes or Exchange 2018 Notes, you should consult your tax advisor regarding the tax consequences of this offering and the ownership and disposition of Exchange 2018 Notes.

We may be obligated to pay amounts in excess of the stated interest or principal on the 2018 Notes under certain circumstances described under “Description of Notes – Change of Control”. According to the applicable Treasury Regulations, these contingencies will not cause the 2018 Notes to be treated as “contingent payment debt instruments” and therefore will not affect the amount or timing of interest recognized by a U.S. Holder of Exchange 2018 Notes if, as of the date the 2018 Notes are issued, the contingencies are remote and/or incidental or it is significantly more likely than not that these contingencies will not occur. We intend to take, and this summary is based in part on, the position that the 2018 Notes are not “contingent payment debt instruments.” It is possible, however, that the IRS may take a different position, in which case the timing, character and amount of income inclusions may be different than described herein. U.S. Holders should consult their own independent tax advisors regarding the possible application of the contingent payment debt instrument rules.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

Debt Treatment

Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends upon the facts and circumstances surrounding the issuer and the terms and operation of the instrument. We believe that the Exchange 2018 Notes should be treated as debt for U.S. federal income tax purposes. If the Exchange 2018 Notes were recharacterized as equity for U.S. federal income tax purposes, adverse consequences could result to us and the holders of the Exchange 2018 Notes. Such adverse consequences could include, but are not limited to, stated interest and payments of original issue discount (“OID”) on the Exchange 2018 Notes being treated as nondeductible dividends to the Issuers. Under U.S. federal income tax law, dividends paid to a Non-U.S. Holder generally would be subject to U.S. withholding tax at a rate of 30%, unless eliminated or reduced by an applicable treaty. We do not intend to withhold tax on payments of interest on the Exchange 2018 Notes (subject to the exceptions noted below in “—Tax Consequences to Non-U.S. Holders— Ownership of Exchange 2018 Senior Notes”) absent action taken by the IRS to recharacterize the Exchange 2018 Notes as equity, but there can be no assurance that a withholding agent other than the Issuers will not withhold on such amounts. The following discussion assumes that the Exchange 2018 Notes are properly characterized as debt for U.S. federal income tax purposes.

The Exchange of Existing 2018 Notes for Exchange 2018 Notes Pursuant to this Offering

The exchange of Existing 2018 Notes for Exchange 2018 Notes pursuant to this offering should not constitute a taxable exchange for U.S. federal income tax purposes because the Exchange 2018 Notes should not be considered to differ materially in kind or extent from the Existing 2018 Notes. Accordingly, the Exchange 2018 Notes should be treated for U.S. federal tax purposes as a continuation of the Existing 2018 Notes in the hands of a U.S. Holder or a Non-U.S. Holder. As a result, (1) a holder should not recognize any gain or loss on the exchange, (2) the holder’s holding period for an Exchange 2018 Notes should include the holding period for the Existing 2018 Note, and (3) the holder’s adjusted tax basis in the Exchange 2018 Notes should be the same as the holder’s adjusted tax basis in the Existing 2018 Note.

Tax Consequences to U.S. Holders – Ownership and Disposition of Exchange 2018 Notes

Payment of Interest. We believe that the Existing 2018 Notes’ principal amount exceeded their issue price by less than a de minimis amount, as determined under applicable Treasury regulations, and thus a U.S. Holder would not be required to include such excess in income as OID as it accrues, in accordance with a constant yield method based on compounding of interest before the receipt of cash payments attributable to this income. Because the Existing 2018 Notes were issued with less than a de minimis amount of OID and because the Exchange 2018 Notes will be treated as a continuation of the Existing 2018 Notes for federal tax purposes, the Exchange 2018 Notes will be deemed to have been issued with less than a de minimis amount of OID. Accordingly, payments of stated interest on the Exchange 2018 Notes will be taxable as ordinary interest income at the time it accrues or is received by a U.S. holder in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Disposition of Notes. As is the case with an Existing 2018 Note, upon the sale, exchange, redemption, retirement or other taxable disposition of an Exchange 2018 Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts representing accrued and unpaid interest, which will be taxable as such) and such U.S. Holder’s adjusted tax basis in the Exchange 2018 Note. A U.S. Holder’s adjusted tax basis in an Exchange 2018 Note generally will equal the cost of the note to such U.S. Holder.

Gain or loss recognized on the disposition of an Exchange 2018 Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. Under current law, certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses by U.S. Holders is subject to limitations.

Tax Consequences to Non-U.S. Holders – Ownership and Disposition of Exchange 2018 Notes

Payments of Interest. The 30% U.S. federal withholding tax will not apply to any payment of interest on the Exchange 2018 Notes under the “portfolio interest rule,” provided that (i) such interest is not effectively connected with the conduct of a trade or business in the United States; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the Issuers’ voting stock within the meaning of the Code and the Regulations; (iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Issuers actually or constructively through stock ownership; (iv) the Non-U.S. Holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) the Non-U.S. Holder has provided a validly completed IRS Form W-8BEN (or other applicable form) establishing such Non-U.S. Holder status (or has otherwise met certain documentary evidence requirements for establishing such Non-U.S. Holder status).

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Exchange 2018 Notes made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides the Issuers (or their paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Exchange 2018 Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Exchange Notes is “effectively connected” with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. Holder unless an applicable income tax treaty provides otherwise (although the Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied). In addition, if the Non-U.S. Holder is a corporate Non-U.S. Holder, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Disposition of Exchange 2018 Notes. A Non-U.S. Holder of an Exchange 2018 Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of that Exchange 2018 Note, unless: (i) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and specific other conditions are met, (ii) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. or (iii) the gain represents accrued interest, in which case the rules for interest (described in the preceding paragraph) would apply.

Backup Withholding and Information Reporting

U.S. Holders. A U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 28% through December 31, 2011) with respect to interest and the proceeds from the sale or redemption of a note unless such holder (a) is an entity that is exempt from withholding (including, among others, corporations and certain tax-exempt organizations) and when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number on the mandated form, which, for an individual, is ordinarily his or her social security number, and otherwise complies with applicable requirements of the backup withholding rules.

Non-U.S. Holders. Under U.S. federal income tax law, backup withholding tax (at the rate of 28% through December 31, 2011) generally will not apply to payments of interest on a note, provided the Non-U.S. Holder meets applicable certification requirements or otherwise establishes an exemption. A Non-U.S. Holder will, however, be subject to information reporting requirements with respect to interest payments on the notes.

Payments of the proceeds of a sale of the Exchange 2018 Notes made to or through a foreign office of foreign, non-U.S.-related financial intermediaries will not be subject to information reporting or back-up withholding. In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the Non-U.S. Holder meets applicable certification requirements and does not have actual knowledge or reason to know that such holder is a U.S. person, as defined under the Code, or such holder otherwise establishes an exemption.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, recently enacted legislation will generally impose a 3.8% tax on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest paid and OID accrued with respect to an exchange note and net gain from the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, unless such interest, OID or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange 2018 Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange 2018 Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange 2018 Notes received in exchange for Existing 2018 Notes only where such Existing 2018 Notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange 2018 Notes by broker-dealers. Exchange 2018 Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange 2018 Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange 2018 Notes. Any broker-dealer that resells Exchange 2018 Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange 2018 Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange 2018 Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the last date on which tenders of Existing 2018 Notes are accepted in the exchange offer, we will promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the 2018 Notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange 2018 Notes and the guarantees of the Guarantors will be passed upon for QD LLC and QD Capital by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Barack Ferrazzano will rely on the opinion of Schnader Harrison Segal & Lewis LLP, Pittsburgh, Pennsylvania, as to all matters of Pennsylvania law, on the opinion of Shumaker, Loop & Kendrick, LLP, Tampa, Florida as to all matters of Florida law, and on the opinion of Stone Pigman Walther Wittmann L.L.C., New Orleans, Louisiana, as to all matters of Louisiana law.

EXPERTS

The financial statements as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

QDI, our parent, currently files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements and other information that QDI files at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. QDI’s filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. The reports that QDI files are also available free of charge on our website at www.qualitydistribution.com. We regularly post or otherwise make available information on the Investor Relations section of our website that may be important to investors. Any information on or linked from our website is not incorporated by reference into this prospectus.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To: Board of Directors and shareholders of Quality Distribution, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Quality Distribution, Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tampa, Florida

March 11, 2011

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands, Except Per Share Data)

	Years ended December 31,
	2010	2009	2008
OPERATING REVENUES:
Transportation	$498,446	$454,658	$565,814
Service revenue	107,474	104,954	104,039
Fuel surcharge	80,678	53,997	145,437

Total operating revenues	686,598	613,609	815,290

OPERATING EXPENSES:
Purchased transportation	476,307	373,539	466,823
Compensation	57,563	76,955	109,110
Fuel, supplies and maintenance	49,852	62,448	114,351
Depreciation and amortization	16,004	20,218	21,002
Selling and administrative	19,339	24,572	35,836
Insurance costs	15,546	14,119	14,999
Taxes and licenses	2,218	3,578	5,242
Communication and utilities	4,119	7,910	12,716
Gain on sale of tank wash assets	—	(7,130)	—
Loss (gain) on disposal of property and equipment	1,136	450	(3,092)
Impairment charge	—	148,630	—
Restructuring costs	7,779	3,496	5,325

Total operating expenses	649,863	728,785	782,312

Operating income (loss)	36,735	(115,176)	32,978
Interest expense	36,170	28,335	35,546
Interest income	(622)	(288)	(426)
Write-off of debt issuance costs	7,391	20	283
Gain on extinguishment of debt	—	(1,870)	(16,532)
Other expense (income)	791	1,912	(2,945)

(Loss) income before income taxes	(6,995)	(143,285)	17,052
Provision for income taxes	411	37,249	4,940

Net (loss) income	$(7,406)	$(180,534)	$12,112

PER SHARE DATA:
Net (loss) income per common share
Basic	$(0.36)	$(9.28)	$0.63

Diluted	$(0.36)	$(9.28)	$0.62

Weighted-average number of shares
Basic	20,382	19,449	19,379

Diluted	20,382	19,449	19,539

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(In thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,753	$5,633
Accounts receivable, net	80,895	69,625
Prepaid expenses	6,911	8,584
Deferred tax asset, net	3,848	5,506
Other	4,891	4,420

Total current assets	98,298	93,768
Property and equipment, net	113,419	127,329
Goodwill	27,023	27,023
Intangibles, net	16,924	18,467
Other assets	15,671	13,029

Total assets	$271,335	$279,616

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,991	$19,866
Current maturities of capital lease obligations	4,572	5,322
Accounts payable	7,200	6,182
Independent affiliates and independent owner-operators payable	11,059	9,734
Accrued expenses	24,363	21,378
Environmental liabilities	3,687	3,408
Accrued loss and damage claims	8,471	8,862

Total current liabilities	63,343	74,752
Long-term indebtedness, less current maturities	300,491	284,253
Capital lease obligations, less current maturities	8,278	11,843
Environmental liabilities	7,255	8,241
Accrued loss and damage claims	10,454	10,534
Other non-current liabilities	26,060	28,896

Total liabilities	415,881	418,519
Commitments and contingencies—Note 20
Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ DEFICIT
Common stock, no par value; 49,000 shares authorized; 21,678 issued and 21,458 outstanding at December 31, 2010 and 20,297 issued and 20,077 outstanding at December 31, 2009, respectively	371,288	364,046
Treasury stock, 220 shares at December 31, 2010 and 2009, respectively	(1,593)	(1,580)
Accumulated deficit	(301,974)	(294,568)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(26,194)	(25,587)
Stock purchase warrants	1,683	6,696
Stock subscriptions receivable	—	(154)

Total shareholders’ deficit	(146,379)	(140,736)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$271,335	$279,616

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2010, 2009 and 2008 (In thousands)

	Comprehensive Income (Loss)	Shares of Common Stock	Shares of Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Stock Subscription Receivables	Total Shareholders’ Equity (Deficit)
Balance, December 31, 2007		19,334	(158)	$361,617	$(1,564)	$(126,146)	$(189,589)	$(16,748)	$—	$(270)	$27,300
Net income	$12,112	—	—	—	—	12,112	—	—	—	—	12,112
Issuance of restricted stock	—	468	—	—	—	—	—	—	—	—	—
Forfeiture of restricted stock	—	(48)	(47)	—	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	—	208	—	—	—	—	—	—	208
Amortization of non-employee options	—	—	—	119	—	—	—	—	—	—	119
Amortization of stock options	—	—	—	1,001	—	—	—	—	—	—	1,001
Payment of stock subscriptions receivable	—	—	—	—	(16)	—	—	—	—	36	20
Translation adjustment, net of tax	(79)	—	—	—	—	—	—	(79)	—	—	(79)
Adjustment to pension obligation, net of tax	(9,661)	—	—	—	—	—	—	(9,661)	—	—	(9,661)

Balance, December 31, 2008	$2,372	$19,754	(205)	$362,945	$(1,580)	$(114,034)	$(189,589)	$(26,488)	—	$(234)	$31,020

Net loss	$(180,534)	—	—	—	—	(180,534)	—	—	—	—	(180,534)
Issuance of restricted stock	—	543	—	—	—	—	—	—	—	—	—
Forfeiture of restricted stock	—	—	(15)	—	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	—	388	—	—	—	—	—	—	388
Amortization of stock options	—	—	—	713	—	—	—	—	—	—	713
Forgiveness of stock subscription receivable	—	—	—	—	—	—	—	—	—	80	80
Issuance of stock purchase warrants	—	—	—	—	—	—	—	—	6,696	—	6,696
Translation adjustment, net of tax	(134)	—	—	—	—	—	—	(134)	—	—	(134)
Adjustment to pension obligation, net of tax	1,035	—	—	—	—	—	—	1,035	—	—	1,035

Balance, December 31, 2009	$(179,633)	20,297	(220)	$364,046	$(1,580)	$(294,568)	$(189,589)	$(25,587)	$6,696	$(154)	$(140,736)

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2010, 2009 and 2008 (In thousands) continued

	Comprehensive Loss	Shares of Common Stock	Shares of Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Stock Subscription Receivables	Total Shareholders’ Deficit
Balance, December 31, 2009		20,297	(220)	$364,046	$(1,580)	$(294,568)	$(189,589)	$(25,587)	$6,696	$(154)	$(140,736)
Net loss	$(7,406)	—	—	—	—	(7,406)	—	—	—	—	(7,406)
Issuance of restricted stock	—	69	—	—	—	—	—	—	—	—	—
Forfeiture of restricted stock	—	—		—	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	—	923	—	—	—	—	—	—	923
Amortization of stock options	—	—	—	1,350	—	—	—	—	—	—	1,350
Stock warrant exercise	—	1,311	—	5,013	—	—	—	—	(5,013)	—	—
Stock option exercise	—	1	—	3	—	—	—	—	—	—	3
Forgiveness of stock subscription receivable	—	—	—	—	—	—	—	—	—	21	21
Satisfaction of stock subscription receivables	—	—	—	(47)	(13)	—	—	—	—	60	—
Other stock transactions	—	—	—	—	—	—	—	—	—	73	73
Translation adjustment, net of tax	(87)	—	—	—	—	—	—	(87)	—	—	(87)
Adjustment to pension obligation, net of tax	(520)	—	—	—	—	—	—	(520)	—	—	(520)

Balance, December 31, 2010	$(8,013)	21,678	(220)	$371,288	$(1,593)	$(301,974)	$(189,589)	$(26,194)	$1,683	$—	$(146,379)

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(7,406)	$(180,534)	$12,112
Adjustments to reconcile to net cash and cash equivalents provided by (used in) operating activities:
Deferred income tax benefit	(2,792)	(4,222)	(657)
Depreciation and amortization	16,004	20,218	21,002
Bad debt (recoveries) expense	(1,279)	1,838	1,086
Gain on sale of tank wash assets	—	(7,130)	—
Loss (gain) on disposal of property and equipment	1,136	450	(3,092)
Gain on pension settlement	—	—	(3,410)
Impairment charge	—	148,630	—
PIK interest on Senior Subordinated Notes	2,027	469	—
Gain on extinguishment of debt	—	(1,870)	(16,532)
Financing costs	174	2,323	—
Unconsummated stock offering costs	735	—	—
Write-off of deferred financing costs	2,946	20	283
Write-off of bond discount	4,445	—	—
Stock-based compensation	2,273	1,101	1,328
Amortization of deferred financing costs	2,742	2,826	3,005
Amortization of bond discount	2,231	1,358	1,100
Noncontrolling interest dividends	145	145	145
Provision for deferred tax asset valuation allowance	2,792	41,566	—
Changes in assets and liabilities:
Accounts and other receivables	(9,155)	9,945	16,755
Prepaid expenses	4,212	5,254	1,765
Other assets	(3,458)	2,776	2,456
Accounts payable	579	(2,844)	(2,685)
Accrued expenses	3,202	(4,150)	(860)
Environmental liabilities	(705)	794	(315)
Accrued loss and damage claims	(471)	(2,124)	(10,392)
Independent affiliates and independent owner-operators payable	1,325	2,085	(4,949)
Other liabilities	(782)	233	3,127
Current income taxes	151	599	(1,679)

Net cash provided by operating activities	21,071	39,756	19,593

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,184)	(8,221)	(14,791)
Acquisition of businesses and assets	—	—	(1,399)
Acquisition purchase price adjustment	—	266	1,318
Proceeds from sale of tank wash assets	—	10,000	—
Proceeds from sales of property and equipment	10,105	7,532	6,348

Net cash (used in) provided by investing activities	(1,079)	9,577	(8,524)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	223,479	—	1,049
Principal payments on long-term debt	(205,615)	(9,829)	(12,900)
Principal payments on capital lease obligations	(5,162)	(7,913)	(3,835)
Proceeds from revolver	59,200	28,600	115,700
Payments on revolver	(88,700)	(47,600)	(112,830)
Payments on acquisition notes	(917)	(966)	(1,015)
Financing costs	(174)	(2,323)	—
Deferred financing costs	(5,594)	(2,554)	(860)
Unconsummated stock offering costs	(735)	—	—
Change in book overdraft	441	(7,785)	1,331
Noncontrolling interest dividends	(145)	(145)	(145)
Proceeds from exercise of stock options	43	—	20

Net cash used in financing activities	(23,879)	(50,515)	(13,485)

Effect of exchange rate changes on cash	7	28	(508)

Net decrease in cash and cash equivalents	(3,880)	(1,154)	(2,924)
Cash and cash equivalents, beginning of period	5,633	6,787	9,711

Cash and cash equivalents, end of period	$1,753	$5,633	$6,787

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$29,427	$22,704	$30,690

Income Taxes	494	182	2,019

SUPPLEMENTAL DISCLOSURES OF NON-CASH FLOW INFORMATION:
Minimum pension liability accrual, net of tax	$1,813	$248	$12,565

Original and amended capital lease obligations	846	1,280	22,368

Notes payable (receivable) for purchase (sale) of business assets	784	3,000	(1,121)

Notes payable—capital expenditures	—	—	12,658

Notes payable—insurance fundings	1,582	1,879	6,537

Warrant discount on notes issuance	—	6,696	—

Long-term liability assumed with purchase of business	—	—	(3,410)

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

1. BUSINESS ORGANIZATION

Quality Distribution, Inc. (the “Company”, “QDI”, or “we”) and its subsidiaries are engaged primarily in transportation of bulk chemicals in North America. We conduct a significant portion of our business through a network of independent affiliates and independent owner-operators. Independent affiliates are companies which enter into various term contracts with the Company. Independent affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Most of the independent affiliates lease trailers from us. Independent owner-operators are independent contractors, who, through a contract with us, supply one or more tractors and drivers for our use. Contracts with independent owner-operators may be terminated by either party on short notice. We charge independent affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, independent affiliates and independent owner-operators are normally paid a percentage of the revenues collected on each load hauled.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States using U.S. dollars as the reporting currency as the majority of our business is in the U.S. The consolidated financial statements include the accounts of QDI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Redeemable noncontrolling interest reflects outstanding preferred stock of Chemical Leaman Corp. (“CLC”), a subsidiary of QDI.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Book overdrafts are included in accounts payable.

Allowance for Uncollectible Receivables

We have established a reserve for uncollectible receivables based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. We charge uncollectible amounts to our allowance based on various issues, including cash payment trends and specific customer issues. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to independent affiliates and independent owner-operators.

Tires

We capitalize the cost of tires mounted on tractors and trailers that we own as a part of the total equipment cost and depreciate the cost over the useful life of the related equipment. Subsequent replacement tires are expensed at the time those tires are placed in service similar to other repairs and maintenance costs.

Property and Equipment and Impairment on Long-Lived Assets

Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value.

The asset lives used are presented in the following table:

Average Lives (in years)
Buildings and improvements	10 - 25
Tractors and terminal equipment	5 - 7
Trailers	15 - 20
Furniture and fixtures	3 - 5
Other equipment	3 - 10

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 3 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Major improvements that extend the lives of the assets are capitalized. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service, and any changes in the actual lives could result in material changes in the periodic depreciation and resulting net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales of disposals, and any changes in the actual salvage values could also affect the periodic depreciation and resulting net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to fair value and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any write-offs for impairment.

Goodwill and Intangible Assets—We evaluate goodwill and indefinite-lived intangible assets for impairment at least annually during the second quarter with a measurement date of June 30, and more frequently if indicators of impairment arise, in accordance with FASB’s guidance on goodwill and other intangible assets. We evaluate goodwill for impairment by determining the fair value for each reporting unit to which our goodwill relates. At June 30, 2010, our intermodal segment was our only reporting unit that contained goodwill. Our intermodal segment contains goodwill and other identifiable intangible assets associated with our Boasso acquisition in December 2007.

The methodology applied in the analysis performed at June 30, 2010 was consistent with the methodology applied in prior years, but was based on updated assumptions, as appropriate. As a result of our analysis, we concluded no impairment had occurred as of June 30, 2010. As a result of our analysis at June 30, 2009, a total impairment charge to goodwill of $146.2 million was necessary, of which $144.3 million was related to our logistics segment, eliminating 100% of the carrying amount of goodwill of that segment, and $1.9 million was related to our intermodal segment.

We continued to evaluate indicators of impairment quarterly following our annual goodwill impairment test at June 30, 2010 through year end 2010, including the quarter ended December 31, 2010. There were no indications that a triggering event had occurred as of December 31, 2010. As of December 31, 2010, we had total goodwill of $27.0 million, all of which was allocated to our intermodal segment. As of December 31, 2010, we had total intangibles of $16.9 million, of which $16.5 million was allocated to our intermodal segment and $0.4 million was allocated to our logistics segment.

Goodwill

Under the FASB guidance, the process of evaluating the potential impairment of goodwill involves a two-step process and requires significant judgment at many points during the analysis. In the first step, we determine whether there is an indication of impairment by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If, based on the first step, we determine that there is an indication of goodwill impairment, we assess the impairment in step two in accordance with the FASB guidance.

In the first step, we determine the fair value for each reporting unit using a combination of two valuation approaches: the market approach and the income approach. The market approach uses a guideline company methodology which is based upon a comparison of us to similar publicly-traded companies within our industry. We derive a market value of invested capital or business enterprise value for each comparable company by multiplying the price per share of common stock of the publicly traded companies by their total common shares outstanding and adding each company’s current level of debt. We calculate a business enterprise multiple based on revenue and earnings from each company then apply those multiples to each reporting unit’s revenue and earnings to conclude a reporting unit business enterprise value. Assumptions regarding the selection of comparable companies are made based on, among other factors, capital structure, operating environment and industry. As the comparable companies were typically larger and more diversified than our reporting units, multiples were adjusted prior to application to our reporting units’ revenues and earnings to reflect differences in margins, long-term growth prospects and market capitalization.

The income approach uses a discounted debt-free cash flow analysis to measure fair value by estimating the present value of future economic benefits. To perform the discounted debt-free cash flow analysis, we develop a pro forma analysis of each reporting unit to estimate future available debt-free cash flow and discounting estimated debt-free cash flow by an estimated industry weighted average cost of capital based on the same comparable companies used in the market approach. Per the FASB guidance, the weighted average cost of capital is based on inputs (e.g., capital structure, risk, etc.) from a market participant’s perspective and not necessarily from the reporting unit or QDI’s perspective. Future cash flow is projected based on assumptions for our economic growth, industry expansion, future operations and the discount rate, all of which require significant judgments by management.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

After computing a separate business enterprise value under the income approach and market approach, we apply a weighting to them to derive the business enterprise value of the reporting unit. The income approach and market approach were both weighted 50% in the analysis performed at June 30, 2010. The weightings are evaluated each time a goodwill impairment assessment is performed and give consideration to the relative reliability of each approach at that time. Given that the business enterprise value derived from the market approach supported what was calculated in the income approach, we believed that both approaches should be equally weighted. Based on these weightings we calculated a business enterprise value for the reporting unit. We then add debt-free liabilities of the reporting unit to the calculated business enterprise value to derive an implied fair value of the reporting unit. The implied fair value is then compared to the reporting unit’s carrying value of total assets. Upon completion of the analysis in step one, we determined that the fair value of our intermodal reporting unit exceeded its carrying value. As such, a step two analysis was not required.

Intangible assets

To determine the implied fair value of our indefinite-lived intangible assets, we utilize the relief from royalty method, pursuant to which those assets are valued by reference to the amount of royalty income they would generate if licensed in an arm’s length transaction. Under the relief from royalty method, similar to the discounted cash flow method, estimated net revenues expected to be generated by the asset during its life are multiplied by a benchmark royalty rate and then discounted by the estimated weighted average cost of capital associated with the asset. The resulting capitalized royalty stream is an indication of the value of owning the asset. Based upon management’s review of the value of the indefinite-lived intangible assets in our intermodal segment, we determined that the implied fair value exceeded its carrying value.

If there are changes to the methods used to allocate carrying values, if management’s estimates of future operating results change, if there are changes in the identified reporting units or if there are changes to other significant assumptions, the estimated carrying values for each reporting unit and the estimated fair value of our goodwill could change significantly, and could result in future impairment charges, which could materially impact our results of operations and financial condition.

Other Assets—Deferred Loan Costs

Costs incurred to issue debt are deferred and amortized as a component of interest expense over the estimated term of the related debt using the effective interest rate method.

Taxation

We use the liability method of accounting for income taxes. If, on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Since realization is not assured as of December 31, 2010, management has deemed it appropriate to establish a valuation allowance against the net deferred tax assets. Any change in the actual future results of operations could impact the valuation of the net deferred tax asset.

A valuation allowance has been established for 100% of our net deferred tax asset as we no longer believe it meets the “more likely than not” criteria. Our judgments regarding future taxable income may change due to changes in market conditions, changes in tax laws or other factors. If any of the assumptions and related estimates change in the future, it may impact the valuation allowance and related income tax expense in the same period.

During the second quarter of 2009, an impairment charge of $148.6 million was recorded and as a result the Company was in a cumulative loss position. We base this cumulative loss analysis on a rolling thirty-six month calculation of U.S. earnings. As a result of this negative evidence it was determined that is was no longer more likely than not that the Company’s net deferred tax asset was realizable. For purposes of assessing realizability of the deferred tax assets, this cumulative financial reporting loss position is considered significant negative evidence and has caused us to conclude that the Company will not fully realize the deferred tax assets. This evidence was weighed against positive evidence such as positive forecasted earnings and when our net operating loss carryforward will expire. The negative evidence outweighed the positive evidence and as a result, a $41.2 million deferred tax valuation allowance was recorded.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

At December 31, 2010 we had an estimated $95.7 million in federal net operating loss carryforwards, $0.6 million of off balance sheet net operating loss related to excess stock compensation deduction, $2.3 million in alternative minimum tax credit carryforwards and $3.4 million in foreign tax credit carryforward. The net operating loss carryforwards will expire in the years 2018 through 2030, while the alternative minimum tax credits may be carried forward indefinitely and the foreign tax credits may be carried forward for 10 years. We do not have a history of net operating loss or tax credit carryforwards expiring unused; however, we have determined based on the weight of available evidence that it is more likely than not that some or all of the carryforwards may expire.

We continue to evaluate quarterly, the positive and negative evidence regarding the realization of net deferred tax assets in accordance with FASB guidance for income taxes. Included in this assessment are estimates of projected future taxable income. Significant management judgment is required in this process and although realization is not assured, based on our assessment, we concluded it is more likely than not, such assets will not continue to be realized.

Under FASB guidance, we account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Environmental liabilities

We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation for known environmental sites. We employ a staff of environmental professionals to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information, but estimates of environmental reserves and exposures may be affected by information subsequently received.

Accrued Loss and Damage Claims

We currently maintain liability insurance for bodily injury and property damage claims, covering all employees, independent owner-operators and independent affiliates, and workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $2.0 million per incident for bodily injury and property damage and $1.0 million for workers’ compensation for periods after March 31, 2008. Prior to March 30, 2008, our insurance deductible was $5.0 million per incident for bodily injury and property damage. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the policy. We are self-insured for damage to the equipment we own or lease and for cargo losses. As of December 31, 2010, we had $25.2 million in an outstanding letter of credit to our insurance administrator to guarantee the self-insurance portion of our liability. If we fail to meet certain terms of our agreement, the insurance administrator may draw down the letter of credit. In developing liability reserves, we rely on professional third party claims administrators, insurance company estimates and the judgment of our own safety department personnel, and independent professional actuaries and attorneys. The most significant assumptions used in the estimation process include determining the trends in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior-year claims, and expected costs to settle unpaid claims. Management believes reserves are reasonable given known information, but as each case develops, estimates may change to reflect the effect of new information.

Redeemable Noncontrolling Interest

Shares of Series C preferred stock of our subsidiary, CLC, are held by two shareholders that are not affiliated with us. These shareholders are entitled to dividends on each of their shares of Series C preferred stock, payable quarterly, at a rate of 8.0% (or $480 per preferred share) per annum. As of December 31, 2010, all 302 shares were outstanding, fully redeemable and carried at a maximum aggregate redemption value of $1.8 million in accordance with FASB guidance. In 2009, we adopted FASB guidance that requires us to report the noncontrolling interest as a temporary equity item. On March 3, 2011, we fully redeemed all 302 shares for $1.8 million plus accrued dividends through the redemption date.

Foreign Currency Translation

The translation from Canadian dollars to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate in effect during the period. The gains or losses, net of income taxes, resulting from such translation are included in shareholders’ deficit as a component of accumulated other comprehensive loss. Gains or losses from foreign currency transactions are included in other expense.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows for the year ended December 31 (in thousands):

	2010	2009
Unrecognized loss and prior service costs	$25,031	$24,511
Foreign currency translation adjustment	1,163	1,076

	$26,194	$25,587

Revenue Recognition

Transportation revenue, including fuel surcharges and related costs, is recognized on the date freight is delivered. Service revenue consists primarily of rental revenues (primarily tractor and trailer rental), intermodal and depot revenues, tank wash revenues and insurance related administrative services. Rental revenues from independent affiliates, independent owner-operators and third parties are recognized ratably over the lease period. Intermodal and depot revenues, consisting primarily of repair and storage services, are recognized when the services are rendered. During the periods that we operated our tank wash business, tank wash revenues were recognized when the wash was completed. Insurance related administrative service revenues are recorded ratably over the service period. We recognize all revenues on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted with our customers.

Service Revenue

The components of service revenue are as follows for the year ended December 31 (in thousands):

	2010	2009	2008
Rental revenue	$52,360	$42,115	$30,508
Intermodal and depot revenues	37,004	31,161	31,413
Tank wash revenue	—	19,530	28,395
Other revenue	18,110	12,148	13,723

	$107,474	$104,954	$104,039

Share-Based Compensation

Under the FASB guidance, we apply the Black-Scholes valuation model in determining the fair value of share-based payments to employees and directors. The resulting compensation expense is recognized over the requisite service period, which is generally the option vesting term of two to four years. Please refer to Note 19 for further discussion regarding stock-based compensation.

Leased Assets

We have both capital and operating leases. The initial leases for most of our tractors and trailers have terms that range from three to seven years. Some leases require us to pay the lessor a minimum residual amount at the end of the lease. For operating leases, we accrue this residual by recording a prepaid rent amount and amortizing a monthly amount as rental expense and also record a liability that is increased every year by recognizing interest expense. This residual amount is recorded in the balance sheet category “Other non-current liabilities.” For capital leases, the residual is included as part of the cost of the capitalized leased asset.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Net (Loss) Income Per Common Share

Basic net (loss) income per common share is calculated based on the weighted-average common shares outstanding during each period. Diluted (loss) income per common share includes the dilutive effect, if any, of common equivalent shares outstanding during each period.

New Accounting Pronouncements

In June 2009, the FASB issued guidance which revised and updated previously issued guidance related to variable interest entities. The guidance eliminated the exceptions to consolidating qualifying special-purpose entities that were included in the prior guidance. The guidance contains new criteria for determining the primary beneficiary and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. The guidance also contains a requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded. The elimination of the qualifying special-purpose entity concept and its consolidation exceptions means more entities will be subject to consolidation assessments and reassessments. The guidance became effective for our fiscal year beginning January 1, 2010. The Company has concluded that a vast majority of its relationships with independent affiliates do not represent variable interests and that the Company is not in a position to direct the significant economic activities of any of its independent affiliates.

In June 2009, the FASB issued guidance that eliminated the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. This guidance became effective for our fiscal year beginning January 1, 2010 and had no impact on our consolidated financial statements.

3. VARIABLE INTEREST ENTITIES

At December 31, 2010, we hold a variable interest in one VIE for which we are not the primary beneficiary. We have concluded, based on our qualitative consideration of our contract with the VIE, the operating structure of the VIE and our role with the VIE that we do not have the power to direct activities of the VIE that most significantly impact the VIE’s economic performance. Therefore, we are not required to consolidate the operations of this VIE.

The one VIE at December 31, 2010 is an independent affiliate that is directly engaged with the management of three trucking terminals. We are involved with this VIE as a non-controlling interest. Our maximum exposure to loss as a result of our involvement with this unconsolidated VIE is limited to our recorded loan receivable from this VIE, which was approximately $2.6 million at December 31, 2010.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The three-level valuation hierarchy for fair value measurements is based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets;

•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable: and

•	Level 3 — Instruments whose significant inputs are unobservable. Following is a description of the valuation methodologies we used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Fair Value Measurements on a Nonrecurring Basis

Long-term indebtedness

The fair values of our long-term indebtedness were based on level 2 quoted market prices. As of December 31, 2010, the carrying values and fair values are as follows (in thousands):

	Carrying Value	Fair Value
11.75% Senior Subordinated PIK Notes due 2013	$33,184	$32,852
9.875% Senior Secured Notes due 2018	225,000	223,875

	$258,184	$256,727

Our asset-based loan facility (the “ABL Facility”) is variable rate debt and approximates fair value.

The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

5. (LOSS) EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators of the basic and diluted (loss) earnings from continuing operations to (loss) earnings per share computations follows (in thousands except per share amounts):

	December 31, 2010			December 31, 2009			December 31, 2008
	Loss from continuing operations (numerator)	Shares (denominator)	Per- share amount	Loss from continuing operations (numerator)	Shares (denominator)	Per- share amount	Earnings from continuing operations (numerator)	Shares (denominator)	Per- share amount
Basic (loss) earnings available to common shareholders:
Net (loss) earnings from continuing operations	$(7,406)			$(180,534)			$12,112
Dividends and accretion on preferred stock and minority stock dividends	—			—			—

(Loss) earnings	(7,406)	20,382	$(0.36)	(180,534)	19,449	$(9.28)	12,112	19,379	$0.63

Effect of dilutive securities:
Stock options		—			—			8
Unvested restricted stock		—			—			152

Diluted (loss) earnings available to common shareholders:
(Loss) earnings	$(7,406)	20,382	$(0.36)	$(180,534)	19,449	$(9.28)	$12,112	19,539	$0.62

The effect of our stock options, restricted stock and stock warrants which represent the shares shown in the table above are included in the computation of diluted earnings per share for each year. There is no effect of our stock options, restricted stock and stock warrants in the computation of diluted earnings per share for the years ended December 31, 2010 and 2009 due to a net loss in both periods.

The following securities were not included in the calculation of diluted EPS because such inclusion would be anti-dilutive (in thousands):

	For the years ended December 31,
	2010	2009	2008
Stock options	2,126	2,171	1,917
Restricted stock	313	610	—
Warrants	1	1,747	—

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

6. ACQUISITIONS AND DISPOSITIONS

On October 10, 2009, we sold substantially all of the operating assets of our tank wash subsidiary, Quala Systems, Inc, (“QSI”), for $13.0 million, of which $10.0 million was paid in cash and the remaining $3.0 million in a subordinated note. The subordinated note is a five year non-amortizing note which matures on December 31, 2014. The principal is payable in a lump sum at maturity. Interest is payable quarterly at 7% per annum commencing December 31, 2009. In connection with the sale, QSI entered into various agreements with the purchaser, which is not affiliated with us, including long-term leases of real estate used in the tank wash business and various operating agreements. The assets sold had a net book value of $4.9 million, which included $4.3 million of equipment, $0.4 million of inventory, and $0.2 million of intangible assets. The sold QSI business generated approximately $19.5 million of revenue in 2009 from tank wash and related operations. Following the sale of the QSI business, we have purchased tank wash services (which were previously provided by QSI) from the acquirer of QSI’s tank wash assets and we expect to continue to do so in the future. Since we expect these continuing cash outflows to be significant, the sold QSI business did not qualify as a discontinued operation under FASB guidance. Therefore, we recorded a pre-tax gain of $7.1 million in the fourth quarter of 2009 as part of our operating income.

During 2009 and 2010, we did not complete any acquisitions or dispositions of businesses or independent affiliates except as described above.

7. SELECTED QUARTERLY FINANCIAL DATA (Unaudited) (In thousands, except per share data)

	Quarter Ended
	March 31	June 30	September 30	December 31
2010
Operating revenues	$161,333	$177,552	$181,948	$165,765
Operating income	8,684	11,223	9,837	6,991
Net income (loss)	798	2,056	421	(10,681)
Income (loss) per share—basic	0.04	0.10	0.02	(0.51)
Income (loss) per share—diluted	0.04	0.09	0.02	(0.51)
2009
Operating revenues	$149,732	$149,786	$162,805	$151,286
Operating income (loss)	5,993	(143,231)	7,896	14,166
Net (loss) income	(302)	(186,227)	1,426	4,569
(Loss) income per share—basic	(0.02)	(9.58)	0.07	0.23
(Loss) income per share—diluted	(0.02)	(9.58)	0.07	0.21

In 2010, we recognized $7.8 million in restructuring costs. Results for the fourth quarter of 2010 include a $7.4 million write-off of debt issuance costs related to the issuance of our 2018 Notes and subsequent redemption of other notes.

In 2009, we recognized $3.5 million in restructuring costs. Results for the second quarter of 2009 include an impairment charge of $148.6 million related to goodwill and intangible assets. Results for the fourth quarter of 2009 include a $7.1 million gain on sale of tank wash assets, $1.2 million gain on extinguishment of debt and $2.3 million of refinancing costs.

8. RESTRUCTURING

We account for restructuring costs associated with one-time termination benefits, costs associated with lease and contract terminations and other related exit activities in accordance with FASB’s guidance. We have made estimates of the costs to be incurred as part of a restructuring plan developed during the quarter ended June 30, 2008. The restructuring plan consisted of various actions including termination of non-driver positions and the consolidation, closure or affiliation of underperforming company terminals. We continued our plan of restructure throughout 2008 and 2009, which resulted in restructuring charges of $5.3 million and $3.5 million, respectively, of which the majority related to our logistics segment. Our restructuring plan concluded in 2010, resulting in additional charges of $7.8 million related to our logistics segment. The charges in 2008, 2009 and 2010 related to employee termination benefits and other related exit activities, including the termination of approximately 380 non-driver positions, a withdrawal from three multi-employer pension plans and the consolidation of our corporate headquarters. At December 31, 2010, $5.4 million was accrued related to the restructuring charges, which are expected to be paid through 2023.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

In the year ended December 31, 2010, we had the following activity in our restructuring accrual (in thousands):

	Balance at December 31, 2009	Additions	Payments	Reductions	Balance at December 31, 2010
Restructuring accrual	$1,063	$7,779	$(3,393)	$—	$5,449

9. SEGMENT REPORTING

Reportable Segments

During the fourth quarter of 2010, we realigned and renamed our business segments to better reflect our current business and asset-light model due to the shift of a majority of our company-operated operations to independent affiliate operations. Our Trucking segment was renamed Logistics and our Container Services segment was renamed Intermodal to better describe the services we perform. Additionally, equipment rental, which was previously reported as Other revenue, has been reclassified to our Logistics segment, due to revenue equipment being utilized to service customers in our logistics segment. This is consistent with the information reviewed by our chief operating decision maker. Presentation of prior period results reflects these new segments. We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which consists primarily of truckload transportation of bulk chemicals and equipment rentals; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Segment revenues and operating income include the allocation of fuel surcharge to the logistics and intermodal segments. The operating income reported in our segments excludes amounts reported in Other operating income, such as gains and losses on disposal of property and equipment, restructuring costs, corporate and other unallocated amounts. Corporate and unallocated amounts include depreciation and amortization, impairment charge and other gains and losses. Although these amounts are excluded from the business segment results, they are included in reported consolidated earnings. In 2009 and 2008, revenues contained in the “other” segment represent revenues from our tank wash business which was sold during the fourth quarter of 2009. We have not provided specific asset information by segment, as it is not regularly provided to our chief operating decision maker for review.

Summarized segment data and a reconciliation to (loss) income before income taxes for the years ended December 31 (in thousands):

	December 31, 2010
	Logistics	Intermodal	Other	Total
Operating Revenues:
Transportation	$442,576	$55,870	$—	$498,446
Service revenue	70,470	37,004	—	107,474
Fuel surcharge	72,053	8,625	—	80,678

Total	585,099	101,499	—	686,598

Segment operating income	44,791	16,863	—	61,654
Depreciation & amortization	13,033	2,971	—	16,004
Other expense	8,901	14	—	8,915

Total	22,857	13,878	—	36,735

Interest expense	30,105	6,065	—	36,170
Interest income	(622)	—	—	(622)
Other expense	6,049	2,133	—	8,182

(Loss) Income before income taxes	$(12,675)	$5,680	$—	$(6,995)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

	December 31, 2009
	Logistics	Intermodal	Other	Total
Operating Revenues:
Transportation	$411,213	$43,445	$—	$454,658
Service revenue	58,433	31,161	15,360	104,954
Fuel surcharge	49,104	4,893	—	53,997

Total	518,750	79,499	15,360	613,609

Segment operating income	36,961	11,287	2,240	50,488
Depreciation & amortization	16,028	2,790	1,400	20,218
Impairment charge (1)	144,306	4,324	—	148,630
Other expense (income)	3,972	11	(7,167)	(3,184)

Total	(127,345)	4,162	8,007	(115,176)

Interest expense	22,250	6,085	—	28,335
Interest income	(241)	—	(47)	(288)
Other (income) expense	(1,377)	1,427	12	62

(Loss) Income before income taxes	$(147,977)	$(3,350)	$8,042	$(143,285)

	December 31, 2008
	Logistics	Intermodal	Other	Total
Operating Revenues:
Transportation	$521,558	$44,256	$—	$565,814
Service revenue	50,532	34,076	19,431	104,039
Fuel surcharge	134,054	11,383	—	145,437

Total	706,144	89,715	19,431	815,290

Segment operating income	42,452	10,934	2,827	56,213
Depreciation & amortization	16,551	2,511	1,940	21,002
Other expense (income)	2,259	(15)	(11)	2,233

Total	23,642	8,438	898	32,978

Interest expense	29,291	6,234	21	35,546
Interest income	(426)	—	—	(426)
Other (income) expense	(19,804)	587	23	(19,194)

Income before income taxes	$14,581	$1,617	$854	$17,052

(1)	Includes an impairment charge of $144.3 million related to our logistics segment and an impairment charge of $4.3 million related to our intermodal segment related to goodwill and intangible assets.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

10. GEOGRAPHIC SEGMENTS

Our operations are located primarily in the United States, Canada, and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about our operations in different geographic areas for the years ended December 31 is as follows (in thousands):

	2010
	U.S.	International	Consolidated
Total operating revenues	$648,634	$37,964	$686,598
Operating income	32,086	4,649	36,735
Long-term identifiable assets (1)	106,148	7,271	113,419

	2009
	U.S.	International	Consolidated
Total operating revenues	$576,405	$37,204	$613,609
Operating (loss) income	(119,288)	4,112	(115,176)
Long-term identifiable assets (1)	119,340	7,989	127,329

	2008
	U.S.	International	Consolidated
Total operating revenues	$763,155	$52,135	$815,290
Operating income	28,043	4,935	32,978
Long-term identifiable assets (1)	141,370	7,322	148,692

(1)	Includes property and equipment.

11. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31 (in thousands):

	2010	2009
Trade accounts receivable	$73,527	$64,810
Independent affiliate and independent owner-operator receivables	6,893	5,401
Other receivables	1,317	1,218

	81,737	71,429
Less allowance for doubtful accounts	(842)	(1,804)

	$80,895	$69,625

The activity in the allowance for doubtful accounts for the years ended December 31 is as follows (in thousands):

	2010	2009
Balance, beginning of period	$1,804	$2,938
Adjustment to bad debt (recoveries) expense	(1,279)	1,838
Write-offs, net of recoveries	317	(2,972)

Balance, end of period	$842	$1,804

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

12. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31 (in thousands):

	2010	2009
Land and improvements	$12,907	$12,041
Buildings and improvements	24,851	21,642
Revenue equipment	203,279	247,110
Other equipment	24,281	29,739

Total property and equipment	265,318	310,532
Accumulated depreciation	(151,899)	(183,203)

Property and equipment, net	$113,419	$127,329

Depreciation expense was $14.5 million, $18.6 million and $19.3 million for the years ending December 31, 2010, 2009 and 2008, respectively. At December 31, 2010 and 2009, we had $19.2 million and $23.5 million of capitalized cost and $3.2 million and $6.1 million of accumulated depreciation of equipment under capital leases, respectively, included in revenue equipment in the above schedule.

13. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Under the FASB guidance, goodwill and indefinite-lived intangible assets are subject to an annual impairment test as well as impairment assessments when certain triggering events occur. We evaluate goodwill for impairment by determining the fair value based on criteria in the FASB guidance for each reporting unit to which our goodwill relates. These reporting units may contain goodwill and other identifiable intangible assets as a result of previous business acquisitions. Our annual impairment test is performed during the second quarter with a measurement date of June 30. The methodology applied in the analysis performed at June 30, 2010 was consistent with the methodology applied in prior years, but was based on updated assumptions, as appropriate. As a result of our analysis, we concluded no impairment had occurred as of June 30, 2010. As a result of our analysis as of June 30, 2009, we recorded a total impairment charge to goodwill of $146.2 million, of which $144.3 million was related to our logistics segment, eliminating 100% of the carrying amount of goodwill of that segment, and $1.9 million was related to our intermodal segment.

As the result of the June 30, 2009 impairment, we determined that we were in a cumulative loss position. Based on this negative evidence we concluded that it was no longer more likely than not that our net deferred tax asset was realizable. For purposes of assessing realizability of the deferred tax assets, this cumulative financial reporting loss position is considered significant negative evidence we will not be able to fully realize the deferred tax assets in the future. As a result, a $41.2 million deferred tax valuation allowance was recorded in 2009. Our judgments regarding future taxable income may change due to changes in market conditions, changes in tax laws, operating results or other factors. If any of these factors and related estimates changes in the future, it may increase or decrease the valuation allowance and related income tax expense in the same period.

Under the FASB guidance, the process of evaluating the potential impairment of goodwill requires significant judgment at many points during the analysis and involves a two-step process. In the first step, we determine whether there is an indication of impairment by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If, based on the first step, we determine that there is an indication of goodwill impairment, the Company will measure any identified goodwill impairment in accordance with the FASB guidance.

In the first step, we determine the fair value for our reporting units using a combination of two valuation approaches: the market approach and the income approach. The market approach uses a guideline company methodology which is based upon a comparison of us to similar publicly-traded companies within our industry. We derive a market value of invested capital or business enterprise value for each comparable company by multiplying the price per share of common stock of the publicly traded companies by their total common shares outstanding and adding each company’s current level of debt. We calculate a business enterprise multiple based on revenue and earnings from each company, then apply those multiples to each reporting unit’s revenue and earnings to conclude a

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

reporting unit business enterprise value. Assumptions regarding the selection of comparable companies are made based on, among other factors, capital structure, operating environment and industry. As the comparable companies were typically larger and more diversified than our reporting units, multiples were adjusted prior to application to our reporting units’ revenues and earnings to reflect differences in margins, long-term growth prospects and market capitalization.

The income approach uses a discounted debt-free cash flow analysis to measure fair value by estimating the present value of future economic benefits. To perform the discounted debt-free cash flow analysis, we develop a pro forma analysis of each reporting unit to estimate future available debt-free cash flow and discount estimated debt-free cash flow by an estimated industry weighted average cost of capital based on the same comparable companies used in the market approach. Per the FASB guidance, the weighted average cost of capital is based on inputs (e.g., capital structure, risk, etc.) from a market participant’s perspective and not necessarily from the reporting unit or QDI’s perspective. Future cash flow is projected based on assumptions for our economic growth, industry expansion, future operations and the discount rate, all of which require significant judgments by management.

Goodwill by segment and the related changes for each segment for 2009 and 2010 were as follows (in thousands):

	2008	Impairment	Purchase Price Adjustments	2009	2010
Logistics	$144.3	$(144.3)	—	$—	$—
Intermodal	29.2	(1.9)	(0.3)	27.0	27.0

	$173.5	$(146.2)	$(0.3)	$27.0	$27.0

Intangible Assets

Intangible assets at December 31, 2010 are as follows (in thousands):

	Gross value	Accumulated amortization	Net book value	Average lives (in years)
Tradename (1)(3)	$7,400	$—	$7,400	Indefinite
Customer relationships (2)(3)	11,900	(2,975)	8,925	12
Non-compete agreements (2)(4)	2,593	(1,994)	599	3 – 5

	$21,893	$(4,969)	$16,924

(1)	The gross value includes an impairment of $2.4 million related to our intermodal segment recorded during the quarter ended June 30, 2009.
(2)	In 2010, the gross value decreased due to intangible assets being fully amortized.
(3)	The net book value is $16.3 million, all of which is allocated to our intermodal segment.
(4)	The net book value is allocated $0.4 million to our logistics segment and $0.2 million to our intermodal segment.

Amortization expense for the years ended December 31, 2010, 2009, and 2008 was $1.5 million, $1.6 million and $1.7 million, respectively. Estimated amortization expense for intangible assets is as follows (in thousands):

2011	$1,369
2012	1,205
2013	996
2014	992
2015 and after	4,962

14. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable includes $0.5 million and $0.1 million of book overdrafts at December 31, 2010 and 2009, respectively.

Accrued expenses include the following at December 31 (in thousands):

	2010	2009
Salaries, wages and benefits	$4,824	$5,505
Accrued interest	4,080	4,679
Claims and deposits	4,326	3,747
Taxes	1,328	1,435
Other	9,805	6,012

	$24,363	$21,378

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

15. LONG-TERM INDEBTEDNESS

Long-term debt consisted of the following at December 31 (in thousands):

	2010	2009
Capital lease obligations	$12,850	$17,165
ABL Facility	38,500	68,000
Senior Floating Rate Notes, due 2012	—	501
9% Senior Subordinated Notes, due 2010	—	16,031
10% Senior Notes, due 2013	—	134,499
11.75% Senior Subordinated PIK Notes due 2013	33,184	81,211
9.875% Senior Secured Notes due 2018	225,000	—
Other Notes	11,327	12,560

Long-term debt, including current maturities	320,861	329,967
Discount on Notes	(3,529)	(8,683)

	317,332	321,284
Less current maturities of long-term debt (including capital lease obligations)	(8,563)	(25,188)

Long-term debt, less current maturities	$308,769	$296,096

Our principal debt sources at December 31, 2010 comprise $225.0 million aggregate principal amount of 9.875% Senior Secured Notes due 2018 (“2018 Notes”), $33.2 million aggregate principal amount of 11.75% Senior Subordinated PIK Notes due 2013 (“2013 PIK Notes”) and a $225.0 million asset-based loan facility (the “ABL Facility”).

The ABL Facility

We entered into our ABL Facility on December 18, 2007. As of December 31, 2010, the ABL Facility consists of a current asset tranche in the amount of $205.0 million and a fixed asset tranche in the amount of $20.0 million. Borrowings of revolving loans under the ABL Facility are allocated pro rata to the current asset tranche and the fixed asset tranche based on the respective borrowing bases of the two tranches. The ABL Facility includes letters of credit, which are also allocated pro rata between the two tranches based on their respective borrowing bases, and is available for working capital needs and general corporate purposes, including permitted acquisitions. The maturity date of the ABL Facility is June 18, 2013. The maturity date of the ABL Facility may be accelerated if we default on our obligations under the ABL Facility. At December 31, 2010, we had $79.6 million of borrowing availability under the ABL Facility.

The ABL Facility is required to be prepaid only to the extent that aggregate amount of outstanding borrowings, unreimbursed letter of credit drawings and undrawn letters of credit under the relevant tranche exceeds the lesser of the applicable commitments and the applicable borrowing base in effect at such time for such tranche. The borrowing base for the current asset tranche consists of eligible accounts receivable, eligible inventory and eligible tractor and trailer fleet, and the borrowing base for the fixed asset tranche consists of eligible real property and certain eligible equipment.

The interest rate under the current asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.00% or on the Eurodollar LIBOR rate plus an applicable margin; at December 31, 2010, the applicable margin was 2.00%. The administrative agent’s base rate is equal to the greater of the federal funds overnight rate plus 0.50% or the prime rate. The interest rate under the fixed asset tranche is based, at our option, on either the administrative agent’s base rate plus 1.25% or on LIBOR plus and applicable margin; at December 31, 2010, the applicable margin was 2.25%. The applicable margin under either tranche is subject to increases or reductions based upon the amounts available for borrowing under the ABL Facility. Interest is generally payable quarterly, but may be payable in periods from one to six months in the case of some LIBOR loans.

The ABL Facility provides for payment of the following in respect of outstanding letters of credit:

•

a letter of credit fee, payable quarterly in arrears, equal to (i) for standby letters of credit, the applicable margin under the current asset tranche, and (ii) for trade letters of credit, the applicable margin under the current asset tranche minus 0.50%, in each case from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

•	a fronting fee, payable quarterly in arrears, equal to 0.125% per annum on the aggregate outstanding stated amounts of such letters of credit; and

•	customary administrative charges.

We pay a commitment fee equal to 0.25% per annum on the available daily undrawn portion of the available commitment under the ABL Facility. This commitment fee is paid quarterly in arrears.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

We may request up to $150.0 million in letters of credit, subject to certain limitations based on availability under the ABL Facility. In the event we prepay all outstanding amounts under the fixed asset tranche of the ABL Facility, and all commitments thereunder are terminated, prior to the termination of the ABL Facility, no less than $150.0 million under the current asset tranche will be available for letters of credit. At December 31, 2010, we had $30.4 million of letters of credit issued.

The interest rate on the ABL Facility at December 31, 2010 and 2009 was 2.5% and 2.4%, respectively. The weighted average interest rate during fiscal year 2010 was 2.5%. All obligations under the ABL Facility are guaranteed by QDI and each of our wholly-owned domestic restricted subsidiaries (other than our immaterial subsidiaries). Obligations under the current asset tranche, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by a first priority lien on certain assets of QD LLC and the guarantors, including eligible accounts, eligible inventory and eligible truck and trailer fleet (“current asset tranche priority collateral”) and a second priority lien on all other assets of QD LLC and the guarantors, including eligible real property and certain eligible equipment (“fixed asset tranche priority collateral”). Obligations under the fixed asset tranche, and the guarantees of those obligations, are secured by a first-priority lien on fixed asset tranche priority collateral and a second priority lien on current asset tranche priority collateral.

We incurred $6.9 million in debt issuance costs relating to the ABL Facility. We are amortizing these costs over the term of the ABL Facility.

9.875% Second-Priority Senior Secured Notes Due 2018

On November 3, 2010 we issued $225.0 million aggregate principal amount of the 2018 Notes. With the proceeds of the issuance of the 2018 Notes, we repaid at maturity our 9% Notes, fully redeemed our 2012 Notes, and our 2013 Senior Notes, redeemed $47.5 million of our 2013 PIK Notes, and paid down a portion of our outstanding borrowings under the ABL Facility.

The payment obligations of QD LLC and QD Capital under the 2018 Notes are guaranteed by QDI and by all of its domestic subsidiaries. The 2018 Notes are senior obligations of QD LLC and QD Capital and are secured by a second-priority lien on certain of our assets. Pursuant to an intercreditor agreement, the liens on the collateral securing the 2018 Notes rank junior in right of payment to the ABL Facility and obligations under certain hedging agreements and cash management obligations and certain other first-lien obligations.

In connection with the issuance of the 2018 Notes, we have agreed pursuant to a registration rights agreement to file registration statements relating to an offer to exchange the 2018 Notes for debt securities which are substantially identical in all material respects to the 2018 Notes, and to use our commercially reasonable efforts to cause the registration statements to be declared effective by the SEC within 365 days after November 3, 2010. If we fail to satisfy these obligations, we will be required to pay additional interest.

Interest on the 2018 Notes is payable at a rate of 9.875% per annum, semiannually on May 1 and November 1 of each year, commencing on May 1, 2011.

The 2018 Notes mature on November 1, 2018. Prior to November 1, 2014, we may redeem the 2018 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2018 Notes redeemed, plus accrued and unpaid interest to the redemption date, plus an additional “make-whole premium” intended to capture the value of holding 2018 Notes through November 1, 2014, but not less than 1%. During any twelve-month period prior to November 1, 2014, we may also redeem up to 10% of the original aggregate principal amount of the 2018 Notes at a redemption price of 103%, plus accrued and unpaid interest to the redemption date. Additionally, at any time prior to November 1, 2014, we may redeem up to 35% of the principal amount of the 2018 Notes at a redemption price of 109.875%, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings so long as at least 50% of the aggregate original principal amount of the 2018 Notes remains outstanding afterwards. On or after November 1, 2014, we may redeem the 2018 Notes, in whole or in part, at the following prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2014	104.928%
2015	102.458%
2016 and thereafter	100.000%

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

We recorded $5.8 million in debt issuance costs relating to the 2018 Notes, of which $5.6 million was related to the new issuance and $0.2 million of unamortized debt issuance costs related to the 2013 Senior Notes. We are amortizing these costs over the remaining term of the 2018 Notes.

11.75% Senior Subordinated PIK Notes Due 2013

On October 15, 2009, we issued $80.7 million aggregate principal amount of the 2013 PIK Notes. The payment obligations of QD LLC and QD Capital under the 2013 PIK Notes are guaranteed by QDI and by all of its domestic subsidiaries. The 2013 PIK Notes are unsecured senior subordinated obligations of QD LLC and QD Capital. Interest is payable on the 2013 PIK Notes at 11.75% per annum, payable 9% in cash and 2.75% in the form of additional 2013 PIK Notes, quarterly on February 1, May 1, August 1 and November 1 of each year. The 2013 PIK Notes mature on November 1, 2013. We may redeem the 2013 PIK Notes at a price equal to 100% of the principal amount of the 2013 PIK Notes redeemed plus accrued and unpaid interest to the redemption date.

On December 3, 2010 we redeemed $47.5 million of these notes plus accrued and unpaid interest, in conjunction with the issuance of the 2018 Notes. On December 10, 2010 and December 20, 2010, we repurchased $2.2 million and $0.3 million, respectively, of these notes plus accrued and unpaid interest. On January 20, 2011, we redeemed $10.0 million of these notes plus accrued and unpaid interest. On March 11, 2011, we redeemed $17.5 million of these notes plus accrued and unpaid interest.

We recorded $1.5 million in debt issuance costs relating to the 2013 PIK Notes, of which $0.5 million of unamortized debt issuance costs related to the 9% Notes and $1.0 million were related to the new issuance. In addition, we recorded $6.7 million in note issuance discount due to warrants issued concurrently with the issuance of the 2013 PIK Notes. The amount represents the fair market value of the warrants at time of issuance. We are amortizing these costs over the remaining term of the 2013 PIK Notes. In conjunction with the December 3, 2010 redemption and the December 10, 2010 and December 20, 2010 repurchases, we expensed $7.4 million of unamortized debt issuance costs and unamortized original issue discount in the fourth quarter of 2010. In connection with the January 20, 2011 and March 11, 2011 redemptions, we intend to expense approximately $1.8 million of unamortized debt issuance costs and unamortized original issue discount in the first quarter of 2011.

10% Senior Notes Due 2013

On October 15, 2009, we issued approximately $134.5 million aggregate principal amount of the 2013 Senior Notes, all of which remained outstanding as of December 31, 2009. On December 3, 2010, we fully redeemed the 2013 Senior Notes with a portion of the proceeds of the issuance of $225.0 million aggregate principal amount of the 2018 Notes. We recorded $3.6 million in debt issuance costs relating to the 2013 Senior Notes, of which $2.0 million of unamortized debt issuance costs related to the 2012 Notes and $1.6 million was related to the new issuance. Approximately $0.2 million of unamortized debt issuance costs were included in debt issuance costs related to the issuance of the 2018 Notes. The remaining unamortized costs were expensed in the fourth quarter of 2010.

Senior Floating Rate Notes Due 2012

On January 28, 2005, we issued $85.0 million aggregate principal amount of our 2012 Notes. On December 18, 2007, we issued a second series of 2012 Notes in the original principal amount of $50.0 million. As of December 31, 2009, approximately $0.5 million total principal amount of the 2012 Notes remained outstanding. On December 3, 2010, we fully redeemed the remaining 2012 Notes with a portion of the proceeds of the issuance of $225.0 million aggregate principal amount of the 2018 Notes.

We incurred $2.5 million in debt issuance costs relating to the initial $85.0 million of the 2012 Notes and $2.3 million related to the second $50.0 million of the 2012 Notes. The remaining unamortized costs were expensed in the fourth quarter of 2010.

9% Senior Subordinated Notes Due 2010

On September 30, 2003, we issued $125.0 million aggregate principal amount of our 9% Notes. As of December 31, 2009, approximately $16.0 million total principal amount of the 9% Notes remained outstanding. On November 15, 2010, we repaid at maturity the remaining 9% Notes with a portion of the proceeds of the issuance of $225.0 million aggregate principal amount of the 2018 Notes.

We incurred $5.5 million in debt issuance costs relating to the issuance of the 9% Notes. Approximately $0.5 million of unamortized debt issuance costs were included in debt issuance costs related to the 2013 Senior Notes. All remaining debt issuance costs have been fully amortized.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Accounting Treatment of 2010 Issuance of 2018 Notes

The issuance of the 2018 Notes, and the subsequent redemption of our 2012 Notes and our 2013 Senior Notes was treated primarily as a debt extinguishment and partially as a debt modification in accordance with applicable FASB guidance. Under applicable FASB guidance, costs incurred in connection with a modification and any existing unamortized discount are amortized as an adjustment to interest expense over the remaining term of the modified debt instruments using the effective interest method. Accordingly a pro-rata share of the existing unamortized deferred financing costs and original issue discount related to the 2012 Notes and the 2013 Senior Notes were aggregated with the debt issuance costs and original issue discount related to the 2018 Notes, and are being amortized over the remaining term of the new notes.

The portion of the 2013 PIK Notes which were redeemed and repaid was treated as an extinguishment of debt. We did not recognize a gain or loss on the extinguishment as the notes were redeemed and repaid at par.

Accounting Treatment of 2009 Note Exchanges and Redemption of Notes for Cash

The exchanges of a portion of the 9% Notes and 2012 Notes for 2013 PIK Notes and 2013 Senior Notes (collectively, “the 2013 Notes”), respectively, described above were treated as a debt modification in accordance with applicable FASB guidance. We did not recognize a gain or loss on the modification since the exchanges were a par for par exchange.

The portion of the 9% Notes redeemed for cash was treated as an extinguishment of debt resulting in a gain on extinguishment of $1.1 million.

Under applicable FASB guidance, costs incurred in connection with a modification and any existing unamortized discount are amortized as an adjustment to interest expense over the remaining term of the modified debt instruments using the effective interest method. Accordingly, a pro-rata share of the existing unamortized deferred financing costs and original issue discount related to the 9% Notes and the 2012 Notes that were exchanged were aggregated with the debt issuance costs and original issue discount related to the 2013 Notes, and were being amortized over the remaining term of the new notes.

The remaining 9% Notes, which were fully repaid at maturity in 2010, were not exchanged and continued to be accounted for in the same manner prior to the exchange, as the original terms related to the remaining balances did not change. The unamortized deferred financing costs associated with the remaining 9% Notes continued to be amortized over the original term of the 9% Notes.

Collateral, Guarantees and Covenants

The ABL Facility contains a fixed charge coverage ratio of 1.0 to 1.0 which only needs to be met if borrowing availability is less than $20.0 million. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to (i) sell assets; (ii) incur additional debt; (iii) prepay other debt (including the 2018 Notes and the 2013 PIK Notes); (iv) repurchase or pay dividends on QDI’s common stock; (v) create liens on assets; (vi) make investments; (vii) make certain acquisitions; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend certain charter documents and material agreements governing subordinated debt, including the 2018 Notes and the 2013 PIK Notes; (xi) change the business conducted by us and our subsidiaries; and (xii) enter into agreements that restrict dividends from subsidiaries. The ABL Facility also contains certain customary events of default, which, if any of them occurs, may result in the principal, interest and any other monetary obligations under the ABL Facility becoming immediately payable.

The indentures governing the 2018 Notes and the 2013 PIK Notes contain covenants that restrict, subject to certain exceptions, our ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of QDI’s common stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The indentures also provide certain customary events of default, which, if any of them occurs, may result in the principal, interest and any other monetary obligations on the then outstanding 2018 Notes and 2013 PIK Notes becoming payable immediately.

The payment obligations under the ABL Facility are senior secured obligations of QD LLC and QD Capital and are secured by certain assets and guaranteed by QDI and by all of its domestic subsidiaries. The payment obligations of QD LLC and QD Capital under the 2018 Notes and the 2013 PIK Notes are guaranteed by QDI and by all of its domestic subsidiaries. The 2018 Notes, and the guarantees thereof, are senior obligations of QD LLC and QD Capital and are secured by a second-priority lien on certain assets. Pursuant to an intercreditor agreement, the liens on the collateral securing the 2018 Notes rank junior in right of payment to the ABL Facility and obligations under certain hedging agreements and cash management obligations and certain other first lien obligations. The 2013 PIK Notes, and the guarantees thereof, are unsecured senior subordinated obligations ranking junior in right of payment to all of our existing and future senior debt, and all liabilities of our subsidiaries that do not guarantee the 2013 PIK Notes. The 2013 PIK Notes are effectively junior to all of our existing and future secured debt, including borrowings under the ABL Facility, to the extent of the value of the assets securing such debt.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

We believe that we were in compliance with the covenants under the ABL Facility, the 2018 Notes and the 2013 PIK Notes at December 31, 2010.

Debt Retirement

The following is a schedule of our indebtedness at December 31, 2010 over the periods we are required to pay such indebtedness (in thousands):

	2011	2012	2013	2014	2015 and after	Total
Capital lease obligations	$4,572	$5,132	$2,554	$592	$—	$12,850
ABL Facility	—	—	38,500	—	—	38,500
11.75% Senior Subordinated PIK Notes, due 2013 (1)	—	—	33,184	—	—	33,184
9.875% Second-Priority Senior Secured Notes, due 2018 (1)	—	—	—	—	225,000	225,000
Other Notes	3,991	2,656	2,600	948	1,132	11,327

Total	$8,563	$7,788	$76,838	$1,540	$226,132	$320,861

(1)	Amounts do not include the remaining aggregate unamortized original issue discount of $3.5 million. In addition, amounts do not reflect $10.0 million and $17.5 million of principal amount of our 2013 PIK Notes redeemed in January 2011 and March 2011, respectively.

The following is a schedule of our deferred debt issuance costs for the year ended December 31 as follows (in thousands):

	2009	Write-off of Debt Issuance Costs	Additional Debt Issuance Costs	Transfer Related to Refinancing	2010 amortization expense	2010
ABL Facility	$4,284	$—	$—	$—	$(1,269)	$3,015
9% Senior Subordinated Notes, due 2010	69	—	—	—	(69)	—
10% Senior Notes, due 2013	3,425	(2,287)	—	(202)	(936)	—
11.75% Senior Subordinated PIK Notes, due 2013	1,426	(659)	—	—	(357)	410
9.875% Second-Priority Senior Secured Notes, due 2018	—	—	5,594	202	(111)	5,685

Total	$9,204	$(2,946)	$5,594	$—	$(2,742)	$9,110

Amortization expense of deferred issuance costs was $2.7 million, $2.8 million, and $3.0 million for years ending December 31, 2010, 2009, and 2008, respectively. We are amortizing these costs over the term of the debt instruments.

Liquidity

We believe that, based on current operations and anticipated growth, our cash flow from operations, together with other available sources of liquidity, will be sufficient to fund anticipated capital expenditures, operating expenses and our other anticipated liquidity needs for the next twelve months. Anticipated debt maturities in 2013, the acquisition of another business or other events that we do not foresee may require us to seek alternative financing, such as restructuring or refinancing our long-term debt, selling assets or operations or selling additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms or were not permitted under any of our debt agreements and we default on our obligations, our debt could be accelerated and our assets might not be sufficient to repay in full all of our obligations.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

16. INCOME TAXES

For financial reporting purposes, (loss) income before income taxes includes the following components (in thousands):

	2010	2009	2008
Domestic	$(8,153)	$(144,136)	$15,950
Mexico	1,052	637	1,058
Canada	106	214	44

	$(6,995)	$(143,285)	$17,052

The components of the provision for income tax for the years ended December 31 are as follows (in thousands):

	2010	2009	2008
Current taxes:
Federal	$13	$(792)	$(211)
State	794	486	(820)
Mexico	(414)	92	298
Canada	18	120	245

	411	(94)	(488)

Deferred taxes:
Federal	(2,743)	(3,609)	5,635
State	(49)	(625)	(417)
Mexico	—	—	—
Canada	—	—	—

	(2,792)	(4,234)	5,218
Valuation Allowance
Federal	2,743	38,131	210
State	49	3,446	—
Mexico	—	—	—
Canada	—	—	—

	2,792	41,577	210

Provision for income taxes	$411	$37,249	$4,940

The net deferred tax asset (liability) consisted of the following at December 31 (in thousands):

	2010	2009
Deferred tax assets:
Environmental reserve	$7,875	$7,848
Tax credit carryforwards	6,006	5,812
Self-insurance reserves	7,577	7,639
Allowance for doubtful accounts	325	699
Pension	7,382	7,409
Net operating loss carryforwards	36,625	36,596
Accrued interest and original issue discount	—	974
Other accruals	6,239	3,989
Accrued losses and damage claims	67	91

	72,096	71,057
Less valuation allowance	(46,025)	(43,032)

	26,071	28,025

Deferred tax liabilities:
Property and equipment basis differences	(22,927)	(25,625)
Accrued interest and original issue discount	(845)	—
Intangible basis differences	(2,299)	(2,400)

Net deferred tax asset	—	—

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009
Comprised of:
Current deferred tax asset	3,848	5,506
Long-term deferred tax asset	—	—
Long-term deferred tax liability	(3,848)	(5,506)

Net deferred tax asset	$—	$—

We have established a 100% valuation allowance against net deferred tax assets as it is no longer more likely than not that the deferred asset will be realized. This determination is based on the weight of available evidence which includes cumulative historical losses in recent years. The valuation allowance against net deferred tax assets increased by $3.0 million from 2009 to 2010.

Our effective tax rate differs from the federal statutory rate. The reasons for those differences are as follows for the years ended December 31 (in thousands):

	2010	2009	2008
Tax (benefit) expense at the statutory rate	$(2,448)	$(50,150)	$5,968
State income taxes, net of federal benefit	408	(225)	(127)
FIN 48 adjustments	(384)	(937)	(698)
Goodwill impairment	—	46,688	—
Restricted stock	—	154	423
Pension adjustment	—	—	(1,193)
Foreign taxes	(167)	(86)	158
Valuation allowance	2,792	41,577	210
Work Opportunity Tax Credit	(10)	(206)	—
IRC Section 956 income	240	419	253
Foreign tax credit	(253)	(190)	(302)
Other	233	205	248

Provision for income taxes	$411	$37,249	$4,940

At December 31, 2010, we had approximately $95.7 million in federal net operating loss carryforwards, $0.6 million of off balance sheet net operating loss related to excess stock compensation deduction, $2.3 million in alternative minimum tax credit carry forwards and $3.4 million in foreign tax credit carryforwards. We do not have a history of net operating loss or tax credit carryforwards expiring unused; however, we have determined based on the weight of available evidence that it is more likely than not that some or all of the carryforwards may expire. As a result, we have established a valuation allowance of $46.0 million. The net operating loss carryforwards will expire in the years 2018 through 2030 while the alternative minimum tax credits may be carried forward indefinitely and the foreign tax credits may be carried forward for ten years. We have approximately $48.1 million in state net operating loss carryforwards, which expire over the next 1 to 20 years.

Significant judgment is required in determining our provision for income taxes. In the ordinary course of an international business, there are many transactions for which the ultimate tax outcome is uncertain. We review our tax contingencies on a regular basis and make appropriate accruals as needed. As of December 31, 2010, United States taxes were not provided on income of our foreign subsidiaries, as we have invested or expect to invest the undistributed earnings indefinitely.

Rollforward of valuation allowance (in thousands):

	2010	2009
Beginning balance	$(43,032)	$(1,855)
(Increase)/decrease attributable to current year operations	(2,584)	(417)
(Increase)/decrease attributable to other comprehensive income	(201)	400
(Increase)/decrease attributable to AMT & foreign tax credit carryforwards	(179)	(3,628)
(Increase)/decrease attributable to Federal & State NOL carryforwards	(29)	(37,532)

Ending balance	$(46,025)	$(43,032)

At December 31, 2010 and 2009, we had approximately $1.6 million and $1.8 million, respectively, of total gross unrecognized tax benefits. Of the total gross unrecognized tax benefits at December 31, 2010, $1.2 million (net of federal benefit on state tax issues) represents the amount of unrecognized tax benefits that, if recognized would favorably affect the effective income tax rate in any future periods.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Included in the balance of gross unrecognized tax benefits at December 31, 2010 is $0.8 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months due to expiration of the applicable statute of limitations. A reconciliation of the total amount of unrecognized tax benefits follows (in thousands):

	2010	2009
Total unrecognized tax benefits as of January 1, 2010	$1,776	$2,043
Increases in tax positions taken during prior period	160	—
Decreases in tax positions taken during prior period	—	(118)
Increases in tax positions taken during the current period	—	10
Settlements with taxing authorities	—	—
Decrease due to lapse of applicable statute of limitations	(351)	(159)

Total unrecognized tax benefits as of December 31, 2010	$1,585	$1,776

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For the year ended December 31, 2010, we recognized additional benefit of $0.2 million of interest and penalties in the provision for income taxes. As of January 1, 2010 we had accrued interest of $0.7 million (net of federal benefit) and $0.3 million accrued for penalties. At December 31, 2010 we had accrued interest of $0.6 million (net of federal benefit) and $0.2 million accrued for penalties.

We are subject to the income tax jurisdiction of U.S., Canada, and Mexico, as well as income tax of multiple state jurisdictions. We believe we are no longer subject to U.S. federal income tax examinations for the years before 2006, to international examinations for years before 2005 and with few exceptions, to state exams before 2006.

17. EMPLOYEE BENEFIT PLANS

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain vested salaried participants and retirees (“CLC Plan”) and certain other vested participants and retirees under an expired collective bargaining agreement (“TTWU Plan”). Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the expired collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Pension costs are funded in accordance with the provisions of the applicable law. Both pension plans have been frozen since prior to January 1, 1998. There are no new participants and no future accruals of benefits from the time the plans were frozen.

We use a December 31 measurement date for both of our plans.

We follow the recognition and disclosure requirements under the FASB guidance that require us to recognize the funded status of our postretirement benefit plans in the consolidated statement of financial position at December 31, 2010, with a corresponding adjustment to accumulated other comprehensive income. The funded status is the difference between the fair value of plan assets and the benefit obligation. The adjustment to accumulated other comprehensive income represents the net unrecognized actuarial gains or losses and unrecognized prior service costs. Future actuarial gains or losses that are not recognized as net periodic benefit cost in the same periods will be recognized as a component of other comprehensive income (in thousands):

2010
Items not yet recognized as a component of net periodic cost:
Unrecognized net actuarial loss	$28,675
Unamortized prior service cost	511

Unrecognized loss and prior service costs recorded as a component of accumulated other comprehensive loss	$29,186

Items to be recognized in 2011 as a component of net periodic cost:
Net actuarial loss	$1,177
Prior service cost	94

Net periodic cost to be recorded in 2011 as a component of accumulated other comprehensive loss	$1,271

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Obligations and Funded Status

The following table sets forth the change in the projected benefit obligation, change in plan assets and unfunded status of the two plans at December 31 (in thousands):

	2010	2009
Change in Projected Benefit Obligation
Benefit obligation at beginning of year	$47,302	$45,641
Service cost	203	203
Interest cost	2,575	2,752
Actuarial loss	1,965	2,175
Benefits and expenses paid	(3,415)	(3,469)

Benefit obligation at end of year	$48,630	$47,302

	2010	2009
Change in Plan Assets
Fair value of plan assets at beginning of year	$28,489	$26,989
Actual return (loss) on plan assets	2,312	3,964
Contributions by company	2,561	1,005
Benefits and expenses paid	(3,415)	(3,469)

Fair value of plan assets at end of year	$29,947	$28,489

	2010	2009
Unfunded Status of Plans
Projected benefit obligation	$(48,630)	$(47,302)
Fair value of plan assets	29,947	28,489

Unfunded status	$(18,683)	$(18,813)

The accumulated benefit obligation for both defined benefit pension plans equaled the projected benefit obligations of $48.6 million and $47.3 million at December 31, 2010 and 2009, respectively.

Accumulated Other Comprehensive Loss (in thousands)

	2010	2009	2008
Net actuarial loss, net of tax of $0, $0 and $6,087, respectively	$(614)	$941	$(9,755)
Prior service cost	94	94	94

Adjustment to pension benefit obligation	$(520)	$1,035	$(9,661)

We had an accumulated net pension equity charge (after-tax) of $0.5 million at December 31, 2010 compared to an accumulated net pension equity credit (after-tax) of $1.0 million at December 31, 2009.

Periodic Pension Costs

The components of net periodic pension cost are as follows for the years ended December 31 (in thousands):

	2010	2009	2008
Service cost	$203	$203	$214
Interest cost	2,575	2,752	2,729
Amortization of loss	1,200	1,154	354
Amortization of prior service cost	94	94	94
Expected return on plan assets	(2,161)	(2,003)	(3,202)

Net periodic pension cost	$1,911	$2,200	$189

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Assumptions

Weighted average assumptions used to determine benefit obligations at December 31:

	2010	2009	2008
Discount rate	5.08%	5.60%	6.28%

Weighted average assumptions used to determine net periodic benefit cost at December 31:

	2010	2009	2008
TTWU Plan
Discount rate	5.50%	6.30%	6.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.50%
CLC Plan
Discount rate	5.70%	6.25%	6.25%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

The discount rate is based on a model portfolio of AA-rated bonds with a maturity matched to the estimated payouts of future pension benefits. The TTWU Plan’s expected return on plan assets is based on our expectation of the long-term average rate of return on assets in the pension funds, which is based on the allocation of assets and includes approximately 13% of the assets being held in a low return insurance company annuity. The CLC Plan’s expected return on plan assets is based on historical and future returns of the multiple asset classes from which a weighted average was developed based on the asset allocation of the Plan.

Asset Mix

Our pension plan weighted-average asset allocations by asset category at December 31 are as follows:

	2010	2009
TTWU Plan
Equity securities and mutual funds	59.4%	58.7%
Debt securities	14.4%	11.2%
Other investments	22.7%	25.1%
Cash and cash equivalents	3.5%	5.0%
CLC Plan
Equity securities and mutual funds	70.9%	70.3%
Debt securities	16.1%	12.9%
Other investments	9.7%	10.3%
Cash and cash equivalents	3.3%	6.5%

Plan Assets

Our investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, but listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity. None of our equity or debt securities are included in plan assets.

Our retirement plans’ assets were accounted for at fair value and are classified in their entirety based on the lowest level of any input that is significant to the fair value measurement. For a description of the fair value hierarchy, see Note 4.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Our actual retirement plans’ asset allocations by level within the fair value hierarchy at December 31, 2010, are presented in the table below (in thousands):

	TTWU Plan					CLC Plan
	Level 1	Level 2	Level 3	Total	% Total	Level 1	Level 2	Level 3	Total	% Total
Cash & cash equivalents	$249	$—	$—	$249	3.5%	$748	$—	$—	$748	3.3%
Equity securities	2,073	—	—	2,073	28.9%	6,949	—	—	6,949	30.5%
Mutual funds	2,192	—	—	2,192	30.5%	9,195	—	—	9,195	40.4%
Corporate bonds	—	503	—	503	7.0%	—	1,895	—	1,895	8.3%
Asset-backed securities	—	530	—	530	7.4%	—	1,772	—	1,772	7.8%
Other investments	—	324	1,313	1,637	22.7%	—	1,096	1,108	2,204	9.7%

Total assets	$4,514	$1,357	$1,313	$7,184	100.0%	$16,892	$4,763	$1,108	$22,763	100.0%

Our actual retirement plans’ asset allocations by level within the fair value hierarchy at December 31, 2009, are presented in the table below (in thousands):

	TTWU Plan					CLC Plan
	Level 1	Level 2	Level 3	Total	% Total	Level 1	Level 2	Level 3	Total	% Total
Cash & cash equivalents	$366	$—	$—	$366	5.0%	$1,374	$—	$—	$1,374	6.5%
Equity securities	2,330	—	—	2,330	31.6%	7,698	—	—	7,698	36.4%
Mutual funds	1,999	—	—	1,999	27.1%	7,165		—	7,165	33.9%
Corporate bonds	—	408	—	408	5.5%	—	1,327	—	1,327	6.3%
Asset-backed securities	—	420	—	420	5.7%	—	1,385	—	1,385	6.6%
Other investments	—	326	1,526	1,852	25.1%	—	1,104	1,061	2,165	10.3%

Total assets	$4,695	$1,154	$1,526	$7,375	100.0%	$16,237	$3,816	$1,061	$21,114	100.0%

Level 1 includes investments in common stock and open-ended mutual funds. Fair values for these investments are measured using unadjusted quoted prices in active markets.

Level 2 includes investments in corporate bonds and asset-backed securities that are measured based on quoted prices for similar assets in active markets; quoted prices for identical or similar assets in inactive markets; inputs other than quoted prices that are observable for the asset; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. The fair values for Level 2 assets are generally obtained from third-party broker quotes, independent pricing services and exchanges.

Level 3 includes investments in an insurance annuity contract and an interval fund containing a lock-up period that are valued using unobservable inputs. Valuation may be performed using a financial model with estimated inputs entered into the model.

The following is a reconciliation of assets in Level 3 of the fair value hierarchy (in thousands):

	TTWU	CLC
Beginning balance at January 1, 2009	$1,358	$—
Return on plan assets	57	42
Purchases, sales, settlements and expenses	99	1,019

Balance at December 31, 2009	$1,514	$1,061

Return on plan assets	52	47
Purchases, sales, settlements and expenses	(253)	—

Ending balance at December 31, 2010	$1,313	$1,108

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Cash Flows

We expect to contribute $0.8 million to the TTWU pension plan and $2.1 million to the CLC pension plan during the year ending December 31, 2011.

The following benefit payments are expected to be paid (in thousands):

2011	$3,555
2012	3,555
2013	3,527
2014	3,501
2015	3,518
2016 – 2020	17,318

In 2001, we established a Deferred Compensation Plan for our executives and other key employees. The plan is a non-qualified deferral plan that allows participants to contribute a portion of their wages on a pre-tax basis and includes a death benefit. No contributions were made in 2010, 2009 and 2008. Effective December 31, 2010, this plan was frozen and no future contributions will be made to the plan.

Substantially all of our U.S. employees are entitled to participate in our profit sharing plan established under Section 401(k) of the U.S. Internal Revenue Code. Employees are eligible to contribute voluntarily to the plan after 90 days of employment. At our discretion, we may also contribute to the plan. Employees are always vested in their contributed balance and become fully vested in our contributions after four years of service. The expenses related to contributions to the plan for the years ended December 31, 2010 and 2008 were approximately $0.3 million and $0.4 million, respectively. In 2009, we did not contribute to the plan.

Multi-employer pension plans

At December 31, 2010, we contributed to three separate multi-employer pension plans for employees under collective bargaining agreements. These agreements cover approximately 2.7% of our total workforce including our independent affiliates’ employees and independent owner-operators providing service to us. These multi-employer pension plans provide defined benefits to retired participants. We do not directly or indirectly manage any of these multi-employer pension plans. Trustees, half of whom are appointed by the International Brotherhood of Teamsters (the “Teamsters”) and half of whom various contributing employers appoint, manage the trusts covering these plans. Our collective bargaining agreements with the Teamsters determine the amounts of our ongoing contributions to these plans.

In conjunction with our restructuring efforts, during the quarter ended September 30, 2010, we notified the trustees of three other plans of our intention to withdraw from the plans. Our withdrawal notifications are expected to result in an aggregate withdrawal liability of approximately $2.0 million and we recorded a restructuring charge for this full amount in the third quarter of fiscal 2010. Approximately $0.2 million of the total estimated liability is expected to be paid within one year of the effective date of our withdrawal from the plans with the remaining $1.8 million expected to be paid through 2023.

We do not currently intend to withdraw from the remaining three multi-employer pension plans or take any actions that would subject us to payment of contingent obligations. Based on information provided to us from the trustees of these plans, we estimate our portion of the contingent liability in the case of a full withdrawal or termination from these remaining plans to be approximately $58.0 million, of which the largest component relates to the Central States Southeast and Southwest Areas Pension Plan, which is estimated to be $54.0 million.

We charged to operations, payments to multi-employer pension plans required by collective bargaining agreements of approximately $2.9 million, $2.7 million and $2.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. These defined benefit plans cover substantially all of our union employees not covered under the TTWU pension plan. The actuarial present value of accumulated plan benefits and net assets available for benefits to employees under these multi-employer plans is not readily available.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

18. CAPITAL STOCK

Authorized Capital Stock

In accordance with our Amended and Restated Articles of Incorporation dated November 4, 2003, the Company is authorized to issue 50 million shares of capital stock, which includes 49 million shares of no par value common stock and 1 million shares of no par value preferred stock.

Our ABL Facility and indentures governing the 2018 Notes and the 2013 PIK Notes contain restrictions on QDI’s ability to pay dividends on its common stock.

Preferred Stock

Of the 1 million shares of preferred stock authorized, 600,000 shares were designated as convertible preferred stock, of which 510,000 were issued and outstanding prior to the initial public offering of shares of our common stock, when they were converted into shares of common stock pursuant to our Amended and Restated Articles of Incorporation. The remaining shares of preferred stock may be issued from time to time in one or more classes or series, with such relative rights, preferences, qualifications, and limitations as our Board of Directors may adopt by resolution.

Warrants

On October 15, 2009 in conjunction with the note exchange offer, we issued 1,752,895 aggregate amount of warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The warrants are exercisable during the period beginning April 16, 2010 and ending November 1, 2013. The warrants were accounted for at their fair value on October 15, 2009, which is based on the closing price of our common stock on that date. Approximately $6.7 million representing the fair value of the warrants was recorded to stock purchase warrants within shareholders’ deficit, with a corresponding discount on the 2013 PIK Notes. The discount will be amortized over the term of the 2013 PIK Notes. As of December 31, 2010, we have warrants outstanding of approximately $1.7 million.

Treasury Stock

As of December 31, 2010 and 2009, we had approximately 220,000 treasury shares carried at a cost of approximately $1.6 million. These shares were acquired pursuant to our initial public offering, the return of shares under limited recourse secured loans to shareholders and forfeitures.

19. STOCK COMPENSATION PLANS

We account for our equity compensation plans and expense related to all stock option awards granted under the FASB guidance. We apply the Black-Scholes valuation model in determining the fair value of share-based payments to employees. The resulting compensation expense is recognized over the requisite service period, which is generally the vesting term of four years.

Performance Incentive Plans

As of December 31, 2010, we have two active stock-based compensation plans.

2003 Stock Option Plan

The 2003 Stock Option Plan was adopted on November 5, 2003 in connection with our IPO and expires 10 years after adoption. It was amended on May 13, 2005. It provides for the grant of nonqualified stock options that become exercisable, with limited exceptions, in 25% increments on each of the first four anniversaries of the date upon which the options are granted or vest 50% in the third and 50% in the fourth year after issuance of the grant. The contractual term of each grant is ten years. The number of shares available for issuance under this plan automatically increases on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. The current year increase is 2.5% of the outstanding shares as of December 31 of the prior year. No more than 6,500,000 shares of common stock may be issued under the 2003 Stock Option Plan.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

The 2003 Stock Option Plan activity for the year ended December 31, 2010 is as follows (in thousands, except per share data):

	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (a)
Options outstanding at December 31, 2009	2,171	$4.93
2010 option activity:
Granted	245	$6.63
Exercised (b)	(1)	$2.47
Expired	(36)	$14.66
Canceled	(23)	$4.07

Options outstanding at December 31, 2010	2,356	$4.97

Options exercisable at December 31, 2010	1,140	$6.04	5.25	$621

(a)	The intrinsic value of a stock option is the amount by which the market value of the underlying stock as of December 31, 2010 exceeds the exercise price of the option.
(b)	Options that were exercised were new issues.

During the years ended December 31, 2010, 2009 and 2008 (in thousands, except per share data):

•	the weighted-average grant date fair value per share of stock-based compensation granted to employees was $4.19, $1.96 and $2.30, respectively;

•	the total intrinsic value of stock options exercised was nil in 2010. There were no options exercised in 2009 and 2008; and

•	the total fair value of stock options that vested during the three periods above was $1,223, $344 and $984, respectively.

During the year ended December 31, 2010, cash was not used to settle any equity instruments previously granted.

1998 Stock Option Plan

Until adoption of the 2003 Stock Option Plan, we administered the 1998 Stock Option Plan pursuant to which a total of 377,400 shares of our common stock were available for grant at an exercise price of $23.53. The maximum term of granted options is ten years. Fifty percent of each new option granted vested in equal increments over four years. The remaining fifty percent of each new option will vest in nine years from grant date, subject to acceleration if certain per-share equity value targets are achieved or in the event of a sale of the Company. Vesting of the new options occurs only during an employee’s term of employment. The new options will become fully vested in the event of a termination of employment without “cause” or for “good reason” within nine months following a sale of the Company. The remaining outstanding shares of the 1998 Stock Option Plan expired in 2010.

The 1998 Stock Option Plan activity for the year ended December 31, 2010 is as follows (in thousands, except per share data):

	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (a)
Options outstanding at December 31, 2009	12	$23.53
2010 option activity:
Expired	12	$23.53
Canceled	—	—

Options outstanding at December 31, 2010	—	$—

Options exercisable at December 31, 2010	—	$—	—	—

(a)	The intrinsic value of a stock option is the amount by which the market value of the underlying stock as of December 31, 2010 exceeds the exercise price of the option.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

During the years ended December 31, 2010, 2009 and 2008:

•	no options were granted, respectively;

•	no options were exercised, and

•	no options vested during the three periods above.

2003 Restricted Stock Incentive Plan

On November 5, 2003, our Board of Directors approved the 2003 Restricted Stock Incentive Plan, which terminates ten years from the approval date. The 2003 Restricted Stock Incentive Plan was amended on May 13, 2005 and again on May 25, 2010. The vesting periods for grant recipients are at the discretion of the Compensation Committee of the Board of Directors. In subsequent years, participants in the plan may be granted an annual aggregate amount of up to $1 million in shares, valued at our common stock closing price at the date of grant, at the direction of the Board of Directors. No more than 1,700,000 shares of common stock may be issued under this plan nor may more than $21.3 million of stock be issued under this plan.

The 2003 Restricted Stock Incentive plan activity for the year ended December 31, 2010 is as follows (in thousands, except per share data):

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock unvested at December 31, 2009	610	$3.89
2010 activity:
Granted	69	$4.08
Vested	(198)	$4.19
Canceled	(2)	$7.38

Stock unvested at December 31, 2010	479	$3.91	$663

Accounting for Stock-Based Compensation

Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on our historical experience and future expectations.

The fair value of options granted during 2010, 2009 and 2008 was based upon the Black-Scholes option-pricing model. The expected term of the options represents the estimated period of time until exercise giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. Expected stock price volatility is based on the historical volatility of our common stock, which began trading on November 13, 2003. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay any dividends in the foreseeable future. The Black-Scholes model was used with the following weighted-average assumptions:

	2010	2009	2008
Risk free rate	1.95%	2.05%	3.18%
Expected life	5 years	5 years	5 years
Volatility	77%	79%	67%
Expected dividend	nil	nil	nil

Restricted stock awards and stock units are measured at fair value at time of issuance and recognized on a straight line basis over the vesting period.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Stock-based compensation expense recognized during the years ended December 31, 2010, 2009 and 2008 for each of the types of stock-based awards was (in thousands):

	2010	2009	2008
Stock options	$1,351	$713	$995
Restricted stock	922	388	333

Total stock-based compensation expense	$2,273	$1,101	$1,328

All stock-based compensation expense is classified within “Compensation” on the Consolidated Statements of Operations. None of the stock-based compensation was capitalized during 2010. Fourteen of our employees and three members of our Board of Directors participated in an option exchange (the “Option Exchange”) on March 11, 2009. Prior to the Option Exchange, the Compensation Committee recognized that due to the historically low trading prices of our common stock, many options previously granted under the 2003 Stock Option Plan ceased to satisfy their intended purpose. As such, the Option Exchange was initiated and certain stock option grants were canceled and new stock options were issued covering shares of our common stock at an exercise price equal to the closing price of our common stock on March 11, 2009. All options issued in the Option Exchange vest in four equal annual installments on the anniversary of grant. In connection with the Option Exchange, an incremental cost of less than $0.1 million was recognized in 2009.

The following table summarizes unrecognized stock-based compensation and the weighted average period over which such stock-based compensation is expected to be recognized as of December 31, 2010 (in thousands):

	In $	Remaining years
Stock options	$2,655	4
Restricted stock	1,498	3

	$4,153

These amounts do not include the cost of any additional awards that may be granted in future periods nor any changes in our forfeiture rate. These amounts do not include the cost of any additional options or restricted stock that may be granted in future periods or any changes in the Company’s forfeiture rate.

20. COMMITMENTS AND CONTINGENCIES

Operating Leases

We are obligated under various noncancelable operating leases for our office facilities, office equipment, revenue equipment and vehicles. Future noncancelable lease commitments (excluding any sublease income) as of December 31, 2010, are as follows (in thousands):

2011	$9,640
2012	7,277
2013	4,773
2014	2,817
2015	2,207
2016 and after	3,117

Total	$29,831

We expect that some of our operating lease commitments for tractors and trailers will be partially offset by rental revenue from subleasing the tractors to independent affiliates and independent owner-operators and subleasing trailers to independent affiliates. Rent expense under operating leases was $16.8 million, $21.6 million and $28.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Environmental Matters

It is our policy to comply with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals. We have obtained independent certification that our management system is in place and functions according to professional standards and we continue to evaluate and continuously improve our Responsible Care® Management System performance. Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

hazardous substances. Historically, our operations involved the generation, storage, discharge and disposal of wastes that may contain hazardous substances, the inventory and use of cleaning materials that may contain hazardous substances and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel, materials containing oil and other hazardous products at our terminals. As such, we and others who operate in our industry are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies as well as foreign governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. Under certain of these laws, we could also be subject to allegations of liability for the activities of our independent affiliates or independent owner-operators.

We are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other releases of such substances. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, or assure that such liabilities will not result in a material adverse effect on our business, financial condition, operating results or cash flow. We have established reserves for remediation expenses at known contamination sites when it is probable that such efforts will be required of us and the related expenses can be reasonably estimated. We have also incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance for current and planned operations. Such expenditures are generally included in our overall capital and operating budgets and are not accounted for separately. However, we do not anticipate that compliance with existing environmental laws in conducting current and planned operations will have a material adverse effect on our capital expenditures, earnings or competitive position.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation may be impacted by such factors as changes in environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown potential remediation sites and the allocation of costs among the potentially responsible parties under the applicable statutes. Our reserves for environmental compliance and remediation are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available. As of December 31, 2010 and December 31, 2009, we had reserves in the amount of $10.9 million and $11.6 million, respectively, for all environmental matters of which the most significant are discussed below.

The balances presented include both long term and current environmental reserves. We expect the estimated environmental obligations to be paid over the next five years. Additions to the environmental liability reserves are classified in our Consolidated Statements of Operations within the “Selling and administrative” category.

Property Contamination Liabilities

We have been named as (or are alleged to be) a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and similar state laws at approximately 25 sites. At 18 of the 25 sites, we are one of many parties with alleged liability and are negotiating with Federal, State or private parties on the scope of our obligations, if any. At 2 of the 18 sites, we will be participating in the initial studies to determine site remediation objectives. Since our overall liability cannot be estimated at this time, we have set reserves for only the initial remedial investigation phase. At 3 of the 18 sites, we have explicitly denied any liability and since there has been no subsequent demand for payment we have not established a reserve for these matters. We have estimated all future expenditures for these 18 multi-party environmental matters to be paid over the next five years to be in the range of $2.2 million to $3.8 million. At 7 of the 25 sites, we are the only responsible party and are in the process of conducting investigations and/or remediation projects. Four of these projects relate to operations conducted by our subsidiary, CLC, and its subsidiaries prior to our acquisition of CLC in 1998. These four sites are: (1) Bridgeport, New Jersey; (2) William Dick, Pennsylvania; (3) Tonawanda, New York; and (4) Scary Creek, West Virginia. The remaining three sites relate to investigations and potential remediation that were triggered by the New Jersey Industrial Site Recovery Act (“ISRA”), which requires such investigations and remediation following the sale of industrial facilities. Each of these sites is discussed in more detail below. We have estimated future expenditures over the next five years for these seven properties to be in the range of $8.7 million to $16.7 million.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Bridgeport, New Jersey

QDI is required under the terms of three federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with the U.S. Environmental Protection Agency (“USEPA”) in May 1991 for the treatment of groundwater and in October 1998 for the removal of contamination in the wetlands. In addition, we recently entered into a third federal consent decree to assess and remediate contaminated soils at the site.

The groundwater treatment remedy negotiated with USEPA calls for a treatment facility for in-place treatment of groundwater contamination and a local discharge. Treatment facility construction was completed in early 2007. After various start-up issues, the treatment facility began initial operations in June 2010. The plant experienced issues with the treatment of vapor phase emissions and operation was suspended in July 2010. Wetlands contamination has been remediated with localized restoration completed. Monitoring of the restored wetlands is continuing. In regard to contaminated soils, USEPA finalized the feasibility study and issued a record of decision in September 2009 for the limited areas that show contamination and warrant additional investigation or work. We negotiated with USEPA in 2010 to enter a consent order to perform the remediation work, which will consist of in-place thermal treatment. This work is currently in the remedial design phase. We have estimated expenditures over the next five years to be in the range of $6.0 million to $8.5 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania DEP and USEPA in October 1995 obligating it to provide a replacement water supply to area residents, treat contaminated groundwater, and perform remediation of contaminated soils at this former wastewater disposal site. The replacement water supply is complete. We completed construction of a treatment facility with local discharge for groundwater treatment in the fourth quarter of 2007. Plant start-up issues have been resolved and the treatment facility began operations in June 2010. The plant experienced issues with the liquid phase carbon treatment process and the operation was suspended in August 2010. After some modification work, the plant was re-started at the end of 2010. The agencies approved a contaminated soils remedy, which required both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction. The remedy expanded to include off-site shipment of contaminated soils. Soil treatment was completed in September 2007. Site sampling has been conducted and the results indicate that the soil clean-up objectives have not been fully achieved. Negotiations are on-going with USEPA over further remedial actions that may be needed at the site. We have estimated expenditures over the next five years to be in the range of $0.9 million to $3.4 million.

Other Properties

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study. The State issued a record of decision in May 2006. The site is currently in remedial design phase.

Scary Creek, West Virginia: CLC received a cleanup notice from the state environmental authority in August 1994. The state and we have agreed that remediation can be conducted under the state’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation and the additional site investigation work.

ISRA New Jersey Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the state’s ISRA, which requires such remediation following the sale of facilities after 1983. These sites are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

We have estimated aggregate future expenditures for Tonawanda, Scary Creek and ISRA to be in the range of $1.8 million to $4.8 million.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Other Legal Matters

We are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

21. TRANSACTIONS WITH RELATED PARTIES

At March 8, 2011 and December 31, 2010, Apollo and its affiliated funds owned or controlled approximately 33.5% and 48.9%, respectively, of QDI’s outstanding common stock. As a result, Apollo can influence substantially all matters requiring shareholder approval, including the election of directors, the approval of significant corporate transactions, such as acquisitions and the ability to block an unsolicited tender offer.

Two of our customers (Hexion Specialty Chemicals and Momentive Performance Materials) are controlled by Apollo. Revenues from these two customers were $15.0 million, $12.6 million and $15.0 million in 2010, 2009 and 2008, respectively. All pricing with the companies controlled by Apollo Management was based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

22. GUARANTOR SUBSIDIARIES

At and during the year ended December 31, 2010 and in certain prior periods, there were outstanding 2018 Notes, 2013 Senior Notes and 2013 PIK Notes, which were issued by our subsidiaries, QD LLC and QD Capital. The payment obligations of QD LLC and QD Capital under all of these notes are, or were during the period outstanding, guaranteed by QDI and by all of its domestic subsidiaries as further described below.

The 2018 Notes are our subsidiaries’, QD LLC and QD Capital, senior obligations and are secured by a subordinated, second-priority lien on assets that secure our ABL Facility through a collateral agreement that is separate from the indenture under which the notes were issued. Pursuant to an intercreditor agreement, the liens on the collateral securing the 2018 Notes rank junior in right of payment to the ABL Facility and obligations under certain hedging agreements and cash management obligations and certain other first-lien obligations. Decisions regarding the maintenance and release of the collateral secured by the collateral agreement are made by the lenders under our ABL Facility and neither the indenture trustee nor the holders of the 2018 Notes have control of decisions regarding the release of the collateral. The 2018 Notes are also fully and unconditionally guaranteed on an unsecured and senior subordinated basis, jointly and severally, by QDI, our other subsidiary guarantors, and certain of our future U.S. restricted subsidiaries.

While outstanding, the 2013 Senior Notes were our subsidiaries’, QD LLC and QD Capital, senior unsecured obligations and were fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by QDI, our other subsidiary guarantors, and certain of our future U.S. restricted subsidiaries. The 2013 PIK Notes are our subsidiaries’, QD LLC and QD Capital, unsecured and senior subordinated obligations and are fully and unconditionally guaranteed on an unsecured and senior subordinated basis, jointly and severally, by QDI, our other subsidiary guarantors, and certain of our future U.S. restricted subsidiaries.

The subsidiary guarantors of all of the notes are all of our direct and indirect domestic subsidiaries. No non-domestic subsidiaries are guarantor subsidiaries. QD Capital has no material assets or operations. QD LLC, all of its subsidiary guarantors and QD Capital are 100% owned by QDI.

QD LLC conducts substantially all of its business through and derives virtually all of its income from its subsidiaries. Therefore, its ability to make required principal and interest payments with respect to its indebtedness depends on the earnings of subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. The subsidiary guarantors are 100% owned subsidiaries of QD LLC.

QDI has no significant restrictions on its ability to receive funds from its subsidiaries. The ABL Facility and the indentures governing our 2018 Notes and our 2013 PIK Notes contain, and the indenture governing our 2013 Senior Notes contained, certain limitations on QD LLC’s ability to make distributions to QDI. We do not consider these restrictions to be significant, because QDI is a holding company with no significant operations or assets, other than ownership of 100% of QD LLC’s membership units. QD LLC’s direct and indirect wholly owned subsidiaries are generally permitted to make distributions to QD LLC, which is the principal obligor under the ABL Facility, the 2018 Notes and the 2013 PIK Notes and was the principal obligor under the 2013 Senior Notes.

We have not presented separate financial statements and other disclosures concerning subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

The following condensed consolidating financial information for QDI, QD LLC, QD Capital, which has no assets or operations, non-guarantor subsidiaries and combined guarantor subsidiaries presents:

•

Condensed consolidating balance sheets at December 31, 2010 and 2009 and condensed consolidating statements of operations and of cash flows for each of the three years ended December 31, 2010, 2009 and 2008.

•	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2010

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$498,446	$—	$—	$498,446
Service revenue	—	—	106,893	581	—	107,474
Fuel surcharge	—	—	80,678	—	—	80,678

Total operating revenues	—	—	686,017	581	—	686,598
Operating expenses:
Purchased transportation	—	—	476,307	—	—	476,307
Compensation	—	—	57,563	—	—	57,563
Fuel, supplies and maintenance	—	—	49,851	1	—	49,852
Depreciation and amortization	—	—	16,004	—	—	16,004
Selling and administrative	33	195	19,015	96	—	19,339
Insurance costs	—	—	15,525	21	—	15,546
Taxes and licenses	—	—	2,218	—	—	2,218
Communication and utilities	—	—	4,119	—	—	4,119
Loss (gain) on disposal of property and equipment	—	—	1,141	(5)	—	1,136
Restructuring costs	—	—	7,779	—	—	7,779

Operating (loss) income	(33)	(195)	36,495	468	—	36,735
Interest expense (income), non-related party, net	37	34,221	1,339	(49)	—	35,548
Interest (income) expense, related party, net	—	(34,226)	34,652	(426)	—	—
Write-off of debt issuance costs	—	7,391	—	—	—	7,391
Other expense (income)	735	174	96	(214)	—	791

(Loss) income before income taxes	(805)	(7,755)	408	1,157	—	(6,995)
Provision for (benefit from) income taxes	3	—	822	(414)	—	411
Equity in (loss) earnings of subsidiaries	(6,598)	1,157	—	—	5,441	—

Net (loss) income	$(7,406)	$(6,598)	$(414)	$1,571	$5,441	$(7,406)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2009

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$454,658	$—	$—	$454,658
Service revenue	—	—	104,716	238	—	104,954
Fuel surcharge	—	—	53,997	—	—	53,997

Total operating revenues	—	—	613,371	238	—	613,609
Operating expenses:
Purchased transportation	—	—	373,539	—	—	373,539
Compensation	—	—	76,955	—	—	76,955
Fuel, supplies and maintenance	—	—	62,448	—	—	62,448
Depreciation and amortization	—	—	20,218	—	—	20,218
Selling and administrative	—	268	24,259	45		24,572
Insurance costs	—	—	14,096	23	—	14,119
Taxes and licenses	—	—	3,578	—	—	3,578
Communication and utilities	—	—	7,910	—	—	7,910
Gain on sale of tank wash assets	—	—	(7,130)	—	—	(7,130)
Loss on disposal of property and equipment	—	—	450	—	—	450
Impairment charge	—	—	148,630	—	—	148,630
Restructuring costs	—	—	3,496	—	—	3,496

Operating (loss) income	—	(268)	(115,078)	170	—	(115,176)
Interest (income) expense, non-related party, net	(5)	25,689	2,412	(49)	—	28,047
Interest (income) expense, related party, net	—	(25,689)	26,116	(427)	—	—
Gain on extinguishment of debt	—	(1,870)	—	—	—	(1,870)
Other expense (income)	—	2,343	(206)	(205)	—	1,932

Income (loss) before income taxes	5	(741)	(143,400)	851	—	(143,285)
Provision for income taxes	119	—	37,038	92	—	37,249
Equity in loss of subsidiaries	(180,420)	(179,679)	—	—	360,099	—

Net (loss) income	$(180,534)	$(180,420)	$(180,438)	$759	$360,099	$(180,534)

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

(in thousands)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$565,814	$—	$—	$565,814
Service revenue	—	—	103,661	378	—	104,039
Fuel surcharge	—	—	145,437	—	—	145,437

Total operating revenues	—	—	814,912	378	—	815,290
Operating expenses:
Purchased transportation	—	—	466,823	—	—	466,823
Compensation	—	—	109,110	—	—	109,110
Fuel, supplies and maintenance	—	—	114,351	—	—	114,351
Depreciation and amortization	—	—	21,024	(22)	—	21,002
Selling and administrative	—	234	35,539	63		35,836
Insurance costs	—	—	15,007	(8)	—	14,999
Taxes and licenses	—	—	5,241	1	—	5,242
Communication and utilities	—	—	12,716	—	—	12,716
Gain on disposal of property and equipment	—	—	(3,067)	(25)	—	(3,092)
Restructuring costs	—	—	5,325	—	—	5,325

Operating (loss) income	—	(234)	32,843	369	—	32,978
Interest (income) expense, non-related party, net	(16)	33,150	2,086	(100)	—	35,120
Interest (income) expense, related party, net	—	(33,150)	33,669	(519)	—	—
Write-off of debt issuance costs	—	283	—	—	—	283
Gain on extinguishment of debt	—	(16,532)	—	—	—	(16,532)
Other income	—	—	(2,831)	(114)	—	(2,945)

Income (loss) before income taxes	16	16,015	(81)	1,102	—	17,052
Provision for income taxes	18	—	4,643	279	—	4,940
Equity in earnings (loss) of subsidiaries	12,114	(3,901)	—	—	(8,213)	—

Net income (loss)	$12,112	$12,114	$(4,724)	$823	$(8,213)	$12,112

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Consolidating Balance Sheet, December 31, 2010

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$1,174	$579	$—	$1,753
Accounts receivable, net	—	—	80,791	104	—	80,895
Prepaid expenses	—	231	6,664	16	—	6,911
Deferred tax asset, net	—	—	3,848	—	—	3,848
Other	(192)	—	5,134	(51)	—	4,891

Total current assets	(192)	231	97,611	648	—	98,298
Property and equipment, net	—	—	113,419	—	—	113,419
Goodwill	—	—	27,023	—	—	27,023
Intangibles, net	—	—	16,924	—	—	16,924
Investment in subsidiaries	(156,047)	451,537	18,967	—	(314,457)	—
Other assets	—	9,110	6,561	—	—	15,671

Total assets	$(156,239)	$460,878	$280,505	$648	$(314,457)	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Current maturities of indebtedness	$—	$—	$3,991	$—	$—	$3,991
Current maturities of capital lease obligations	—	—	4,572	—	—	4,572
Accounts payable	—	—	7,204	(4)	—	7,200
Intercompany	(8,853)	319,693	(285,803)	(6,070)	(18,967)	—
Independent affiliates and independent owner-operators payable	—	—	11,059	—	—	11,059
Accrued expenses	—	4,077	20,253	33	—	24,363
Environmental liabilities	—	—	3,687	—	—	3,687
Accrued loss and damage claims	—	—	8,471	—	—	8,471

Total current liabilities	(8,853)	323,770	(226,566)	(6,041)	(18,967)	63,343
Long-term indebtedness, less current maturities	—	293,155	7,336	—	—	300,491
Capital lease obligations, less current maturities	—	—	8,278	—	—	8,278
Environmental liabilities	—	—	7,255	—	—	7,255
Accrued loss and damage claims	—	—	10,454	—	—	10,454
Other non-current liabilities	(1,007)	—	26,841	226	—	26,060

Total liabilities	(9,860)	616,925	(166,402)	(5,815)	(18,967)	415,881
Redeemable noncontrolling interest in subsidiary	—	—	1,833	—	—	1,833
Shareholders’ (deficit) equity:
Common Stock	371,288	354,963	490,761	4,833	(850,557)	371,288
Treasury stock	(1,593)	—	—	—	—	(1,593)
Accumulated (deficit) retained earnings	(301,974)	(297,382)	(21,025)	2,745	315,662	(301,974)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(26,194)	(25,722)	(24,662)	(1,060)	51,444	(26,194)
Stock purchase warrants	1,683	1,683	—	—	(1,683)	1,683

Total shareholders’ (deficit) equity	(146,379)	(156,047)	445,074	6,463	(295,490)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ (deficit) equity	$(156,239)	$460,878	$280,505	$648	$(314,457)	$271,335

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Consolidating Balance Sheet, December 31, 2009

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$3,531	$2,102	$—	$5,633
Accounts receivable, net	52	—	69,477	96	—	69,625
Prepaid expenses	—	96	8,473	15	—	8,584
Deferred tax asset, net	—	—	5,506	—	—	5,506
Other	(104)	—	4,460	64	—	4,420

Total current assets	(52)	96	91,447	2,277	—	93,768
Property and equipment, net	—	—	127,329	—	—	127,329
Goodwill	—	—	27,023	—	—	27,023
Intangibles, net	—	—	18,467	—	—	18,467
Investment in subsidiaries	(143,830)	456,186	21,229	—	(333,585)	—
Other assets	—	9,204	3,825	—	—	13,029

Total assets	$(143,882)	$465,486	$289,320	$2,277	$(333,585)	$279,616

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Current maturities of indebtedness	$—	$16,031	$3,835	$—	$—	$19,866
Current maturities of capital lease obligations	—	—	5,322	—	—	5,322
Accounts payable	—	—	6,182	—	—	6,182
Intercompany	(2,139)	312,705	(283,664)	(5,673)	(21,229)	—
Independent affiliates and independent owner-operators payable	—	—	9,734	—	—	9,734
Accrued expenses	—	5,053	16,313	12	—	21,378
Environmental liabilities	—	—	3,408	—	—	3,408
Accrued loss and damage claims	—	—	8,862	—	—	8,862

Total current liabilities	(2,139)	333,789	(230,008)	(5,661)	(21,229)	74,752
Long-term indebtedness, less current maturities	—	275,527	8,726	—	—	284,253
Capital lease obligations, less current maturities	—	—	11,843	—	—	11,843
Environmental liabilities	—	—	8,241	—	—	8,241
Accrued loss and damage claims	—	—	10,534	—	—	10,534
Other non-current liabilities	(1,007)	—	29,044	859	—	28,896

Total liabilities	(3,146)	609,316	(161,620)	(4,802)	(21,229)	418,519
Redeemable noncontrolling interest in subsidiary	—	—	1,833	—	—	1,833
Shareholders’ (deficit) equity:
Common Stock	364,046	354,963	493,861	6,933	(855,757)	364,046
Treasury stock	(1,580)	—	—	—	—	(1,580)
Accumulated (deficit) retained earnings	(294,568)	(290,784)	(20,611)	1,174	310,221	(294,568)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(25,587)	(25,116)	(24,143)	(973)	50,232	(25,587)
Stock purchase warrants	6,696	6,696	—	—	(6,696)	6,696
Stock subscriptions receivable	(154)	—	—	—	—	(154)

Total shareholders’ (deficit) equity	(140,736)	(143,830)	449,107	7,079	(312,356)	(140,736)

Total liabilities, redeemable noncontrolling interest and shareholders’ (deficit) equity	$(143,882)	$465,486	$289,320	$2,277	$(333,585)	$279,616

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(7,406)	$(6,598)	$(414)	$1,571	$5,441	$(7,406)
Adjustments for non-cash charges	9,566	(20,673)	50,553	(426)	(5,441)	33,579
Net changes in assets and liabilities	140	(1,017)	(5,340)	1,115	—	(5,102)
Intercompany activity	(2,300)	28,288	(24,305)	(1,683)	—	—

Net cash provided by operating activities	—	—	20,494	577	—	21,071

Cash flows from investing activities:
Capital expenditures	—	—	(11,184)	—	—	(11,184)
Proceeds from sales of property and equipment	—	—	10,105	—	—	10,105

Net cash used in investing activities	—	—	(1,079)	—	—	(1,079)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	223,479	—	—	—	223,479
Principal payments on long-term debt and capital lease obligations	—	(201,085)	(9,692)	—	—	(210,777)
Proceeds from revolver	—	59,200	—	—	—	59,200
Payments on revolver	—	(88,700)	—	—	—	(88,700)
Deferred financing costs	—	(5,594)	—	—	—	(5,594)
Other	(692)	(319)	(476)	—	—	(1,487)
Intercompany activity	692	13,019	(11,611)	(2,100)	—	—

Net cash used in financing activities	—	—	(21,779)	(2,100)	—	(23,879)

Effect of exchange rate changes on cash	—	—	7	—	—	7

Net decrease in cash and cash equivalents	—	—	(2,357)	(1,523)	—	(3,880)
Cash and cash equivalents, beginning of period	—	—	3,531	2,102	—	5,633

Cash and cash equivalents, end of period	$—	$—	$1,174	$579	$—	$1,753

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(180,534)	$(180,420)	$(180,438)	$759	$360,099	$(180,534)
Adjustments for non-cash charges	180,420	159,261	228,567	(427)	(360,099)	207,722
Net changes in assets and liabilities	(893)	970	12,482	9	—	12,568
Intercompany activity	1,007	20,189	(20,895)	(301)	—	—

Net cash provided by operating activities	—	—	39,716	40	—	39,756

Cash flows from investing activities:
Capital expenditures	—	—	(8,221)	—	—	(8,221)
Acquisition purchase price adjustment	—	266	—	—	—	266
Proceeds from sale of tank wash assets	—	—	10,000	—	—	10,000
Proceeds from sales of property and equipment	—	—	7,532	—	—	7,532

Net cash provided by investing activities	—	266	9,311	—	—	9,577

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Principal payments on long-term debt and capital lease obligations	—	(4,618)	(13,124)	—	—	(17,742)
Proceeds from revolver	—	28,600	—	—	—	28,600
Payments on revolver	—	(47,600)	—	—	—	(47,600)
Financing costs	—	(2,323)	—	—	—	(2,323)
Deferred financing costs	—	(2,554)	—	—	—	(2,554)
Other	—	(145)	(8,751)	—	—	(8,896)
Intercompany activity	—	28,374	(28,374)	—	—	—

Net cash used in financing activities	—	(266)	(50,249)	—	—	(50,515)

Effect of exchange rate changes on cash	—	—	28	—	—	28

Net (decrease) increase in cash and cash equivalents	—	—	(1,194)	40	—	(1,154)
Cash and cash equivalents, beginning of period	—	—	4,725	2,062	—	6,787

Cash and cash equivalents, end of period	$—	$—	$3,531	$2,102	$—	$5,633

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in thousands)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$12,112	$12,114	$(4,724)	$823	$(8,213)	$12,112
Adjustments for non-cash charges	(12,112)	(45,149)	53,353	(47)	8,213	4,258
Net changes in assets and liabilities	8	2,936	(18)	297	—	3,223
Intercompany activity	(8)	30,099	(29,111)	(980)	—	—

Net cash provided by operating activities	—	—	19,500	93	—	19,593

Cash flows from investing activities:
Capital expenditures	—	—	(14,791)	—	—	(14,791)
Acquisition of businesses and assets	—	—	(1,399)	—	—	(1,399)
Acquisition purchase price adjustment	—	1,318	—	—	—	1,318
Proceeds from sales of property and equipment	—	—	6,348	—	—	6,348

Net cash provided by (used in) investing activities	—	1,318	(9,842)	—	—	(8,524)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	1,049	—	—	1,049
Principal payments on long-term debt and capital lease obligations	—	(7,707)	(9,028)	—	—	(16,735)
Proceeds from revolver	—	115,700	—	—	—	115,700
Payments on revolver	—	(112,830)	—	—	—	(112,830)
Deferred financing costs	—	(860)		—	—	(860)
Other	20	(145)	316	—	—	191
Intercompany activity	(20)	4,524	(4,504)	—	—	—

Net cash used in financing activities	—	(1,318)	(12,167)	—	—	(13,485)

Effect of exchange rate changes on cash	—	—	(105)	(403)	—	(508)

Net decrease in cash and cash equivalents	—	—	(2,614)	(310)	—	(2,924)
Cash and cash equivalents, beginning of period	—	—	7,339	2,372	—	9,711

Cash and cash equivalents, end of period	$—	$—	$4,725	$2,062	$—	$6,787

23. SUBSEQUENT EVENTS

We redeemed $10.0 million of our 2013 PIK Notes, plus accrued and unpaid interest, on January 20, 2011 pursuant to irrevocable redemption notices sent December 21, 2010.

On February 9, 2011, we sold 2.0 million shares of our common stock in an underwritten public offering, priced at $9.50 per share, and received net proceeds, after fees and expenses, of approximately $17.5 million. Certain affiliates of Apollo also sold 2.6 million shares in the offering. After the offering, Apollo owns approximately 33.5% of our outstanding shares. Also on February 9, 2011, we sent irrevocable redemption notices to holders of our 2013 PIK Notes to redeem $17.5 million of these notes at a price equal to 100% of the principal amount of the 2013 PIK Notes, plus accrued and unpaid interest. On March 11, 2011, these notes were redeemed.

On March 3, 2011, we redeemed all 302 outstanding shares of Series C preferred stock of our subsidiary, CLC, which were held by two shareholders that were not affiliated with us. These shareholders received the maximum aggregate redemption value (which was equivalent to par value) of $1.8 million, plus accrued and unpaid preferred dividends through the redemption date.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Three Months Ended March 31, 2011 and 2010

(Unaudited - In 000’s, Except Per Share Amounts)

	Three months ended March 31,
	2011	2010
OPERATING REVENUES:
Transportation	$124,681	$118,917
Service revenue	26,738	24,906
Fuel surcharge	26,491	17,510

Total operating revenues	177,910	161,333

OPERATING EXPENSES:
Purchased transportation	124,722	109,824
Compensation	14,883	13,892
Fuel, supplies and maintenance	11,777	13,368
Depreciation and amortization	3,492	4,243
Selling and administrative	5,149	4,778
Insurance costs	4,685	3,337
Taxes and licenses	447	596
Communication and utilities	802	1,046
(Gain) loss on disposal of property and equipment	(240)	418
Restructuring costs	—	1,147

Total operating expenses	165,717	152,649

Operating income	12,193	8,684
Interest expense	7,811	8,667
Interest income	(139)	(161)
Write-off of debt issuance costs	1,786	—
Other (income) expense	(36)	6

Income before income taxes	2,771	172
Provision for (benefit from) income taxes	49	(626)

Net income	$2,722	$798

PER SHARE DATA:
Net income per common share
Basic	$0.12	$0.04

Diluted	$0.12	$0.04

Weighted-average number of shares
Basic	22,192	19,501

Diluted	23,505	21,470

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of March 31, 2011 and December 31, 2010

(Unaudited — In 000’s)

	Unaudited March 31, 2011	Audited December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,738	$1,753
Accounts receivable, net	92,185	80,895
Prepaid expenses	8,993	6,911
Deferred tax asset	4,127	3,848
Other	4,667	4,891

Total current assets	112,710	98,298
Property and equipment, net	111,115	113,419
Goodwill	27,023	27,023
Intangibles, net	16,576	16,924
Other assets	14,009	15,671

Total assets	$281,433	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,398	$3,991
Current maturities of capital lease obligations	5,219	4,572
Accounts payable	7,945	7,200
Independent affiliates and independent owner-operators payable	13,946	11,059
Accrued expenses	27,819	24,363
Environmental liabilities	4,082	3,687
Accrued loss and damage claims	9,416	8,471

Total current liabilities	71,825	63,343
Long-term indebtedness, less current maturities	283,986	300,491
Capital lease obligations, less current maturities	6,525	8,278
Environmental liabilities	7,085	7,255
Accrued loss and damage claims	10,790	10,454
Other non-current liabilities	25,627	26,060

Total liabilities	405,838	415,881

Commitments and contingencies - Note 14
Redeemable noncontrolling interest	—	1,833
SHAREHOLDERS’ DEFICIT
Common stock, no par value; 49,000 shares authorized; 23,856 issued and 23,632 outstanding at March 31, 2011 and 21,678 issued and 21,458 outstanding at December 31, 2010, respectively	390,272	371,288
Treasury stock, 224 shares at March 31, 2011 and 220 shares at December 31, 2010	(1,593)	(1,593)
Accumulated deficit	(299,252)	(301,974)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,926)	(26,194)
Stock purchase warrants	1,683	1,683

Total shareholders’ deficit	(124,405)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$281,433	$271,335

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Deficit

For the Three Months Ended March 31, 2011 and 2010

(Unaudited — In 000’s)

	Shares of Common Stock	Shares of Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Stock Subscription Receivables	Total Shareholders’ Deficit
Balance, December 31, 2009	20,297	(220)	$364,046	$(1,580)	$(294,568)	$(189,589)	$(25,587)	$6,696	$(154)	$(140,736)
Net income	—	—	—	—	798	—	—	—	—	798
Issuance of restricted stock	69	—	—	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	214	—	—	—	—	—	—	214
Amortization of stock options	—	—	275	—	—	—	—	—	—	275
Amortization of prior service costs and losses (pension plans), net of tax	—	—	—	—	—	—	323	—	—	323
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	(52)	—	—	(52)

Balance, March 31, 2010	20,366	(220)	$364,535	$(1,580)	$(293,770)	$(189,589)	$(25,316)	$6,696	$(154)	$(139,178)

Balance, December 31, 2010	21,678	(220)	$371,288	$(1,593)	$(301,974)	$(189,589)	$(26,194)	$1,683	$—	$(146,379)
Net income	—	—	—	—	2,722	—	—	—	—	2,722
Issuance of restricted stock	83	—	—	—	—	—	—	—	—	—
Amortization of restricted stock	—	—	286	—	—	—	—	—	—	286
Amortization of stock options	—	—	438	—	—	—	—	—	—	438
Stock option exercises	95	—	637	—	—	—	—	—	—	637
Proceeds from equity offering, net of transaction costs	2,000	—	17,623	—	—	—	—	—	—	17,623
Satisfaction of stock subscription receivable	—	(4)	—	—	—	—	—	—	—	—
Amortization of prior service costs and losses (pension plans), net of tax	—	—	—	—	—	—	318	—	—	318
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	(50)	—	—	(50)

Balance, March 31, 2011	23,856	(224)	$390,272	$(1,593)	$(299,252)	$(189,589)	$(25,926)	$1,683	$—	$(124,405)

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2011 and 2010

(Unaudited - In 000’s)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,722	$798
Adjustments to reconcile to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	3,492	4,243
Bad debt expense	328	132
(Gain) loss on disposal of property and equipment	(240)	418
PIK interest on Senior Subordinated Notes	147	558
Write-off of deferred financing costs	328	—
Write-off of original bond issuance costs	1,458	—
Stock-based compensation	724	489
Amortization of deferred financing costs	542	676
Amortization of bond discount	138	585
Noncontrolling interest dividends	38	36
Changes in assets and liabilities:
Accounts and other receivables	(11,975)	(11,106)
Prepaid expenses	(2,082)	(1,806)
Other assets	1,452	(822)
Accounts payable	899	1,897
Accrued expenses	3,456	503
Environmental liabilities	224	(175)
Accrued loss and damage claims	1,281	(3,193)
Independent affiliates and independent owner-operators payable	2,887	2,857
Other liabilities	(60)	(295)
Current income taxes	(95)	51

Net cash provided by (used in) operating activities	5,664	(4,154)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,195)	(4,622)
Proceeds from sales of property and equipment	2,860	1,393

Net cash used in investing activities	(335)	(3,229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(28,841)	(1,282)
Principal payments on capital lease obligations	(1,106)	(1,456)
Proceeds from revolver	43,300	14,600
Payments on revolver	(33,300)	(8,600)
Payments on acquisition notes	(291)	(318)
Deferred financing costs	(341)	—
Change in book overdraft	(153)	1,513
Noncontrolling interest dividends	(38)	(36)
Redemption of noncontrolling interest	(1,833)	—
Proceeds from equity offering, net of transaction costs	17,623	—
Proceeds from exercise of stock options	637	—

Net cash (used in) provided by financing activities	(4,343)	4,421

Effect of exchange rate changes on cash	(1)	4

Net increase (decrease) in cash and cash equivalents	985	(2,958)
Cash and cash equivalents, beginning of period	1,753	5,633

Cash and cash equivalents, end of period	$2,738	$2,675

Supplemental Disclosure of Cash Flow Information
Cash paid (received) during the period for:
Interest	$1,709	$3,329

Income Taxes	252	(56)

The accompanying notes are an integral part of these consolidated financial statements.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

1. Summary of Significant Accounting Policies

Basis of Presentation

In this quarterly report, unless the context otherwise requires or indicates, (i) the terms the “Company,” “our Company,” “Quality Distribution,” “QDI,” “we,” “us” and “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries and their predecessors, (ii) the terms “Quality Distribution, LLC” and “QD LLC” refer to our wholly owned subsidiary, Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors, (iii) the term “QD Capital” refers to our wholly owned subsidiary, QD Capital Corporation, a Delaware corporation, (iv) the term “QCI” refers to our wholly owned subsidiary, Quality Carriers, Inc., an Illinois Corporation (v) the term “Boasso” refers to our wholly owned subsidiary, Boasso America Corporation, a Louisiana corporation and (vi) the term “CLC” refers to our wholly owned subsidiary, Chemical Leaman Corporation, a Pennsylvania corporation.

We are engaged primarily in transportation of bulk chemicals in North America. We conduct a significant portion of our business through a network of independent affiliates and independent owner-operators. Independent affiliates are companies which enter into various term contracts with the Company. Independent affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Most of the independent affiliates lease trailers from us. Independent owner-operators are independent contractors who, through a contract with us, supply one or more tractors and drivers for our use. Contracts with independent owner-operators may be terminated by either party on short notice. We charge independent affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, independent affiliates and independent owner-operators are normally paid a percentage of the revenues collected on each load hauled.

Our accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the information and notes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair statement of consolidated financial position, results of operations and cash flows have been included. The year ended December 31, 2010 consolidated balance sheet data was derived from our audited financial statements, but does not include all the disclosures required by GAAP. For further information, refer to our Annual Report on Form 10-K for the year ended December 31, 2010, including the consolidated financial statements and accompanying notes.

Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for any future period.

Reclassification

Certain prior period amounts have been reclassified amongst operating expense line items to conform to the current year presentation.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued amended guidance to clarify the acquisition date that should be used for reporting pro forma financial information for business combinations. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date had been completed as of the beginning of the comparable prior annual reporting period. The amendments in this guidance are effective prospectively for business combinations for which the acquisition date is on or after January 1, 2011. Adoption of this amended guidance will not have an impact on the Company’s consolidated financial results.

In December 2010, the FASB also issued amendments to the guidance on goodwill impairment testing. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In making that determination, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. These amendments are effective for fiscal years and interim periods beginning January 1, 2011 and the adoption of these amendments are not expected to have an impact on the Company’s financial position, results of operations or cash flows.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

Acquisition and Dispositions

During 2010 and the first three months of 2011, we did not complete any acquisitions or dispositions of businesses or affiliates.

2. Variable Interest Entities

At March 31, 2011, we hold a variable interest in one variable interest entity (“VIE”), for which we are not the primary beneficiary. We have concluded, based on our qualitative consideration of our contract with this VIE, the operating structure of the VIE and our role with the VIE, that we do not have the power to direct the activities that most significantly impact their economic performance. Therefore, we are not required to consolidate the operations of this VIE.

The VIE is an independent affiliate that is directly engaged in the dry bulk business through the management of three trucking terminals in the North East region of the U.S. As such, this business is highly seasonal. We are involved with the VIE as a non-controlling interest. Our maximum exposure to loss as a result of our involvement with this unconsolidated VIE, is limited to our recorded loans receivable which aggregated approximately $2.8 million at March 31, 2011. These loans are secured by a second priority lien on the VIE’s assets and a limited personal guarantee from the owner of the VIE.

Severe winter weather created cash flow constraints for this VIE in the first quarter of 2011. We expect their business and cash flow to improve in the near term. However, given our enhanced reliance on collateral for payment of our loans and the potential uncertainties involved with ultimate collection, we have recorded a $0.5 million reserve against our $2.8 million of loans receivable in the first quarter of 2011.

3. Fair Value of Financial Instruments

The three-level valuation hierarchy for fair value measurements is based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets;

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable: and

•	Level 3 — Instruments whose significant inputs are unobservable.

Following is a description of the valuation methodologies we used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Fair Value Measurements on a Nonrecurring Basis

The fair values of our long-term indebtedness were based on level 2 quoted market prices. As of March 31, 2011, the carrying values and fair values are as follows (in thousands):

	Carrying Value	Fair Value
11.75% Senior Subordinated PIK Notes due 2013	$5,752	$5,752
9.875% Second-Priority Senior Secured Notes due 2018	225,000	232,472

	$230,752	$238,224

Our asset-based loan facility (the “ABL Facility”) is variable rate debt and approximates fair value.

The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

4. Goodwill and Intangible Assets

Goodwill

Under the FASB guidance, goodwill and intangible assets are subject to an annual impairment test as well as impairment assessments of certain triggering events. We evaluate goodwill for impairment by determining the fair value based on criteria in the FASB guidance for each reporting unit, our logistics segment and our intermodal segment. These reporting units contain goodwill and other identifiable intangible assets as a result of previous business acquisitions. Our annual impairment test is performed during the second quarter with a measurement date of June 30th. The methodology applied in the analysis performed at June 30, 2010 was consistent with the methodology applied in prior years, but was based on updated assumptions, as appropriate. As a result of our analysis, we concluded no impairment had occurred as of June 30, 2010. We continued to evaluate indicators of impairment quarterly following our annual goodwill impairment test at June 30, 2010 through year end December 31, 2010, and again in the quarter ended March 31, 2011. There were no indications that a triggering event had occurred following June 30, 2010. As of March 31, 2011, we had total goodwill of $27.0 million, all of which related to our intermodal segment.

Under the FASB guidance, the process of evaluating the potential impairment of goodwill involves a two-step process and requires significant judgment at many points during the analysis. In the first step, we determine whether there is an indication of impairment by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If, based on the first step, we determine that there is an indication of goodwill impairment, we assess the impairment in step two in accordance with the FASB guidance.

In the first step, we determine the fair value for each reporting unit using a combination of two valuation approaches: the market approach and the income approach. The market approach uses a guideline company methodology which is based upon a comparison of us to similar publicly-traded companies within our industry. We derive a market value of invested capital or business enterprise value for each comparable company by multiplying the price per share of common stock of the publicly traded companies by their total common shares outstanding and adding each company’s current level of debt. We calculate a business enterprise multiple based on revenue and earnings from each company, then apply those multiples to each reporting unit’s revenue and earnings to conclude a reporting unit business enterprise value. Assumptions regarding the selection of comparable companies are made based on, among other factors, capital structure, operating environment and industry. As the comparable companies were typically larger and more diversified than our reporting units, multiples were adjusted prior to application to our reporting units’ revenues and earnings to reflect differences in margins, long-term growth prospects and market capitalization.

The income approach uses a discounted debt-free cash flow analysis to measure fair value by estimating the present value of future economic benefits. To perform the discounted debt-free cash flow analysis, we develop a pro forma analysis of each reporting unit to estimate future available debt-free cash flow and discount estimated debt-free cash flow by an estimated industry weighted average cost of capital based on the same comparable companies used in the market approach. Per the FASB guidance, the weighted average cost of capital is based on inputs (e.g., capital structure, risk, etc.) from a market participant’s perspective and not necessarily from the reporting unit’s or QDI’s perspective. Future cash flow is projected based on assumptions for our economic growth, industry expansion, future operations and the discount rate, all of which require significant judgments by management.

Intangible Assets

Intangible assets at March 31, 2011 are as follows (in thousands):

	Gross value	Accumulated amortization	Net book value	Average lives (in years)
Tradename	$7,400	$—	$7,400	Indefinite
Customer relationships	11,900	(3,223)	8,677	12
Non-compete agreements	2,593	(2,094)	499	3 – 5

	$21,893	$(5,317)	$16,576

Of our total intangibles of $16.6 million at March 31, 2011, $16.2 million was allocated to our intermodal segment and $0.4 million was allocated to our logistics segment.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

Amortization expense for the three months ended March 31, 2011 and 2010 was $0.3 million and $0.4 million, respectively. Estimated future amortization expense for intangible assets is as follows (in thousands):

2011 remaining	$1,021
2012	1,205
2013	996
2014	991
2015 and after	4,963

5. Comprehensive Income

Comprehensive income is as follows (in thousands):

	Three months ended March 31,
	2011	2010
Net income	$2,722	$798
Other comprehensive income:
Amortization of prior service costs, net of tax	318	323
Foreign currency translation adjustments, net of tax	(50)	(52)

Comprehensive income	$2,990	$1,069

6. Income Per Share

A reconciliation of the numerators and denominators of the basic and diluted income per share computations is as follows (in thousands, except per share amounts):

	Three months ended
	March 31, 2011			March 31, 2010
	Net income (numerator)	Shares (denominator)	Per-share amount	Net income (numerator)	Shares (denominator)	Per-share amount
Basic income available to common shareholders:
Net income	$2,722	22,192	$0.12	$798	19,501	$0.04

Effect of dilutive securities:
Stock options		636			114
Unvested restricted stock		235			106
Stock warrants		442			1,749

Diluted income available to common shareholders:
Net income	$2,722	23,505	$0.12	$798	21,470	$0.04

The following securities were not included in the calculation of diluted earnings per share because such inclusion would be anti-dilutive (in thousands):

	Three months ended March 31,
	2011	2010
Stock options	1,935	2,029
Unvested restricted stock	327	538

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

7. Stock-Based Compensation

We maintain performance incentive plans under which stock options, restricted shares, and stock units may be granted to employees, non-employee directors, consultants and advisors. As of March 31, 2011, we had two active stock-based compensation plans.

We recognize expense for stock-based compensation based upon estimated grant date fair value. We apply the Black-Scholes valuation model in determining the fair value of share-based payments to employees. The resulting compensation expense is recognized over the requisite service period, which is generally the awards’ vesting term. Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated based on our historical experience and future expectations. All stock-based compensation expense is classified within “Compensation” in the Consolidated Statements of Operations. None of the stock-based compensation was capitalized during the first three months of 2011.

The fair value of options granted during the first three months of 2011 was based upon the Black-Scholes option-pricing model. There were no options granted during the first three months of 2010. The expected term of the options represents the estimated period of time until exercise giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. For 2011, expected stock price volatility is based on the historical volatility of our common stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay any dividends in the foreseeable future. The Black-Scholes model was used with the following weighted average assumptions:

	Three Months Ended March 31,
	2011	2010
Risk free rate	2.0%	—
Expected life	5 years	—
Volatility	78.0%	—
Expected dividend	nil	nil

The following options and restricted shares were issued during the three months ended:

	Options Issued	Restricted Shares Issued
March 31, 2011	222,500	83,189

The following table summarizes stock-based compensation expense (in thousands):

	Three months ended March 31,
	2011	2010
Stock options	$438	$275
Restricted stock	286	214

	$724	$489

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

The following table summarizes unrecognized stock-based compensation and the weighted average period over which such stock-based compensation is expected to be recognized as of March 31, 2011 (in thousands):

		Remaining years
Stock options	$3,114	3
Restricted stock	1,820	2

	$4,934

These amounts do not include the cost of any additional awards that may be granted in future periods nor any changes in our forfeiture rate. Options for 94,999 shares were exercised during the three months ended March 31, 2011.

8. Employee Benefit Plans

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover vested salaried participants and retirees (“CLC Plan”) and certain other vested participants and retirees under a collective bargaining agreement (“TTWU Plan”). Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Pension costs are funded in accordance with the provisions of the applicable law. Both pension plans have been frozen since prior to January 1, 1998. There are no new participants and no future accruals of benefits from the time the plans were frozen.

We use a December 31st measurement date for both of our plans.

The components of estimated net periodic pension cost are as follows (in thousands):

	Three months ended March 31,
	2011	2010
Service cost	$44	$51
Interest cost	605	644
Amortization of prior service cost	24	23
Amortization of loss	294	300
Expected return on plan assets	(575)	(540)

Net periodic pension cost	$392	$478

We contributed $0.4 million to our pension plans during the three months ended March 31, 2011. We expect to contribute an additional $2.4 million during the remainder of 2011.

Multi-employer pension plans

At March 31, 2011, we contributed to three separate multi-employer pension plans for employees under collective bargaining agreements. These agreements cover approximately 2.8% of our total workforce, including our independent affiliates’ employees and independent owner-operators providing service to us. These multi-employer pension plans provide defined benefits to retired participants. We do not directly or indirectly manage any of these multi-employer pension plans. Trustees, half of whom are appointed by the International Brotherhood of Teamsters (the “Teamsters”) and half of whom various contributing employers appoint, manage the trusts covering these plans. Our collective bargaining agreements with the Teamsters determine the amounts of our ongoing contributions to these plans.

In conjunction with our prior restructuring efforts, during the quarter ended September 30, 2010, we notified the trustees of three other plans of our intention to withdraw from these plans. Our withdrawal notifications are expected to result in an aggregate withdrawal liability of approximately $2.0 million and we recorded a restructuring charge for this full amount in the third quarter of 2010. Approximately $0.3 million of the total estimated liability was paid in the first quarter of 2011, with the remaining $1.7 million expected to be paid through 2023.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

We do not currently intend to withdraw from the remaining three multi-employer pension plans or take any actions that would subject us to payment of contingent obligations upon withdrawal. Based on information provided to us from the trustees of these plans, we estimate our portion of the contingent liability in the case of a full withdrawal or termination from these remaining plans to be approximately $58.0 million, of which the largest component relates to the Central States Southeast and Southwest Areas Pension Plan, which is estimated to be $54.0 million.

These defined benefit plans cover substantially all of our union employees not covered under the TTWU Plan. The actuarial present value of accumulated plan benefits and net assets available for benefits to employees under these multi-employer plans is not readily available.

9. Restructuring

We account for restructuring costs associated with one-time termination benefits, costs associated with lease and contract terminations and other related exit activities in accordance with FASB’s guidance. We have made estimates of the costs to be incurred as part of a restructuring plan developed during the quarter ended June 30, 2008 and concluded at the end of 2010. The restructuring plan consisted of various actions including termination of approximately 380 non-driver positions, the consolidation, closure or affiliation of underperforming company terminals, our withdrawal from three multi-employer pension plans and costs associated with the consolidation of our corporate headquarters, and resulted in charges during 2008, 2009 and 2010 primarily related to our logistics segment. At March 31, 2011, $4.9 million was accrued related to the restructuring charges, which are expected to be paid through 2023.

In the three months ended March 31, 2011, we had the following activity in our restructuring accruals (in thousands):

	Balance at December 31, 2010	Additions	Payments	Reductions	Balance at March 31, 2011
Restructuring costs	$5,449	$—	$(556)	$—	$4,893

10. Segment Reporting

Reportable Segments

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which consists primarily of truckload transportation of bulk chemicals primarily through our network of independent affiliates and equipment rentals; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Segment revenues and operating income include the allocation of fuel surcharge to the logistics and intermodal segments. The operating income reported in our segments excludes amounts reported in Other operating income, such as gains and losses on disposal of property and equipment, restructuring costs, and corporate and other unallocated amounts. Corporate and unallocated amounts include depreciation and amortization, impairment charge and other gains and losses. Although these amounts are excluded from the business segment results, they are included in reported consolidated earnings. We have not provided specific asset information by segment, as it is not regularly provided to our chief operating decision maker for review.

During the fourth quarter of 2010, we realigned and renamed our business segments to better reflect our current business and asset-light model due to the shift of our company-operated operations to independent affiliate operations. Our trucking segment was renamed Logistics and our Container Services segment was renamed Intermodal to better describe the services we perform.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

Summarized segment data and a reconciliation to loss (income) before income taxes follows (in thousands):

	Three Months Ended March 31, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$110,612	$14,069	$124,681
Service revenue	16,508	10,230	26,738
Fuel surcharge	23,638	2,853	26,491

Total	150,758	27,152	177,910

Segment operating income	10,782	4,663	15,445
Depreciation & amortization	2,695	797	3,492
Other (income) expense	(247)	7	(240)

Total	8,334	3,859	12,193

Interest expense	6,295	1,516	7,811
Interest income	(139)	—	(139)
Other expense	1,256	494	1,750

Income before income taxes	$922	$1,849	$2,771

	Three Months Ended March 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,832	$13,085	$118,917
Service revenue	16,640	8,266	24,906
Fuel surcharge	15,666	1,844	17,510

Total	138,138	23,195	161,333

Segment operating income	10,818	3,674	14,492
Depreciation & amortization	3,544	699	4,243
Other expense	1,549	16	1,565

Total	5,725	2,959	8,684

Interest expense	7,149	1,518	8,667
Interest income	(161)	—	(161)
Other (income) expense	(288)	294	6

(Loss) Income before income taxes	$(975)	$1,147	$172

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

Geographic Segments

Our operations are located primarily in the United States, Canada and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about our operations in different geographic areas for the three months ended March 31, 2011 and 2010 is as follows (in thousands):

	Three months ended March 31, 2011
	U. S.	International	Consolidated
Total operating revenues	$166,632	$11,278	$177,910
Operating income	10,343	1,850	12,193

	As of March 31, 2011
Long-term identifiable assets (1)	$103,963	$7,152	$111,115

	Three months ended March 31, 2010
	U. S.	International	Consolidated
Total operating revenues	$152,177	$9,156	$161,333
Operating income	7,758	926	8,684

	As of March 31, 2010
Long-term identifiable assets (1)	$119,269	$7,783	$127,052

	As of December 31, 2010
Long-term identifiable assets (1)	$106,148	$7,271	$113,419

(1)	Includes property and equipment.

11. Income Taxes

At December 31, 2010, we had approximately $1.6 million of total gross unrecognized tax benefits. Of this total, $1.2 million (net of federal benefit on state tax issues) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in any future periods.

Included in the balance of gross unrecognized tax benefits at December 31, 2010, was $0.8 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months due to expiration of the statute of limitations.

For the three months ended March 31, 2011, the change in unrecognized tax benefits was a decrease of $0.1 million. The change was due to an expiration of the statute of limitations. Our total gross unrecognized tax benefit at March 31, 2011 was $1.5 million.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We had $0.6 million (net of federal tax benefit) accrued for interest and $0.2 million accrued for penalties at December 31, 2010. The total amount accrued for interest and penalties at March 31, 2011 was $0.7 million.

We are subject to the income tax jurisdictions of the U.S., Canada and Mexico, as well as income tax of multiple state jurisdictions. We believe we are no longer subject to U.S. federal income tax examinations for years before 2006, to international examinations for years before 2006 and, with few exceptions, to state examinations before 2005.

The effective tax rates for the three months ended March 31, 2011 and 2010 were a tax provision of 1.8% and a tax benefit of more than 100%, respectively. The effective tax rate for the current period includes a tax benefit of approximately $0.2 million from a change in the Company’s uncertain tax positions. The company continues to maintain a 100% valuation allowance against the balance of the net deferred tax asset in the current period.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

12. Redeemable Noncontrolling Interest

On March 3, 2011, we redeemed 302 outstanding shares of Series C preferred stock of our subsidiary, CLC, which were held by two shareholders that were not affiliated with us. These shareholders received the maximum aggregate redemption value (which was equivalent to par value) of $1.8 million, plus accrued and unpaid preferred dividends through the redemption date.

13. Common Stock Offering

On February 9, 2011, we sold 2.0 million shares of our common stock in an underwritten public offering, at a gross price of $9.50 per share, and received net proceeds, after underwriting fees and expenses, of approximately $17.5 million. Certain affiliates of Apollo also sold 2.6 million shares in the offering. Pursuant to the offering, we sent irrevocable redemption notices to holders of our 2013 PIK Notes to redeem $17.5 million of these notes at par, plus accrued and unpaid interest. This note redemption was completed on March 11, 2011.

14. Commitments and Contingencies

Environmental Matters

It is our policy to comply with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals. We have obtained independent certification that our management system is in place and functions according to professional standards and we continue to evaluate and continuously improve our Responsible Care® Management System performance.

Our activities involve the handling, transportation and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials or hazardous substances. Historically, our operations involved the generation, storage, discharge and disposal of wastes that may contain hazardous substances, the inventory and use of cleaning materials that may contain hazardous substances and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel, materials containing oil and other hazardous products at our terminals. As such, we and others who operate in our industry are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies as well as foreign governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. Under certain of these laws, we could also be subject to allegations of liability for the activities of our affiliates or independent owner-operators.

We are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other releases of such substances. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and on the road, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, or assure that such liabilities will not result in a material adverse effect on our business, financial condition, operating results or cash flow. We have established reserves for remediation expenses at known contamination sites when it is probable that such efforts will be required of us and the related expenses can be reasonably estimated. We have also incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance for current and planned operations. Such expenditures are generally included in our overall capital and operating budgets and are not accounted for separately. However, we do not anticipate that compliance with existing environmental laws in conducting current and planned operations will have a material adverse effect on our capital expenditures, earnings or competitive position.

Reserves

Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimates of costs for future environmental compliance and remediation may be impacted by such factors as changes in environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown potential remediation sites and the allocation of costs among the potentially responsible parties under the applicable statutes. Our reserves for environmental compliance and remediation are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available. As of March 31, 2011 and December 31, 2010, we had reserves in the amount of $11.2 million and $10.9 million, respectively, for all environmental matters of which the most significant are discussed below.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

The balances presented include both long term and current environmental reserves. We expect the estimated environmental obligations to be paid over the next five years. Additions to the environmental liability reserves are classified in our Consolidated Statements of Operations within the “Selling and administrative” category.

Property Contamination Liabilities

We have been named as (or are alleged to be) a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and similar state laws at approximately 25 sites. At 18 of the 25 sites, we are one of many parties with alleged liability and are negotiating with Federal, State or private parties on the scope of our obligations, if any. At 2 of the 18 sites, we will be participating in the initial studies to determine site remediation objectives. Since our overall liability cannot be estimated at this time, we have set reserves for only the initial remedial investigation phase. At 3 of the 18 sites, we have explicitly denied any liability and since there has been no subsequent demand for payment we have not established a reserve for these matters. We have estimated all future expenditures for these 18 multi-party environmental matters to be paid over the next five years to be in the range of $2.2 million to $3.8 million.

At 7 of the 25 sites, we are the only responsible party and are in the process of conducting investigations and/or remediation projects. Four of these projects relate to operations conducted by our subsidiary, CLC, and its subsidiaries prior to our acquisition of CLC in 1998. These four sites are: (1) Bridgeport, New Jersey; (2) William Dick, Pennsylvania; (3) Tonawanda, New York; and (4) Scary Creek, West Virginia. The remaining three sites relate to investigations and potential remediation that were triggered by the New Jersey Industrial Site Recovery Act (“ISRA”), which requires such investigations and remediation following the sale of industrial facilities. Each of these sites is discussed in more detail below. We have estimated future expenditures over the next five years for these seven properties to be in the range of $9.0 million to $16.7 million.

Bridgeport, New Jersey

QDI is required under the terms of three federal consent decrees to perform remediation at this operating truck terminal and tank wash site. CLC entered into consent orders with the U.S. Environmental Protection Agency (“USEPA”) in May 1991 for the treatment of groundwater and in October 1998 for the removal of contamination in the wetlands. In addition, we recently entered into a third federal consent decree to assess and remediate contaminated soils at the site.

The groundwater treatment remedy negotiated with USEPA calls for a treatment facility for in-place treatment of groundwater contamination and a local discharge. Treatment facility construction was completed in early 2007. After various start-up issues, the treatment facility began initial operations in June 2010. The plant experienced issues with the treatment of vapor phase emissions and the operation was suspended in July 2010. After the engineering re-design process including an effective pilot treatability study, the plant is being modified to address the treatment of the vapor phase emissions. The plant is expected to resume operations in July 2011. Wetlands contamination has been remediated with localized restoration completed. Monitoring of the restored wetlands is continuing until June 2011, when a five year review will be conducted by USEPA. In regard to contaminated soils, USEPA finalized the feasibility study and issued a record of decision in 2009 for the limited areas that show contamination and warrant additional investigation or work. We entered a consent order with USEPA in 2010 to perform the remediation work, which will consist of in-place thermal treatment. This work is currently in the remedial design phase. We have estimated expenditures over the next five years to be in the range of $6.3 million to $8.5 million.

William Dick, Pennsylvania

CLC entered into a consent order with the Pennsylvania Department of Environmental Protection and USEPA in October 1995 obligating it to provide a replacement water supply to area residents, treat contaminated groundwater, and perform remediation of contaminated soils at this former wastewater disposal site. The replacement water supply is complete. We completed construction of a treatment facility with local discharge for groundwater treatment in the fourth quarter of 2007. Plant start-up issues have been resolved and the treatment facility began operations in June 2010. The plant experienced issues with the liquid phase carbon treatment process and the operation was suspended in August 2010. After some modification work, the plant was restarted at the end of 2010 and continues to operate in start-up mode. The agencies approved a contaminated soils remedy, which required both thermal treatment of contaminated soils and treatment of residuals via soil vapor extraction. The remedy expanded to include off-site shipment of contaminated soils. Soil treatment was completed in September 2007. Site sampling has been conducted and the results indicate that the soil clean-up objectives have not been fully achieved. Negotiations are on-going with USEPA over further remedial actions that may be needed at the site. We have estimated expenditures over the next five years to be in the range of $0.9 million to $3.4 million.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

Other Properties

Tonawanda, New York: CLC entered into a consent order with the New York Department of Environmental Conservation on June 22, 1999 obligating it to perform soil and groundwater remediation at this former truck terminal and tank wash site. We have completed a remedial investigation and a feasibility study. The State issued a record of decision in May 2006. The site is currently in remedial design phase.

Scary Creek, West Virginia: CLC received a cleanup notice from the state environmental authority in August 1994. The state and we have agreed that remediation can be conducted under the state’s voluntary clean-up program (instead of the state superfund enforcement program). We are currently completing the originally planned remedial investigation and the additional site investigation work.

ISRA New Jersey Facilities: We are obliged to conduct investigations and remediation at three current or former New Jersey tank wash and terminal sites pursuant to the state’s ISRA, which requires such remediation following the sale of facilities after 1983. These sites are in the process of remedial investigation with projections set in contemplation of limited soil remediation expense for contaminated areas.

We have estimated aggregate future expenditures for Tonawanda, Scary Creek and ISRA to be in the range of $1.8 million to $4.8 million.

15. Guarantor Subsidiaries

At and during the three months ended March 31, 2011, there were outstanding our 9.875% Second-Priority Senior Secured Notes due 2018 (the “2018 Notes”) and our 11.75% Senior Subordinated PIK Notes due 2013 (the “2013 PIK Notes”), which were issued by our subsidiaries, QD LLC and QD Capital. The payment obligations of QD LLC and QD Capital under all of these notes are, or were during the period outstanding, guaranteed by QDI and by all of its domestic subsidiaries other than immaterial subsidiaries as further described below.

The 2018 Notes are our subsidiaries’, QD LLC and QD Capital, senior obligations and are secured by a subordinated, second-priority lien on assets that secure our ABL Facility through a collateral agreement that is separate from the indenture under which these notes were issued. Pursuant to an intercreditor agreement, the liens on the collateral securing the 2018 Notes rank junior in right of payment to the ABL Facility and obligations under certain hedging agreements and cash management obligations and certain other first-lien obligations. Decisions regarding the maintenance and release of the collateral secured by the collateral agreement are made by the lenders under our ABL Facility and neither the indenture trustee nor the holders of the 2018 Notes have control of decisions regarding the release of the collateral. The 2018 Notes are also fully and unconditionally guaranteed on a second-priority senior secured basis, jointly and severally, by QDI, our other subsidiary guarantors, and certain of our future U.S. restricted subsidiaries.

The 2013 PIK Notes are our subsidiaries’, QD LLC and QD Capital, unsecured and senior subordinated obligations and are fully and unconditionally guaranteed on an unsecured and senior subordinated basis, jointly and severally, by QDI, our other subsidiary guarantors, and certain of our future U.S. restricted subsidiaries.

The subsidiary guarantors of all of the notes are all of our direct and indirect domestic subsidiaries other than immaterial subsidiaries. No non-domestic subsidiaries are guarantor subsidiaries. QD Capital has no material assets or operations. QD LLC, all of its subsidiary guarantors and QD Capital are 100% owned by QDI.

QD LLC conducts substantially all of its business through and derives virtually all of its income from its subsidiaries. Therefore, its ability to make required principal and interest payments with respect to its indebtedness depends on the earnings of subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. The subsidiary guarantors are 100% owned subsidiaries of QD LLC.

QDI has no significant restrictions on its ability to receive funds from its subsidiaries. The ABL Facility and the indentures governing our 2018 Notes and our 2013 PIK Notes contain certain limitations on QD LLC’s ability to make distributions to QDI. We do not consider these restrictions to be significant, because QDI is a holding company with no significant operations or assets, other than ownership of 100% of QD LLC’s membership units. QD LLC’s direct and indirect wholly owned subsidiaries are generally permitted to make distributions to QD LLC, which is the principal obligor under the ABL Facility, the 2018 Notes and the 2013 PIK Notes.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

(Unaudited)

We have not presented separate financial statements and other disclosures concerning QD LLC, QD Capital or the subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following condensed consolidating financial information for QDI, QD LLC, QD Capital, which has no assets or operations, non-guarantor subsidiaries and combined guarantor subsidiaries presents:

•

Condensed consolidating balance sheets at March 31, 2011 and December 31, 2010 and condensed consolidating statements of operations for the three month periods ended March 31, 2011 and 2010 and the condensed consolidating statements of cash flows for each of the three month periods ended March 31, 2011 and 2010.

•	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

Consolidating Statements of Operations

Three Months Ended March 31, 2011

Unaudited - (In 000’s)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$124,681	$—	$—	$124,681
Service revenue	—	—	26,604	134	—	26,738
Fuel surcharge	—	—	26,491	—	—	26,491

Total operating revenues	—	—	177,776	134	—	177,910
Operating expenses:
Purchased transportation	—	—	124,722	—	—	124,722
Compensation	—	—	14,883	—	—	14,883
Fuel, supplies and maintenance	—	—	11,777	—	—	11,777
Depreciation and amortization	—	—	3,492	—	—	3,492
Selling and administrative	—	12	5,117	20	—	5,149
Insurance costs	—	—	4,680	5	—	4,685
Taxes and licenses	—	—	447	—	—	447
Communication and utilities	—	—	802	—	—	802
Loss on disposal of property and equipment	—	—	(240)	—	—	(240)

Operating (loss) income	—	(12)	12,096	109	—	12,193
Interest (income) expense, non-related party, net	(14)	7,362	325	(1)	—	7,672
Interest (income) expense, related party, net	—	(7,362)	7,464	(102)	—	—
Write-off of debt issuance costs	—	1,786	—	—	—	1,786
Other expense (income)	—	2	12	(50)	—	(36)

Income (loss) before income taxes	14	(1,800)	4,295	262	—	2,771
Provision for (benefit from) income taxes	—	—	229	(180)	—	49
Equity in earnings of subsidiaries	2,708	4,508	—	—	(7,216)	—

Net income	$2,722	$2,708	$4,066	$442	$(7,216)	$2,722

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

Consolidating Statements of Operations

Three Months Ended March 31, 2010

Unaudited - (In 000’s)

	QDI	QD LLC & QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$118,917	$—	$—	$118,917
Service revenue	—	—	24,753	153	—	24,906
Fuel surcharge	—	—	17,510	—	—	17,510

Total operating revenues	—	—	161,180	153	—	161,333
Operating expenses:
Purchased transportation	—	—	109,824	—	—	109,824
Compensation	—	—	13,892	—	—	13,892
Fuel, supplies and maintenance	—	—	13,368	—	—	13,368
Depreciation and amortization	—	—	4,243	—	—	4,243
Selling and administrative	—	23	4,735	20	—	4,778
Insurance costs	—	—	3,332	5	—	3,337
Taxes and licenses	—	—	596	—	—	596
Communication and utilities	—	—	1,046	—	—	1,046
Loss on disposal of property and equipment	—	—	418	—	—	418
Restructuring costs	—	—	1,147	—	—	1,147

Operating (loss) income	—	(23)	8,579	128	—	8,684
Interest expense (income), non-related party, net	—	8,105	415	(14)	—	8,506
Interest (income) expense, related party, net	—	(8,105)	8,207	(102)	—	—
Other expense (income)	—	—	56	(50)	—	6

(Loss) income before income taxes	—	(23)	(99)	294	—	172
Provision for (benefit from) income taxes	—	—	73	(699)	—	(626)
Equity in earnings of subsidiaries	798	821	—	—	(1,619)	—

Net income (loss)	$798	$798	$(172)	$993	$(1,619)	$798

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

Consolidating Balance Sheet

March 31, 2011

Unaudited - (In 000’s)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$2,446	$292	$—	$2,738
Accounts receivable, net	—	—	92,133	52	—	92,185
Prepaid expenses	—	188	8,794	11	—	8,993
Deferred tax asset	—	—	4,127	—	—	4,127
Other	(150)	—	4,830	(13)	—	4,667

Total current assets	(150)	188	112,330	342	—	112,710
Property and equipment, net	—	—	111,115	—	—	111,115
Goodwill	—	—	27,023	—	—	27,023
Intangibles, net	—	—	16,576	—	—	16,576
Investment in subsidiaries	(153,070)	356,313	18,967	—	(222,210)	—
Other assets	—	8,581	5,428	—	—	14,009

Total assets	$(153,220)	$365,082	$291,439	$342	$(222,210)	$281,433

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Current maturities of indebtedness	$—	$—	$3,398	$—	$—	$3,398
Current maturities of capital lease obligations	—	—	5,219	—	—	5,219
Accounts payable	—	—	7,953	(8)	—	7,945
Intercompany	(27,808)	231,594	(178,265)	(6,555)	(18,966)	—
Affiliates and independent owner-operators payable	—	—	13,946	—	—	13,946
Accrued expenses	—	9,237	18,572	10	—	27,819
Environmental liabilities	—	—	4,082	—	—	4,082
Accrued loss and damage claims	—	—	9,416	—	—	9,416

Total current liabilities	(27,808)	240,831	(115,679)	(6,553)	(18,966)	71,825
Long-term indebtedness, less current maturities	—	277,321	6,665	—	—	283,986
Capital lease obligations, less current maturities	—	—	6,525	—	—	6,525
Environmental liabilities	—	—	7,085	—	—	7,085
Accrued loss and damage claims	—	—	10,790	—	—	10,790
Other non-current liabilities	(1,007)	—	26,595	39	—	25,627

Total liabilities	(28,815)	518,152	(58,019)	(6,514)	(18,966)	405,838
Shareholders’ equity (deficit):
Common Stock	390,272	354,963	390,760	4,833	(750,556)	390,272
Treasury stock	(1,593)	—	—	—	—	(1,593)
Accumulated (deficit) retained earnings	(299,252)	(294,674)	(16,959)	3,187	308,446	(299,252)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(25,926)	(25,453)	(24,343)	(1,109)	50,905	(25,926)
Stock purchase warrants	1,683	1,683	—	—	(1,683)	1,683

Total shareholders’ (deficit) equity	(124,405)	(153,070)	349,458	6,856	(203,244)	(124,405)

Total liabilities and shareholders’ (deficit) equity	$(153,220)	$365,082	$291,439	$342	$(222,210)	$281,433

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

Consolidating Balance Sheet

December 31, 2010

Unaudited - (In 000’s)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$1,174	$579	$—	$1,753
Accounts receivable, net	—	—	80,791	104	—	80,895
Prepaid expenses	—	231	6,664	16	—	6,911
Deferred tax asset, net	—	—	3,848	—	—	3,848
Other	(192)	—	5,134	(51)	—	4,891

Total current assets	(192)	231	97,611	648	—	98,298
Property and equipment, net	—	—	113,419	—	—	113,419
Goodwill	—	—	27,023	—	—	27,023
Intangibles, net	—	—	16,924	—	—	16,924
Investment in subsidiaries	(156,047)	451,537	18,967	—	(314,457)	—
Other assets	—	9,110	6,561	—	—	15,671

Total assets	$(156,239)	$460,878	$280,505	$648	$(314,457)	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Current maturities of indebtedness	$—	$—	$3,991	$—	$—	$3,991
Current maturities of capital lease obligations	—	—	4,572	—	—	4,572
Accounts payable	—	—	7,204	(4)	—	7,200
Intercompany	(8,853)	319,693	(285,803)	(6,070)	(18,967)	—
Affiliates and independent owner-operators payable	—	—	11,059	—	—	11,059
Accrued expenses	—	4,077	20,253	33	—	24,363
Environmental liabilities	—	—	3,687	—	—	3,687
Accrued loss and damage claims	—	—	8,471	—	—	8,471

Total current liabilities	(8,853)	323,770	(226,566)	(6,041)	(18,967)	63,343
Long-term indebtedness, less current maturities	—	293,155	7,336	—	—	300,491
Capital lease obligations, less current maturities	—	—	8,278	—	—	8,278
Environmental liabilities	—	—	7,255	—	—	7,255
Accrued loss and damage claims	—	—	10,454	—	—	10,454
Other non-current liabilities	(1,007)	—	26,841	226	—	26,060

Total liabilities	(9,860)	616,925	(166,402)	(5,815)	(18,967)	415,881
Redeemable noncontrolling interest in subsidiary	—	—	1,833	—	—	1,833
Shareholders’ (deficit) equity:
Common Stock	371,288	354,963	490,761	4,833	(850,557)	371,288
Treasury stock	(1,593)	—	—	—	—	(1,593)
Accumulated (deficit) retained earnings	(301,974)	(297,382)	(21,025)	2,745	315,662	(301,974)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(26,194)	(25,722)	(24,662)	(1,060)	51,444	(26,194)
Stock purchase warrants	1,683	1,683	—	—	(1,683)	1,683

Total shareholders’ (deficit) equity	(146,379)	(156,047)	445,074	6,463	(295,490)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ (deficit) equity	$(156,239)	$460,878	$280,505	$648	$(314,457)	$271,335

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2011

Unaudited - (In 000’s)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$2,722	$2,708	$4,066	$442	$(7,216)	$2,722
Adjustments for non-cash charges	(1,984)	(9,257)	11,082	(102)	7,216	6,955
Net changes in assets and liabilities	(42)	5,732	(10,418)	715	—	(4,013)
Intercompany activity	(696)	817	1,221	(1,342)	—	—

Net cash provided by (used in) operating activities	—	—	5,951	(287)	—	5,664

Cash flows from investing activities:
Capital expenditures	—	—	(3,195)	—	—	(3,195)
Proceeds from sales of property and equipment	—	—	2,860	—	—	2,860

Net cash used in investing activities	—	—	(335)	—	—	(335)

Cash flows from financing activities:
Principal payments on long-term debt and capital lease obligations	—	(27,578)	(2,369)	—	—	(29,947)
Proceeds from revolver	—	43,300	—	—	—	43,300
Payments on revolver	—	(33,300)	—	—	—	(33,300)
Deferred financing costs	—	(341)	—	—	—	(341)
Redemption of noncontrolling interest	—	—	(1,833)	—	—	(1,833)
Proceeds from equity offering, net of transaction costs	17,623	—	—	—	—	17,623
Proceeds from exercise of stock options	637	—	—	—	—	637
Other	—	—	(482)	—	—	(482)
Intercompany activity	(18,260)	17,919	341	—	—	—

Net cash used in financing activities	—	—	(4,343)	—	—	(4,343)
Effect of exchange rate changes on cash	—	—	(1)	—	—	(1)

Net increase (decrease) in cash and cash equivalents	—	—	1,272	(287)	—	985
Cash and cash equivalents, beginning of period	—	—	1,174	579	—	1,753

Cash and cash equivalents, end of period	$—	$—	$2,446	$292	$—	$2,738

Quality Distribution, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For Three Months Ended March 31, 2011 and 2010

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2010

Unaudited - (In 000’s)

	QDI	QD LLC and QD Capital	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$798	$798	$(172)	$993	$(1,619)	$798
Adjustments for non-cash charges	(798)	(7,071)	13,489	(102)	1,619	7,137
Net changes in assets and liabilities	(1)	3,731	(16,564)	745	—	(12,089)
Intercompany activity	1	2,542	(1,084)	(1,459)	—	—

Net cash (used in) provided by operating activities	—	—	(4,331)	177	—	(4,154)

Cash flows from investing activities:
Capital expenditures	—	—	(4,622)	—	—	(4,622)
Proceeds from sales of property and equipment	—	—	1,393	—	—	1,393

Net cash used in investing activities	—	—	(3,229)	—	—	(3,229)

Cash flows from financing activities:
Principal payments on long-term debt and capital lease obligations	—	—	(2,738)	—	—	(2,738)
Proceeds from revolver	—	14,600	—	—	—	14,600
Payments on revolver	—	(8,600)	—	—	—	(8,600)
Other	—	(36)	1,195	—	—	1,159
Intercompany activity	—	(5,964)	5,964	—	—	—

Net cash provided by financing activities	—	—	4,421	—	—	4,421
Effect of exchange rate changes on cash	—	—	4	—	—	4

Net (decrease) increase in cash and cash equivalents	—	—	(3,135)	177	—	(2,958)
Cash and cash equivalents, beginning of period	—	—	3,531	2,102	—	5,633

Cash and cash equivalents, end of period	$—	$—	$396	$2,279	$—	$2,675

Quality Distribution, LLC

QD Capital Corporation

Offer to Exchange

All Outstanding $225,000,000 Principal Amount of

9.875% Second-Priority Senior Secured Notes due 2018

For

9.875% Second-Priority Senior Secured Notes due 2018

Which Have Been Registered Under the Securities Act of 1933

PROSPECTUS

June 24, 2011

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.